PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-144409

United States 12 Month Natural Gas Fund, LP

28,900,000 Units

United States 12 Month Natural Gas Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. United States 12 Month Natural Gas Fund, LP is referred to as US12NG throughout this document. The investment objective of US12NG is for the daily changes in percentage terms of its units’ net asset value to reflect the daily changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the New York Mercantile Exchange, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12NG’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted.

This is a best efforts offering. US12NG will continuously offer creation baskets consisting of 100,000 units to authorized purchasers through ALPS Distributors, Inc., which is the marketing agent. Authorized purchasers will pay a transaction fee of $1,000 for each order to create one or more baskets. There are no arrangements to place funds in an escrow, trust, or similar account. This will be a continuous offering and will not terminate until all of the registered units have been sold. Our units are listed on the NYSE Arca under the symbol “UNL”.

•	Authorized purchasers may purchase creation baskets of 100,000 units. The per unit price of units on a particular day will be the total net asset value of US12NG calculated shortly after the close of the NYSE Arca on that day divided by the number of issued and outstanding units.
•	Authorized purchasers are the only persons that may place orders to create and redeem baskets. An authorized purchaser is under no obligation to create or redeem baskets, and an authorized purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the net asset value of US12NG at the time the authorized purchaser purchased the creation basket and the net asset value at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the natural gas futures contract market and the market for other natural gas-related investments. The prices of units offered by authorized purchasers are expected to fall between US12NG’s net asset value and the trading price of the units on the NYSE Arca at the time of sale. The difference between the price paid by authorized purchasers as underwriters and the price paid to such authorized purchasers by investors will be deemed underwriting compensation. Units initially comprising the same basket but offered by authorized purchasers to the public at different times may have different offering prices. Units trade in the secondary market on the NYSE Arca. Units may trade in the secondary market at prices that are lower or higher relative to their net asset value per unit. The amount of the discount or premium in the trading price relative to the net asset value per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the natural gas futures contract market and the market for other natural gas-related investments. Authorized purchasers will not be required to sell any specific number or dollar amount of units.

US12NG is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

Some of the risks of investing in US12NG include:

•	Investing in natural gas interests subjects US12NG to the risks of the natural gas industry which could result in large fluctuations in the price of US12NG’s units.
•	If certain correlations do not exist, then investors may not be able to use US12NG as a cost-effective way to invest indirectly in natural gas or as a hedge against the risk of loss in natural gas-related transactions.
•	US12NG does not expect to make cash distributions.
•	US12NG and its general partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.
•	US12NG has a limited operating history so there is not a significant performance history to serve as a basis for you to evaluate an investment in US12NG.

Investing in US12NG involves other significant risks. See “What Are the Risk Factors Involved with an Investment in US12NG?” beginning on page 13.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS IT PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

	Per Unit	Per Basket
Price of the units*	$43.65	$4,365,000

*	Based on US12NG’s closing net asset value on June 9, 2010. The price may vary based on net asset value on a particular day.

The date of this prospectus is June 10, 2010.

COMMODITY FUTURES TRADING COMMISSION

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL BEGINNING ON PAGE 97 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, ON PAGE 7.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING ON PAGE 13.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

i

Until July 7, (25 days after the date of this prospectus), all dealers effecting transactions in the offered units, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

This is only a summary of the prospectus and, while it contains material information about US12NG and its units, it does not contain or summarize all of the information about US12NG and the units contained in this prospectus that is material and/or which may be important to you. You should read this entire prospectus, including “What Are the Risk Factors Involved with an Investment in US12NG?” beginning on page 13, before making an investment decision about the units.

Overview of US12NG

United States 12 Month Natural Gas Fund, LP, a Delaware limited partnership (“US12NG” or “Us” or “We”), is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. US12NG was organized as a limited partnership under Delaware law on June 27, 2007. US12NG is operated pursuant to the Amended and Restated Agreement of Limited Partnership dated October 30, 2009 (“LP Agreement”), which is included as Appendix B. It is managed and controlled by its general partner, United States Commodity Funds LLC (“General Partner”). The General Partner is a single member limited liability company formed in Delaware on May 10, 2005, that is registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). Prior to June 13, 2008, the General Partner’s name was Victoria Bay Asset Management, LLC. US12NG pays the General Partner a management fee of 0.75% of NAV on its average net assets.

The net assets of US12NG consist primarily of investments in futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels that are traded on the New York Mercantile Exchange (the “NYMEX”), ICE Futures (formerly, the International Petroleum Exchange) or other U.S. and foreign exchanges (collectively, “Futures Contracts”) and other natural gas-related investments such as cash-settled options on Futures Contracts, forward contracts for natural gas, cleared swap contracts, and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Natural Gas-Related Investments”). For convenience and unless otherwise specified, Futures Contracts and Other Natural Gas-Related Investments collectively are referred to as “Natural Gas Interests” in this prospectus. The General Partner is authorized by US12NG in its sole judgment to employ, establish the terms of employment for, and terminate commodity trading advisors or other futures commission merchants.

US12NG invests in Natural Gas Interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Futures Contracts and Other Natural Gas-Related Investments. The primary focus of the General Partner is the investment in Futures Contracts and the management of investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and/or cash equivalents for margining purposes and as collateral.

The investment objective of US12NG is for the daily changes in percentage terms of its units’ net asset value (“NAV”) to reflect the daily changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the NYMEX (the “Benchmark Futures Contracts”), consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12NG’s expenses. When calculating the daily movement of the average price of the 12 contracts, each contract month will be equally weighted. It is not the intent of US12NG to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of natural gas or any particular futures contract based on natural gas.

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. For example, in cases in which the near month contract’s price is higher than the price of contracts that expire later in time (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the near month contract would tend to rise as it approaches expiration. Conversely, in cases in which the near month contract’s price is lower than the price of contracts that expire later in time (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the near month contract would tend to decline as it approaches expiration. The total return of a portfolio that owned the near month contract and “rolled” forward each month by selling the near month contract as it approached expiration and purchasing the next month to expire would be positively impacted by a backwardation market, and negatively impacted by a contango market. Depending on the exact price relationship of the different month’s prices, portfolio expenses, and the overall movement of natural gas prices, the impact of backwardation and contango could have a major impact on the total return of such a portfolio over time. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation and the negative effect of contango compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However there can be no assurance that such historical relationships would provide the same or similar results in the future.

It is not the intent of US12NG to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of natural gas or any particular futures contract or contracts based on natural gas. US12NG will invest in interests other than the Benchmark Futures Contract to comply with accountability levels and position limits. For a detailed discussion of accountability levels and position limits, see “What are Futures Contracts?”

As a specific benchmark, the General Partner endeavors to place US12NG’s trades in Futures Contracts and Other Natural Gas-Related Investments and otherwise manage US12NG’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily change in US12NG’s NAV for any period of 30 successive valuation days, i.e., any NYSE Arca trading day as of which US12NG calculates its NAV, and
•	B is the average daily change in the average of the prices of the Benchmark Futures Contracts over the same period.

An investment in the units is intended to allow both retail and institutional investors to easily gain exposure to the natural gas market in a cost-effective manner. The units are also expected to provide additional means for diversifying an investor’s investments or hedging exposure to changes in natural gas prices.

The composition of the Benchmark Futures Contracts is changed or “rolled” by selling the near month contract during one day and buying the contract which at that time is the thirteenth month contract. For example, the Benchmark Futures Contracts on June 1 of any given year would include the near month contract that would expire in July, and the next eleven contract months, which would be August of the current year through June of the following year, for a total of 12 months. When the July contract is within two weeks of expiration, the Benchmark would no longer make use of the July contract of the current year and would instead add the July contract of the next year. The Benchmark Futures Contracts would remain 12 consecutive contract months but they would now consist of the August contract of the current year through the July contract of the next year.

The General Partner believes that market arbitrage opportunities will cause US12NG’s unit price on the NYSE Arca to closely track US12NG’s NAV per unit. The General Partner further believes that the prices of the Benchmark Futures Contracts have historically closely tracked the spot prices of natural gas. The General Partner believes that the net effect of these two expected relationships and the expected relationship described above between US12NG’s NAV and the Benchmark Futures Contracts, will be that changes in the price of US12NG’s units on the NYSE Arca will closely track, in percentage terms, the changes in the spot price of natural gas, less US12NG’s expenses.

The General Partner employs a “neutral” investment strategy intended to track the changes in the price of the Benchmark Futures Contracts regardless of whether these prices go up or go down. US12NG’s “neutral” investment strategy is designed to permit investors generally to purchase and sell US12NG’s units for the purpose of investing indirectly in natural gas in a cost-effective manner, and/or to permit participants in the natural gas markets or other industries to hedge the risk of losses in their natural gas-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in natural gas and/or the risks involved in hedging may exist. In addition, an investment in US12NG involves the risk that the changes in the price of US12NG’s units will not accurately track the changes in the average of the prices of the Benchmark Futures Contracts. For example, US12NG also invests in Treasuries, cash and/or cash equivalents to be used to meet its current or potential margin or collateral requirements with respect to its investments in Futures Contracts and Other Natural Gas-Related Investments. US12NG does not expect there to be any meaningful correlation between the performance of its investments in Treasuries/cash/cash equivalents and the changes in the price of natural gas. While the level of interest earned on or the market price of these investments may in some respect correlate to changes in the price of natural gas, this correlation is not anticipated as part of US12NG’s efforts to meet its objectives. This and certain risk factors discussed in this prospectus may cause a lack of correlation between the changes in US12NG’s NAV and the changes in the price of natural gas.

US12NG creates and redeems units only in blocks of 100,000 units called Creation Baskets and Redemption Baskets, respectively. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. It is expected that baskets will be created when there is sufficient demand for units that the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the NYSE Arca, to the public at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the NAV of US12NG at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contracts market and the market for Other Natural Gas-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between US12NG’s NAV and the trading price of the units on the NYSE Arca at the time of sale. Similarly, it is expected that baskets will be redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day are expected to effect such transactions in the secondary market, on the NYSE Arca, at the market price per unit, rather than in connection with the creation or redemption of baskets.

The minimum number of Creation Baskets that must be sold is one. All proceeds from the sale of Creation Baskets will be invested as quickly as possible in the investments described in this prospectus. There will be no escrow or similar holding of funds that has a time period or other condition. Investments are held through US12NG’s custodian, Brown Brothers Harriman & Co. (“Custodian”) or through accounts with US12NG’s commodity futures brokers. There is no stated maximum time period for US12NG’s operations and the fund will continue until all units are redeemed or the fund is liquidated pursuant to the terms of the LP Agreement.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, accountability levels and position limits on certain of the Futures Contracts in which US12NG intends to invest may practically limit the maximum amount of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to US12NG at that time will not enable it to meet its stated investment objective. In this regard, the General Partner also manages the United States Natural Gas Fund, LP (“USNG”) that currently invests in near-month and next month to expire futures contracts for natural gas primarily traded on the NYMEX. Any futures contracts held by USNG will be aggregated with the ones held by US12NG in determining NYMEX accountability levels and position limits.

Units may also be purchased and sold by individuals and entities that are not Authorized Purchasers in smaller increments than Creation Baskets on the NYSE Arca. However, these transactions are effected at bid and ask prices established by specialist firm(s). Like any listed security, units of US12NG can be purchased and sold at any time a secondary market is open.

In managing US12NG’s assets, the General Partner does not intend to use a technical trading system that issues buy and sell orders. The General Partner intends instead to employ quantitative methodologies whereby each time one or more baskets are purchased or redeemed, the General Partner purchases or sells Futures Contracts and Other Natural Gas-Related Investments with an aggregate market value that approximates the amount of Treasuries and/or cash received or paid upon the purchase or redemption of the basket(s).

Note to Secondary Market Investors:  The units can be directly purchased from or redeemed by US12NG only in Creation Baskets or Redemption Baskets, respectively, and only by Authorized Purchasers. Each Creation Basket and Redemption Basket consists of 100,000 units and may be worth millions of dollars. Individual investors, therefore, are not able to directly purchase units from or redeem units with US12NG. Some of the information contained in this prospectus, including information about buying and redeeming units directly from and to US12NG is only relevant to Authorized Purchasers. Units are also listed and traded on the NYSE Arca under the ticker symbol “UNL”and may be purchased and sold as individual units. Individuals interested in purchasing units in the secondary market should contact their broker. Units purchased or sold through a broker may be subject to commissions.

Except when aggregated in Redemption Baskets, units are not redeemable securities. There is no guarantee that units will trade at or near the per-unit NAV.

The Units

The units are registered under the Securities Act of 1933 (“1933 Act”) and the Securities Exchange Act of 1934 (“Exchange Act”) and do not provide dividend rights or conversion rights and there are not sinking funds. The units may only be redeemed when aggregated in Redemption Baskets as discussed under “Creation and Redemption of Units” and limited partners have limited voting rights as discussed under “Who is the General Partner?” Cumulative voting is neither permitted nor required and there are no preemptive rights. As discussed in the LP Agreement, upon liquidation of US12NG, its assets will be distributed pro rata to limited partners based upon the number of units held. Each limited partner will receive its share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from partner to partner, as the General Partner in its sole discretion may decide.

This is a continuous offering under Rule 415 of the 1933 Act and will terminate when all of the registered units have been sold. It is anticipated that when all registered units have been sold pursuant to this registration statement, additional units will be registered in subsequent registration statements. As discussed above, the minimum purchase requirement for Authorized Purchasers is a Creation Basket, which will consist of 100,000 units. Under the plan of distribution, US12NG does not require a minimum purchase amount for investors who purchase units from Authorized Purchasers. There are no arrangements to place funds in an escrow, trust, or similar account.

US12NG’s Investments in Natural Gas Interests

A brief description of the principal types of Natural Gas Interests in which US12NG may invest is set forth below.

•	A futures contract is a standardized contract traded on a futures exchange that calls for the future delivery of a specified quantity of a commodity at a specified time and place. Some futures exchanges also list similar contracts that are financially settled but are based on a percentage of the standard size contracts. In the commodity futures market, a series of consecutive monthly contracts traded together, or whose returns are calculated together, is commonly referred to as a “strip” (some examples would be a “six month strip”, a “twelve month strip”, or, if all twelve months fell in the same year, a “calendar strip”).
•	A forward contract is a supply contract between principals, not traded on an exchange, to buy or sell a specified quantity of a commodity at or before a specified date at a specified price.

•	A spot contract is a cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement. Spot contracts are not uniform and are not exchange-traded.
•	An option on a futures contract, forward contract or a commodity on the spot market gives the buyer of the option the right, but not the obligation, to buy or sell a futures contract, forward contract or a commodity as applicable, at a specified price on or before a specified date. Options on futures contracts are standardized contracts traded on an exchange, while options on forward contracts and commodities on the spot market, referred to collectively in this prospectus as over-the-counter options, generally are individually negotiated, principal-to-principal contracts not traded on an exchange.
•	Over-the-counter contracts (such as swap contracts) generally involve an exchange of a stream of payments between the contracting parties. Over-the-counter contracts generally are not uniform and not exchange-traded.

A more detailed description of Natural Gas Interests and other aspects of the natural gas and natural gas interest markets can be found later in this prospectus.

As noted, US12NG expects to invest primarily in Futures Contracts, including those traded on the New York Mercantile Exchange. US12NG expressly disclaims any association with such Exchange or endorsement of US12NG by such Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Principal Investment Risks of an Investment in US12NG

An investment in US12NG involves a degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 13.

•	Unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, US12NG generally does not expect to distribute cash to limited partners or other unitholders. You should not invest in US12NG if you will need cash distributions from US12NG to pay taxes on your share of income and gains of US12NG, if any, or for any other reason.
•	There is the risk that the changes in the price of US12NG’s units on the NYSE Arca will not closely track the changes in the spot price of natural gas. This could happen if the price of units traded on the NYSE Arca does not correlate closely with US12NG’s NAV; the changes in US12NG’s NAV do not closely correlate with the changes in the average of the prices of the Benchmark Futures Contracts; or the changes in the average of the prices of the Benchmark Futures Contracts do not closely correlate with the changes in the cash or spot price of natural gas. This is a risk because if these correlations do not exist, then investors may not be able to use US12NG as a cost-effective way to invest indirectly in natural gas or as a hedge against the risk of loss in natural gas-related transactions.
•	US12NG seeks to have the changes in its units’ NAV in percentage terms track changes in the Benchmark Futures Contracts in percentage terms rather than profit from speculative trading of Natural Gas Interests. The General Partner will therefore endeavor to manage US12NG’s positions in Natural Gas Interests so that US12NG’s assets are, unlike those of other commodity pools, not leveraged (i.e., so that the aggregate value of US12NG’s unrealized losses from its investments in such Natural Gas Interests at any time will not exceed the value of US12NG’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits US12NG to become leveraged, you could lose all or substantially all of your investment if US12NG’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.

•	As described above the Benchmark Futures Contracts consist of the near month contract to expire and the contracts for the following eleven months, except during the last two weeks of the current month when the near month contract is sold and replaced by the futures contract for the thirteenth month following the current month. The price relationship among these contracts will vary and may impact both the total return over time of US12NG’s NAV, as well as the degree to which its total return tracks other natural gas price indices’ total returns. In cases in which the near month contract’s price is lower than the twelfth month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the near month contract would tend to decline as it approaches expiration. In cases in which the near month contract’s price is higher than the twelfth month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the near month contract would tend to rise as it approaches expiration. A portfolio, such as US12NG’s, that consists of twelve different monthly contracts that roll just one month as described above, will be impacted differently by contango and backwardation than a portfolio that consists of just the near month contract that rolls each month to the next month contract.
•	Investors may choose to use US12NG as a means of investing indirectly in natural gas and there are risks involved in such investments. The risks and hazards that are inherent in the natural gas industry may cause the price of natural gas to widely fluctuate. The exploration for, and production of, natural gas is an uncertain process with many risks. The cost of drilling, completing and operating wells for natural gas is often uncertain, and a number of factors can delay or prevent drilling operations or production.
•	Investors, including those who directly participate in the natural gas market, may choose to use US12NG as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement.
•	US12NG expects to invest primarily in Futures Contracts that are traded in the United States. However, a portion of US12NG’s trades may take place in markets and on exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes US12NG to credit risk. Trading in non-U.S. markets also leaves US12NG susceptible to fluctuations in the value of the local currency against the U.S. dollar.
•	US12NG may also invest in Other Natural Gas-Related Investments, many of which are negotiated contracts that are not as liquid as Futures Contracts and expose US12NG to credit risk that its counterparty may not be able to satisfy its obligations to US12NG.
•	US12NG will pay fees and expenses that are incurred regardless of whether it is profitable.
•	You will have no rights to participate in the management of US12NG and will have to rely on the duties and judgment of the General Partner to manage US12NG.
•	The structure and operation of US12NG may involve conflicts of interest. For example, a conflict may arise because the General Partner and its principals and affiliates may trade for themselves. In addition, the General Partner has sole current authority to manage the investments and operations, which may create a conflict with the unitholders’ best interests. The General Partner may also have a conflict to the extent that its trading decisions may be influenced by the effect they would have on United States Oil Fund, LP (“USOF”), the United States Natural Gas Fund, LP (“USNG”), the United States 12 Month Oil Fund, LP (“US12OF”), the United States Gasoline Fund, LP (“UGA”), the United States Heating Oil Fund, LP (“USHO”) or the United States Short Oil Fund, LP (“USSO”), the other commodity pools that it manages, or any other commodity pool the General Partner may form and manage in the future. USOF, USNG, US12OF, UGA, USHO and USSO are referred to herein as the “Related Public Funds.”

•	Regulation of the commodity interest and energy markets is extensive and constantly changing. Currently, a number of proposals that would alter the regulation of Natural Gas Interests are being considered by federal regulators and Congress. These proposals include the imposition of fixed position limits on energy-based commodity futures contracts, extension of position and accountability limits to futures contracts on non-U.S. exchanges previously exempt from such limits, and the forced use of clearinghouse mechanisms for all over-the-counter transactions. Certain proposals would aggregate and limit all positions in energy futures held by a single entity, whether such positions exist on U.S. futures exchanges, non-U.S. futures exchanges, or in over-the-counter contracts. While it cannot be predicted at this time what reforms will eventually be made or how they will impact US12NG, if any of the aforementioned proposals are implemented, US12NG’s ability to meet its investment objective may be negatively impacted and investors could be adversely affected.
•	US12NG has a limited operating history. Therefore, you do not have the benefit of reviewing significant past performance of US12NG as a basis for you to evaluate an investment in US12NG.

For additional risks, see “What Are the Risk Factors Involved with an Investment in US12NG?”

Principal Offices of US12NG and the General Partner

US12NG’s principal office is located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The telephone number is 510.522.9600. The General Partner’s principal office is also located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

Financial Condition of US12NG

US12NG’s NAV is calculated shortly after the close of the core trading session on the NYSE Arca.

Defined Terms

For a glossary of defined terms, see Appendix A.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical investment in a single unit to equal the amount invested twelve months after the investment was made. For purposes of this breakeven analysis, we have assumed the initial selling price per unit of $42.64 which equals the net asset value per unit on May 18, 2010. This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per unit	$42.64
Management Fee (0.75%)(1)	$0.32
Creation Basket Fee(2)	$(0.01)
Estimated Brokerage Fee (0.07%)(3)	$0.04
Interest Income (0.13%)(4)	$(0.06)
Registration Fees(5)	$0.18
NYMEX Licensing Fee(6)	$0.01
Independent Directors and Officers’ Fees(7)	$0.01
Fees and expenses associated with tax accounting and reporting(8)	$0.18
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$0.67
Percentage of initial selling price per unit	1.57%

(1)	US12NG is contractually obligated to pay the General Partner a management fee based on daily net assets and paid monthly of 0.75% per annum on average net assets.
(2)	Authorized Purchasers are required to pay a Creation Basket fee of $1,000 for each order they place to create or redeem one or more baskets. An order must be at least one basket, which is 100,000 units. This breakeven analysis assumes a hypothetical investment in a single unit so the Creation Basket fee is $.01 (1,000/100,000).

(3)	This amount is based on the actual brokerage fees for US12NG calculated on an annual basis.
(4)	US12NG will earn interest on funds it will deposit with the futures commission merchant and the Custodian and it estimates that the interest rate will be 0.13% based on the current interest rate on three-month Treasury Bills as of May 7, 2010. The actual rate may vary.
(5)	The fee to register 30,000,000 units with the SEC and the Financial Industry Regulatory Authority (“FINRA”) is $157,945 (the SEC’s fee is $82,445 and FINRA’s fee is $75,500). The number in the break-even table assumes US12NG has $38.4 million in assets which is the approximate amount of assets as of May 18, 2010.
(6)	Assuming the aggregate assets of US12NG and the Related Public Funds are $1,000,000,000 or more, the NYMEX licensing fee is 0.02%. For more information see “Fees of US12NG.”
(7)	The foregoing assumes that the assets of US12NG are aggregated with those of the Related Public Funds, that the aggregate fees to be paid to the independent directors in 2009 was $433,046, that the allocable portion of the fees borne by US12NG equals $125, and that US12NG has $38.4 million in assets which is the approximate amount of assets as of May 18, 2010.
(8)	US12NG assumed the aggregate costs attributable to tax accounting and reporting for 2009 was $164,000. This estimate is based on the experience of the General Partner in its management of similar funds. The number in the break-even table assumes US12NG has has $38.4 million in assets which is the approximate amount of assets as of May 18, 2010.

The Offering

Offering
US12NG is offering Creation Baskets consisting of 100,000 units through ALPS Distributors, Inc. (“Marketing Agent”) as marketing agent to Authorized Purchasers. Authorized Purchasers may purchase Creation Baskets consisting of 100,000 units at US12NG’s NAV.
Use of Proceeds:
The General Partner applies substantially all of US12NG’s assets toward trading in Futures Contracts and Other Natural Gas-Related Investments and investing in Treasuries, cash and/or cash equivalents. The General Partner deposits a portion of US12NG’s net assets with the futures commission merchant, UBS Securities LLC, or other custodian to be used to meet its current or potential margin or collateral requirements in connection with its investment in Futures Contracts and other Natural Gas-Related Investments. US12NG uses only Treasuries, cash and/or cash equivalents to satisfy these requirements. The General Partner expects that all entities that will hold or trade US12NG’s assets will be based in the United States and will be subject to United States regulations. The General Partner believes that 5% to 10% of US12NG’s assets have normally been committed as margin for Futures Contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The remaining portion of US12NG’s assets, which are the vast majority, are held in Treasuries, cash and/or cash equivalents by its custodian, Brown Brothers Harriman & Co. (“Custodian”) or posted as collateral to support US12NG’s investments in Natural Gas Interests. All interest income earned on these investments is retained for US12NG’s benefit.
NYSE Arca Symbol:
“UNL”
Creation and Redemption:
Authorized Purchasers pay a $1,000 fee for each order to create or redeem one or more Creation Baskets or Redemption Baskets. Authorized Purchasers are not required to sell any specific number or dollar amount of units. The per unit price of units offered in Creation Baskets on any day after the effective date of the registration statement relating to this prospectus is the per-unit NAV of US12NG calculated shortly after the close of the core trading session of the NYSE Arca on that day divided by the number of issued and outstanding units.
Withdrawal:
As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances:
(i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or
(ii) the limited partner’s ownership of units would result in the violation of any law or regulation applicable to the partnership or a partner.
Registration Clearance and Settlement:
Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Custodian with the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC Participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.
The administrator, Brown Brothers Harriman & Co. (“Administrator”) has been appointed registrar and transfer agent for the purpose of registering and transferring units. The General Partner will recognize transfer of units only if such transfer is done in accordance with the LP Agreement, including the delivery of a transfer application.
Net Asset Value:
The NAV is calculated by taking the current market value of US12NG’s total assets and subtracting any liabilities. Under US12NG’s current operational procedures, the Administrator calculates the NAV of US12NG once each NYSE Arca trading day. The NAV for a particular trading day is released after 4:00 p.m. New York time. Trading during the core trading session of the NYSE Arca typically closes at 4:00 p.m. New York time. The Administrator uses the NYMEX closing price (determined at the earlier of the close of the NYMEX or 2:30 p.m. New York time) for the contracts held on the NYMEX, but calculates or determines the value of all other US12NG investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time. The NYSE Arca currently calculates an approximate net asset value every 15 seconds throughout each day US12NG’s units are traded on the NYSE Arca for as long as the NYMEX’s main pricing mechanism is open.
Fund Expenses:
US12NG is contractually obligated to pay the General Partner a management fee of 0.75% of NAV on its average net assets. Since inception through April 30, 2010 the General Partner has been charging US12NG a management fee at a reduced rate of 0.60% per annum of average daily net assets. Effective May 1, 2010, the General Partner resumed charging its standard rate of 0.75% per annum of average daily net assets. The difference of 0.15% per annum of average daily net assets since inception through April 30, 2010 has been waived by the General Partner and will not be recouped from US12NG. Brokerage fees for Treasuries, Futures Contracts, and Other Natural Gas-Related Investments were 0.07% of average net assets on an annualized basis through April 30, 2010 and are paid to unaffiliated brokers. US12NG also pays any licensing fees for the use of intellectual property. Registration fees paid to the SEC, the Financial Industry Regulatory Authority (“FINRA”), or other regulatory agency in connection with the initial offers and sales of the units and the legal, printing, accounting and other expenses associated with such registrations are paid by the General Partner, but the fees and expenses associated with subsequent SEC registrations of units will be borne by US12NG. The licensing fee paid to the NYMEX is 0.04% of NAV for the first $1,000,000,000 of assets and 0.02% of NAV after the first $1,000,000,000 of assets. The assets of US12NG are aggregated with those of other funds formed or to be formed by the General Partner for the purpose of calculating the NYMEX licensing fee. US12NG also is responsible for the fees and expenses, which may include directors and officers liability insurance, of the independent directors of the General Partner in connection with their activities with respect to US12NG. These director fees and expenses may be shared with other funds managed by the General Partner. These fees and expenses were $433,046 in 2009, and US12NG’s portion was $125, though this amount may change in future years. The General Partner, and not US12NG, is responsible for payment of the fees of US12NG’s Marketing Agent, Administrator and Custodian. US12NG and/or the General Partner may be required to indemnify the Marketing Agent, Administrator or Custodian under certain circumstances. US12NG also pays the fees and expenses associated with its tax accounting and reporting requirements with the exception of any implementation services fees and base services fees which are paid by the General Partner. The General Partner paid approximately $575,000 on behalf of the Related Public Funds in 2009. The General Partner, though under no obligation to do so, agreed to pay certain expenses, including those relating to audit expenses and tax accounting and reporting requirements normally borne by US12NG to the extent that such expenses exceeded 0.15% (15 basis points) of US12NG’s NAV, on an annualized basis through December 31, 2009. The General Partner has no obligation to continue such payment into subsequent years. The total amount of these costs paid by the General Partner, through December 31, 2009, was $136,678.
Termination Events:
US12NG shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events: the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of limited partners within ninety (90) days after such event elects to continue the partnership and appoints a successor general partner; or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. Upon termination of the partnership, the affairs of the partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the partnership shall then be determined by the General Partner. Thereupon, the assets of the partnership shall be distributed pro rata to the partners in accordance with their units.
Authorized Purchasers:
US12NG has entered into agreements with several Authorized Purchasers. A current list of Authorized Purchasers is available from the Marketing Agent. Authorized Purchasers purchase or redeem Creation Baskets or Redemption Baskets, respectively, from or to US12NG. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner.

What Are the Risk Factors Involved with an Investment in US12NG?

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including US12NG’s financial statements and the related notes.

Risks Associated With Investing Directly or Indirectly in Natural Gas

Investing in Natural Gas Interests subjects US12NG to the risks of the natural gas industry and this could result in large fluctuations in the price of USNG’s units.

US12NG is subject to the risks and hazards of the natural gas industry because it invests in Natural Gas Interests. The risks and hazards that are inherent in the natural gas industry may cause the price of natural gas to widely fluctuate. If the changes in percentage terms of US12NG’s units accurately track the percentage changes in the terms of Benchmark Futures Contracts or the spot price of natural gas, then the price of its units may also fluctuate. The exploration for, and production of, natural gas is an uncertain process with many risks. The cost of drilling, completing and operating wells for natural gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

•	unexpected drilling conditions;
•	pressure or irregularities in formations;
•	equipment failures or repairs;
•	fires or other accidents;
•	adverse weather conditions;
•	pipeline ruptures or spills; and
•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

Natural gas transmission, distribution, gathering, and processing activities involve numerous risks that may affect the price of natural gas.

There are a variety of hazards inherent in natural gas transmission, distribution, gathering, and processing, such as leaks, explosions, pollution, release of toxic substances, adverse weather conditions (such as hurricanes and flooding), pipeline failure, abnormal pressures, uncontrollable flows of natural gas, scheduled and unscheduled maintenance, physical damage to the gathering or transportation system, and other hazards which could affect the price of natural gas. To the extent these hazards limit the supply or delivery of natural gas, natural gas prices will increase.

The price of natural gas may fluctuate on a seasonal and quarterly basis and this would result in fluctuations in the price of US12NG’s units.

Natural gas prices fluctuate seasonally. For example, in some parts of the United States and other markets, the natural gas demand for power peaks during the cold winter months, with market prices peaking at that time. As a result, in the future, the overall price of natural gas may fluctuate substantially on a seasonal and quarterly basis and thus make consecutive period to period comparisons less relevant.

Natural gas transmission and storage operations are subject to government regulations and rate proceedings which could have an impact on the price of natural gas.

Natural gas transmission and storage operations in North America are subject to regulation and oversight by the Federal Energy Regulatory Commission, various state regulatory agencies, and Canadian regulatory authorities. These regulatory bodies have the authority to effect rate settlements on natural gas storage, transmission and distribution services. As a consequence, the price of natural gas may be affected by a change in the rate settlements effected by one or more of these regulatory bodies.

The price of US12NG’s units may be influenced by factors such as the short-term supply and demand for natural gas and the short-term supply and demand for US12NG’s units. This may cause the units to trade at a price that is above or below US12NG’s NAV per unit. Accordingly, changes in the price of units may substantially vary from the changes in the spot price of natural gas. If this variation occurs, then you may not be able to effectively use US12NG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

While it is expected that the trading prices of the units will fluctuate in accordance with changes in US12NG’s NAV, the prices of units may also be influenced by other factors, including the short-term supply and demand for natural gas and the units. There is no guarantee that the units will not trade at appreciable discounts from, and/or premiums to, US12NG’s NAV. This could cause changes in the price of the units to substantially vary from changes in the price of natural gas. This may be harmful to you because if changes in the price of units vary substantially from changes in the spot price of natural gas, then you may not be able to effectively use US12NG as a way to hedge the risk of losses in your natural gas-related transactions or as a way to indirectly invest in natural gas.

Changes in US12NG’s NAV may not correlate with changes in the price of the Benchmark Futures Contracts. If this were to occur, you may not be able to effectively use US12NG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

The General Partner endeavors to invest US12NG’s assets as fully as possible in short-term Futures Contracts and Other Natural Gas-Related Investments so that the changes in percentage terms of the NAV closely correlate with the changes in percentage terms in the price of the Benchmark Futures Contracts. However, changes in US12NG’s NAV may not correlate with the changes in the price of the Benchmark Futures Contracts for several reasons as set forth below:

•	US12NG (i) may not be able to buy/sell the exact amount of Futures Contracts and Other Natural Gas-Related Investments to have a perfect correlation with NAV; (ii) may not always be able to buy and sell Futures Contracts or Other Natural Gas-Related Investments at the market price; (iii) may not experience a perfect correlation between the spot price of natural gas and the underlying investments in Futures Contracts, Other Natural Gas-Related Investments and Treasuries, cash and cash equivalents, and (iv) is required to pay brokerage fees and the management fee, which will have an effect on the correlation.
•	Short-term supply and demand for natural gas may cause the changes in the market price of the Benchmark Futures Contracts to vary from changes in US12NG’s NAV if US12NG has fully invested in Futures Contracts that do not reflect such supply and demand and it is unable to replace such contracts with Futures Contracts that do reflect such supply and demand. In addition, there are also technical differences between the two markets, e.g., one is a physical market while the other is a futures market traded on exchanges, that may cause variations between the spot price of natural gas and the price of related futures contracts.
•	US12NG plans to buy only as many Futures Contracts and Other Natural Gas-Related Investments that it can to get the changes in percentage terms of the NAV as close as possible to the changes in percentage terms in the price of the Benchmark Futures Contracts. The remainder of its assets will be invested in Treasuries, cash and/or cash equivalents and will be used to satisfy initial margin and additional margin requirements, if any, and to otherwise support its investments in Natural Gas Interests. Investments in Treasuries, cash and/or cash equivalents, both directly and as margin, will provide rates of return that will vary from changes in the value of the spot price of natural gas and the price of the Benchmark Futures Contract.
•	In addition, because US12NG will incur certain expenses in connection with its investment activities, and will hold most of its assets in cash and/or more liquid short-term securities for margin and other liquidity purposes and for redemptions that may be necessary on an ongoing basis, the General Partner will not be able to fully invest US12NG’s assets in Futures Contracts or Other Natural Gas-Related Investments and there cannot be perfect correlation between changes in US12NG’s NAV and changes in the price of the Benchmark Futures Contracts.

•	As US12NG grows, there may be more or less correlation. For example, if US12NG only has enough money to buy three Benchmark Futures Contracts and it needs to buy four contracts to track the price of natural gas then the correlation will be lower, but if it buys 20,000 Benchmark Futures Contracts and it needs to buy 20,001 contracts then the correlation will be higher. At certain asset levels, US12NG may be limited in its ability to purchase the Benchmark Futures Contracts or other Futures Contracts due to accountability levels imposed by the relevant exchanges. To the extent that US12NG invests in these other Futures Contracts or Other Natural Gas-Related Investments, the correlation with the Benchmark Futures Contracts may be lower. If US12NG is required to invest in other Futures Contracts and Other Natural Gas-Related Investments that are less correlated with the Benchmark Futures Contracts, US12NG would likely invest in over-the-counter contracts to increase the level of correlation of US12NG’s assets. Over-the-counter contracts entail certain risks described below under “Over-the-Counter Contract Risk.”
•	US12NG will invest in equal amounts of the Benchmark Futures Contracts. Certain months of these futures contracts may have less liquidity and availability than other months of these future contracts. The inability to purchase and hold the Benchmark Futures Contracts in equal amounts may cause less correlation between the units’ NAV and the average of the prices of the Benchmark Futures Contracts.
•	US12NG may not be able to buy the exact number of Futures Contracts and Other Natural Gas-Related Investments to have a perfect correlation with the Benchmark Futures Contracts if the purchase price of Futures Contracts required to be fully invested in such contracts is higher than the proceeds received for the sale of a Creation Basket on the day the basket was sold. In such case, US12NG could not invest the entire proceeds from the purchase of the Creation Basket in such futures contracts (for example, assume US12NG receives $5,000,000 for the sale of a Creation Basket and assume that the average of the prices of the Futures Contract for natural gas that reflects the prices of the Benchmark Futures Contracts is $69,440, then US12NG could only invest in Futures Contracts with an aggregate value of $4,999,680). US12NG would be required to invest a percentage of the proceeds in Treasuries or other liquid securities to be deposited as margin with the futures commission merchant through which the contract was purchased. The remainder of the purchase price for the Creation Basket would remain invested in Treasuries, cash and/or cash equivalents or other liquid securities as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions. If the trading market for Futures Contracts is suspended or closed, US12NG may not be able to purchase these investments at the last reported price for such investments.
•	US12NG may make use of “mini” contracts as a way of investing a dollar amount in contracts that may more closely match the dollar amount of net assets of the fund. However, even the use of mini contracts does not completely eliminate the risk that US12NG will not be able to buy or sell the exact number of Futures Contracts necessary. In addition there is a risk that because of the size and relative liquidity of such contracts when compared to standard size Futures Contracts such as the Benchmark Futures Contracts, the price of a smaller contract for a particular month may not equate to the Benchmark Futures Contract for the same month, which could cause the change in the US12NG’s per unit price and NAV to vary from changes in the average price of the Benchmark Futures Contracts.

If changes in US12NG’s NAV do not correlate with changes in the price of the Benchmark Futures Contracts, then investing in US12NG may not be an effective way to hedge against natural gas-related losses or indirectly invest in natural gas.

The Benchmark Futures Contracts may not correlate with the spot price of natural gas and this could cause changes in the price of the units to substantially vary from changes in the spot price of natural gas. If this were to occur, then you may not be able to effectively use US12NG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

When using the Benchmark Futures Contracts as a strategy to track the spot price of natural gas, at best the correlation between changes in prices of such Natural Gas Interests and the spot price of natural gas can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative natural gas market, supply of and demand for such Natural Gas Interests and technical influences in futures trading. If there is a weak correlation between the Natural Gas Interests and the spot price of natural gas, then the price of units may not accurately track the spot price of natural gas and you may not be able to effectively use US12NG as a way to hedge the risk of losses in your natural gas-related transactions or as a way to indirectly invest in natural gas.

US12NG may experience a loss if it is required to sell Treasuries at a price lower than the price at which they were acquired.

The value of Treasuries generally moves inversely with movements in interest rates. If US12NG is required to sell Treasuries at a price lower than the price at which they were acquired, US12NG will experience a loss. This loss may adversely impact the price of the units and may decrease the correlation between the price of the units, the price of US12NG’s Futures Contracts and Other Natural Gas-Related Investments, and the spot price of natural gas.

Certain of US12NG’s investments could be illiquid which could cause large losses to investors at any time or from time to time.

At any given time, US12NG may own 12 different monthly natural gas contracts which have differing expiration schedules. The amount of liquidity in the natural gas futures market for each of those months will vary. In some cases certain of those months may have relatively small amounts of open interest and daily trading volume. As a result, US12NG may not always be able to liquidate its positions in its investments at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency, its natural gas production or exports, or in another major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as accountability levels, position limits and daily price fluctuation limits, may contribute to a lack of liquidity with respect to some commodity interests.

Unexpected market illiquidity may cause major losses to investors at any time or from time to time. In addition, US12NG has not and does not intend at this time to establish a credit facility, which would provide an additional source of liquidity, and instead will rely only on the Treasuries, cash and/or cash equivalents that it holds. The anticipated large value of the positions in Futures Contracts that the General Partner will acquire or enter into for US12NG increases the risk of illiquidity. The Other Natural Gas-Related Investments that US12NG invests in, such as negotiated over-the-counter contracts, may have a greater likelihood of being illiquid since they are contracts between two parties that take into account not only market risk, but also the relative credit, tax, and settlement risks under such contracts. Such contracts also have limited transferability that results from such risks and the contract’s express limitations.

Because both Futures Contracts and Other Natural Gas-Related Investments may be illiquid, US12NG’s Natural Gas Interests may be more difficult to liquidate at favorable prices in periods of illiquid markets and losses may be incurred during the period in which positions are being liquidated.

If the nature of hedgers and speculators in futures markets has shifted such that natural gas purchasers are the predominant hedgers in the market, US12NG might have to reinvest at higher futures prices or choose Other Natural Gas-Related Investments.

The changing nature of the hedgers and speculators in the natural gas market influences whether futures prices are above or below the expected future spot price. In order to induce speculators to take the corresponding long side of the same futures contract, natural gas producers must generally be willing to sell futures contracts at prices that are below expected future spot prices. Conversely, if the predominant hedgers in the futures market are the purchasers of the natural gas who purchase futures contracts to hedge against a rise in prices, then speculators will only take the short side of the futures contract if the futures price is greater than the expected future spot price of natural gas. This can have significant implications for US12NG when it is time to reinvest the proceeds from a maturing Futures Contract into a new Futures Contract.

While US12NG does not intend to take physical delivery of natural gas under its Futures Contracts, physical delivery under such contracts impacts the value of the contracts.

While it is not the current intention of US12NG to take physical delivery of natural gas under its Futures Contracts, futures contracts are not required to be cash-settled and it is possible to take delivery under some of these contracts. Storage costs associated with purchasing natural gas could result in costs and other liabilities that could impact the value of Futures Contracts or Other Natural Gas-Related Investments. Storage costs include the time value of money invested in natural gas as a physical commodity plus the actual costs of storing the natural gas less any benefits from ownership of natural gas that are not obtained by the holder of a futures contract. In general, Futures Contracts have a one-month delay for contract delivery and the back month (the back month is any future delivery month other than the spot month) includes storage costs. To the extent that these storage costs change for natural gas while US12NG holds Futures Contracts or Other Natural Gas-Related Investments, the value of the Futures Contracts or Other Natural Gas-Related Investments, and therefore US12NG’s NAV, may change as well. Because it holds Futures Contracts that will mature up to 13 months later than the spot or current month, US12NG’s NAV will be impacted more from the changes in storage costs than would the NAV of a fund that holds more current futures contracts.

The price relationship between the near month contract and the other monthly contracts that compose the Benchmark Futures Contracts will vary and may impact both the total return over time of US12NG’s NAV, as well as the degree to which its total return tracks other natural gas price indices’ total returns.

The Benchmark Futures Contracts consist of the near month contract to expire and the contracts for the following eleven months, except during the last two weeks of the current month when the near month contract is sold and replaced by the futures contract for the thirteenth month following the current month. In the event of a natural gas futures market where near month contracts trade at a higher price than the price of contracts that expire later in time, a situation described as “backwardation” in the futures market, then absent the impact of the overall movement in natural gas prices the value of the benchmark contract would tend to rise as it approaches expiration. As a result the total return of the Benchmark Futures Contract would tend to track higher. Conversely, in the event of a natural gas futures market where near month contracts trade at a lower price than the price of contracts that expire later in time, a situation described as “contango” in the futures market, then absent the impact of the overall movement in natural gas prices the value of the benchmark contract would tend to decline as it approaches expiration. As a result the total return of the Benchmark Futures Contract would tend to track lower. When compared to total return of other price indices, such as the spot price of natural gas, the impact of backwardation and contango may lead the total return of US12NG’s NAV to vary significantly. In the event of a prolonged period of contango, and absent the impact of rising or falling natural gas prices, this could have a significant negative impact on US12NG’s NAV and total return. Furthermore, a portfolio that consists of twelve different monthly contracts, ranging in a “strip” from the first month to the twelfth month, will be impacted differently by contango and backwardation than a portfolio that consists of just the first month contract.

Because US12NG’s portfolio will typically hold as many as 12 different natural gas futures contracts at all times, it may be more expensive for US12NG to buy or sell futures contracts for its portfolio.

Because US12NG will typically hold as many as 12 different futures contracts at any one time, the cost of trading a large number of different contracts could be greater than the cost of trading the same dollar amount using just one contract. In addition, the bid/ask spread for buying these different contracts could also on average be greater than the bid/ask spread for buying a single futures contract month. This could make it more expensive for US12NG to invest compared to investing in a single monthly contract. Wider bid/ask spreads and/or higher commission or brokerage costs would negatively impact an investor’s investment returns in US12NG.

Because US12NG’s portfolio will typically hold as many as 12 different natural gas futures contracts at all times, firms that make a market in the units will also need to hold multiple contracts when hedging their inventories of units and when creating or redeeming baskets. This could lead to the units of US12NG trading at wider bid/ask spreads in the secondary market than an exchange traded security holding natural gas futures that uses a fewer number of futures contracts at any given time.

Brokerage firms or other market participants that make a secondary market in the units of US12NG may do so by simultaneously hedging their positions by being long, or short, the same Futures Contracts that US12NG holds in its portfolio. The cost to brokerage firms or other market participants in putting on and taking off these hedges is one of the factors that determine the size of the bid/ask spread they quote on a security such as US12NG. Because US12NG will typically hold as many as 12 different futures contracts at any one time, the brokerage firms or other market participants will also find themselves having to trade a number of different contracts as well. The cost of trading a large number of different contracts may be greater than the cost of trading the same dollar amount using just one contract. As a result, the bid/ask spread for US12NG may be wider than the bid/ask spread for an exchange traded security investing in a fewer number of futures contracts at any given time. The wider bid/ask spread may negatively impact an investor’s investment returns in US12NG.

Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect US12NG.

The futures markets are subject to comprehensive statutes, regulations, and margin requirements. In addition, the CFTC and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily price limits and the suspension of trading. The regulation of futures transactions in the United States is a rapidly changing area of law and is subject to modification by government and judicial action.

The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. Considerable regulatory attention has been focused on non-traditional investment pools which are publicly distributed in the United States. There is a possibility of future regulatory changes altering, perhaps to a material extent, the nature of an investment in US12NG or the ability of US12NG to continue to implement its investment strategy. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the energy markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on US12NG is impossible to predict, but could be substantial and adverse.

In the wake of the economic crisis of 2008 and 2009, the Administration, federal regulators and Congress are revisiting the regulation of the financial sector, including securities and commodities markets. These efforts are likely to result in significant changes in the regulation of these markets.

Currently, a number of proposals that would alter the regulation of Natural Gas Interests are being considered by federal regulators and Congress. These proposals include the imposition of fixed position limits on energy-based commodity futures contracts, extension of position and accountability limits to futures contracts on non-U.S. exchanges previously exempt from such limits, and the forced use of clearinghouse mechanisms for all over-the-counter transactions. Certain proposals would aggregate and limit all positions in energy futures held by a single entity, whether such positions exist on U.S. futures exchanges, non-U.S. futures exchanges, or in over-the-counter contracts. While it cannot be predicted at this time what reforms will eventually be made or how they will impact US12NG, if any of the aforementioned proposals are implemented, US12NG’s ability to meet its investment objective may be negatively impacted and investors could be adversely affected.

Additionally, on January 26, 2010, the CFTC published a proposed rule that, if implemented, would set fixed position limits on certain energy Futures Contracts including the NYMEX RBOB gasoline futures contract, NYMEX Henry Hub natural gas futures contract, NYMEX Light Sweet crude oil futures contract and NYMEX New York Harbor No. 2 heating oil futures contract, along with any contract based upon these contracts. The proposed position limits would be set as a percentage of the open interest in these contracts for the spot month, any single month, and all months combined. Additionally, the proposed rule would aggregate positions in the enumerated contracts and those based upon such contracts, including contracts listed on separate exchanges. The 90-day public comment period for this proposal ended April 26, 2010.

Investing in US12NG for purposes of hedging may be subject to several risks including the possibility of losing the benefit of favorable market movement.

Participants in the natural gas or in other industries may use US12NG as a vehicle to hedge the risk of losses in their natural gas-related transactions. There are several risks in connection with using US12NG as a hedging device. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement. In a hedging transaction, the hedger may be concerned that the hedged item will increase in price, but must recognize the risk that the price may instead decline and if this happens he will have lost his opportunity to profit from the change in price because the hedging transaction will result in a loss rather than a gain. Thus, the hedger foregoes the opportunity to profit from favorable price movements.

In addition, if the hedge is not a perfect one, the hedger can lose on the hedging transaction and not realize an offsetting gain in the value of the underlying item being hedged.

When using futures contracts as a hedging technique, at best, the correlation between changes in prices of futures contracts and of the items being hedged can be only approximate. The degree of imperfection of correlation depends upon circumstances such as: variations in speculative markets, demand for futures and for natural gas products, technical influences in futures trading, and differences between anticipated energy costs being hedged and the instruments underlying the standard futures contracts available for trading. Even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior as well as the expenses associated with creating the hedge.

In addition, using an investment in US12NG as a hedge for changes in energy costs (e.g., investing in natural gas, gasoline, crude oil or other fuels, or electricity) may not correlate because changes in the spot price of natural gas may vary from changes in energy costs because the spot price of natural gas may not be at the same rate as changes in the price of other energy products and, in any case, the price of natural gas does not reflect the refining, transportation, and other costs that may impact the hedger’s energy costs.

An investment in US12NG may provide you little or no diversification benefits. Thus, in a declining market, US12NG may have no gains to offset your losses from other investments, and you may suffer losses on your investment in US12NG while incurring losses with respect to other asset classes.

Historically, Futures Contracts and Other Natural Gas-Related Investments have generally been non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is a low statistically valid relationship between the performance of futures and other commodity interest transactions, on the one hand, and stocks or bonds, on the other hand. However, there can be no assurance that such non-correlation will continue during future periods. If, contrary to historic patterns, US12NG’s performance were to move in the same general direction as the financial markets, you will obtain little or no diversification benefits from an investment in the units. In such a case, US12NG may have no gains to offset your losses from other investments, and you may suffer losses on your investment in US12NG at the same time you incur losses with respect to other investments.

Variables such as drought, floods, weather, embargoes, tariffs and other political events may have a larger impact on natural gas prices and natural gas-linked instruments, including Futures Contracts and Other Natural Gas-Related Investments, than on traditional securities. These additional variables may create additional investment risks that subject US12NG’s investments to greater volatility than investments in traditional securities.

Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be opposite of each other. There is no historic evidence that the spot price of natural gas and prices of other financial assets, such as stocks and bonds, are negatively correlated. In the absence of negative correlation, US12NG cannot be expected to be automatically profitable during unfavorable periods for the stock market, or vice versa.

US12NG’s Operating Risks

US12NG is not a registered investment company so you do not have the protections of the Investment Company Act of 1940.

US12NG is not an investment company subject to the Investment Company Act of 1940. Accordingly, you do not have the protections afforded by that statute which, for example, requires investment companies to have a majority of disinterested directors and regulates the relationship between the investment company and its investment manager.

US12NG has a limited operating history so there is not a significant performance history to serve as a basis for you to evaluate an investment in US12NG.

US12NG has a limited operating history. Therefore, you do not have the benefit of reviewing significant past performance of US12NG as a basis to evaluate an investment in US12NG. The General Partner’s current experience involves managing USOF, an exchange-traded security that invests primarily in Futures Contracts for light, sweet crude oil, Treasuries, cash and/or cash equivalents; USNG, an exchange-traded security that invests primarily in Futures Contracts for natural gas, Treasuries, cash and/or cash equivalents; US12OF, an exchange traded security that invests primarily in Futures Contracts for light, sweet crude oil, Treasuries, cash and/or cash equivalents; UGA, an exchange traded security that invests primarily in Futures Contracts for gasoline, Treasuries, cash and/or cash equivalents; USHO, an exchange traded security that invests primarily in Futures Contracts for heating oil, Treasuries, cash and/or cash equivalents; and USSO, an exchange traded security that invests primarily in short positions in Futures Contracts for light, sweet crude oil, Treasuries, cash and/or cash equivalents. The General Partner’s results with the Related Public Funds may not be directly applicable to US12NG.

The General Partner is leanly staffed and relies heavily on key personnel to manage its activities.

In managing and directing the day-to-day activities and affairs of US12NG, the General Partner relies heavily on Messrs. Howard Mah and John Hyland. If Messrs. Mah or Hyland were to leave or be unable to carry out their present responsibilities, it may have an adverse effect on the management of US12NG. Furthermore, Messrs. Mah and Hyland are currently involved in the management of the Related Public Funds, and the General Partner has filed a registration statement for two other exchange traded security funds, USBO and USCI. Mr. Mah is also employed by Ameristock Corporation, a registered investment adviser that manages a public mutual fund. It is estimated that Mr. Mah will spend approximately 90% of his time on US12NG and Related Public Fund matters. Mr. Hyland will spend approximately 85% of his time on US12NG and Related Public Fund matters. To the extent that the General Partner establishes additional funds, even greater demands will be placed on Messrs. Gerber, Mah and Hyland, as well as the other officers of the General Partner and its Board of Directors.

Accountability levels, position limits, and daily price fluctuation limits set by the exchanges have the potential to cause a tracking error, which could cause the price of units to substantially vary from the price of the Benchmark Futures Contracts and prevent you from being able to effectively use US12NG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

U.S. designated contract markets such as the NYMEX have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment by US12NG is not) may hold, own or control. For example, the current accountability level for investments at any one time in natural gas Futures Contracts (including investments in the Benchmark Futures Contracts) is 12,000. While this is not a fixed ceiling, it is a threshold above which the NYMEX may exercise greater scrutiny and control over an investor, including limiting an investor to holding no more than 12,000 natural gas futures contracts. With regard to position limits, the NYMEX limits an investor from holding more than 1,000 net futures in the last 3 days of trading in the near month contract to expire.

In addition to accountability levels and position limits, the NYMEX also sets daily price fluctuation limits on the futures contracts. The daily price fluctuation limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day’s settlement price. Once the daily price fluctuation limit has been reached in a particular futures contract, no trades may be made at a price beyond that limit.

For example, the NYMEX imposes a $3.00 per mmBtu ($30,000 per contract) price fluctuation limit for natural gas futures contracts. This limit is initially based off of the previous NYMEX trading day’s settlement price. If any natural gas futures contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $3.00 per mmBtu in either direction of that point. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

U.S. futures exchanges, including the NYMEX, currently do not implement fixed position limits for Futures Contracts held outside of the last few days of trading in the near month contract to expire. However, on January 26, 2010, the CFTC published a proposed rule that, if implemented, would set fixed position limits on energy Futures Contracts, including the NYMEX Henry Hub natural gas futures contract, NYMEX Light Sweet crude oil futures contract, NYMEX New York Harbor No. 2 heating oil futures contract, and NYMEX RBOB gasoline futures contract, along with any contract based upon these contracts. The proposed position limits would be set as a percentage of the open interest in these contracts for the spot month, any single month, and all months combined. Additionally, the proposed rule would aggregate positions in the enumerated contracts and those based upon such contracts, including contracts listed on separate exchanges. The 90-day public comment period for this proposal ended April 26, 2010.

All of these limits may potentially cause a tracking error between the price of the units and the price of the Benchmark Futures Contracts. This may in turn prevent you from being able to effectively use US12NG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

US12NG has not limited the size of its offering and is committed to utilizing substantially all of its proceeds to purchase Futures Contracts and Other Natural Gas-Related Investments. If US12NG encounters accountability levels, position limits, or price fluctuation limits for Futures Contracts on the NYMEX, it may then, if permitted under applicable regulatory requirements, purchase Futures Contracts and Other Natural Gas-Related Investments on the ICE Futures or other exchanges that trade listed natural gas futures. The Futures Contracts available on the ICE Futures are comparable to the contracts on the NYMEX, but they may have different underlying commodities, sizes, deliveries, and prices. In addition, certain of the Futures Contracts available on the ICE Futures are subject to accountability levels and position limits.

There are technical and fundamental risks inherent in the trading system the General Partner intends to employ.

The General Partner’s trading system is quantitative in nature and it is possible that the General Partner might make a mathematical error. In addition, it is also possible that a computer or software program may malfunction and cause an error in computation.

To the extent that the General Partner uses spreads and straddles as part of its trading strategy, there is the risk that the NAV may not closely track the changes in the Benchmark Futures Contracts.

Spreads combine simultaneous long and short positions in related futures contracts that differ by commodity (e.g., long crude oil and short gasoline), by market (e.g., long crude oil futures, short Brent crude oil futures), or by delivery month (e.g., long December, short November). Spreads gain or lose value as a result of relative changes in price between the long and short positions. Spreads often reduce risk to investors, because the contracts tend to move up or down together. However, both legs of the spread could move against an investor simultaneously, in which case the spread would lose value. Certain types of spreads may face unlimited risk because the price of a futures contract underlying a short position can increase by an unlimited amount and the investor would have to take delivery or offset at that price.

A commodity straddle takes both long and short option positions in the same commodity in the same market and delivery month simultaneously. The buyer of a straddle profits if either the long or the short leg of the straddle moves further than the combined cost of both options. The seller of a straddle profits if both the long and short positions do not trade beyond a range equal to the combined premium for selling both options.

If the General Partner were to utilize a spread or straddle position and the spread performed differently than expected, the results could impact US12NG’s tracking error. This could affect US12NG’s investment objective of having its NAV closely track the changes in the Benchmark Futures Contracts. Additionally, a loss on a spread position would negatively impact US12NG’s absolute return.

US12NG and the General Partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

US12NG and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain US12NG’s asset size in order to preserve its fee income and this may not always be consistent with US12NG’s objective of having the value of its unit’s NAV track changes in the Benchmark Futures Contracts. The General Partner’s officers, directors and employees do not devote their time exclusively to US12NG. These persons are directors, officers or employees of other entities that may compete with US12NG for their services. They could have a conflict between their responsibilities to US12NG and to those other entities.

In addition, the General Partner’s principals, officers, directors or employees may trade futures and related contracts for their own account. A conflict of interest may exist if their trades are in the same markets and at the same time as US12NG trades using the clearing broker to be used by US12NG. A potential conflict also may occur if the General Partner’s principals, officers, directors or employees trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by US12NG.

The General Partner has sole current authority to manage the investments and operations of US12NG, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in US12NG’s basic investment policy, dissolution of this fund, or the sale or distribution of US12NG’s assets.

The General Partner serves as the general partner to each of the Related Public Funds, as well as US12NG and will serve as the general partner for USBO and as the sponsor for USCI. The General Partner may have a conflict to the extent that its trading decisions for US12NG may be influenced by the effect they would have on the other funds it manages. These trading decisions may be influenced since the General Partner also serves as the general partner for all of the funds, and is required to meet all of the funds investment objectives as well as US12NG’s. If the General Partner believes that a trading decision it made on behalf of US12NG might (i) impede its other funds from reaching their investment objectives, or (ii) improve the likelihood of meeting its other funds’ objectives, then the General Partner may choose to change its trading decision for US12NG, which could either impede or improve the opportunity for US12NG to meet its investment objective. In addition, the General Partner is required to indemnify the officers and directors of its other funds if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

Unitholders may only vote on the removal of the General Partner and limited partners have only limited voting rights. Unitholders and limited partners will not participate in the management of US12NG and do not control the General Partner so they will not have influence over basic matters that affect US12NG.

Unitholders that have not applied to become limited partners have no voting rights, other than to remove the General Partner. Limited partners will have limited voting rights with respect to US12NG’s affairs. Unitholders may remove the General Partner only if 66 2/3% of the unitholders elect to do so. Unitholders and limited partners will not be permitted to participate in the management or control of US12NG or the conduct of its business. Unitholders and limited partners must therefore rely upon the duties and judgment of the General Partner to manage US12NG’s affairs.

The General Partner may manage a large amount of assets and this could affect US12NG’s ability to trade profitably.

Increases in assets under management may affect trading decisions. In general, the General Partner does not intend to limit the amount of assets of US12NG that it may manage. The more assets the General Partner manages, the more difficult it may be for it to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance and of managing risk associated with larger positions.

US12NG could terminate at any time and cause the liquidation and potential loss of your investment and could upset the overall maturity and timing of your investment portfolio.

US12NG may terminate at any time, regardless of whether US12NG has incurred losses, subject to the terms of the LP Agreement. In particular, unforeseen circumstances, including the death, adjudication of incompetence, bankruptcy, dissolution, or removal of the General Partner could cause US12NG to terminate unless a majority interest of the limited partners within 90 days of the event elects to continue the partnership and appoints a successor general partner, or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. However, no level of losses will require the General Partner to terminate US12NG. US12NG’s termination would cause the liquidation and potential loss of your investment. Termination could also negatively affect the overall maturity and timing of your investment portfolio.

Limited partners may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

Under Delaware law, a limited partner might be held liable for US12NG’s obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

A limited partner will not be liable for assessments in addition to its initial capital investment in any of US12NG’s capital securities representing units. However, a limited partner may be required to repay to US12NG any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, US12NG may not make a distribution to limited partners if the distribution causes US12NG’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of US12NG’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

With adequate notice, a limited partner may be required to withdraw from the partnership for any reason.

If the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. The General Partner may require withdrawal even in situations where the limited partner has complied completely with the provisions of the LP Agreement.

US12NG’s existing units are, and any units US12NG issues in the future will be, subject to restrictions on transfer. Failure to satisfy these requirements will preclude a transferee from being able to have all the rights of a limited partner.

No transfer of any unit or interest therein may be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC or any other governmental authority with jurisdiction over such transfer, or (b) cause US12NG to be taxable as a corporation or affect US12NG’s existence or qualification as a limited partnership. In addition, investors may only become limited partners if they transfer their units to purchasers that meet certain conditions outlined in the LP Agreement, which provides that each record holder or limited partner or unitholder applying to become a limited partner (each a record holder) may be required by the General Partner to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a record holder or a limited partner if its ownership would subject US12NG to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. All purchasers of US12NG’s units, who wish to become limited partners or record holders, and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by US12NG’s LP Agreement and is eligible to purchase US12NG’s securities. Any transfer of units will not be recorded by the transfer agent or recognized by us unless a completed transfer application is delivered to the General Partner or the Administrator. A person purchasing US12NG’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities. See “Transfer of Units.”

US12NG does not expect to make cash distributions.

The General Partner has not previously made any cash distributions and intends to re-invest any realized gains in additional Natural Gas Interests rather than distributing cash to limited partners. Therefore, unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, US12NG generally does not expect to distribute cash to limited partners. You should not invest in US12NG if you will need cash distributions from US12NG to pay taxes on your share of income and gains of US12NG, if any, or for any other reason. Although US12NG does not intend to make cash distributions, the income earned from its investments held directly or posted as margin may reach levels that merit distribution, e.g., at levels where such income is not necessary to support its underlying investments in Natural Gas Interests and investors adversely react to being taxed on such income without receiving distributions that could be used to pay such tax. If this income becomes significant then cash distributions may be made.

There is a risk that US12NG will not earn trading gains sufficient to compensate for the fees and expenses that it must pay and as such US12NG may not earn any profit.

US12NG pays brokerage charges of approximately 0.07% (including futures commission merchant fees of $4.00 per buy or sell), any licensing fees for the use of intellectual property, registration fees with the SEC, FINRA, or other regulatory agency in connection with offers and sales of the units subsequent to the initial offering of the units including the legal, printing, accounting and other expenses associated therewith. US12NG also pays the fees and expenses, including directors and officers liability insurance, of the independent directors, management fees of 0.75% of NAV per annum on average net assets, tax accounting and reporting costs, and over-the-counter spreads and extraordinary expenses (i.e., subsequent offering expenses, other expenses not in the ordinary course of business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and required under the LP Agreement and under agreements entered into by the General Partner on US12NG’s behalf and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation) that can not be quantified. These fees and expenses must be paid in all cases regardless of whether US12NG’s activities are profitable. Accordingly, US12NG must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

US12NG has historically depended upon its affiliates to pay all its expenses. If this offering of units does not raise sufficient funds to pay US12NG’s future expenses and no other source of funding of expenses is found, US12NG may be forced to terminate and investors may lose all or a part of their investment.

Prior to the offering of units that commenced on November 18, 2009, all of US12NG’s expenses were funded by the General Partner. These payments by the General Partner were designed to allow US12NG the ability to commence the public offering of its units. US12NG now directly pays certain of these fees and expenses. The General Partner will continue to pay other fees and expenses, as set forth in the LP Agreement. If the General Partner and US12NG are unable to raise sufficient funds to cover their expenses or locate any other source of funding, US12NG may be forced to terminate and investors may lose all or part of their investment.

US12NG may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.

The clearing arrangements between the clearing brokers and US12NG generally are terminable by the clearing brokers once the clearing broker has given US12NG notice. Upon termination, the General Partner may be required to renegotiate or make other arrangements for obtaining similar services if US12NG intends to continue trading in Futures Contracts or Other Natural Gas-Related Investments at its present level of capacity. The services of any clearing broker may not be available, or even if available, these services may not be available on the terms as favorable as those of the expired or terminated clearing arrangements.

US12NG may miss certain trading opportunities because it will not receive the benefit of the expertise of independent trading advisors.

The General Partner does not employ trading advisors for US12NG; however, it reserves the right to employ them in the future. The only advisor to US12NG is the General Partner. A lack of independent trading advisors may be disadvantageous to US12NG because it will not receive the benefit of a trading advisor’s expertise.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the NAV of US12NG.

If a substantial number of requests for redemption of Redemption Baskets are received by US12NG during a relatively short period of time, US12NG may not be able to satisfy the requests from US12NG’s assets not committed to trading. As a consequence, it could be necessary to liquidate positions in US12NG’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The financial markets are currently in a period of disruption and US12NG does not expect these conditions to improve in the near future.

Currently and throughout 2008 and 2009, the financial markets have experienced very difficult conditions and volatility as well as significant adverse trends. The conditions in these markets have resulted in a decrease in availability of corporate credit and liquidity and have led indirectly to the insolvency, closure or acquisition of a number of major financial institutions and have contributed to further consolidation within the financial services industry. A continued recession or a depression could adversely affect the financial condition and results of operations of US12NG’s service providers and Authorized Purchasers which would impact the ability of the General Partner to achieve US12NG’s investment objective.

The failure or bankruptcy of a clearing broker could result in a substantial loss of US12NG’s assets; the clearing broker could be subject to proceedings that impair its ability to execute US12NG’s trades.

Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of a substantial loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as US12NG, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. The bankruptcy of a clearing broker could result in the complete loss of US12NG’s assets posted with the clearing broker; though, the vast majority of US12NG’s assets are held in Treasuries, cash and/or cash equivalents with US12NG’s custodian and would not be impacted by the bankruptcy of a clearing broker. US12NG also may be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.

From time to time, the clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear US12NG’s trades.

The failure or insolvency of US12NG’s custodian could result in a substantial loss of US12NG’s assets.

As noted above, the vast majority of US12NG’s assets are held in Treasuries, cash and/or cash equivalents with US12NG’s custodian. The insolvency of the custodian could result in a complete loss of US12NG’s assets held by that custodian, which, at any given time, would likely comprise a substantial portion of US12NG’s total assets.

Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.

Third parties may utilize US12NG’s intellectual property or technology, including the use of its business methods, trademarks and trading program software, without permission. The General Partner has a patent pending for US12NG’s business method and it is registering its trademarks. US12NG does not currently have any proprietary software. However, if it obtains proprietary software in the future, then any unauthorized use of US12NG’s proprietary software and other technology could also adversely affect its competitive advantage. US12NG may have difficulty monitoring unauthorized uses of its patents, trademarks, proprietary software and other technology. Also, third parties may independently develop business methods, trademarks or proprietary software and other technology similar to that of the General Partner or claim that the General Partner has violated their intellectual property rights, including their copyrights, trademark rights, trade names, trade secrets and patent rights. As a result, the General Partner may have to litigate in the future to protect its trade secrets, determine the validity and scope of other parties’ proprietary rights, defend itself against claims that it has infringed or otherwise violated other parties’ rights, or defend itself against claims that its rights are invalid. Any litigation of this type, even if the General Partner is successful and regardless of the merits, may result in significant costs, divert its resources from US12NG, or require it to change its proprietary software and other technology or enter into royalty or licensing agreements.

The success of US12NG depends on the ability of the General Partner to accurately implement trading systems, and any failure to do so could subject US12NG to losses on such transactions.

The General Partner uses mathematical formulas built into a generally available spreadsheet program to decide whether it should buy or sell Natural Gas Interests each day. Specifically, the General Partner uses the spreadsheet to make mathematical calculations and to monitor positions in Natural Gas Interests and Treasuries and correlations to the Benchmark Futures Contract. The General Partner must accurately process the spreadsheets’ outputs and execute the transactions called for by the formulas. In addition, US12NG relies on the General Partner to properly operate and maintain its computer and communications systems. Execution of the formulas and operation of the systems are subject to human error. Any failure, inaccuracy or delay in implementing any of the formulas or systems and executing US12NG’s transactions could impair its ability to achieve US12NG’s investment objective. It could also result in decisions to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on transactions.

US12NG may experience substantial losses on transactions if the computer or communications system fails.

US12NG’s trading activities, including its risk management, depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary transaction volume, hardware or software failure, power or telecommunications failure, a natural disaster or other catastrophe could cause the computer systems to operate at an unacceptably slow speed or even fail. Any significant degradation or failure of the systems that the General Partner uses to gather and analyze information, enter orders, process data, monitor risk levels and otherwise engage in trading activities may result in substantial losses on transactions, liability to other parties, lost profit opportunities, damages to the General Partner’s and US12NG’s reputations, increased operational expenses and diversion of technical resources.

If the computer and communications systems are not upgraded, US12NG’s financial condition could be harmed.

The development of complex computer and communications systems and new technologies may render the existing computer and communications systems supporting US12NG’s trading activities obsolete. In addition, these computer and communications systems must be compatible with those of third parties, such as the systems of exchanges, clearing brokers and the executing brokers. As a result, if these third parties upgrade their systems, the General Partner will need to make corresponding upgrades to continue effectively its trading activities. US12NG’s future success will depend on US12NG’s ability to respond to changing technologies on a timely and cost-effective basis.

US12NG depends on the reliable performance of the computer and communications systems of third parties, such as brokers and futures exchanges, and may experience substantial losses on transactions if they fail.

US12NG depends on the proper and timely function of complex computer and communications systems maintained and operated by the futures exchanges, brokers and other data providers that the General Partner uses to conduct trading activities. Failure or inadequate performance of any of these systems could adversely affect the General Partner’s ability to complete transactions, including its ability to close out positions, and result in lost profit opportunities and significant losses on commodity interest transactions. This could have a material adverse effect on revenues and materially reduce US12NG’s available capital. For example, unavailability of price quotations from third parties may make it difficult or impossible for the General Partner to use its proprietary software that it relies upon to conduct its trading activities. Unavailability of records from brokerage firms may make it difficult or impossible for the General Partner to accurately determine which transactions have been executed or the details, including price and time, of any transaction executed. This unavailability of information also may make it difficult or impossible for the General Partner to reconcile its records of transactions with those of another party or to accomplish settlement of executed transactions.

The occurrence of a terrorist attack, or the outbreak, continuation or expansion of war or other hostilities could disrupt US12NG’s trading activity and materially affect US12NG’s profitability.

The operations of US12NG, the exchanges, brokers and counterparties with which US12NG does business, and the markets in which US12NG does business could be severely disrupted in the event of a major terrorist attack or the outbreak, continuation or expansion of war or other hostilities. The terrorist attacks of September 11, 2001 and the war in Iraq, global anti-terrorism initiatives and political unrest in the Middle East and Southeast Asia continue to fuel this concern.

Risk of Leverage and Volatility

If the General Partner permits US12NG to become leveraged, you could lose all or substantially all of your investment if US12NG’s trading positions suddenly turn unprofitable.

Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire market value. This feature permits commodity pools to “leverage” their assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While this leverage can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant losses to the pool. While the General Partner has not and does not currently intend to leverage US12NG’s assets, it is not prohibited from doing so under the LP Agreement or otherwise.

The price of natural gas is volatile which could cause large fluctuations in the price of units.

Movements in the price of natural gas may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner. Among the factors that can cause volatility in the price of natural gas are:

•	worldwide or regional demand for energy, which is affected by economic conditions;
•	the domestic and foreign supply and inventories of oil and gas;
•	weather conditions, including abnormally mild winter or summer weather, and abnormally harsh winter or summer weather;
•	availability and adequacy of pipeline and other transportation facilities;
•	domestic and foreign governmental regulations and taxes;
•	political conditions in gas or oil producing regions;
•	the ability of members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree upon and maintain oil prices and production levels;

•	the price and availability of alternative fuels; and
•	the impact of energy conservation efforts.

Since US12NG’s commencement of operations on November 18, 2009, there has been tremendous volatility in the price of the Benchmark Futures Contracts. For example, the price of the NYMEX Futures Contract on natural gas rose to a high of $13.577 on July 3, 2008 and dropped to a low of $2.508 on September 3, 2009. The General Partner anticipates that there will be continued volatility in the price of the NYMEX Futures Contract for natural gas and futures contracts for other petroleum-based commodities. Consequently, investors should know that this volatility can lead to a loss of all or substantially all of their investment in US12NG.

The impact of environmental and other governmental laws and regulations may affect the price of natural gas.

Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon natural gas and oil wells. Other laws have prevented exploration and drilling of natural gas in certain environmentally sensitive federal lands and waters. Several environmental laws that have a direct or an indirect impact on the price of natural gas include, but are not limited to, the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

The limited method for transporting and storing natural gas may cause the price of natural gas to increase.

Natural gas is primarily transported and stored throughout the United States by way of pipeline and underground storage facilities. These systems may not be adequate to meet demand, especially in times of peak demand or in areas of the United States where gas service is already limited due to minimal pipeline and storage infrastructure. As a result of the limited method for transporting and storing natural gas, the price of natural gas may increase.

Over-the-Counter Contract Risk

Over-the-counter transactions are subject to little, if any, regulation.

A portion of US12NG’s assets may be used to trade over-the-counter natural gas interest contracts, such as forward contracts or swap or spot contracts. Over-the-counter contracts are typically traded on a principal-to-principal basis through dealer markets that are dominated by major money center and investment banks and other institutions and are essentially unregulated by the CFTC. You therefore do not receive the protection of CFTC regulation or the statutory scheme of the Commodity Exchange Act in connection with this trading activity by US12NG. The markets for over-the-counter contracts rely upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. The lack of regulation in these markets could expose US12NG in certain circumstances to significant losses in the event of trading abuses or financial failure by participants.

US12NG will be subject to credit risk with respect to counterparties to over-the-counter contracts entered into by US12NG or held by special purpose or structured vehicles.

US12NG also faces the risk of non-performance by the counterparties to the over-the-counter contracts. Unlike in futures contracts, the counterparty to these contracts is generally a single bank or other financial institution, rather than a clearing organization backed by a group of financial institutions. As a result, there will be greater counterparty credit risk in these transactions. A counterparty may not be able to meet its obligations to US12NG, in which case US12NG could suffer significant losses on these contracts.

If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, US12NG may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding. US12NG may obtain only limited recovery or may obtain no recovery in such circumstances.

US12NG may be subject to liquidity risk with respect to its over-the-counter contracts.

Over-the-counter contracts may have terms that make them less marketable than Futures Contracts. Over-the-counter contracts are less marketable because they are not traded on an exchange, do not have uniform terms and conditions, and are entered into based upon the creditworthiness of the parties and the availability of credit support, such as collateral, and in general, they are not transferable without the consent of the counterparty. These conditions diminish the ability to realize the full value of such contracts. In addition, even if collateral is used to reduce counterparty credit risk, sudden changes in the value of over-the-counter transactions may leave a party open to financial risk due to a counterparty default since the collateral held may not cover a party’s exposure on the transaction in such situations.

Risk of Trading in International Markets

Trading in international markets could expose US12NG to credit and regulatory risk.

The General Partner invests primarily in Futures Contracts, a significant portion of which are traded on United States exchanges including the NYMEX. However, a portion of US12NG’s trades may take place on markets and exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. None of the CFTC, NFA, or any domestic exchange regulates activities of any foreign boards of trade or exchanges, including the execution, delivery and clearing of transactions, nor has the power to compel enforcement of the rules of a foreign board of trade or exchange or of any applicable non-U.S. laws. Similarly, the rights of market participants, such as US12NG, in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers. As a result, in these markets, US12NG has less legal and regulatory protection than it does when it trades domestically.

In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes US12NG to credit risk. Trading in non-U.S. markets also leaves US12NG susceptible to swings in the value of the local currency against the U.S. dollar. Additionally, trading on non-U.S. exchanges is subject to the risks presented by exchange controls, expropriation, increased tax burdens and exposure to local economic declines and political instability. An adverse development with respect to any of these variables could reduce the profit or increase the loss earned on trades in the affected international markets.

International trading activities subject US12NG to foreign exchange risk.

The price of any non-U.S. Futures Contract, option on any non-U.S. Futures Contract, or other non-U.S. Natural Gas-Related Investment, and, therefore, the potential profit and loss on such contract, may be affected by any variance in the foreign exchange rate between the time the order is placed and the time it is liquidated, offset or exercised. As a result, changes in the value of the local currency relative to the U.S. dollar may cause losses to US12NG even if the contract traded is profitable.

US12NG’s international trading could expose it to losses resulting from non-U.S. exchanges that are less developed or less reliable than United States exchanges.

Some non-U.S. exchanges may be in a more developmental stage so that prior price histories may not be indicative of current price dynamics. In addition, US12NG may not have the same access to certain positions on foreign trading exchanges as do local traders, and the historical market data on which the General Partner bases its strategies may not be as reliable or accessible as it is for U.S. exchanges.

Tax Risk

Please refer to “U.S. Federal Income Tax Considerations” for information regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of units.

Your tax liability may exceed the amount of distributions, if any, on your units.

Cash or property will be distributed at the sole discretion of the General Partner. The General Partner has not and does not currently intend to make cash or other distributions with respect to units. You will be required to pay U.S. federal income tax and, in some cases, state, local, or foreign income tax, on your allocable share of US12NG’s taxable income, without regard to whether you receive distributions or the amount of any distributions. Therefore, your tax liability with respect to your units may exceed the amount of cash or value of property (if any) distributed.

Your allocable share of taxable income or loss may differ from your economic income or loss on your units.

Due to the application of the assumptions and conventions applied by US12NG in making allocations for tax purposes and other factors, your allocable share of US12NG’s income, gain, deduction or loss may be different than your economic profit or loss from your units for a taxable year. This difference could be temporary or permanent and, if permanent, could result in your being taxed on amounts in excess of your economic income.

Items of income, gain, deduction, loss and credit with respect to units could be reallocated if the Internal Revenue Service does not accept the assumptions and conventions applied by US12NG in allocating those items, with potential adverse consequences for you.

The U.S. tax rules pertaining to partnerships are complex and their application to large, publicly traded partnerships such as US12NG is in many respects uncertain. US12NG will apply certain assumptions and conventions in an attempt to comply with the intent of the applicable rules and to report taxable income, gains, deductions, losses and credits in a manner that properly reflects unitholders’ economic gains and losses. These assumptions and conventions may not fully comply with all aspects of the Internal Revenue Code (“Code”) and applicable Treasury Regulations, however, and it is possible that the U.S. Internal Revenue Service, or the IRS, will successfully challenge our allocation methods and require us to reallocate items of income, gain, deduction, loss or credit in a manner that adversely affects you. If this occurs, you may be required to file an amended tax return and to pay additional taxes plus deficiency interest.

We could be treated as a corporation for federal income tax purposes, which may substantially reduce the value of your units.

US12NG has received an opinion of counsel that, under current U.S. federal income tax laws, US12NG will be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, provided that (i) at least 90 percent of US12NG’s annual gross income consists of “qualifying income” as defined in the Code, (ii) US12NG is organized and operated in accordance with its governing agreements and applicable law and (iii) US12NG does not elect to be taxed as a corporation for federal income tax purposes. Although the General Partner believes that US12NG has satisfied and will continue to satisfy the “qualifying income” requirement for all of its taxable years, that result cannot be assured. US12NG has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes. If the IRS were to successfully assert that US12NG is taxable as a corporation for federal income tax purposes in any taxable year, rather than passing through its income, gains, losses and deductions proportionately to unitholders, US12NG would be subject to tax on its net income for the year at corporate tax rates. In addition, although the General Partner does not currently intend to make distributions with respect to units, any distributions would be taxable to unitholders as dividend income. Taxation of US12NG as a corporation could materially reduce the after-tax return on an investment in units and could substantially reduce the value of your units.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN UNITS; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

THE OFFERING

What is US12NG?

US12NG is a Delaware limited partnership organized on June 27, 2007. US12NG maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. US12NG is a commodity pool. It operates pursuant to the terms of the LP Agreement, which grants full management control to the General Partner.

US12NG is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes the percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the NYMEX, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, less US12NG’s expenses. US12NG invests in a mixture of listed natural gas futures contracts, other non-listed natural gas-related investments, Treasuries, cash and cash equivalents. US12NG’s units began trading on November 18, 2009. As of April 30, 2010, US12NG had total net assets of $36,514,659 and had outstanding units of 900,000.

Who is the General Partner?

Our sole General Partner is United States Commodity Funds LLC (formerly known as Victoria Bay Asset Management, LLC), a single member limited liability company that was formed in the state of Delaware on May 10, 2005. It maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner is a wholly-owned subsidiary of Wainwright Holdings, Inc., a Delaware corporation (“Wainwright”). Mr. Nicholas Gerber (discussed below) controls Wainwright by virtue of his ownership of Wainwright’s shares. Wainwright is a holding company. Wainwright previously owned an insurance company organized under Bermuda law, which has been liquidated, and a registered investment advisor firm named Ameristock Corporation, which has been distributed to the Wainwright shareholders. The General Partner is a member of the NFA and is registered with the CFTC as of December 1, 2005. The General Partner’s registration as a CPO with the NFA was approved on December 1, 2005.

The General Partner also manages the Related Public Funds. USOF is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on light, sweet crude oil traded on the NYMEX, less USOF’s expenses. USOF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. USOF’s units began trading on April 10, 2006. As of April 30, 2010, USOF had total net assets of $1,739,446,626 and had outstanding units of 42.0 million. USOF employs an investment strategy in its operations that is similar to the investment strategy of US12NG, except that its benchmark is the near month contract for light, sweet crude oil delivered to Cushing, Oklahoma on a long basis.

USNG is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the price of the futures contract on natural gas traded on the NYMEX, less USNG’s expenses. USNG invests in a mixture of listed natural gas futures contracts, other non-listed natural gas related investments, Treasuries, cash and cash equivalents. USNG’s units began trading on April 18, 2007. As of April 30, 2010, USNG had total net assets of $2,876,430,623 and had outstanding units of 420.7 million. USNG employs an investment strategy in its operations that is similar to the investment strategy of US12NG, except its benchmark is the near month contract for natural gas delivered at the Henry Hub, Louisiana.

US12OF is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on light, sweet crude oil traded on the NYMEX, less US12OF’s expenses. US12OF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. US12OF’s units began trading on December 6, 2007. As of April 30, 2010, US12OF had total net assets of $166,161,701 and had outstanding units of 3.8 million. US12OF employs an investment strategy in its operations that is similar to the investment strategy of US12NG, except that its benchmark is the average of the prices of the near month contract to expire and the following eleven months contracts for light, sweet crude oil delivered to Cushing, Oklahoma.

UGA is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the spot price of unleaded gasoline as traded in the United States. UGA invests in a mixture of listed gasoline futures contracts, other non-listed heating oil related investments, Treasuries, cash and cash equivalents. UGA’s units began trading on February 26, 2008. As of April 30, 2010, UGA had total net assets of $98,289,035 and had outstanding units of 2.5 million. UGA employs an investment strategy in its operations that is similar to the investment strategy of US12NG, except its benchmark is the near month contract for unleaded gasoline delivered at the New York harbor.

USHO is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the spot price of heating oil (also known as No. 2 fuel oil) for delivery to the New York harbor, as measured by the changes in the price of the futures contract for heating oil traded on the NYMEX, less USHO’s expenses. USHO invests in a mixture of listed heating oil futures contracts, other non-listed heating oil related investments, Treasuries, cash and cash equivalents. USHO’s units began trading on April 9, 2008. As of April 30, 2010, USHO had total net assets of $14,640,828 and had outstanding units of 500,000. USHO employs an investment strategy in its operations that is similar to the investment strategy of US12NG, except its benchmark is the near month contract for heating oil delivered at the New York harbor.

USSO is a commodity pool and issues units traded on the NYSE Arca. The investment objective of USSO is to have the changes in percentage terms of its units’ NAV inversely reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on light, sweet crude oil as traded on the NYMEX, less USSO’s expenses. USSO invests in a mixture of listed crude oil futures contracts, other non-listed crude oil related investments, Treasuries, cash and cash equivalents. USSO’s units began trading on September 18, 2009. As of April 30, 2010, USSO had total net assets of $20,243,375 and had outstanding units of 500,000. USSO employs an investment strategy in its operations that is similar to the investment strategy of US12NG, except its benchmark is the inverse of the near month contract for light, sweet crude oil delivered to Cushing, Oklahoma.

See “Prior Performance of the General Partner and Affiliates” on page 37.

The General Partner has filed a registration statement for two other exchange traded security funds, USBO and USCI. The investment objective of USBO will be for the daily changes in percentage terms of its units’ NAV to reflect the changes in percentage terms of the spot price of Brent crude oil, as measured by the changes in the price of the futures contract on Brent crude oil traded on the ICE Futures, less USBO’s expenses. The investment objective of USCI will be for the daily changes in percentage terms of its units’ NAV to reflect the daily changes in percentage terms of the SummerHaven Dynamic Commodity Index (“SDCI”) Total Return, less USCI’s expenses.

The General Partner is required to evaluate the credit risk of US12NG to the futures commission merchant, oversee the purchase and sale of US12NG’s units by certain Authorized Purchasers, review daily positions and margin requirements of US12NG, and manage US12NG’s investments. The General Partner also pays the fees of the Marketing Agent, the Administrator, and the Custodian and, in connection with the initial public offering of the units, registration fees paid to the SEC, FINRA, or any other regulatory agency, including the legal, printing, accounting and other expenses associated therewith.

Limited partners have no right to elect the General Partner on an annual or any other continuing basis. If the General Partner voluntarily withdraws, however, the holders of a majority of our outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing General Partner and its affiliates) may elect its successor. The General Partner may not be removed as general partner except upon approval by the affirmative vote of the holders of at least 66 2/3 percent of its outstanding limited partnership interests (excluding limited partnership interests owned by the General Partner and its affiliates), subject to the satisfaction of certain conditions set forth in the LP Agreement.

The business and affairs of our General Partner are managed by a board of directors, which is comprised of four management directors some of whom are also its executive officers (the “Management Directors”) and three independent directors who meet the independent director requirements established by the NYSE Arca Equities Rules and the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Management Directors have the authority to manage the General Partner pursuant to its Limited Liability Company Agreement. The General Partner has an audit committee which is made up of the three independent directors (Peter M. Robinson, Gordon L. Ellis, and Malcolm R. Fobes III). The audit committee is governed by an audit committee charter that is posted on US12NG’s website. The board of directors has determined that each member of the audit committee meets the financial literacy requirements of the NYSE Arca and the audit committee charter. The board of directors has further determined that each of Messrs. Ellis and Fobes have accounting or related financial management expertise, as required by the NYSE Arca, such that each of them is considered an “Audit Committee Financial Expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Mr. Nicholas Gerber and Mr. Howard Mah also serve as executive officers of the General Partner. US12NG has no executive officers. Its affairs are generally managed by the General Partner. The following individuals serve as Management Directors of the General Partner.

Nicholas Gerber has been the President and Chief Executive Officer of the General Partner since June 9, 2005 and a Management Director of the General Partner since May 10, 2005. He maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. Mr. Gerber has acted as a portfolio manager for US12NG and the Related Public Funds since April 2006. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005, as branch manager of the General Partner since May 15, 2009, and registered with the CFTC as an Associated Person of the General Partner on December 1, 2005. Currently, Mr. Gerber manages US12NG and the Related Public Funds. He will also manage USSO and USCI. Mr. Gerber also served as Vice President/Chief Investment Officer of Lyon’s Gate Reinsurance Company, Ltd., a company formed to reinsure workmen’s compensation insurance, from June 2003 to December 2009. Mr. Gerber has an extensive background in securities portfolio management and in developing investment funds that make use of indexing and futures contracts. He is also the founder of Ameristock Corporation, a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since March 1995. Since August 1995, Mr. Gerber has been the portfolio manager of the Ameristock Mutual Fund, Inc. a mutual fund registered under the Investment Company Act of 1940, focused on large cap U.S. equities that as of April 30, 2010, had $215,007,185 in assets. He has also been a Trustee for the Ameristock ETF Trust since June 2006, and served as a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF from June 2007 to June 2008 when such funds were liquidated. In these roles, Mr. Gerber has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Gerber has passed the Series 3 examination for associated persons. He holds an MBA in finance from the University of San Francisco and a BA from Skidmore College. Mr. Gerber is 47 years old.

Howard Mah has been a Management Director of the General Partner since May 10, 2005, Secretary of the General Partner since June 9, 2005, and Chief Financial Officer of the General Partner since May 23, 2006. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005. Mr. Mah is currently involved in the management of US12NG and the Related Public Funds and will be involved in the management of USBO and USCI. Mr. Mah also serves as the General Partner’s Chief Compliance Officer. He received a Bachelor of Education from the University of Alberta, in 1986 and an MBA from the University of San Francisco in 1988. He has been Secretary and Chief Compliance Officer of the Ameristock ETF Trust from February 2007 until June 2008 when the trust was liquidated, Chief Compliance Officer of Ameristock Corporation since January 2001; a tax & finance consultant in private practice since January 1995, Secretary of Ameristock Mutual Fund since June 1995 and Ameristock Focused Value Fund from December 2000 to January 2005; Chief Compliance Officer of Ameristock Mutual Fund since August 2004 and the Co-Portfolio Manager of the Ameristock Focused Value Fund from December 2000 to January 2005. Mr. Mah is 45 years old.

Andrew F. Ngim has been a Management Director of the General Partner since May 10, 2005 and Treasurer of the General Partner since June 9, 2005. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005. As Treasurer of the General Partner, Mr. Ngim is currently involved in the management of US12NG and the Related Public Funds and will be involved in the management of USBO and USCI. He received a Bachelor of Arts from the University of California at Berkeley in 1983. Mr. Ngim has been Ameristock Corporation’s Managing Director since January 1999 and co-portfolio manager of Ameristock Corporation since January 2000, Trustee of the Ameristock ETF Trust since February 2007, and served as a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF from June 2007 to June 2008 when such funds were liquidated. Mr. Ngim is 49 years old.

Robert L. Nguyen has been a Management Director of the General Partner since May 10, 2005. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005 and registered with the CFTC as an Associated Person on November 9, 2007. As a Management Director of the General Partner, Mr. Nguyen is currently involved in the management of US12NG and the Related Public Funds and will be involved in the management of USBO and USCI. He received a Bachelor of Science from California State University Sacramento in 1981. Mr. Nguyen has been the Managing Principal of Ameristock Corporation since January 2000. Mr. Nguyen is 50 years old.

The following individuals provide significant services to US12NG but are employed by the General Partner.

John Love has acted as the Portfolio Operations Manager for US12NG since it commenced operations in November 2009 and the Related Public Funds since January 2006 and, effective March 1, 2010, is the Senior Portfolio Manager for US12NG and the Related Public Funds. He is expected to be Senior Portfolio Manager for USBO and USCI. Mr. Love is also employed by the General Partner. He has been listed with the CFTC as a Principal of the General Partner since January 17, 2006. Mr. Love also served as the operations manager of Ameristock Corporation from October 2002 to January 2007, where he was responsible for back office and marketing activities for the Ameristock Mutual Fund and Ameristock Focused Value Fund and for the firm in general. Mr. Love holds a Series 3 license and was registered with the CFTC as an Associated Person of the General Partner from December 1, 2005 through April 16, 2009. Mr. Love has passed the Level 1 Chartered Financial Analyst examination and is currently a Level II candidate in the CFA Program. He holds a BFA in cinema-television from the University of Southern California. Mr. Love is 38 years old.

John T. Hyland, CFA acts as a Portfolio Manager and as the Chief Investment Officer for the General Partner. He registered with the CFTC as an Associated Person of the General Partner on December 1, 2005, and has been listed with the CFTC as a Principal of the General Partner since January 17, 2006. Mr. Hyland became the Portfolio Manager for US12NG, USOF, USNG, US12OF, UGA, USHO and USSO in November 2009, April 2006, April 2007, December 2007, February 2008, March 2008 and September 2009, respectively, and as Chief Investment Officer of the General Partner since January 2008, acts in such capacity on behalf of US12NG and the Related Public Funds. He is also expected to become the Portfolio Manager for USBO and USCI. As part of his responsibilities for US12NG and the Related Public Funds, Mr. Hyland handles day-to-day trading, helps set investment policies, and oversees US12NG’s and the Related Public Funds’ activities with their futures commission brokers, custodian-administrator, and marketing agent. Mr. Hyland has an extensive background in portfolio management and research with both equity and fixed income securities, as well as in the development of new types of complex investment funds. In July 2001, Mr. Hyland founded Towerhouse Capital Management, LLC, a firm that provides portfolio management and new fund development expertise to non-U.S. institutional investors. Mr. Hyland has been, and remains, a Principal and Portfolio Manager for Towerhouse. Mr. Hyland received his Chartered Financial Analyst (“CFA”) designation in 1994. Mr. Hyland is a member of the CFA Institute (formerly AIMR). He is also a member of the National Association of Petroleum Investment Analysts, a not-for-profit organization of investment professionals focused on the oil industry. He serves as an arbitrator for FINRA, as part of their dispute resolution program. He is a graduate of the University of California, Berkeley. Mr. Hyland is 50 years old.

Ray W. Allen acts as a Portfolio Operations Manager for USOF, US12OF and USSO and is expected to be the Portfolio Operations Manager for USBO. He was hired by the General Partner in October 2007 and has been employed by the General Partner since January 14, 2008. He holds a Series 3 license and is registered with the CFTC as an Associated Person of the General Partner on March 25, 2008. He has been listed with the CFTC as a Principal of the General Partner since March 18, 2009. Mr. Allen’s responsibilities include daily trading and operations for USOF, US12OF and USSO. In addition, from February 2002 to October 2007, Mr. Allen was responsible for analyzing and evaluating the creditworthiness of client companies at Marble Bridge Funding Group Inc., in Walnut Creek, CA. Marble Bridge Funding Group Inc. is a commercial finance company providing capital to entrepreneurial companies. Mr. Allen received a BA in Economics from the University of California at Berkeley in 1980. Mr. Allen is 53 years old.

The following individuals serve as independent directors of the General Partner.

Peter M. Robinson has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12NG and the Related Public Funds and will serve on behalf of USBO and USCI, if such funds commence operations. He has been listed with the CFTC as a Principal of the General Partner since December 2005. Mr. Robinson has been employed as a Research Fellow writing about business and politics with the Hoover Institution since April 1993. The Hoover Institution is a public policy think tank located on the campus of Stanford University. Mr. Robinson graduated from Dartmouth College in 1979 and Oxford University in 1982. In 1990, Mr. Robinson received an MBA from the Stanford University Graduate School of Business. Mr. Robinson has also written three books and has been published in the New York Times, Red Herring, and Forbes ASAP and he is the editor of Can Congress Be Fixed?: Five Essays on Congressional Reform (Hoover Institution Press, 1995). Mr. Robinson is 52 years old.

Gordon L. Ellis has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12NG and the Related Public Funds and will serve on behalf of USBO and USCI, if such funds commence operations. He has been listed with the CFTC as a Principal of the General Partner since November 2005. Mr. Ellis has been Chairman of International Absorbents, Inc., a holding company of Absorption Corp., since July 1988, President and Chief Executive Officer since November 1996 and a Class I Director of the company since July 1985. Mr. Ellis is also a director of Absorption Corp., International Absorbents, Inc.’s wholly-owned subsidiary which is engaged in developing, manufacturing and marketing a wide range of animal care and industrial absorbent products. Mr. Ellis is a director/trustee of Polymer Solutions, Inc., a former publicly-held company that sold all of its assets effective as of February 3, 2004 and is currently winding down its operations and liquidating following such sale. Polymer Solutions previously manufactured paints, coatings, stains and primers for wood furniture manufacturers. Mr. Ellis is a professional engineer with an MBA in international finance. Mr. Ellis is 63 years old.

Malcolm R. Fobes III has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12NG and the Related Public Funds and will serve on behalf of USBO and USCI, if such funds commence operations. He has been listed with the CFTC as a Principal of the General Partner since November 2005. Mr. Fobes is the founder, Chairman and Chief Executive Officer of Berkshire Capital Holdings, Inc., a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since June 1997. Since June 1997, Mr. Fobes has been the Chairman and President of The Berkshire Funds, a mutual fund investment company registered under the Investment Company Act of 1940. Mr. Fobes also serves as portfolio manager of the Berkshire Focus Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in the electronic technology industry. From April 2000 to July 2006, Mr. Fobes also served as co-portfolio manager of The Wireless Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in companies engaged in the development, production, or distribution of wireless-related products or services. In these roles, Mr. Fobes has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Fobes was also contributing editor of Start a Successful Mutual Fund: The Step-by-Step Reference Guide to Make It Happen (JV Books, 1995). Mr. Fobes graduated from San Jose State University in May 1989 with a B.S. degree in Finance and a minor in Economics. Mr. Fobes is 45 years old.

The following are individual Principals, as that term is defined in CFTC Rule 3.1, for the General Partner: Melinda Gerber, the Gerber Family Trust, the Nicholas and Melinda Gerber Living Trust, Howard Mah, Andrew Ngim, Robert Nguyen, Peter Robinson, Gordon Ellis, Malcolm Fobes, John Love, Ray Allen, John Hyland and Wainwright. These individuals are principals due to their positions, however, Nicholas Gerber and Melinda Gerber are also principals due to their controlling stake in Wainwright. None of the principals owns or has any other beneficial interest in US12NG. Nicholas Gerber, John Hyland and John Love make trading and investment decisions for US12NG. Nicholas Gerber, John Hyland and John Love execute trades on behalf of US12NG. In addition, Nicholas Gerber, John Hyland, Robert Nguyen and Ray Allen are registered with the CFTC as Associated Persons of the General Partner and are NFA Associate Members.

Executive Compensation and Fees to the General Partner

US12NG does not directly compensate any of the executive officers noted above. The executive officers noted above are compensated by the General Partner for the work they perform on behalf of US12NG and other entities controlled by the General Partner. US12NG does not reimburse the General Partner for, nor does it set the amount or form of any portion of, the compensation paid to the executive officers by the General Partner. US12NG pays fees to the General Partner pursuant to the LP Agreement under which it is obligated to pay the General Partner an annualized fee of 0.75% of NAV on all of its average daily net assets. Since inception through April 30, 2010 the General Partner has been charging US12NG a management fee at a reduced rate of 0.60% per annum of average daily net assets. Effective May 1, 2010, the General Partner resumed charging its standard rate of 0.75% per annum of average daily net assets. The difference of 0.15% per annum of average daily net assets since inception through April 30, 2010 has been waived by the General Partner and will not be recouped from US12NG. For 2009, US12NG paid the General Partner aggregate management fees of $14,983.

Director Compensation

The following table sets forth compensation earned during the year ended December 31, 2009, by the Directors of the General Partner. US12NG’s portion of the aggregate fees paid to the Directors for the calendar year 2009 was $125.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Plan	All Other Compensation	Total
Management Directors
Nicholas Gerber	$0	NA	NA	NA	$0	$0	$0
Andrew F. Ngim	$0	NA	NA	NA	$0	$0	$0
Howard Mah	$0	NA	NA	NA	$0	$0	$0
Robert L. Nguyen	$0	NA	NA	NA	$0	$0	$0
Independent Directors
Peter M. Robinson	$100,000	NA	NA	NA	$0	$0	$100,000
Gordon L. Ellis	$101,000	NA	NA	NA	$0	$0	$101,000
Malcolm R. Fobes III(1)	$121,000	NA	NA	NA	$0	$0	$121,000

(1)	Mr. Fobes serves as chairman of the audit committee of the General Partner and receives additional compensation in recognition of the additional responsibilities he has undertaken in this role.

In addition to the fees and expenses noted above, each of the three independent directors of the General Partner entered into a Director Deferred Compensation Agreement (the “Director Agreement”) with the General Partner and each of the commodity pools for which it acts as the general partner, including US12NG and the Related Public Funds, to provide sufficient incentive to each independent director to continue his service as such. Pursuant to the Director Agreement, each independent director may receive certain deferred compensation payments from US12NG and the Related Public Funds and such deferred compensation would be apportioned in a manner consistent with the payment of fees and expenses of the directors. Deferred compensation payments due to each independent director would not exceed an aggregate amount equal to two times the annual compensation received by such director as of April 1, 2010. Subject to certain exceptions, the deferred compensation would be payable on the later of April 1, 2012, the director’s separation from service, as defined by the Director Agreement, or upon the director’s death.

Market Price of Units

US12NG’s units have traded on the NYSE Arca under the symbol “UNL” since November 18, 2009. The following table sets forth the range of reported high and low sales prices of the units as reported on NYSE Arca for the periods indicated below.

	High	Low
Fiscal year 2010
First quarter	$56.46	$40.30
Fiscal year 2009
Fourth quarter	$56.4599	$46.32

As of December 31, 2009, US12NG had 1,276 holders of units.

Prior Performance of the General Partner and Affiliates

The General Partner is also currently the general partner of the Related Public Funds. Each of the General Partner and the Related Public Funds is located in California.

US12NG’s units began trading on the NYSE Arca on November 18, 2009 and are offered on a continuous basis. As of April 30, 2010, the total amount of money raised by US12NG from its authorized purchasers was $53,294,530; the total number of authorized purchasers was 4; the number of baskets purchased by authorized purchasers was 11; and the aggregate amount of units purchased was 1.1 million.

Since the offering of US12NG units to the public on November 18, 2009 to April 30, 2010, the simple average daily change in its benchmark futures contract was -0.155%, while the simple average daily change in the NAV of US12NG over the same time period was -0.158%. The average daily difference was -0.003% (or -0.3 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -0.038%, meaning that over this time period US12NG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USOF’s units began trading on the American Stock Exchange on April 10, 2006 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, USOF’s units commenced trading on the NYSE Arca on November 25, 2008. USOF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. As of April 30, 2010, the total amount of money raised by USOF from its authorized purchasers was $24,834,326,480; the total number of authorized purchasers was 18; the number of baskets purchased by authorized purchasers was 4,901; and the aggregate amount of units purchased was 490,100,000.

Since the offering of USOF units to the public on April 10, 2006 to April 30, 2010, the simple average daily change in its benchmark oil futures contract was -0.018%, while the simple average daily change in the NAV of USOF over the same time period was -0.013%. The average daily difference was -0.005% (or -0.5 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark oil futures contract, the average error in daily tracking by the NAV was 1.365%, meaning that over this time period USOF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USNG’s units began trading on the American Stock Exchange on April 18, 2007 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, USNG’s units commenced trading on the NYSE Arca on November 25, 2008. USNG may invest in a mixture of listed natural gas futures contracts, other non-listed natural gas related investments, Treasuries, cash and cash equivalents. As of April 30, 2010, the total amount of money raised by USNG from its authorized purchasers was $10,836,102,956; the total number of authorized purchasers was 15; the number of baskets purchased by authorized purchasers was 6,343; and the aggregate amount of units purchased was 634,300,000.

Since the offering of USNG units to the public on April 17, 2007 to April 30, 2010, the simple average daily change in its benchmark futures contract was -0.207%, while the simple average daily change in the NAV of USNG over the same time period was -0.206%. The average daily difference was 0.002% (or 0.2 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was 0.406%, meaning that over this time period USNG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

US12OF’s units began trading on the American Stock Exchange on December 6, 2007 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, US12OF’s units commenced trading on the NYSE Arca on November 25, 2008. US12OF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. As of April 30, 2010, the total amount of money raised by US12OF from its authorized purchasers was $224,069,813; the total number of authorized purchasers was 7; the number of baskets purchased by authorized purchasers was 75; and the aggregate amount of units purchased was 7,500,000.

Since the offering of US12OF units to the public on December 6, 2007 to April 30, 2010, the simple average daily change in its benchmark oil futures contract was 0.002%, while the simple average daily change in the NAV of US12OF over the same time period was 0.002%. The average daily difference was 0.001% (or 0.1 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark oil futures contract, the average error in daily tracking by the NAV was 0.018%, meaning that over this time period US12OF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

UGA’s units began trading on the American Stock Exchange on February 26, 2008 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, UGA’s units commenced trading on the NYSE Arca on November 25, 2008. As of April 30, 2010, the total amount of money raised by UGA from its authorized purchasers was $152,567,791; the total number of authorized purchasers of UGA was 8; the number of baskets purchased by authorized purchasers of UGA was 49; and the aggregate amount of units purchased was 4,900,000.

Since the offering of UGA units to the public on February 26, 2008 to April 30, 2010, the simple average daily change in its benchmark futures contract was 0.007%, while the simple average daily change in the NAV of UGA over the same time period was 0.006%. The average daily difference was -0.001% (or -0.1 basis points, where 1 basis point equals  1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -0.583%, meaning that over this time period UGA’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USHO’s units began trading on the American Stock Exchange on April 9, 2008 and are offered on a continuous basis. As a result of the acquisition of the American Stock Exchange by NYSE Euronext, USHO’s units commenced trading on the NYSE Arca on November 25, 2008. As of April 30, 2010, the total amount of money raised by USHO from its authorized purchasers was $27,751,399; the total number of authorized purchasers was 8; the number of baskets purchased by authorized purchasers was 8; and the aggregate amount of units purchased was 800,000.

Since the offering of USHO units to the public on April 9, 2008 to April 30, 2010, the simple average daily change in its benchmark futures contract was -0.064%, while the simple average daily change in the NAV of USHO over the same time period was -0.065%. The average daily difference was -0.001% (or -0.1 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -0.580%, meaning that over this time period USHO’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

USSO’s units began trading on the NYSE Arca on September 18, 2009 and are offered on a continuous basis. As of April 30, 2010, the total amount of money raised by USSO from its authorized purchasers was

$22,445,287; the total number of authorized purchasers was 8; the number of baskets purchased by authorized purchasers was 5; and the aggregate amount of units purchased was 500,000.

Since the offering of USSO units to the public on September 18, 2009 to April 30, 2010, the inverse of the simple average daily change in its benchmark futures contract was 0.121%, while the simple average daily change in the NAV of USSO over the same time period was -0.124%. The average daily difference was -0.003% (or 0.3 basis points, where 1 basis point equals  1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -2.633%, meaning that over this time period USSO’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

The table below shows the relationship between the trading prices of the units of each of the Related Public Funds and the daily NAV of such fund, from inception through April 30, 2010. The first row shows the average amount of the variation between the fund’s closing market price and NAV, computed on a daily basis since inception, while the second and third rows depict the maximum daily amount of the end of day premiums and discounts to NAV since inception, on a percentage basis. Management of the General Partner believes that maximum and minimum end of day premiums and discounts typically occur because trading in the units continues on the NYSE Arca until 4:00 p.m. New York time while regular trading in the Benchmark Futures Contract on the NYMEX ceases at 2:30 p.m. New York time and the value of the relevant benchmark futures contract, for purposes of determining its end of day NAV, can be determined at that time. One known exception to this conclusion were the premiums on trading in USNG units that occurred between July 8, 2009 and September 28, 2009, when USNG suspended the issuance of Creation Baskets as a result of regulatory concern relating to the size of USNG’s positions in the natural gas futures and cleared swap markets, and there was continued demand for such units and other similar natural gas futures linked investments in the market.

	USOF	USNG	US12OF	UGA	USHO	USSO	US12NG
Average Difference	$0.00	$0.10	-$0.05	$0.01	$0.01	$0.00	$0.00
Max Premium %	4.17%	21.32%	10.58%	7.25%	3.20%	1.14%	2.04%
Max Discount %	-4.62%	-3.51%	-9.93%	-3.11%	-3.07%	-7.09%	-2.20%

There are significant differences between investing in US12NG and the Related Public Funds and investing directly in the futures market. The General Partner’s results with the Related Public Funds may not be representative of results that may be experienced with a fund directly investing in futures contracts or other managed funds investing in futures contracts. For more information on the performance of the Related Public Funds see the Performance Tables below.

Performance of US12NG

US12NG

Experience in Raising and Investing in Funds Through April 30, 2010

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered*	$1,500,000,000
Dollar Amount Raised	$53,294,530
Organizational and Offering Expenses:**
SEC registration fee	$82,445
FINRA registration fee	$75,500
Listing fee	$5,000
Auditor’s fees and expenses	$2,500
Legal fees and expenses	$164,258
Printing expenses	$25,521
Length of US12NG offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Compensation to the General Partner and Other Compensation US12NG:

Expenses Paid by US12NG Through April 30, 2010 in Dollar Terms:

Expenses	Amount in Dollar Terms
Amount Paid to General Partner	$87,211
Amount Paid in Portfolio Brokerage Commissions	$10,673
Other Amounts Paid*	$334,238
Total Expenses Paid or Accrued	$432,122
Expenses Waived**	$(300,608)
Total Expenses Paid or Accrued Including Expenses Waived	$131,514

*	Includes expenses relating to legal fees, auditing fees, printing expenses, licensing fees, expenses relating to tax reporting and fees paid to the independent directors.
**	The General Partner, though under no obligation to do so, agreed to pay certain expenses, to the extent that such expenses exceeded 0.15% (15 basis points) of US12NG’s NAV, on an annualized basis. The General Partner has no obligation to continue such payment into subsequent periods.

Expenses Paid by US12NG Through April 30, 2010 as a Percentage of Average Daily Net Assets:

Expenses	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.07% annualized
Other Amounts Paid	2.31% annualized
Total Expenses Paid or Accrued	2.99% annualized
Expenses Waived	(2.08)% annualized
Total Expenses Paid or Accrued Including Expenses Waived	0.91% annualized
US12NG Performance:
Name of Commodity Pool	US12NG
Type of Commodity Pool	Exchange traded security
Inception of Trading	November 18, 2009
Aggregate Subscriptions (from inception through April 30, 2010)	$53,294,530
Total Net Assets as of April 30, 2010	$36,514,659
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of April 30, 2010	$40.57
Worst Monthly Percentage Draw-down	Mar 10 (15.47)%
Worst Peak-to-Valley Draw-down	Jan 10 – Mar 10 (24.60)%
Number of Unitholders (as of December 31, 2009)	1,276

COMPOSITE PERFORMANCE DATA FOR US12NG
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2009	2010
January		(5.93)%
February		(5.18)%
March		(15.47)%
April		0.07%
May
June
July
August
September
October
November	(0.02)%**
December	7.56%
Annual Rate of Return	7.54%	(24.55)%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

**	Partial from November 18, 2009.
***	Through April 30, 2010.

Draw-down:  Losses experienced by the fund over a specified period. Draw-down is measured on the basis of monthly returns only and does not reflect intra-month figures.

Worst Monthly Percentage Draw-down:  The largest single month loss sustained since inception of trading.

Worst Peak-to-Valley Draw-down:  The largest percentage decline in the NAV per unit over the history of the fund. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. Worst Peak-to-Valley Draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end. For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.

Performance of the Related Public Funds

USOF:

Experience in Raising and Investing in Funds Through April 30, 2010

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered*	$71,257,630,000
Dollar Amount Raised	$24,834,326,480
Organizational and Offering Expenses:**
SEC registration fee	$2,480,174
FINRA registration fee	$603,500
Listing fee	$5,000
Auditor’s fees and expenses	$495,850
Legal fees and expenses	$2,101,868
Printing expenses	$285,230
Length of USOF offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through December 31, 2006, these expenses were paid for by an affiliate of the General Partner in connection with the initial public offering. Following December 31, 2006, USOF has recorded these expenses.

Compensation to the General Partner and Other Compensation USOF:

Expenses Paid by USOF Through April 30, 2010 in Dollar Terms:

Expenses	Amount in Dollar Terms
Amount Paid to General Partner	$23,743,218
Amount Paid in Portfolio Brokerage Commissions	$7,942,226
Other Amounts Paid*	$9,818,453
Total Expenses Paid	$41,503,897

*	Includes expenses relating to the registration of units, legal fees, auditing fees, printing expenses, licensing fees, expenses relating to the tax reporting and fees paid to the independent directors.

Expenses Paid by USOF Through April 30, 2010 as a Percentage of Daily Net Assets:

Expenses	Amount As a Percentage of Average Daily Net Assets
General Partner	0.46% annualized
Portfolio Brokerage Commissions	0.15% annualized
Other Amounts Paid	0.19% annualized
Total Expenses Paid	0.80% annualized
USOF Performance:
Name of Commodity Pool	USOF
Type of Commodity Pool	Exchange traded security
Inception of Trading	April 10, 2006
Aggregate Subscriptions (from inception through April 30, 2010)	$24,834,326,480
Total Net Assets as of April 30, 2010	$1,739,446,626
Initial NAV per Unit as of Inception	$67.39
NAV per Unit as of April 30, 2010	$41.42
Worst Monthly Percentage Draw-down	Oct 2008 (31.57)%
Worst Peak-to-Valley Draw-down	Jun 08 – Feb 09 (75.84)%
Number of Unitholders (as of December 31, 2009)	84,835

COMPOSITE PERFORMANCE DATA FOR USOF
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2006	2007	2008	2009	2010
January		(6.55)%	(3.98)%	(14.60)%	(8.78)%
February		5.63%	11.03%	(6.55)%	8.62%
March		4.61%	0.63%	7.23%	4.61%
April	3.47%**	(4.26)%	12.38%	(2.38)%	2.04%
May	(2.91)%	(4.91)%	12.80%	26.69%
June	3.16%	9.06%	9.90%	4.16%
July	(0.50)%	10.55%	(11.72)%	(2.30)%
August	(6.97)%	(4.93)%	(6.75)%	(1.98)%
September	(11.71)%	12.11%	(12.97)%	0.25%
October	(8.46)%	16.98%	(31.57)%	8.43%
November	4.73%	(4.82)%	(20.65)%	(0.51)%
December	(5.21)%	8.66%	(22.16)%	(0.03)%
Annual Rate of Return	(23.03)%	46.15%	(54.75)%	14.14%	5.77%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from April 10, 2006.
***	Through April 30, 2010.

For a definition of draw-down, please see text below “Composite Performance Data for US12NG.”

USNG:

Experience in Raising and Investing in Funds Through April 30, 2010

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered*	$11,846,500,000
Dollar Amount Raised	$10,836,102,956
Organizational and Offering Expenses:**
SEC registration fee	$1,361,084
FINRA registration fee	$377,500
Listing fee	$5,000
Auditor’s fees and expenses	$434,350
Legal fees and expenses	$1,693,053
Printing expenses	$73,270
Length of USNG offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through April 18, 2007, these expenses were paid for by the General Partner. Following April 18, 2007, USNG has recorded these expenses.

Compensation to the General Partner and Other Compensation USNG

Expenses Paid by USNG Through April 30, 2010 in Dollar Terms:

Expenses	Amount in Dollar Terms
Amount Paid to General Partner	$26,169,271
Amount Paid in Portfolio Brokerage Commissions	$14,923,891
Other Amounts Paid*	$13,844,287
Total Expenses Paid	$54,937,449

*	Includes expenses relating to the registration of units, legal fees, auditing fees, printing expenses, licensing fees, expenses relating to the tax reporting and fees paid to the independent directors.

Expenses Paid by USNG Through April 30, 2010 as a Percentage of Average Daily Net Assets:

Expenses	Amount As a Percentage of Average Daily Net Assets
General Partner	0.55% annualized
Portfolio Brokerage Commissions	0.31% annualized
Other Amounts Paid	0.29% annualized
Total Expense Ratio	1.15% annualized
USNG Performance:
Name of Commodity Pool	USNG
Type of Commodity Pool	Exchange traded security
Inception of Trading	April 18, 2007
Aggregate Subscriptions (from inception through April 30, 2010)	$10,836,102,956
Total Net Assets as of April 30, 2010	$2,876,430,623
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of April 30, 2010	$6.84
Worst Monthly Percentage Draw-down	Jul 08 (32.13)%
Worst Peak-to-Valley Draw-down	Jun 08 – Apr 2010 (89.08)%
Number of Unitholders (as of December 31, 2009)	203,277

COMPOSITE PERFORMANCE DATA FOR USNG
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2007	2008	2009	2010
January		8.87%	(21.49)%	(7.65)%
February		15.87%	(5.47)%	(6.02)%
March		6.90%	(11.81)%	(21.02)%
April	4.30%**	6.42%	(13.92)%	(0.87)%
May	(0.84)%	6.53%	10.37%
June	(15.90)%	13.29%	(4.63)%
July	(9.68)%	(32.13)%	(8.70)%
August	(13.37)%	(13.92)%	(27.14)%
September	12.28%	(9.67)%	26.03%
October	12.09%	(12.34)%	(13.31)%
November	(16.16)%	(6.31)%	(11.86)%
December	0.75%	(14.32)%	13.91%
Annual Rate of Return	(27.64)%	(35.68)%	(56.73)	(32.08)%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from April 17, 2007.
***	Through April 30, 2010.

For a definition of draw-down, please see text below “Composite Performance Data for US12NG.”

US12OF:

Experience in Raising and Investing in Funds Through April 30, 2010

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered*	$3,718,000,000
Dollar Amount Raised	$224,069,813
Organizational and Offering Expenses:**
SEC registration fee	$129,248
FINRA registration fee	$151,000
Listing fee	$5,000
Auditor’s fees and expenses	$145,700
Legal fees and expenses	$318,524
Printing expenses	$44,402
Length of US12OF offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through March 31, 2009, these expenses were paid for by an affiliate of the General Partner in connection with the initial public offering. Following March 31, 2009, US12OF has recorded these expenses.

Compensation to the General Partner and Other Compensation US12OF:

Expenses Paid by US12OF Through April 30, 2010 in Dollar Terms:

Expenses	Amount in Dollar Terms
Amount Paid to General Partner	$1,239,730
Amount Paid in Portfolio Brokerage Commissions	$60,488
Other Amounts Paid*	$1,202,133
Total Expenses Paid or Accrued	$2,502,351
Expenses Waived**	$(262,220)
Total Expenses Paid or Accrued Including Expenses Waived	$2,240,131

*	Includes expenses relating to the registration of units, legal fees, auditing fees, printing expenses, licensing fees, expenses relating to the tax reporting and fees paid to the independent directors.
**	The General Partner, though under no obligation to do so, agreed to pay certain expenses, to the extent that such expenses exceeded 0.15% (15 basis points) of US12OF’s NAV, on an annualized basis through March 31, 2009, after which date such payments were no longer necessary. The General Partner has no obligation to make such payments in subsequent periods.

Expenses Paid by US12OF Through April 30, 2010 as a Percentage of Average Daily Net Assets:

Expenses	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.03% annualized
Other Amounts Paid	0.58% annualized
Total Expenses Paid or Accrued	1.21% annualized
Expenses Waived	(0.13)% annualized
Total Expenses Paid or Accrued Including Expenses Waived	1.08% annualized
US12OF Performance:
Name of Commodity Pool	US12OF
Type of Commodity Pool	Exchange traded security
Inception of Trading	December 6, 2007
Aggregate Subscriptions (from inception through April 30, 2010)	$224,069,813
Total Net Assets as of April 30, 2010	$166,161,701
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of April 30, 2010	$43.73
Worst Monthly Percentage Draw-down	Oct 2008 (29.59)%
Worst Peak-to-Valley Draw-down	Jun 08 – Feb 09 (66.97)%
Number of Unitholders (as of December 31, 2009)	6,875

COMPOSITE PERFORMANCE DATA FOR US12OF
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2007	2008	2009	2010
January		(2.01)%	(7.11)%	(8.40)%
February		10.48%	(4.34)%	6.73%
March		(0.66)%	9.22%	4.16%
April		11.87%	(1.06)%	6.37%
May		15.47%	20.40%
June		11.59%	4.51%
July		(11.39)%	1.22%
August		(6.35)%	(2.85)%
September		(13.12)%	(0.92)%
October		(29.59)%	8.48%
November		(16.17)%	2.31%
December	8.44%**	(12.66)%	(1.10)%
Annual Rate of Return	8.44%	(42.39)%	29.23%	8.32%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from December 6, 2007.
***	Through April 30, 2010.

For a definition of draw-down, please see text below “Composite Performance Data for US12NG.”

UGA:

Experience in Raising and Investing in Funds Through April 30, 2010

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered*	$1,500,000,000
Dollar Amount Raised	$152,567,791
Organizational and Offering Expenses:**
SEC registration fee	$184,224
FINRA registration fee	$151,000
Listing fee	$5,000
Auditor’s fees and expenses	$27,500
Legal fees and expenses	$234,690
Printing expenses	$169,455
Length of UGA offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through September 1, 2009, initial offering costs and a portion of ongoing expenses were paid for by the General Partner. Following September 1, 2009, UGA has recorded these expenses.

Compensation to the General Partner and Other Compensation UGA:

Expenses Paid by UGA Through April 30, 2010 in Dollar Terms:

Expenses	Amount in Dollar Terms
Amount Paid to General Partner	$621,004
Amount Paid in Portfolio Brokerage Commissions	$114,117
Other Amounts Paid*	$720,774
Total Expenses Paid or Accrued	$1,455,895
Expenses Waived:**	$(518,457)
Total Expenses Paid or Accrued Including Expenses Waived	$937,438

*	Includes expenses relating to the registration of new units, legal fees, auditing fees, printing expenses, licensing fees, expenses relating to tax reporting and fees paid to the independent directors.
**	The General Partner, though under no obligation to do so, agreed to pay certain expenses, to the extent that such expenses exceeded 0.15% (15 basis points) of UGA’s NAV, on an annualized basis. The General Partner has no obligation to continue such payment into subsequent periods.

Expenses Paid by UGA Through April 30, 2010 as a Percentage of Average Daily Net Assets:

Expenses	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.11% annualized
Other Amounts Paid	0.70% annualized
Total Expenses Paid or Accrued	1.41% annualized
Expenses Waived	(0.50)% annualized
Total Expenses Paid Including Expenses Waived	0.91% annualized
UGA Performance:
Name of Commodity Pool	UGA
Type of Commodity Pool	Exchange traded security
Inception of Trading	February 26, 2008
Aggregate Subscriptions (from inception through April 30, 2010)	$152,567,791
Total Net Assets as of April 30, 2010	$98,289,035
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of April 30, 2010	$39.32
Worst Monthly Percentage Draw-down	Oct 2008 (38.48)%
Worst Peak-to-Valley Draw-down	Jun 08 – Dec 08 (69.02)%
Number of Unitholders (as of December 31, 2009)	5,131

COMPOSITE PERFORMANCE DATA FOR UGA
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2008	2009	2010
January		16.23%	(7.47)%
February	(0.56)%**	0.26%	7.33%
March	(2.39)%	2.59%	5.42%
April	10.94%	2.07%	3.15%
May	15.60%	30.41%
June	4.79%	1.65%
July	(12.79)%	6.24%
August	(3.88)%	(3.71)%
September	(9.36)%	(3.38)%
October	(38.48)%	10.96%
November	(21.35)%	1.00%
December	(15.72)%	0.55%
Annual Rate of Return	(59.58)%	80.16%	7.99%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from February 26, 2008.
***	Through April 30, 2010.

For a definition of draw-down, please see text below “Composite Performance Data for US12NG.”

USHO:

Experience in Raising and Investing in Funds Through April 30, 2010

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered*	$500,000,000
Dollar Amount Raised	$27,751,399
Organizational and Offering Expenses:**
SEC registration fee	$142,234
FINRA registration fee	$151,000
Listing fee	$5,000
Auditor’s fees and expenses	$27,500
Legal fees and expenses	$143,232
Printing expenses	$112,737
Length of USHO offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through August 31, 2009, initial offering costs and a portion of ongoing expenses were paid for by the General Partner. Following August 31, 2009, USHO has recorded these expenses.

Compensation to the General Partner and Other Compensation USHO:

Expenses Paid by USHO Through April 30, 2010 in Dollar Terms:

Expenses	Amount in Dollar Terms
Amount Paid to General Partner	$138,960
Amount Paid in Portfolio Brokerage Commissions	$22,142
Other Amounts Paid*	$514,330
Total Expenses Paid or Accrued	$675,432
Expenses Waived**	$(464,476)
Total Expenses Paid or Accrued Including Expenses Waived	$210,956

*	Includes expenses relating to the registration of new units, legal fees, auditing fees, printing expenses, licensing fees, expenses relating to tax reporting and fees paid to the independent directors.
**	The General Partner, though under no obligation to do so, agreed to pay certain expenses, to the extent that such expenses exceeded 0.15% (15 basis points) of USHO’s NAV, on an annualized basis. The General Partner has no obligation to continue such payment into subsequent periods.

Expenses Paid by USHO Through April 30, 2010 as a Percentage of Average Daily Net Assets:

Expenses	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.10% annualized
Other Amounts Paid	2.23% annualized
Total Expenses Paid or Accrued	2.93% annualized
Expenses Waived	(2.01)% annualized
Total Expenses Paid Including Expenses Waived	0.92% annualized
USHO Performance:
Name of Commodity Pool	USHO
Type of Commodity Pool	Exchange traded security
Inception of Trading	April 9, 2008
Aggregate Subscriptions (from inception through April 30, 2010)	$27,751,399
Total Net Assets as of April 30, 2010	$14,640,828
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of April 30, 2010	$29.28
Worst Monthly Percentage Draw-down	Oct 08 (28.63)%
Worst Peak-to-Valley Draw-down	Jun 08 – Feb 09 (69.17)%
Number of Unitholders (as of December 31, 2009)	1,154

COMPOSITE PERFORMANCE DATA FOR USHO
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2008	2009	2010
January		0.05%	(10.17)%
February		(11.34)%	5.78%
March		6.73%	6.42%
April	2.84%**	(3.85)%	5.13%
May	15.93%	23.13%
June	5.91%	4.55%
July	(12.18)%	0.39%
August	(8.41)%	(2.71)%
September	(9.77)%	(0.48)%
October	(28.63)%	7.60%
November	(18.38)%	0.19%
December	(17.80)%	2.23%
Annual Rate of Return	(56.12)%	25.52%	6.32%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from April 9, 2008.
***	Through April 30, 2010.

For a definition of draw-down, please see text below “Composite Performance Data for US12NG.”

USSO:

Experience in Raising and Investing in Funds Through April 30, 2010

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered*	$1,250,000,000
Dollar Amount Raised	$22,445,287
Organizational and Offering Expenses:**
SEC registration fee	$49,125
FINRA registration fee	$75,500
Listing fee	$5,000
Auditor’s fees and expenses	$2,500
Legal fees and expenses	$501,060
Printing expenses	$23,945
Length of USSO offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Compensation to the General Partner and Other Compensation USSO:

Expenses Paid by USSO Through April 30, 2010 in Dollar Terms:

Expenses	Amount in Dollar Terms
Amount Paid to General Partner	$49,464
Amount Paid in Portfolio Brokerage Commissions	$10,926
Other Amounts Paid*	$361,964
Total Expenses Paid or Accrued	$422,354
Expenses Waived**	$(343,917)
Total Expenses Paid or Accrued Including Expenses Waived	$78,437

*	Includes expenses relating to legal fees, auditing fees, printing expenses, licensing fees, expenses relating to tax reporting and fees paid to the independent directors.
**	The General Partner, though under no obligation to do so, agreed to pay certain expenses, to the extent that such expenses exceeded 0.15% (15 basis points) of USSO's NAV, on an annualized basis. The General Partner has no obligation to continue such payment into subsequent periods.

Expenses Paid by USSO Through April 30, 2010 as a Percentage of Average Daily Net Assets:

Expenses	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.13% annualized
Other Amounts Paid	4.41% annualized
Total Expenses Paid or Accrued	5.15% annualized
Expenses Waived	(4.19)% annualized
Total Expenses Paid Including Expenses Waived	0.96% annualized
USSO Performance:
Name of Commodity Pool	USSO
Type of Commodity Pool	Exchange traded security
Inception of Trading	September 18, 2009
Aggregate Subscriptions (from inception through April 30, 2010)	$22,445,287
Total Net Assets as of April 30, 2010	$20,243,375
Initial NAV per Unit as of Inception	$50.00
NAV per Unit as of April 30, 2010	$40.49
Worst Monthly Percentage Draw-down	Feb 10 (8.94)%
Worst Peak-to-Valley Draw-down	Sep 09 – Apr 2010 (19.02)%
Number of Unitholders (as of December 31, 2009)	185

COMPOSITE PERFORMANCE DATA FOR USSO
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2009	2010
January		9.05%
February		(8.94)%
March		(4.92)%
April		(2.50)%
May
June
July
August
September	(2.90)%**
October	(8.65)%
November	(0.25)%
December	(0.57)%
Annual Rate of Return	(12.02)%	(7.96)%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from September 18, 2009.
***	Through April 30, 2010.

For a definition of draw-down, please see text below “Composite Performance Data for US12NG.”

Other Related Commodity Trading and Investment Management Experience

Until December 31, 2009, Ameristock Corporation was an affiliate of the General Partner. Ameristock Corporation is a California-based registered investment advisor registered under the Investment Advisors Act of 1940 that has been sponsoring and providing portfolio management services to mutual funds since 1995. Ameristock Corporation is the investment adviser to the Ameristock Mutual Fund, Inc., a mutual fund registered under the Investment Company Act of 1940 that focuses on large cap U.S. equities that had $215,007,185 in assets as of April 30, 2010. Ameristock Corporation was also the investment advisor to the Ameristock ETF Trust, an open-end management investment company registered under the 1940 Act that consisted of five separate investment portfolios, each of which sought investment results, before fees and expenses, that corresponded generally to the price and yield performance of a particular U.S. Treasury securities index owned and compiled by Ryan Holdings LLC and Ryan ALM, Inc. The Ameristock ETF Trust has liquidated each of its investment portfolios and has wound up its affairs.

How Does US12NG Operate?

The net assets of US12NG consist primarily of investments in futures contracts for natural gas, but may also consist of other types of crude oil, heating oil, gasoline, and other petroleum-based fuels traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”). US12NG may also invest in other natural gas-related investments such as cash-settled options on Futures Contracts, forward contracts for natural gas, cleared swap contracts, and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Natural Gas-Related Investments”). For convenience and unless otherwise specified, Futures Contracts and Other Natural Gas-Related Investments collectively are referred to as “Natural Gas Interests” in this prospectus.

US12NG invests in Natural Gas Interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Futures Contracts and Other Natural Gas-Related Investments. The primary focus of the General Partner is the investment in Futures Contracts and the management of its investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and/or cash equivalents for margining purposes and as collateral.

The investment objective of US12NG is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the NYMEX (the “Benchmark Futures Contracts”), consisting of the near month contract to expire and the contracts for the following eleven months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12NG’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted.

It is not the intent of US12NG to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of natural gas or any particular futures contract based on natural gas.

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. For example, in cases in which the near month contract’s price is higher than the price of contracts that expire later in time (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the near month contract would tend to rise as it approaches expiration. Conversely, in cases in which the near month contract’s price is lower than the price of contracts that expire later in time (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the near month contract would tend to decline as it approaches expiration. The total return of a portfolio that owned the near month contract and “rolled” forward each month by selling the near month contract as it approached expiration and purchasing the next month to expire would be positively impacted by a backwardation market, and negatively impacted by a contango market. Depending on the exact price relationship of the different month’s prices, portfolio expenses, and the overall movement of natural gas prices, the impact of backwardation and contango could have a major impact on the total return of such a portfolio over time. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation and the negative effect of contango compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However there can be no assurance that such historical relationships would provide the same or similar results in the future.

US12NG seeks to achieve its investment objective by investing in a mix of Futures Contracts and Natural Gas Interests such that the changes in US12NG’s NAV will closely track the changes in the average of the prices of the Benchmark Futures Contracts. The General partner believes changes in the average of the prices of the Benchmark Futures Contracts historically exhibited a close correlation with the changes in the spot price of natural gas. On any valuation day (a valuation day is any NYSE Arca trading day as of which US12NG calculates its NAV, as described herein), the Benchmark Futures Contracts are the near month contract for natural gas traded on the NYMEX and the contracts for the following eleven consecutive months, unless the near month contract will expire within two weeks of the valuation day, in which case the Benchmark Futures Contacts are the next month contact to expire and the contracts for the following eleven consecutive months.

As a specific benchmark, the General Partner endeavors to place US12NG’s trades in Futures Contracts and Other Natural Gas-Related Investments and otherwise manage US12NG’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily change in US12NG’s NAV for any period of 30 successive valuation days, i.e., any NYSE Arca trading day as of which US12NG calculates its NAV, and
•	B is the average daily change in the average of the prices of the Benchmark Futures Contracts over the same period.

The composition of the Benchmark Futures Contracts is changed or “rolled” by selling the near month contract during one day and buying the contract which at that time is the thirteenth month contract. For example, the Benchmark Futures Contracts on June 1 of any given year would include the near month contract that would expire in July, and the next eleven contract months, which would be August of the current year through June of the following year, for a total of 12 months. When the July contract is within two weeks of expiration, the benchmark would no longer make use of the July contract of the current year and would instead add the July contract of the next year. The Benchmark Futures Contracts would remain 12 consecutive contract months but they would now consist of the August contract of the current year through the July contract of the next year.

The General Partner believes that market arbitrage opportunities will cause daily changes in US12NG’s unit price on the NYSE Arca to closely track daily changes in US12NG’s NAV. The General Partner further believes that the daily changes in prices of the Benchmark Futures Contracts have historically closely tracked the daily changes in the spot price of natural gas. The General Partner believes that the net effect of these two relationships and the expected relationship described above between US12NG’s NAV and the Benchmark Futures Contracts will be that the daily changes in the price of US12NG’s units on the NYSE Arca will continue to closely track the daily changes in the spot price of 10,000 million British thermal units (“mmBtu”) of natural gas, less US12NG’s expenses.

The Benchmark Futures Contracts is changed or “rolled” from the near month contract and the eleven following months to expire to the next month to expire and the eleven following months over a one day period. The anticipated monthly dates on which the Benchmark Futures Contracts will be changed and US12NG’s Natural Gas Interests will be “rolled” in 2010 and in subsequent years are posted on UG12NG’s website at www.unitedstates12monthnaturalgasfund.com, and are subject to change without notice.

An investment in the units provides a means for diversifying an investor’s portfolio or hedging exposure to changes in oil prices. An investment in the units allows both retail and institutional investors to easily gain exposure to the natural gas market in a transparent, cost-effective manner.

The expected correlation of the price of US12NG’s units, US12NG’s NAV and the price of the Benchmark Futures Contracts is illustrated in the following diagram:

The General Partner employs a “neutral” investment strategy intended to track changes in the price of the Benchmark Futures Contracts regardless of whether the price goes up or goes down. US12NG’s “neutral” investment strategy is designed to permit investors generally to purchase and sell US12NG’s units for the purpose of investing indirectly in natural gas in a cost-effective manner, and/or to permit participants in the natural gas or other industries to hedge the risk of losses in their natural gas-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in natural gas and/or the risks involved in hedging may exist. In addition, an investment in US12NG involves the risk that the changes in the price of US12NG’s units will not accurately track the changes in the Benchmark Futures Contracts.

US12NG’s total portfolio composition is disclosed each day that the NYSE Arca is open for trading, on US12NG’s website at www.unitedstates12monthnaturalgasfund.com. The website disclosure of portfolio holdings is made daily and includes, as applicable, the name and value of each Natural Gas Interest, the specific types of Other Natural Gas-Related Investments and characteristics of such Other Natural Gas-Related Investments, Treasuries, and the amount of cash and/or cash equivalents held in US12NG’s portfolio. US12NG’s website is publicly accessible at no charge. US12NG’s assets are held in segregated accounts pursuant to the Commodity Exchange Act and CFTC regulations.

US12NG creates and redeems units only in blocks of 100,000 units called Creation Baskets and Redemption Baskets, respectively. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. It is expected that baskets will be created when there is sufficient demand for units that the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the NYSE Arca, to the public at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the NAV of US12NG at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contracts market and the market for Other Natural Gas-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between US12NG’s NAV and the trading price of the units on the NYSE Arca at the time of sale. Similarly, it is expected that baskets will be redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day are expected to effect such transactions in the secondary market, on the NYSE Arca, at the market price per unit, rather than in connection with the creation or redemption of baskets.

The minimum number of Creation Baskets that must be sold is one. All proceeds from the sale of Creation Baskets are invested as quickly as possible in the investments described in this prospectus. There is no escrow or similar holding of funds that has a time period or other conditions. Investments are held through the Custodian or through accounts with US12NG’s commodity futures brokers. There is no stated maximum time period for US12NG’s operations and the fund will continue until all units are redeemed or the fund is liquidated pursuant to the terms of the LP Agreement.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, accountability levels on certain of the Futures Contracts in which US12NG intends to invest may practically limit the maximum amount of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to US12NG at that time will not enable it to meet its stated investment objective.

While US12NG issues units only in Creation Baskets, units may also be purchased and sold in much smaller increments on the NYSE Arca. These transactions, however, are effected at the bid and ask prices established by specialist firm(s). Like any listed security, units can be purchased and sold at any time a secondary market is open.

What is US12NG’s Investment Strategy?

In managing US12NG’s assets the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner employs a quantitative methodology whereby each time a Creation Basket is sold, the General Partner purchases Natural Gas Interests, such as the Benchmark Futures Contracts, that have an aggregate market value that approximates the amount of Treasuries and/or cash received from the sale of the Creation Basket.

As an example, assume that a Creation Basket is sold by US12NG, and that US12NG’s closing NAV per unit is $50.00. In that case, US12NG would receive $5,000,000 in proceeds from the sale of the Creation Basket ($50 NAV per unit multiplied by 100,000 units, and ignoring the Creation Basket fee of $1,000). If one were to assume further that the General Partner wants to invest the entire proceeds from the Creation Basket in the Benchmark Futures Contracts and that the average market value of the Benchmark Futures Contracts is $48,250, US12NG would be unable to buy the exact number of Benchmark Futures Contracts with an aggregate market value equal to $5,000,000. Instead, US12NG would be able to purchase 103 Benchmark Futures Contracts with an aggregate market value of $4,969,750. Assuming a margin requirement equal to 10% of the value of the Benchmark Futures Contracts, US12NG would be required to deposit $496,975 in Treasuries and cash with the futures commission merchant through which the Benchmark Futures Contracts were purchased. The remainder of the proceeds from the sale of the Creation Basket would remain invested in cash, cash equivalents, and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions.

The specific Futures Contracts purchased depends on various factors, including a judgment by the General Partner as to the appropriate diversification of US12NG’s investments in futures contracts with respect to the month of expiration, and the prevailing price volatility of particular contracts. In addition, US12NG may make use of a mixture of standard sized futures contracts as well as the smaller sized “mini” contracts. While the General Partner anticipates significant investments in NYMEX futures contracts, as US12NG reaches certain position limits on the NYMEX, or for other reasons, it will invest in Futures Contracts traded on other exchanges or invest in Other Natural Gas-Related Investments such as contracts in the “over-the-counter” market.

The General Partner does not anticipate letting its Futures Contracts expire and taking delivery of the underlying commodity. Instead, the General Partner closes existing positions, e.g., when it changes the Benchmark Futures Contracts or it otherwise determines it would be appropriate to do so and reinvest the proceeds in new Futures Contracts. Positions may also be closed out to meet orders for Redemption Baskets and in such case proceeds for such baskets will not be reinvested.

By remaining invested as fully as possible in Futures Contracts or Other Natural Gas-Related Investments, the General Partner believes that the changes in percentage terms in US12NG’s NAV will closely track the changes in percentage terms in the prices of the Futures Contracts in which US12NG invests. The General Partner believes that certain arbitrage opportunities will result in the price of the units traded on the NYSE Arca closely tracking the NAV of US12NG. Additionally, as discussed above, the General Partner has conducted research that indicates that Futures Contracts traded on the NYMEX have closely tracked the spot price of the underlying natural gas. Based on these expected interrelationships, the General Partner believes that the changes in the price of US12NG’s units as traded on the NYSE Arca will closely track the changes in the spot price of natural gas.

What are Futures Contracts?

Futures contracts are agreements between two parties. One party agrees to buy a commodity such as natural gas from the other party at a later date at a price and quantity agreed upon when the contract is made. Futures contracts are traded on futures exchanges. For example, the Benchmark Futures Contracts traded on the NYMEX trade in units of 10,000 million British Thermal Units (“mmBtu”) (a “mini” contract is 2,500 mmBtu). The natural gas Futures Contracts traded on the NYMEX are priced by floor brokers and other exchange members both through an “open outcry” of offers to purchase or sell the contracts and through an electronic, screen-based system that determines the price by matching electronically offers to purchase and sell.

Certain typical and significant characteristics of Futures Contracts are discussed below. Additional risks of investing in Futures Contracts are included in “What are the Risk Factors Involved with an Investment in US12NG?”

Impact of Accountability Levels, Position Limits and Price Fluctuation Limits.  Futures contracts include typical and significant characteristics. Most significantly, the CFTC and U.S. designated contract markets such as the NYMEX have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment by US12NG is not) may hold, own or control. The net position is the difference between an individual or firm’s open long contracts and open short contracts in any one commodity. In addition, most U.S. futures exchanges, such as the NYMEX, limit the daily price fluctuation for futures contracts. The ICE Futures has recently adopted similar accountability levels and position limits for certain of its Futures Contracts that are traded on the ICE Futures and settled against the price of a contract listed for trading on a U.S. designated contract market such as NYMEX. In particular, the Henry Hub natural gas contract on the ICE Futures is subjected to the same accountability levels and positions limits as the NYMEX Henry Hub natural gas contract upon which it settles as a result of the CFTC’s determination in July 2009 that the ICE Futures Henry Hub contract was a significant price discovery contract.

The accountability levels for the Benchmark Futures Contract and other Futures Contracts traded on the NYMEX are not a fixed ceiling, but rather a threshold above which the NYMEX may exercise greater scrutiny and control over an investor’s positions. The current accountability level for any one month in natural gas Futures Contracts (including investments in the Benchmark Futures Contracts) is 6,000 contracts. In addition, the NYMEX imposes an accountability level for all months of 12,000 net futures contracts in natural gas. If US12NG and the Related Public Funds exceed these accountability levels for investments in futures contracts for natural gas, the NYMEX will monitor US12NG’s exposure and ask for further information on their activities, including the total size of all positions, investment and trading strategy, and the extent of US12NG’s liquidity resources. If deemed necessary by the NYMEX, it could also order US12NG to reduce its position back to the accountability level.

If the NYMEX orders US12NG to reduce its position back to the accountability level, or to an accountability level that the NYMEX deems appropriate for US12NG, such an accountability level may impact the mix of investments in Natural Gas Interests made by US12NG. To illustrate, assume that the average of the prices of the Benchmark Futures Contracts and the unit price of US12NG are each $10, and that the NYMEX has determined that US12NG may not own more than 10,000 contracts in natural gas Futures Contracts. In such case, US12NG could invest up to $1 billion of its daily net assets in the Benchmark Futures Contracts (i.e., $10 per contract multiplied by 10,000 (a Benchmark Futures Contract is a contract for 10,000 million British Thermal Units) multiplied by 10,000 contracts) before reaching the accountability level imposed by the NYMEX. Once the daily net assets of the portfolio exceed $1 billion in the Benchmark Futures Contracts, the portfolio may not be able to make any further investments in the Benchmark Futures Contracts, depending on whether the NYMEX imposes limits. If the NYMEX does impose limits at the $1 billion level (or another level), US12NG anticipates that it will invest the majority of its assets above that level in a mix of other Futures Contracts or Other Natural Gas-Related Investments.

In addition to accountability levels, the NYMEX and ICE Futures impose position limits on contracts held in the last few days of trading in the near month contract to expire. It is unlikely that US12NG will run up against such position limits because US12NG’s investment strategy is to close out its positions and “roll” from the near month contract and the eleven following months to expire to the next month to expire and the eleven following months beginning two weeks prior to expiration of the contract.

U.S. futures exchanges, including the NYMEX, currently do not implement fixed position limits for Futures Contracts held outside of the last few days of trading in the near month contract to expire. However, on January 26, 2010, the CFTC published a proposed rule that, if implemented, would set fixed position limits on energy Futures Contracts, including the NYMEX Henry Hub natural gas futures contract, NYMEX Light Sweet crude oil futures contract, NYMEX New York Harbor No. 2 heating oil futures contract, and NYMEX RBOB gasoline futures contract, along with any contract based upon these contracts. The proposed position limits would be set as a percentage of the open interest in these contracts for the spot month, any single month, and all months combined. Additionally, the proposed rule would aggregate positions in the enumerated contracts and those based upon such contracts, including contracts listed on separate exchanges. The 90-day public comment period for this proposal ended April 26, 2010.

U.S. futures exchanges, including the NYMEX, also limit the amount of price fluctuation for Futures Contracts. For example, the NYMEX imposes a $3.00 per mmBtu ($30,000 per contract) price fluctuation limit for natural gas Futures Contracts. This limit is initially based off the previous trading day’s settlement price. If any natural gas Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $3.00 per mmBtu in either direction of that point. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

US12NG anticipates that to the extent it invests in Futures Contracts other than natural gas contracts (such as futures contracts for light, sweet crude oil, heating oil, and gasoline) and Other Natural Gas-Related Investments, it will enter into various non-exchange-traded derivative contracts to hedge the short-term price movements of such natural gas Futures Contracts and Other Natural Gas-Related Investments against the current Benchmark Futures Contracts.

Examples of the position and price limits imposed are as follows:

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
NYMEX Natural Gas (physically settled)	Any one month: 6,000 net futures/all months: 12,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$3.00 per mmBtu ($30,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $3.00 per mmBtu in either direction. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.
NYMEX Light, Sweet Crude Oil (physically settled)	Any one month: 10,000 net futures/all months: 20,000 net futures, but not to exceed 3,000 contracts in the last three days of trading in the spot month.	$10.00 per barrel ($10,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.
NYMEX Light, Sweet Crude Oil (financially settled)	Any one month: 20,000 net futures/all months: 20,000 net futures, but not to exceed 2,000 contracts in the last three days of trading in the spot month.	There is no maximum daily price fluctuation limit.
ICE West Texas Intermediate (“WTI”) Crude Futures (financially settled)	Any one month: 10,000 net futures/all months: 20,000 net futures, but not to exceed 3,000 contracts in the last three days of trading in the spot month.	There is no maximum daily price fluctuation limit.
ICE Brent Crude Futures (physically settled)	There are no position limits.	There is no maximum daily price fluctuation limit.
NYMEX Heating Oil (physically settled)	Any one month: 5,000 net futures/all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
NYMEX Gasoline (physically settled)	Any one month: 5,000 net futures/all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Price Volatility.  Despite daily price limits, the price volatility of Futures Contracts generally has been historically greater than that for traditional securities such as stocks and bonds. Price volatility often is greater day-to-day as opposed to intra-day. Futures Contracts tend to be more volatile than stocks and bonds because price movements of natural gas and other energy products are more currently and directly influenced by economic factors for which current data is available and are traded by futures traders throughout the day. These economic factors include changes in interest rates; governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies; weather and climate conditions; changing supply and demand relationships; changes in balances of payments and trade; U.S. and international rates of inflation; currency devaluations and revaluations; U.S. and international political and economic events; and changes in philosophies and emotions of market participants. Because US12NG invests a significant portion of its assets in Futures Contracts, the assets of US12NG, and therefore the prices of US12NG units, may be subject to greater volatility than traditional securities.

Marking-to-Market Futures Positions.  Futures Contracts are marked to market at the end of each trading day and the margin required with respect to such contracts is adjusted accordingly. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if US12NG’s futures positions have declined in value, US12NG may be required to post additional variation margin to cover this decline. Alternatively, if US12NG’s futures positions have increased in value, this increase will be credited to US12NG’s account.

What is the Natural Gas Market and the Petroleum-Based Fuel Market?

Natural Gas.  Natural gas accounts for almost a quarter of U.S. energy consumption. The price of natural gas is established by the supply and demand conditions in the North American market, and more particularly, in the main refining center of the U.S. Gulf Coast. The natural gas market essentially constitutes an auction, where the highest bidder wins the supply. When markets are “strong” (i.e., when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are “weak” (i.e., when demand is low and/or supply is high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower priced, supplies. Demand for natural gas by consumers, as well as agricultural, manufacturing and transportation industries, determines overall demand for natural gas. Since the precursors of product demand are linked to economic activity, natural gas demand will tend to reflect economic conditions. However, other factors such as weather significantly influence natural gas demand.

The NYMEX is the world’s largest physical commodity futures exchange and the dominant market for the trading of energy and precious metals. The Benchmark Futures Contracts trade in units of 10,000 mmBtu and are based on delivery at the Henry Hub in Louisiana, the nexus of 16 intra- and interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border. Because of the volatility of natural gas prices, a vigorous basis market has developed in the pricing relationships between the

Henry Hub and other important natural gas market centers in the continental United States and Canada. The NYMEX makes available for trading a series of basis swap futures contracts that are quoted as price differentials between approximately 30 natural gas pricing points and the Henry Hub. The basis contracts trade in units of 2,500 mmBtu on the NYMEX ClearPort® trading platform. The NYMEX ClearPort® is an electronic trading platform through which a slate of energy futures contracts are available for competitive trading. Transactions can also be consummated off-NYMEX and submitted to the NYMEX for clearing via the NYMEX ClearPort® clearing website as an exchange of futures for physicals or an exchange of futures for swaps transactions.

Light, Sweet Crude Oil.  Crude oil is the world’s most actively traded commodity. The Futures Contracts for light, sweet crude oil that are traded on the NYMEX are the world’s most liquid forum for crude oil trading, as well as the world’s largest volume futures contracts trading on a physical commodity. Due to the liquidity and price transparency of light, sweet crude oil Futures Contracts, they are used as a principal international pricing benchmark. The oil Futures Contracts for light, sweet crude oil trade on the NYMEX in units of 1,000 U.S. barrels (42,000 gallons) and, if not closed out before maturity, will result in delivery of oil to Cushing, Oklahoma, which is also accessible to the international spot markets by two major interstate petroleum pipeline systems. In Europe, Brent crude oil is the standard for futures contracts traded on the ICE Futures, an electronic marketplace for energy trading and price discovery. Brent crude oil is the price reference for two-thirds of the world’s traded oil. The ICE Brent Futures is a deliverable contract with an option to cash settle which trades in units of 1,000 barrels (42,000 U.S. gallons). The ICE Futures also offers a WTI Futures Contract which trades in units of 1,000 barrels. The WTI Futures Contract is cash settled against the prevailing market price for U.S. light sweet crude oil.

The price of crude oil is established by the supply and demand conditions in the global market overall, and more particularly, in the main refining centers of Singapore, Northwest Europe, and the U.S. Gulf Coast. Demand for petroleum products by consumers, as well as agricultural, manufacturing and transportation industries, determines demand for crude oil by refiners. Since the precursors of product demand are linked to economic activity, crude oil demand will tend to reflect economic conditions. However, other factors such as weather also influence product and crude oil demand.

Crude oil supply is determined by both economic and political factors. Oil prices (along with drilling costs, availability of attractive prospects for drilling, taxes and technology, among other factors) determine exploration and development spending, which influence output capacity with a lag. In the short run, production decisions by OPEC also affect supply and prices. Oil export embargoes and the current conflict in Iraq represent other routes through which political developments move the market. It is not possible to predict the aggregate effect of all or any combination of these factors.

The price of light, sweet crude oil has historically exhibited periods of significant volatility.

Heating Oil.  Heating oil, also known as No. 2 fuel oil, accounts for 25% of the yield of a barrel of crude oil, the second largest “cut” from oil after gasoline. The heating oil Futures Contract, listed and traded on the NYMEX, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery in the New York harbor, the principal cash market center. The price of heating oil has historically been volatile.

Gasoline.  Gasoline is the largest single volume refined product sold in the U.S. and accounts for almost half of national oil consumption. The gasoline Futures Contract, listed and traded on the NYMEX, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery at petroleum products terminals in the New York harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York harbor area or from the Gulf Coast refining centers. The price of gasoline has historically been volatile.

The chart below illustrates the historical correlation between the Benchmark Futures Contracts and certain other fuel-based commodity futures contracts in which US12NG may invest. These correlations are relevant because the General Partner will endeavor to invest US12NG’s assets in Futures Contracts and Other Natural Gas Interests so that daily changes in US12NG’s NAV correlate as closely as possible with daily changes in the average of the prices of the Benchmark Futures Contracts. If certain other fuel-based commodity futures contracts do not closely correlate with the Futures Contracts then their use could lead to greater tracking error. As noted, the General Partner also believes that the changes in the average of the prices of the Benchmark Futures Contracts will closely correlate with changes in the spot price of natural gas. Assuming that the units’ value tracks the Benchmark Futures Contracts as intended, the stated objective of US12NG for the units’ NAV to reflect the performance of the spot price of natural gas would be met if the trend reflected over the past ten years were to continue. However, there is no guarantee that such trend will continue. The degree of correlation varies both among the different commodities and also varies over time. As such, the use of any energy related commodity to hedge a different energy commodity can only produce, at best, an imperfect hedge. The following price graph is scaled so all contracts start at the same level at year end 1995, except for the current gasoline futures contract, whose price series began in 2005. To obtain the monthly average prices presented below, US12NG added the closing prices for every day in each month then divided that number by the total number of days in that month.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Why Does US12NG Purchase and Sell Futures Contracts?

The investment objective of US12NG is for the changes in percentage terms of its units’ NAV to reflect the changes in percentage terms of the spot price of natural gas delivered to Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the NYMEX, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12NG’s expenses. US12NG seeks to have its aggregate NAV approximate at all times the aggregate market value of the Futures Contracts and Other Natural Gas-Related Investments it holds.

Other than investing in Futures Contracts and Other Natural Gas-Related Investments, US12NG only invests in assets to support these investments in Natural Gas Interests. At any given time, a significant majority of US12NG’s investments are in Treasuries, cash and/or cash equivalents that serve as segregated assets supporting US12NG’s positions in Futures Contracts and Other Natural Gas-Related Investments. For example, the purchase of a Futures Contract with a stated value of $10 million would not require US12NG to pay $10 million upon entering into the contract; rather, only a margin deposit, generally of 5% to 10% of the stated value of the Futures Contract, would be required. To secure its Futures Contract obligations, US12NG would deposit the required margin with the futures commission merchant and would separately hold, through its Custodian, Treasuries, cash and/or cash equivalents in an amount equal to the balance of the current market value of the contract, which at the contract’s inception would be $10 million minus the amount of the margin deposit, or $9.5 million (assuming a 5% margin).

As a result of the foregoing, typically 5% to 10% of US12NG’s assets are held as margin in segregated accounts with a futures commission merchant. In addition to the Treasuries and cash it posts with the futures commission merchant for the Futures Contracts it owns, US12NG holds through the Custodian, Treasuries, cash and/or cash equivalents that can be posted as margin or as collateral to support its over-the-counter contracts. US12NG earns interest income from the Treasuries and/or cash equivalents that it purchases, and on the cash it holds through the Custodian. US12NG anticipates that the earned interest income will increase the NAV and limited partners’ capital contribution accounts. US12NG reinvests the earned interest income, holds it in cash, or uses it to pay its expenses. If US12NG reinvests the earned interest income, it will make investments that are consistent with its investment objectives.

What is the Flow of Units?

What are the Trading Policies of US12NG?

Liquidity

US12NG invests only in Futures Contracts and Other Natural Gas-Related Investments that are traded in sufficient volume to permit, in the opinion of the General Partner, ease of taking and liquidating positions in these financial interests. This can include both standard sized futures contracts as well as smaller sized mini contracts.

Spot Commodities

While natural gas Futures Contracts traded on the NYMEX can be physically settled, US12NG does not intend to take or make physical delivery. However, US12NG may from time to time trade in Other Natural Gas-Related Investments, including contracts based on the spot price of natural gas.

Leverage

While US12NG expects its ratio of margin to total assets to generally range from 5% to 10%, the General Partner endeavors to have the value of US12NG’s Treasuries, cash and cash equivalents, whether held by US12NG or posted as margin or collateral, at all times approximate the aggregate market value of its obligations under its Futures Contracts and Other Natural Gas-Related Investments. While the General Partner does not intend to leverage US12NG’s assets, it is not prohibited from doing so under the LP Agreement.

Borrowings

Borrowings are not used by US12NG, unless US12NG is required to borrow money in the event of physical delivery, US12NG trades in cash commodities, or for short-term needs created by unexpected redemptions. US12NG expects to have the value of its Treasuries, cash and cash equivalents, whether held by US12NG or posted as margin or collateral, to at all times approximate the aggregate market value of its obligations under US12NG’s Futures Contracts and Other Natural Gas-Related Investments. US12NG has not established and does not plan to establish credit lines.

Over-the-Counter Derivatives (Including Spreads and Straddles)

In addition to Futures Contracts, there are also a number of listed options on the Futures Contracts on the principal futures exchanges. These contracts offer investors and hedgers another set of financial vehicles to use in managing exposure to the natural gas market. Consequently, US12NG may purchase options on natural gas Futures Contracts on these exchanges in pursuing its investment objective.

In addition to the Futures Contracts and options on the Futures Contracts, there also exists an active non-exchange-traded market in derivatives tied to natural gas. These derivatives transactions (also known as over-the-counter contracts) are usually entered into between two parties. Unlike most of the exchange-traded Futures Contracts or exchange-traded options on the Futures Contracts, each party to such contract bears the credit risk that the other party may not be able to perform its obligations under its contract.

Some natural gas-based derivatives transactions contain fairly generic terms and conditions and are available from a wide range of participants. Other natural gas-based derivatives have highly customized terms and conditions and are not as widely available. Many of these over-the-counter contracts are cash-settled forwards for the future delivery of natural gas- or petroleum-based fuels that have terms similar to the Futures Contracts. Others take the form of “swaps” in which the two parties exchange cash flows based on pre-determined formulas tied to the natural gas spot price, forward natural gas price, the Benchmark Futures Contract price, or other natural gas futures contract price. For example, US12NG may enter into over-the-counter derivative contracts whose value will be tied to changes in the difference between the natural gas spot price, the Benchmark Futures Contract price, or some other futures contract price traded on the NYMEX or ICE Futures and the price of other Futures Contracts that may be invested in by US12NG.

To protect itself from the credit risk that arises in connection with such contracts, US12NG may enter into agreements with each counterparty that provide for the netting of its overall exposure to its counterparty, such as the agreements published by the International Swaps and Derivatives Association, Inc. US12NG may also require that the counterparty be highly rated and/or provide collateral or other credit support to address US12NG’s exposure to the counterparty.

The creditworthiness of each potential counterparty will be assessed by the General Partner. The General Partner will assess or review, as appropriate, the creditworthiness of each potential or existing counterparty to an over-the-counter contract pursuant to guidelines approved by the General Partner’s Board of Directors. Furthermore, the General Partner on behalf of US12NG will only enter into over-the-counter contracts with counterparties who are, or affiliates of, (a) banks regulated by a United States federal bank regulator, (b) broker-dealers regulated by the SEC, (c) insurance companies domiciled in the United States, and (d) producers, users or traders of energy, whether or not regulated by the CFTC. Any entity acting as a counterparty shall be regulated in either the United States or the United Kingdom unless otherwise approved by the General Partner’s Board of Directors after consultation with its legal counsel. Existing counterparties will also be reviewed periodically by the General Partner.

US12NG anticipates that the use of Other Natural Gas-Related Investments together with its investments in Futures Contracts will produce price and total return results that closely track the investment goals of US12NG.

US12NG may employ spreads or straddles in its trading to mitigate the differences in its investment portfolio and its goal of tracking the price of the Benchmark Futures Contracts. US12NG would use a spread when it chooses to take simultaneous long and short positions in futures written on the same underlying asset, but with different delivery months. The effect of holding such combined positions is to adjust the sensitivity of US12NG to changes in the price relationship between futures contracts which will expire sooner and those that will expire later. US12NG would use such a spread if the General Partner feels that taking such long and short positions, when combined with the rest of its holdings, would more closely track the investment goals of US12NG, or if the General Partner feels it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in natural gas prices. US12NG would enter into a straddle when it chooses to take an option position consisting of a long (or short) position in both a call option and put option. The economic effect of holding certain combinations of put options and call options can be very similar to that of owning the underlying futures contracts. US12NG would make use of such a straddle approach if, in the opinion of the General Partner, the resulting combination would more closely track the investment goals of US12NG or if it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in natural gas prices.

Pyramiding

US12NG does not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase or sale of additional positions in the same or another commodity interest.

Who are the Service Providers?

Brown Brothers Harriman & Co. is the registrar and transfer agent for the units. Brown Brothers Harriman & Co. is also the Custodian for US12NG. In this capacity, Brown Brothers Harriman & Co. holds US12NG’s Treasuries, cash and/or cash equivalents pursuant to a custodial agreement. In addition, Brown Brothers Harriman & Co. performs certain administrative and accounting services for US12NG and prepares certain SEC and CFTC reports on behalf of US12NG. The General Partner pays Brown Brothers Harriman & Co.’s fees for these services. Brown Brothers Harriman & Co.’s principal business address is 50 Milk Street, Boston, MA 02109-3661. Brown Brothers Harriman & Co., a private bank founded in 1818, is not a publicly held company nor is it insured by the Federal Deposit Insurance Corporation. Brown Brothers Harriman & Co. is authorized to conduct a commercial banking business in accordance with the provisions of Article IV of the New York State Banking Law, New York Banking Law § 160-181, and is subject to regulation, supervision, and examination by the New York State Banking Department. Brown Brothers Harriman & co. is also licensed to conduct a commercial banking business by the Commonwealths of Massachusetts and Pennsylvania and is subject to supervision and examination by the banking supervisors of those states.

US12NG has engaged ALPS Distributors, Inc. as the Marketing Agent, which is further discussed under “What is the Plan of Distribution?” The General Partner pays ALPS Distributors, Inc.’s fees. In no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with the offering of units exceed ten percent (10%) of the gross proceeds of the offering.

ALPS’s principal business address is 1290 Broadway, Suite 1100, Denver, CO 80203. ALPS is the Marketing Agent for US12NG. ALPS is a registered broker-dealer with the Financial Industry Regulatory Authority and a member of the Securities Investor Protection Corporation.

US12NG and the futures commission merchant, UBS Securities LLC (“UBS Securities”) have entered into an Institutional Futures Client Account Agreement. This Agreement requires UBS Securities to provide services to US12NG in connection with the purchase and sale of natural gas interests that may be purchased or sold by or through UBS Securities for US12NG’s account. US12NG pays the futures commission merchant fees.

UBS Securities is not affiliated with US12NG or the General Partner. Therefore, US12NG does not believe that US12NG has any conflicts of interest with them or their trading principals arising from their acting as US12NG’s futures commission merchant.

UBS Securities’ principal business address is 677 Washington Blvd, Stamford, CT 06901. UBS Securities is a futures clearing broker for US12NG. UBS Securities is registered in the US with FINRA as a Broker- Dealer and with the CFTC as a Futures Commission Merchant. UBS Securities is a member of various US futures and securities exchanges.

Like most securities firms, UBS is and has been a defendant in numerous legal proceedings, including actions brought by regulatory organizations and government agencies, relating to its securities and commodities business that allege various violations of federal and state securities laws. UBS AG, the ultimate parent company to UBS Securities LLC, files annual reports and quarterly reports to the SEC in which it discloses material information about UBS matters, including information about any material litigation or regulatory investigations. Actions with respect to UBS Securities’ futures commission merchant business are publicly available on the website of the National Futures Association (http://www.nfa.futures.org/).

On June 27, 2007, the Securities Division of the Secretary of the Commonwealth of Massachusetts (“Massachusetts Securities Division”) filed an administrative complaint (the “Complaint”) and notice of adjudicatory proceeding against UBS Securities LLC, captioned In The Matter of UBS Securities, LLC, Docket No. E-2007-0049, which alleged that UBS Securities violated the Massachusetts Uniform Securities Act (the “Act”) and related regulations by providing the advisers for certain hedge funds with gifts and gratuities in the form of below market office rents, personal loans with below market interest rates, event tickets, and other perks, in order to induce those hedge fund advisers to increase or retain their level of prime brokerage fees paid to UBS Securities. The Complaint seeks a cease and desist order from conduct that violates the Act and regulations, to censure UBS Securities, to require UBS Securities to pay an administrative fine of an unspecified amount, and to find as fact the allegations of the Complaint. The matter is still pending.

In the summer of 2008, the Massachusetts Securities Division, Texas State Securities Board, and the New York Attorney General all brought actions against UBS and UBS Financial Services, Inc. (“UBS Financial”), alleging violations of various state law anti-fraud provisions in connection with the marketing and sale of auction rate securities.

On August 8, 2008, UBS Securities and UBS Financial reached agreements in principle with the SEC, the NYAG, the Massachusetts Securities Division and other state regulatory agencies represented by the North American Securities Administrators Association (“NASAA”) to restore liquidity to all remaining client’s holdings of auction rate securities by June 30, 2012. On October 2, 2008, UBS Securities and UBS Financial entered into a final consent agreement with the Massachusetts Securities Division settling all allegations in the Massachusetts Securities Division’s administrative proceeding against UBS Securities and UBS Financial with regards to the auction rate securities matter. On December 11, 2008, UBS Securities and UBS Financial executed an Assurance of Discontinuance in the auction rate securities settlement with the NYAG. On the same day, UBS Securities and UBS Financial finalized settlements with the SEC. UBS paid penalties of $75M to NYAG and an additional $75M to be apportioned among the participating NASAA states. In March 2010, UBS and NASAA agreed on final settlement terms, pursuant to which, UBS agreed to provide client liquidity up to an additional $200 million.

On August 14, 2008 the New Hampshire Bureau of Securities Regulation filed an administrative action against UBS Securities relating to a student loan issuer, the New Hampshire Higher Education Loan Corp.

(NHHELCO). The complaint alleges fraudulent and unethical conduct in violation of New Hampshire state statues. On April 14, 2010, UBS entered into a Consent Order resolving all of the Bureau’s claims. UBS paid $750,000 to the Bureau for all costs associated with the Bureau’s investigation. UBS entered a separate civil settlement with NHHELCO and provided a total financial benefit of $20M to NHHELCO.

On April 29, 2010, the CFTC issued an order with respect to UBS Securities LLC and levied a fine of $200,000. The Order stated that on February 6, 2009, UBS Securities’ employee broker aided and abetted UBS Securities’ customer’s concealment of material facts from the New York Mercantile Exchange (“NYMEX”) in violation of Section 9(a)(4) of the CEA, 7 U.S.C. § 13(a)(4) (2006). Pursuant to NYMEX Rules, a block trade must be reported to NYMEX “within five minutes of the time of execution” consistent with the requirements of NYMEX Rule 6.21C(A)(6). Although the block trade in question was executed earlier in the day, UBS Securities’ employee broker aided and abetted its customer’s concealment of facts when, in response to the customer’s request to delay reporting the trade until after the close of trading, UBS Securities’ employee did not report the trade until after the close. Because the employee broker undertook his actions within the scope of his employment, pursuant to Section 2(a)(1)(B) of the CEA, 7 U.S.C. § 2(a)(1)(B) (2006), and Commission Regulation 1.2, 17 C.F.R. § 1.2 (2009), UBS Securities is liable for the employee broker’s aiding and abetting of its customer’s violation of Section 9(a)(4) of the CEA. The fine has been paid and the matter is now closed.

UBS Securities will act only as clearing broker for US12NG and as such will be paid commissions for executing and clearing trades on behalf of US12NG. UBS Securities has not passed upon the adequacy or accuracy of this prospectus. UBS Securities neither will act in any supervisory capacity with respect to the General Partner nor participate in the management of the General Partner or US12NG.

Currently, the General Partner does not employ commodity trading advisors. If, in the future, the General Partner does employ commodity trading advisors, it will choose each advisor based on arm’s-length negotiations and will consider the advisor’s experience, fees, and reputation.

Fees and Compensation Arrangements with the General Partner and Non-Affiliated Service Providers

Service Provider	Compensation Paid by the General Partner
Brown Brothers Harriman & Co., Custodian and Administrator	Minimum amount of $75,000 annually* for its custody, fund accounting and fund administration services rendered to all funds, as well as a $20,000 annual fee for its transfer agency services. In addition, an asset-based charge of (a) 0.06% for the first $500 million of US12NG and the Related Public Funds’ combined assets, (b) 0.0465% for US12NG and the Related Public Funds’ combined assets greater than $500 million but less than $1 billion, and (c) 0.035% once US12NG and the Related Public Funds’ combined assets exceed $1 billion.**
ALPS Distributors, Inc., Marketing Agent	0.06% on assets up to $3 billion; 0.04% on assets in excess of $3 billion.**

*	The annual minimum amount will not apply if the asset-based charge for all accounts in the aggregate exceeds $125,000. The General Partner also will pay transaction charge fees to Brown Brothers Harriman & Co., ranging from $7.00 to $15.00 per transaction for the funds.
**	The General Partner pays this compensation.

Service Provider	Compensation Paid by US12NG
Non-Affiliated Brokers	Approximately 0.07% of assets (including futures commission merchant fees of approximately $4.00 per buy or sell)***

***	US12NG pays this compensation.

NYMEX Licensing Fee

Assets	Licensing Fee
First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000	0.02% of NAV

Assets of US12NG are aggregated with those of the Related Public Funds. US12NG pays its pro rata share of this fee.

Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis.

Form of Units

Registered Form.  Units are issued in registered form in accordance with the LP Agreement. The Administrator has been appointed registrar and transfer agent for the purpose of transferring units in certificated form. The Administrator will keep a record of all limited partners and holders of the units in certificated form in the registry (“Register”). The General Partner will recognize transfers of units in certificated form only if done in accordance with the LP Agreement. The beneficial interests in such units will be held in book-entry form through participants and/or accountholders in DTC.

Book-Entry.  Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates will evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

DTC.  DTC is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for DTC Participants and facilitates the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

Transfer of Units

Transfers of Units Only Through DTC.  The units are only transferable through the book-entry system of DTC. Limited partners who are not DTC Participants may transfer their units through DTC by instructing the DTC Participant holding their units (or by instructing the Indirect Participant or other entity through which their units are held) to transfer the units. Transfers are made in accordance with standard securities industry practice.

Transfers of interests in units with DTC will be made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a definitive security in respect of such interest.

DTC has advised us that it will take any action permitted to be taken by a unitholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

Transfer/Application Requirements.  All purchasers of US12NG’s units, and potentially any purchasers of limited partner interests in the future, who wish to become limited partners or other record holders and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by US12NG’s LP Agreement and is eligible to purchase US12NG’s securities. Each purchaser of units offered by this prospectus must execute a transfer application and certification. The obligation to provide the form of transfer application will be imposed on the seller of units or, if a purchase of units is made through an exchange, the form may be obtained directly through US12NG. Further, the General Partner may request each record holder to furnish certain information, including that record holder’s nationality, citizenship or other related status. A record holder is a unitholder that is, or has applied to be, a limited partner. An investor who is not a U.S. resident may not be eligible to become a record holder or one of US12NG’s limited partners if that investor’s ownership would subject US12NG to the risk of cancellation or forfeiture of any of US12NG’s assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of US12NG’s limited partners, the General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and US12NG will have the right to redeem those securities held by the record holder.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application and certification. US12NG may, at its discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

A person purchasing US12NG’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities.

Any transfer of units will not be recorded by the transfer agent or recognized by the General Partner unless a completed transfer application is delivered to the General Partner or the Administrator. When acquiring units, the transferee of such units that completes a transfer application will:

•	be an assignee until admitted as a substituted limited partner upon the consent and sole discretion of the General Partner and the recording of the assignment on the books and records of the partnership;
•	automatically request admission as a substituted limited partner;
•	agree to be bound by the terms and conditions of, and execute, our LP Agreement;
•	represent that such transferee has the capacity and authority to enter into our LP Agreement;
•	grant powers of attorney to our General Partner and any liquidator of us; and
•	make the consents and waivers contained in our LP Agreement.

An assignee will become a limited partner in respect of the transferred units upon the consent of our General Partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our General Partner.

If consent of the General Partner is withheld such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written direction of the assignee who is the recordholder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner.

Until a unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Withdrawal of Limited Partners

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances: (i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner. In these circumstances, the General Partner without notice may require the withdrawal at any time, or retroactively. The limited partner thus designated shall withdraw from the partnership or withdraw that portion of its partner capital account specified, as the case may be, as of the close of business on such date as determined by the General Partner. The limited partner thus designated shall be deemed to have withdrawn from the partnership or to have made a partial withdrawal from its partner capital account, as the case may be, without further action on the part of the limited partner and the provisions of the LP Agreement shall apply.

What is the Plan of Distribution?

Buying and Selling Units

Most investors buy and sell units of US12NG in secondary market transactions through brokers. Units will trade on the NYSE Arca under the ticker symbol “UNL” Units are bought and sold throughout the trading day like other publicly traded securities. When buying or selling units through a broker, most investors incur customary brokerage commissions and charges. Investors are encouraged to review the terms of their brokerage account for details on applicable charges.

Marketing Agent and Authorized Purchasers

The offering of US12NG’s units is a best efforts offering. US12NG will continuously offer Creation Baskets consisting of 100,000 units through the Marketing Agent, to Authorized Purchasers. Citigroup Global Markets, Inc. was the initial Authorized Purchaser. The initial Authorized Purchaser purchased the initial Creation Basket of 100,000 units at a per unit price of $50 on November 18, 2009. Authorized Purchasers pay a $1,000 fee for each order to create one or more Creation Baskets. The Marketing Agent receives, for its services as marketing agent to US12NG, a marketing fee of 0.06% on assets up to the first $3 billion and 0.04% on assets in excess of $3 billion; provided, however, that in no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with this offering of units exceed ten percent (10%) of the gross proceeds of this offering.

The offering of baskets is being made in compliance with Conduct Rule 2810 of FINRA. Accordingly, the initial Authorized Purchaser will not make any sales to any account over which it has discretionary authority without the prior written approval of a purchaser of units.

The per unit price of units offered in Creation Baskets on any subsequent day is the total NAV of US12NG calculated shortly after the close of the core trading session on the NYSE Arca on such day divided by the number of issued and outstanding units. An Authorized Purchaser is not required to sell any specific number or dollar amount of units.

By executing an Authorized Purchaser Agreement, an Authorized Purchaser becomes part of the group of parties eligible to purchase baskets from, and put baskets for redemption to, US12NG. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create.

A current list of US12NG’s Authorized Purchasers is available from the Marketing Agent. Because new units can be created and issued on an ongoing basis, at any point during the life of US12NG, a “distribution”, as such term is used in the 1933 Act, will be occurring. Authorized Purchasers, including the initial Authorized Purchaser, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. For example, the initial Authorized Purchaser will be a statutory underwriter with respect to its initial purchase of Creation Baskets. In addition, any purchaser who purchases units with a view towards distribution of such units may by deemed to be a statutory underwriter.

Authorized Purchasers will comply with the prospectus-delivery requirements in connection with the sale of units to customers. For example, an Authorized Purchaser, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a basket from US12NG, breaks the basket down into the constituent units and sells the units to its customers; or if it chooses to couple the creation of a supply of new units with an active selling effort involving solicitation of secondary market demand for the units. Authorized Purchasers may also engage in secondary market transactions in units that would not be deemed “underwriting”. For example, an Authorized Purchaser may act in the capacity of a broker or dealer with respect to units that were previously distributed by other Authorized Purchasers. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.

Dealers who are neither Authorized Purchasers nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with units that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the 1933 Act.

The General Partner may qualify the units in states selected by the General Partner and intends that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem baskets through Authorized Purchasers in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

While the Authorized Purchasers may be indemnified by the General Partner, they will not be entitled to receive a discount or commission from US12NG for their purchases of Creation Baskets. The difference between the price paid by Authorized Purchasers as underwriters and the price paid to such Authorized Purchasers by investors will be deemed underwriting compensation.

Calculating NAV

US12NG’s NAV is calculated by:

•	Taking the current market value of its total assets
•	Subtracting any liabilities

Brown Brothers Harriman & Co., the Administrator, calculates the NAV of US12NG once each NYSE Arca trading day. The NAV for a particular trading day is released after 4:00 p.m. New York time. Trading during the core trading session on the NYSE Arca typically closes at 4:00 p.m. New York time. The Administrator uses the NYMEX closing price (determined at the earlier of the close of that exchange or 2:30 p.m. New York time) for the contracts traded on the NYMEX, but calculates or determine the value of all other US12NG investments as of the earlier of the close of the NYSE Arca or 4:00 p.m. New York time in accordance with the current Administrative Agency Agreement among Brown Brothers Harriman & Co., US12NG and the General Partner.

In addition, in order to provide updated information relating to US12NG for use by investors and market professionals, the NYSE Arca calculates and disseminates throughout the core trading session on each trading day an updated indicative fund value. The indicative fund value is calculated by using the prior day’s closing NAV per unit of US12NG as a base and updating that value throughout the trading day to reflect changes in the most recently reported trade price for the active natural gas Futures Contracts on the NYMEX. The prices reported for these Futures Contract months are adjusted based on the prior day’s spread differential between settlement values for the relevant contract and the spot month contract. In the event that the spot month contract is also the Benchmark Futures Contract, the last sale price for that contract is adjusted. The indicative fund value unit basis disseminated during NYSE Arca core trading session hours should not be viewed as an actual real time update of the NAV, because NAV is calculated only once at the end of each trading day based upon the relevant end of day values of US12NG’s investments.

The indicative fund value is disseminated on a per unit basis every 15 seconds during regular NYSE Arca core trading session hours of 9:30 a.m. New York time to 4:00 p.m. New York time. The normal trading hours of the NYMEX are 10:00 a.m. New York time to 2:30 p.m. New York time. This means that there is a gap in time at the beginning and the end of each day during which US12NG’s units trade on the NYSE Arca, but real-time NYMEX trading prices for futures contracts traded on the NYMEX are not available. As a result, during those gaps there is no update to the indicative fund value.

The NYSE Arca disseminates the indicative fund value through the facilities of CTA/CQ High Speed Lines. In addition, the indicative fund value is published on the NYSE Arca’s website and is available through on-line information services such as Bloomberg and Reuters.

Dissemination of the indicative fund value provides additional information that is not otherwise available to the public and is useful to investors and market professionals in connection with the trading of US12NG units on the NYSE Arca. Investors and market professionals are able throughout the trading day to compare the market price of US12NG and the indicative fund value. If the market price of US12NG units diverges significantly from the indicative fund value, market professionals have an incentive to execute arbitrage trades. For example, if US12NG appears to be trading at a discount compared to the indicative fund value, a market professional could buy US12NG units on the NYSE Arca and sell short futures contracts. Such arbitrage trades can tighten the tracking between the market price of US12NG and the indicative fund value and thus can be beneficial to all market participants.

In addition, other Futures Contracts, Other Natural Gas-Related Investments and Treasuries held by US12NG are valued by the Administrator, using rates and points received from client-approved third party vendors (such as Reuters and WM Company) and advisor quotes. These investments are not included in the indicative value. The indicative fund value is based on the prior day’s NAV and moves up and down solely according to changes in the Benchmark Futures Contracts for natural gas traded on the NYMEX.

Creation and Redemption of Units

US12NG creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets is only made in exchange for delivery to US12NG or the distribution by US12NG of the amount of Treasuries and any cash represented by the baskets being created or redeemed, the amount of which will be based on the combined NAV of the number of units included in the baskets being created or redeemed determined after 4:00 p.m. New York time on the day the order to create or redeem baskets is properly received.

Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions as described below, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner. The Authorized Purchaser Agreement provides the procedures for the creation and redemption of baskets and for the delivery of the Treasuries and any cash required for such creations and redemptions. The Authorized Purchaser Agreement and the related procedures attached thereto may be amended by US12NG, without the consent of any limited partner or unitholder or Authorized Purchaser. Authorized Purchasers pay a transaction fee of $1,000 to US12NG for each order they place to create or redeem one or more baskets. Authorized Purchasers who make deposits with US12NG in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either US12NG or the General Partner, and no such person has any obligation or responsibility to the General Partner or US12NG to effect any sale or resale of units.

Certain Authorized Purchasers are expected to have the facility to participate directly in the physical natural gas market and the natural gas futures market. In some cases, an Authorized Purchaser or its affiliates may from time to time acquire natural gas or sell natural gas and may profit in these instances. The General Partner believes that the size and operation of the natural gas market make it unlikely that an Authorized Purchaser’s direct activities in the natural gas or securities markets will impact the price of natural gas, Futures Contracts, or the price of the units.

Each Authorized Purchaser is required to be registered as a broker-dealer under the Exchange Act and a member in good standing with FINRA, or exempt from being or otherwise not required to be licensed as a broker-dealer or a member of FINRA, and qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Purchasers may also be regulated under federal and state banking laws and regulations. Each Authorized Purchaser has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Under the Authorized Purchaser Agreement, the General Partner has agreed to indemnify the Authorized Purchasers against certain liabilities, including liabilities under the 1933 Act, and to contribute to the payments the Authorized Purchasers may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of baskets is only a summary and an investor should refer to the relevant provisions of the LP Agreement and the form of Authorized Purchaser Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

Creation Procedures

On any business day, an Authorized Purchaser may place an order with the Marketing Agent to create one or more baskets. For purposes of processing purchase and redemption orders, a “business day” means any day other than a day when any of the NYSE Arca, the NYMEX or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 p.m. New York time or the close of regular trading on the NYSE Arca, whichever is earlier; except in the case of the initial Authorized Purchaser’s or any other Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the baskets are to be offered and sold, when such orders shall be placed by 9:00 a.m. New York time on the day agreed to by the General Partner and the initial Authorized Purchaser. The day on which the Marketing Agent receives a valid purchase order is the purchase order date.

By placing a purchase order, an Authorized Purchaser agrees to deposit Treasuries with US12NG, or a combination of Treasuries and cash, as described below. Prior to the delivery of baskets for a purchase order, the Authorized Purchaser must also have wired to the Custodian the non-refundable transaction fee due for the purchase order. Authorized Purchasers may not withdraw a creation request.

The manner by which creations are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a purchase order, an Authorized Purchaser agrees to (1) deposit Treasuries, cash, or a combination of Treasuries and cash with the Custodian of US12NG, and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the fund for the purchase of a number and type of futures contracts at the closing settlement price for such contracts on the purchase order date. If an Authorized Purchaser fails to consummate (1) and (2), the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet US12NG’s investment objective and shall be purchased as a result of the Authorized Purchaser’s purchase of units.

Determination of Required Deposits

The total deposit required to create each basket (“Creation Basket Deposit”) is an amount of Treasuries and/or cash that is in the same proportion to the total assets of US12NG (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is accepted as the number of units to be created under the purchase order is in proportion to the total number of units outstanding on the date the order is received. The General Partner determines, directly in its sole discretion or in consultation with the Administrator, the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury and proportions of Treasury and cash that may be included in deposits to create baskets. The Marketing Agent publishes such requirements at the beginning of each business day. The amount of cash deposit required is the difference between the aggregate market value of the Treasuries required to be included in a Creation Basket Deposit as of 4:00 p.m. New York time on the date the order to purchase is properly received and the total required deposit.

Delivery of Required Deposits

An Authorized Purchaser who places a purchase order is responsible for transferring to US12NG’s account with the Custodian the required amount of Treasuries and cash by the end of the third business day following the purchase order date. Upon receipt of the deposit amount, the Administrator will direct DTC to credit the number of baskets ordered to the Authorized Purchaser’s DTC account on the third business day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the Custodian on behalf of US12NG shall be borne solely by the Authorized Purchaser.

Because orders to purchase baskets must be placed by 12:00 p.m., New York time (except in the case of the initial Authorized Purchaser’s or any other Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the baskets are to be offered and sold, when such orders shall be placed by 9:00 a.m. New York time on the day agreed to by the General Partner and the initial Authorized Purchaser), but the total payment required to create a basket during the continuous offering period will not be determined until after 4:00 p.m., New York time, on the date the purchase order is received, Authorized Purchasers will not know the total amount of the payment required to create a basket at the time they submit an irrevocable purchase order for the basket. US12NG’s NAV and the total amount of the payment required to create a basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders

The General Partner acting by itself or through the Marketing Agent shall have the absolute right but no obligation to reject a purchase order or a Creation Basket Deposit if:

•	it determines that the investment alternative available to US12NG at that time will not enable it to meet its investment objective;
•	it determines that the purchase order or the Creation Basket Deposit is not in proper form;
•	it believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to US12NG, the Limited Partners or the unitholders;
•	the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or
•	circumstances outside the control of the General Partner, Marketing Agent or Custodian make it, for all practical purposes, not feasible to process creations of baskets.

None of the General Partner, Marketing Agent or Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Purchaser can redeem one or more baskets mirror the procedures for the creation of baskets. On any business day, an Authorized Purchaser may place an order with the Marketing Agent to redeem one or more baskets. Redemption orders must be placed by 12:00 p.m. New York time or the close of regular trading on the NYSE Arca, whichever is earlier. A redemption order so received will be effective on the date it is received in satisfactory form by the Marketing Agent. The redemption procedures allow Authorized Purchasers to redeem baskets and do not entitle an individual unitholder to redeem any units in an amount less than a Redemption Basket, or to redeem baskets other than through an

Authorized Purchaser. By placing a redemption order, an Authorized Purchaser agrees to deliver the baskets to be redeemed through DTC’s book-entry system to US12NG not later than 3:00 p.m. New York time on the third business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Purchaser must also have wired to US12NG’s account at the Custodian the non-refundable transaction fee due for the redemption order. Authorized Purchasers may not withdraw a redemption request.

The manner by which redemptions are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a redemption order, an Authorized Purchaser agrees to (1) deliver the Redemption Basket to be redeemed through DTC’s book-entry system to US12NG’s account with the Custodian not later than 3:00 p.m. New York time on the third business day following the effective date of the redemption order (“Redemption Distribution Date”), and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the fund for the sale of a number and type of futures contracts at the closing settlement price for such contracts on the Redemption Order Date. If an Authorized Purchaser fails to consummate (1) and (2) above, the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet US12NG’s investment objective and shall be sold as a result of the Authorized Purchaser’s sale of units. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Purchaser must also have wired to US12NG’s account at the Custodian the non-refundable transaction fee due for the redemption order.

Determination of Redemption Distribution

The redemption distribution from US12NG consists of a transfer to the redeeming Authorized Purchaser of an amount of Treasuries and/or cash that is in the same proportion to the total assets of US12NG (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of units to be redeemed under the redemption order is in proportion to the total number of units outstanding on the date the order is received. The General Partner, directly or in consultation with the Administrator, determines the requirements for Treasuries and/or the amounts of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash that may be included in distributions to redeem baskets. The Marketing Agent publishes such requirements as of 4:00 p.m. New York time on the redemption order date.

Delivery of Redemption Distribution

The redemption distribution due from US12NG is delivered to the Authorized Purchaser by 3:00 p.m. New York time on the third business day following the redemption order date if, by 3:00 p.m. New York time on such third business day, US12NG’s DTC account has been credited with the baskets to be redeemed. If US12NG’s DTC account has not been credited with all of the baskets to be redeemed by such time, the redemption distribution will be delivered to the extent of whole baskets received. Any remainder of the redemption distribution will be delivered on the next business day to the extent of remaining whole baskets received if US12NG receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and the remaining baskets to be redeemed are credited to US12NG’s DTC account by 3:00 p.m. New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled. Pursuant to information from the General Partner, the Custodian will also be authorized to deliver the redemption distribution notwithstanding that the baskets to be redeemed are not credited to US12NG’s DTC account by 3:00 p.m. New York time on the third business day following the redemption order date if the Authorized Purchaser has collateralized its obligation to deliver the baskets through DTC’s book entry-system on such terms as the General Partner may from time to time determine.

Suspension or Rejection of Redemption Orders

The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the NYSE Arca, the NYMEX or the New York Stock Exchange is closed other than customary weekend or holiday closings, or trading on the NYSE Arca, the NYMEX or the New York Stock Exchange is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the limited partners or unitholders. For example, the General Partner may determine that it is necessary to suspend redemptions to allow for the orderly liquidation of US12NG’s assets at an appropriate value to fund a redemption. If the General Partner has difficulty liquidating its positions, e.g., because of a market disruption event in the futures markets, a suspension of trading by the exchange where the futures contracts are listed or an unanticipated delay in the liquidation of a position in an over the counter contract, it may be appropriate to suspend redemptions until such time as such circumstances are rectified. None of the General Partner, the Marketing Agent, the Administrator, or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

Redemption orders must be made in whole baskets. The General Partner will reject a redemption order if the order is not in proper form as described in the Authorized Purchaser Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The General Partner may also reject a redemption order if the number of units being redeemed would reduce the remaining outstanding units to 100,000 units (i.e., one basket) or less, unless the General Partner has reason to believe that the placer of the redemption order does in fact possess all the outstanding units and can deliver them.

Creation and Redemption Transaction Fee

To compensate US12NG for its expenses in connection with the creation and redemption of baskets, an Authorized Purchaser is required to pay a transaction fee to US12NG of $1,000 per order to create or redeem baskets. An order may include multiple baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Purchasers are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Purchaser, and agree to indemnify the General Partner and US12NG if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Secondary Market Transactions

As noted, US12NG will create and redeem units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets will only be made in exchange for delivery to US12NG or the distribution by US12NG of the amount of Treasuries and cash represented by the baskets being created or redeemed, the amount of which will be based on the aggregate NAV of the number of units included in the baskets being created or redeemed determined on the day the order to create or redeem baskets is properly received.

As discussed above, Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized Purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the NAV of US12NG at the time the Authorized Purchaser purchased the Creation Baskets and the NAV of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contract market and the market for Other Natural Gas-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between US12NG’s NAV and the trading price of the units on the NYSE Arca at the time of sale. Units initially comprising the same basket but offered by Authorized Purchasers to the public at different times may have different offering prices. An order for one or more baskets may be placed by an Authorized Purchaser on behalf of multiple clients. Authorized Purchasers who make deposits with US12NG in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either US12NG or the General Partner, and no such person has any obligation or responsibility to the General Partner or US12NG to effect any sale or resale of units. Units are expected to trade in the secondary market on the NYSE Arca. Units may trade in the secondary market at prices that are lower or higher relative to their NAV per unit. The amount of the discount or premium in the trading price relative to the NAV per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the Futures Contracts market and the market for Other Natural Gas-Related Investments. While the units trade during the core trading session on the NYSE Arca until 4:00 p.m. New York time, liquidity in the market for Futures Contracts and Other Natural Gas-Related Investments may be reduced after the close of the NYMEX at 2:30 p.m. New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the units may widen.

Use of Proceeds

The General Partner invests substantially all of US12NG’s assets toward trading in Futures Contracts and Other Natural Gas-Related Investments and investing in Treasuries, cash and/or cash equivalents. The General Partner has sole authority to determine the percentage of assets that will be:

•	held on deposit with the futures commission merchant or other custodian,
•	used for other investments, and
•	held in bank accounts to pay current obligations and as reserves.

The General Partner deposits a majority of US12NG’s net assets with the Custodian or other custodian. When US12NG purchases a Futures Contract and certain exchange traded Other Natural Gas-Related Investments, US12NG is required to deposit with the futures commission merchant on behalf of the exchange a portion of the value of the contract or other interest as security to ensure payment for the obligation under Natural Gas Interests at maturity. This deposit is known as “margin.” US12NG invests the remainder of its assets equal to the difference between the margin deposited and the market value of the Futures Contract in Treasuries, cash and/or cash equivalents.

The General Partner expects that all entities that will hold or trade US12NG’s assets will be based in the United States and will be subject to United States regulations.

Approximately 5% to 10% of US12NG’s assets are normally committed as margin for its Futures Contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The General Partner invests the balance of US12NG’s assets not invested in Natural Gas Interests or held in margin as reserves to be available for changes in margin. All interest income is used for US12NG’s benefit.

The futures commission merchant, a government agency or a commodity exchange could increase margins applicable to US12NG to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions taken.

US12NG’s assets are held in segregated accounts pursuant to the Commodity Exchange Act and CFTC regulations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

US12NG, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. The investment objective of US12NG is for the changes in percentage terms of its units’ NAV to reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the NYMEX, consisting of the near month contract to expire and the contracts for the following 11 months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12NG’s expenses. When calculating the daily movement of the average price of the 12 contracts, each contract month is equally weighted.

US12NG seeks to achieve its investment objective by investing in a combination of natural gas Futures Contracts and Other Natural Gas-Related Investments such that changes in its NAV, measured in percentage terms, will closely track the changes in the average of the prices of the Benchmark Futures Contracts, also measured in percentage terms. US12NG’s General Partner believes changes in the average of the prices of the Benchmark Futures Contracts have historically exhibited a close correlation with the changes in the spot price of natural gas. It is not the intent of US12NG to be operated in a fashion such that the NAV will equal, in dollar terms, the spot price of natural gas or any particular futures contract based on natural gas. Management believes that it is not practical to manage the portfolio to achieve such an investment goal when investing in listed natural gas Futures Contracts and Other Natural-Gas Related Investments.

On any valuation day, the Benchmark Futures Contracts are the near month futures contract for natural gas traded on the NYMEX and the contracts for the following 11 months for a total of 12 consecutive months’ contracts unless the near month contract is within two weeks of expiration in which case the Benchmark Futures Contracts are the next month contract for natural gas traded on the NYMEX and the contracts for the following 11 consecutive months. “Near month contract” means the next contract traded on the NYMEX due to expire. “Next month contract” means the first contract traded on the NYMEX due to expire after the near month contract.

US12NG invests in Futures Contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges and Other Natural Gas-Related Investments. Due, in part, to the increased size of US12NG over the last several quarters and its obligation to comply with regulatory limits, it is likely that it will invest in increased numbers of Other Natural Gas-Related Investments in order to fulfill its investment objective.

The regulation of commodity interests in the United States is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. Currently, a number of proposals to alter the regulation of Natural Gas Interests are being considered by federal regulators and legislators. These proposals include the imposition of fixed position limits on energy-based commodity futures contracts, the extension of position and accountability limits to futures contracts on non-U.S. exchanges previously exempt from such limits, and the forced use of clearinghouse mechanisms for all over-the-counter transactions. An additional proposal would aggregate and limit all positions in energy futures held by a single entity, whether such positions exist on U.S. futures exchanges, non-U.S. futures exchanges, or in over-the-counter contracts. The CFTC has also recently published a proposed rule that would impose fixed position limits on certain energy futures contracts without the need for any new legislation to be passed. If any of the aforementioned proposals is implemented, US12NG’s ability to meet its investment objective may be negatively impacted and investors could be adversely affected.

In addition, due to potential regulatory limitations, US12NG may determine to hold greater amounts of cash and cash equivalents and lesser amounts of Natural Gas Interests, or greater amounts of Other Natural Gas-Related Investments if it determines that will most appropriately satisfy US12NG's investment objective. Holding more cash and cash equivalents and less Natural Gas Interests, or more Other Natural Gas-Related Investments for some period of time may result in increased tracking error. Increasing US12NG’s investments in Other Natural Gas-Related Investments, such as through increased investments in over-the-counter swaps, may result in increased tracking error due to the fact that transaction costs for over-the-counter swaps are significantly higher as compared to those for exchange-traded Natural Gas Interests, which to date are the principal investment of US12NG. In the event that US12NG determines that suitable Other Natural Gas-Related Investments are not obtainable, US12NG will need to consider other actions to protect its unitholders and to permit US12NG to achieve its investment objectives.

The General Partner of US12NG, which is registered as a CPO with the CFTC, is authorized by the LP Agreement to manage US12NG. The General Partner is authorized by US12NG in its sole judgment to employ and establish the terms of employment for, and termination of, commodity trading advisors or futures commission merchants.

Natural gas futures prices exhibited a general downtrend during the three months ended March 31, 2010. The average prices of the Benchmark Futures Contracts started the year at $5.87. It hit a peak on January 6, 2010 of $6.19 and a low price on March 31, 2010 when prices reached $4.60. The period ended with the average prices of the Benchmark Futures Contracts at $4.64, for a change of approximately -20.95% over the period. US12NG’s NAV rose during the period from a starting level of $53.77 per unit to a high on January 6, 2010 of $56.69 per unit. US12NG’s NAV reached its low for the period on March 26, 2010 at $40.19 per unit. The NAV on March 31, 2010 was $40.54, for a return of approximately -24.60% over the period.

From January 1 to February 18, 2010, the natural gas futures market remained in a state of backwardation, meaning that the price of the near month natural gas futures contract was typically higher than the price of the next month natural gas futures contract, or contracts further away from expiration. For the rest of the first quarter of 2010, the natural gas futures market moved into a contango market. A contango market is one in which the price of the near month natural gas futures contract is less than the price of the next month natural gas futures contract, or contracts further away from expiration. As a result of contango or backwardation, as the case may be, the return of approximately -20.95% on the Benchmark Futures Contracts listed above is a hypothetical return only and could not actually be achieved by an investor holding futures contracts. For a discussion of the impact of backwardation and contango on total returns, see “Term Structure of Natural Gas Futures Prices and the Impact on Total Returns.”

Valuation of Futures Contracts and the Computation of the NAV

The NAV of US12NG units is calculated once each NYSE Arca trading day. The NAV for a particular trading day is released after 4:00 p.m. New York time. Trading during the core trading session on the NYSE Arca typically closes at 4:00 p.m. New York time. The Administrator uses the NYMEX closing price (determined at the earlier of the close of the NYMEX or 2:30 p.m. New York time) for the contracts held on the NYMEX, but calculates or determines the value of all other US12NG investments, including cleared swaps, or other futures contracts, as of the earlier of the close of the NYSE Arca or 4:00 p.m. New York time.

Results of Operations and the Natural Gas Market

Results of Operations.  On November 18, 2009, US12NG listed its units on the NYSE Arca under the ticker symbol “UNL.” On that day, US12NG established its initial offering price at $50.00 per unit and issued 30,000,000 units to the initial Authorized Purchaser, Merrill Lynch Professional Clearing Corp., in exchange for $10,001,000 in cash.

Since its initial offering of 30,000,000 units, US12NG has not made any subsequent offerings of its units. As of December 31, 2009, US12NG had issued 800,000 units, 700,000 of which were outstanding. As of December 31, 2009, there were 29,200,000 units registered but not yet issued.

More units may have been issued by US12NG than are outstanding due to the redemption of units. Unlike funds that are registered under the 1940 Act, units that have been redeemed by US12NG cannot be resold by US12NG. As a result, US12NG contemplates that additional offerings of its units will be registered with the SEC in the future in anticipation of additional issuances and redemptions.

For the Three Months Ended March 31, 2010

A comparison of US12NG’s results of operations for the three months ended March 31, 2009 and 2010 has not been provided because US12NG did not conduct operations for the three months ended March 31, 2009.

As of March 31, 2010, the total unrealized loss on natural gas Futures Contracts, cleared swap contracts and over-the-counter swap contracts owned or held on that day was $7,694,610 and US12NG established cash deposits, including cash investments in money market funds, that were equal to $40,160,329. US12NG held 71.31% of its cash assets in overnight deposits and money market funds at its custodian bank, while 28.69% of the cash balance was held as margin deposits for the Futures Contracts purchased. The ending per unit NAV on March 31, 2010 was $40.54.

Portfolio Expenses.  US12NG’s expenses consist of investment management fees, brokerage fees and commissions, certain offering costs, licensing fees, the fees and expenses of the independent directors of the General Partner and expenses relating to tax accounting and reporting requirements. The management fee that

US12NG pays to the General Partner is calculated as a percentage of the total net assets of US12NG. US12NG paid the General Partner a management fee of 0.60% of its average net assets. The fee is accrued daily and paid monthly.

During the three months ended March 31, 2010, the daily average total net assets of US12NG were $35,315,413. The management fee paid by US12NG during the period amounted to $52,247. Management fees as a percentage of total net assets averaged 0.60% over the course of this three month period.

In addition to the management fee, US12NG pays all brokerage fees, taxes and other expenses, including certain tax reporting costs, licensing fees for the use of intellectual property, ongoing registration or other fees paid to the SEC, the Financial Industry Regulatory Authority (“FINRA”) and any other regulatory agency in connection with offers and sales of its units subsequent to the initial offering and all legal, accounting, printing and other expenses associated therewith. The total of these fees, taxes and expenses for the three months ended March 31, 2010 was $156,197. For the three months ended March 31, 2010, US12NG incurred $0 in ongoing registration fees and other expenses relation to the registration and offering of additional units. During the three months ended March 31, 2010, an expense waiver was in effect which offset certain of the expenses incurred by US12NG. The total amount of the fee waiver totaled $138,538. The total net expenses of US12NG, including management fees, commissions, and all other expenses, after allowance for the expense waiver, totaled $69,906 for the three months ended March 31, 2010. These amounts are not reimbursably by US12NG or its unitholders.

US12NG is responsible for paying its portion of the directors’ and officers’ liability insurance of the General Partner and the fees and expenses of the independent directors of the General Partner who are also the General Partner’s audit committee members. US12NG shares these fees and expenses with the United States Oil Fund, LP (“USOF”), the United States Natural Gas Fund, LP (“USNG”), the United States 12 Month Oil Fund, LP (“US12OF”), the United States Gasoline Fund, LP (“UGA”), the United States Heating Oil Fund, LP (“USHO”), and the United States Short Oil Fund, LP (“USSO”), based on the relative assets of each fund computed on a daily basis. These fees for calendar year 2010 are estimated to be a total of $538,870 for all funds. Directors’ expenses are expected to increase in 2010 due to an increase in the amount of directors’ and officers’ liability insurance coverage. Effective as of March 3, 2009, the General Partner obtained directors’ and officers’ liability insurance covering all of the directors and officers of the General Partner. Previously, the General Partner did not have liability insurance for its directors and officers; instead, the independent directors received a payment in lieu of directors’ and officers’ liability insurance coverage. Effective as of April 1, 2010, US12NG is also responsible for paying its portion of any payments that may become due to the independent directors pursuant to the deferred compensation agreements entered into between the independent directors, the General Partner and each of the funds.

US12NG also incurs commissions to brokers for the purchase and sale of Futures Contracts, Other Natural Gas-Related Investments or short-term obligations of the United States of two years or less (“Treasuries”). During the three months ended March 31, 2010, total commissions paid to brokers amounted to $2,020. As an annualized percentage of total net assets, the figure for the three months ended March 31, 2010 represents approximately 0.02% of total net assets. However, there can be no assurance that commission costs and portfolio turnover will not cause commission expenses to rise in future quarters.

US12NG did not incur transaction costs related to investment in Other Natural Gas-Related Investments, including over-the-counter swaps, during the three months ended March 31, 2010.

The fees and expenses associated with US12NG’s audit expenses and tax accounting and reporting requirements, with the exception of certain initial implementation service fees and base service fees which were borne by the General Partner, are paid by US12NG. These costs are estimated to be $140,493 for the calendar year 2010.

Interest Income.  US12NG seeks to invest its assets such that it holds Futures Contracts and Other Natural Gas-Related Investments in an amount equal to the total net assets of its portfolio. Typically, such investments do not require US12NG to pay the full amount of the contract value at the time of purchase, but rather require US12NG to post an amount as a margin deposit against the eventual settlement of the contract. As a result, US12NG retains an amount that is approximately equal to its total net assets, which US12NG invests in Treasuries, cash and/or cash equivalents. This includes both the amount on deposit with the futures commission merchant as margin, as well as unrestricted cash and cash equivalents held with US12NG’s custodian bank. The Treasuries, cash and/or cash equivalents earn interest that accrues on a daily basis. For the three months ended March 31, 2010, US12NG earned $1,882 in interest income on such cash and/or cash equivalents. Based on US12NG’s average daily total net assets, this was equivalent to an annualized yield of 0.02%. US12NG did not purchase Treasuries during the three months ended March 31, 2010 and held only cash and/or cash equivalents during this time period.

For the Period from November 18, 2009 to December 31, 2009

As of December 31, 2009, the total unrealized gain on natural gas Futures Contracts, cleared swap contracts and over-the-counter swap contracts owned or held on that day was $1,662,670 and US12NG established cash deposits, including cash investments in money market funds, that were equal to $35,996,807. US12NG held 89.05% of its cash assets in overnight deposits and money market funds at the Custodian, while 10.95% of the cash balance was held as margin deposits for the Futures Contracts purchased. The ending per unit NAV on December 31, 2009 was $53.77.

Portfolio Expenses.  US12NG’s expenses consist of investment management fees, brokerage fees and commissions, certain offering costs, licensing fees, the fees and expenses of the independent directors of the General Partner and expenses relating to tax accounting and reporting requirements. The management fee that US12NG pays to the General Partner is calculated as a percentage of the total net assets of US12NG. US12NG pays the General Partner a management fee of 0.60% of NAV on its average net assets. The fee is accrued daily.

As of December 31, 2009, the daily average total net assets of US12NG were $22,798,665. The management fee paid by US12NG during the period amounted to $16,490. Management fees as a percentage of total net assets averaged 0.60% over the course of the period ended December 31, 2009.

In addition to the management fee, US12NG pays all brokerage fees, transaction costs for over-the- counter swaps, taxes and other expenses, including certain tax reporting costs, licensing fees for the use of intellectual property, ongoing registration or other fees paid to the SEC, FINRA and any other regulatory agency in connection with offers and sales of its units subsequent to the initial offering and all legal, accounting, printing and other expenses associated therewith. The total of these fees, taxes and expenses for the year ended December 31, 2009 was $150,837. For the period ended December 31, 2009, US12NG did not incur ongoing registration fees or other expenses relating to the registration and offering of additional units.

US12NG is responsible for paying its portion of the directors’ and officers’ liability insurance of the General Partner and the fees and expenses of the independent directors of the General Partner who are also the General Partner’s audit committee members. US12NG shares these fees and expenses with the Related Public Funds based on the relative assets of each fund computed on a daily basis. These fees and expenses for the calendar year 2009 amounted to a total of $433,046 for all funds, and US12NG’s portion of such fees and expenses was $125.

Effective as of March 3, 2009, the General Partner obtained directors’ and officers’ liability insurance covering all of the directors and officers of the General Partner. Previously, the General Partner did not have liability insurance for its directors and officers; instead, the independent directors received a payment in lieu of directors’ and officers’ liability insurance coverage.

US12NG also incurs commissions to brokers for the purchase and sale of Futures Contracts, Other Natural Gas-Related Investments or Treasuries. During the period ended December 31, 2009, total commissions paid to brokers amounted to $9,284. As an annualized percentage of total net assets, the figure for the period ended December 31, 2009 represents approximately 0.34% of total net assets. However, there can be no assurance that commission costs and portfolio turnover will not cause commission expenses to rise in future quarters.

US12NG did not incur transaction costs related to investment in Other Natural Gas-Related Investments, including over-the-counter swaps, during the period ended December 31, 2009.

The fees and expenses associated with US12NG’s audit expenses and tax accounting and reporting requirements are paid by US12NG. These costs are estimated to be $164,000 for the period ended December 31, 2009.

Interest Income.  US12NG seeks to invest its assets such that it holds Futures Contracts and Other Natural Gas-Related Investments in an amount equal to the total net assets of its portfolio. Typically, such investments do not require US12NG to pay the full amount of the contract value at the time of purchase, but rather require US12NG to post an amount as a margin deposit against the eventual settlement of the contract. As a result, US12NG retains an amount that is approximately equal to its total net assets, which US12NG invests in Treasuries, cash and/or cash equivalents. This includes both the amount on deposit with the futures commission merchant as margin, as well as unrestricted cash and cash equivalents held with US12NG’s Custodian. The Treasuries, cash and/or cash equivalents earn interest that accrues on a daily basis. For the period ended December 31, 2009, US12NG earned $951 in interest income on such cash holdings. Based on US12NG’s average daily total net assets, this is equivalent to an annualized yield of 0.04%.

Tracking US12NG’s Benchmark.  US12NG seeks to manage its portfolio such that changes in its average daily NAV, on a percentage basis, closely track the changes in the average of the daily prices of the Benchmark Futures Contracts, also on a percentage basis. Specifically, US12NG seeks to manage the portfolio such that over any rolling period of 30 valuation days, the average daily change in the NAV is within a range of 90% to 110% (0.9 to 1.1) of the average daily change in the price of the Benchmark Futures Contracts. As an example, if the average daily movement of the average of the prices of the Benchmark Futures Contracts for a particular 30-day time period was 0.5% per day, US12NG management would attempt to manage the portfolio such that the average daily movement of the NAV during that same time period fell between 0.45% and 0.55% (i.e., between 0.9 and 1.1 of the benchmark’s results). US12NG’s portfolio management goals do not include trying to make the nominal price of US12NG’s NAV equal to the average of the nominal prices of the current Benchmark Futures Contracts or the spot price for natural gas. Management believes that it is not practical to manage the portfolio to achieve such an investment goal when investing in listed Futures Contracts.

For the 30 valuation days ended March 31, 2010, the simple average daily change in the Benchmark Futures Contract was -0.822%, while the simple average daily change in the NAV of US12NG over the same time period was -0.824%. The average daily difference was -0.002% (or -0.2 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Futures Contract, the average error in daily tracking by the NAV was 0.170%, meaning that over this time period US12NG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal. The first chart below shows the daily movement of US12NG’s NAV versus the daily movement of the Benchmark Futures Contract for the 30 day period ended March 31, 2010.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Since the offering of US12NG units to the public on November 18, 2009 to March 31, 2010, the simple average daily change in the Benchmark Futures Contracts was -0.200%, while the simple average daily change in the NAV of US12NG over the same time period was -0.203%. The average daily difference was -0.003% (or -0.3 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Futures Contract, the average error in daily tracking by the NAV was 0.047%, meaning that over this time period US12NG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

An alternative tracking measurement of the return performance of US12NG versus the return of its Benchmark Futures Contracts can be calculated by comparing the actual return of US12NG, measured by changes in its NAV, versus the expected changes in its NAV under the assumption that US12NG’s returns had been exactly the same as the daily changes in its Benchmark Futures Contracts.

For the period ended December 31, 2009, the actual total return of US12NG as measured by changes in its NAV was 7.54%. This is based on an initial NAV of $50.00 on November 18, 2009 and an ending NAV as of December 31, 2009 of $53.77. During this time period, US12NG made no distributions to its unitholders. However, if US12NG’s daily changes in its NAV had instead exactly tracked the changes in the daily return of the Benchmark Futures Contract, US12NG would have ended 2009 with an estimated NAV of $53.83, for a total return over the relevant time period of 7.64%. The difference between the actual NAV total return of US12NG of 7.54% and the expected total return based on the Benchmark Futures Contract of 7.64% was an error over the time period of -0.10%, which is to say that US12NG’s actual total return trailed the benchmark result by that percentage. Management believes that a portion of the difference between the actual return and the expected benchmark return can be attributed to the net impact of the expenses and the interest that US12NG collects on its cash and cash equivalent holdings. During the period ended December 31, 2009, US12NG received interest income of $951, which is equivalent to a weighted average interest rate of 0.04% for 2009. In addition, during the period ended December 31, 2009, US12NG also collected $4,000 from its Authorized Purchasers creating or redeeming baskets of units. This income also contributed to US12NG’s actual return trailing the benchmark results. However, if the total assets of US12NG continue to increase, management believes that the impact on total returns of these fees from creations and redemptions will diminish as a percentage of the total return. During the period ended December 31, 2009, US12NG incurred total net expenses of $30,649. Income from interest and Authorized Purchaser collections net of expenses was $(25,698) which is equivalent to a weighted average net interest rate of (0.94)% for the period ended December 31, 2009.

For the three months ended March 31, 2010, the actual total return of US12NG as measured by changes in its NAV was -24.60%. This is based on an initial NAV of $53.77 on December 31, 2009 and an ending NAV as of March 31, 2010 of $40.54. During this time period, US12NG made no distributions to its unitholders. However, if US12NG’s daily changes in its NAV had instead exactly tracked the changes in the daily return of the Benchmark Futures Contracts, US12NG would have ended the first quarter of 2010 with an estimated NAV of $40.61, for a total return over the relevant time period of -24.48%. The difference between the actual NAV total return of US12NG of -24.60% and the expected total return based on the Benchmark Futures Contracts of -24.48% was an error over the time period of 0.12%, which is to say that US12NG’s NAV trailed the benchmark result by that percentage. Management believes that a portion of the difference between the actual return and the expected benchmark return can be attributed to the net impact of the expenses and the interest that US12NG collects on its cash and cash equivalent holdings. During the three months ended March 31, 2010, US12NG received interest income of $1,882, which is equivalent to a weighted average interest rate of 0.02% for such period. In addition, during the three months ended March 31, 2010, US12NG also collected $1,000 from its authorized purchasers (“Authorized Purchasers”) creating or redeeming baskets of units. This income contributed to US12NG’s actual return. However, if the total assets of US12NG continue to increase, management believes that the impact on total returns of these fees from creations and redemptions will diminish as a percentage of the total return. During the three months ended March 31, 2010, US12NG incurred total net expenses of $69,906. Income from interest and Authorized Purchaser collections net of expenses was $(67,024), which is equivalent to a weighted average net interest rate of (0.77)% for the three months ended March 31, 2010.

There are currently three factors that have impacted or are most likely to impact US12NG’s ability to accurately track its Benchmark Futures Contracts.

First, US12NG may buy or sell its holdings in the then current Benchmark Futures Contracts at a price other than the closing settlement price of that contract on the day during which US12NG executes the trade. In that case, US12NG may pay a price that is higher, or lower, than that of the Benchmark Futures Contracts, which could cause the changes in the daily NAV of US12NG to either be too high or too low relative to the changes in the Benchmark Futures Contracts. During the three months ended March 31, 2010, management attempted to minimize the effect of these transactions by seeking to execute its purchase or sale of the Benchmark Futures Contracts at, or as close as possible to, the end of the day settlement price. However, it may not always be possible for US12NG to obtain the closing settlement price and there is no assurance that failure to obtain the closing settlement price in the future will not adversely impact US12NG’s attempt to track the Benchmark Futures Contracts over time.

Second, US12NG earns interest on its cash, cash equivalents and Treasury holdings. US12NG is not required to distribute any portion of its income to its unitholders and did not make any distributions to unitholders during the three months ended March 31, 2010. Interest payments, and any other income, were retained within the portfolio and added to US12NG’s NAV. When this income exceeds the level of US12NG’s expenses for its management fee, brokerage commissions and other expenses (including ongoing registration fees, licensing fees and the fees and expenses of the independent directors of the General Partner), US12NG will realize a net yield that will tend to cause daily changes in the NAV of US12NG to track slightly higher than daily changes in the Benchmark Futures Contracts. During the three months ended March 31, 2010, US12NG earned, on an annualized basis, approximately 0.02% on its cash holdings. It also incurred cash expenses on an annualized basis of 0.60% for management fees and approximately 0.02% in brokerage commission costs related to the purchase and sale of futures contracts, and 0.78% for other expenses. The foregoing fees and expenses resulted in a net yield on an annualized basis of approximately (0.16)% and affected US12NG’s ability to track its benchmark. If short-term interest rates rise above the current levels, the level of deviation created by the yield would decrease. Conversely, if short-term interest rates were to decline, the amount of error created by the yield would increase. When short-term yields drop to a level lower than the combined expenses of the management fee and the brokerage commissions, then the tracking error becomes a negative number and would tend to cause the daily returns of the NAV to underperform the daily returns of the Benchmark Futures Contracts.

Third, US12NG may hold Other Natural Gas-Related Investments in its portfolio that may fail to closely track the Benchmark Futures Contracts’ total return movements. In that case, the error in tracking the changes in the average of the Benchmark Futures Contracts could result in daily changes in the NAV of US12NG that are either too high, or too low, relative to the daily changes in the average of the Benchmark Futures Contracts. During the three months ended March 31, 2010, US12NG did not hold Other Natural Gas-Related Investments. However, there can be no assurance that in the future US12NG will not make use of such Other Natural Gas-Related Investments which may have the effect of increasing transaction related expenses and result in increased tracking error.

Term Structure of Natural Gas Futures Prices and the Impact on Total Returns.  Several factors determine the total return from investing in a futures contract position. One factor that impacts the total return that will result from investing in near month natural gas Futures Contracts and “rolling” those contracts forward each month is the price relationship between the current near month contract and the next month contract. For example, if the price of the near month contract is higher than the next month contract (a situation referred to as “backwardation” in the futures market), then absent any other change there is a tendency for the price of a next month contract to rise in value as it becomes the near month contract and approaches expiration. Conversely, if the price of a near month contract is lower than the next month contract (a situation referred to as “contango” in the futures market), then absent any other change there is a tendency for the price of a next month contract to decline in value as it becomes the near month contract and approaches expiration.

As an example, assume that the price of natural gas for immediate delivery (the “spot” price), was $7 per 10,000 mmBtu, and the value of a position in the near month futures contract was also $7. Over time, the price of 10,000 mmBtu of natural gas will fluctuate based on a number of market factors, including demand for natural gas relative to its supply. The value of the near month contract will likewise fluctuate in reaction to a number of market factors. If investors seek to maintain their position in a near month contract and not take delivery of the natural gas, every month they must sell their current near month contract as it approaches expiration and invest in the next month contract.

If the futures market is in backwardation, e.g., when the expected price of natural gas in the future would be less, the investor would be buying a next month contract for a lower price than the current near month contract. Hypothetically, and assuming no other changes to either prevailing natural gas prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the interest earned on Treasuries, cash and/or cash equivalents), the value of the next month contract would rise as it approaches expiration and becomes the new near month contract. In this example, the value of the $7 investment would tend to rise faster than the spot price of natural gas, or fall slower. As a result, it would be possible in this hypothetical example for the price of spot natural gas to have risen to $9 after some period of time, while the value of the investment in the futures contract would have risen to $10, assuming backwardation is large enough or enough time has elapsed. Similarly, the spot price of natural gas could have fallen to $5 while the value of an investment in the futures contract could have fallen to only $6. Over time, if backwardation remained constant, the difference would continue to increase.

If the futures market is in contango, the investor would be buying a next month contract for a higher price than the current near month contract. Hypothetically, and assuming no other changes to either prevailing natural gas prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the interest earned on cash), the value of the next month contract would fall as it approaches expiration and becomes the new near month contract. In this example, it would mean that the value of the $7 investment would tend to rise slower than the spot price of natural gas, or fall faster. As a result, it would be possible in this hypothetical example for the spot price of natural gas to have risen to $9 after some period of time, while the value of the investment in the futures contract will have risen to only $8, assuming contango is large enough or enough time has elapsed. Similarly, the spot price of natural gas could have fallen to $6 while the value of an investment in the futures contract could have fallen to $5. Over time, if contango remained constant, the difference would continue to increase.

The chart below compares the price of the near month contract to the average price of the near 12 month contracts over the last 10 years (2000 – 2009) for natural gas. When the price of the near month contract is higher than the average price of the near 12 month contracts, the market would be described as being in backwardation. When the price of the near month contract is lower than the average price of the near 12 month contracts, the market would be described as being in contango. Although the prices of the near month contract and the average price of the near 12 month contracts do tend to move up or down together, it can be seen that at times the near month prices are clearly higher than the average price of the near 12 month contracts (backwardation), and other times they are below the average price of the near 12 month contracts (contango). In addition, investors can observe that natural gas prices, both front month and second month, often display a seasonal pattern in which the price of natural gas tends to rise in the early winter months and decline in the summer months. This mirrors the physical demand for natural gas, which typically peaks in the winter.

Near Month Price (NG1) vs Average Price of the Near 12 Months (12 M Strip) *
(10 years between 2000-2009)
18.00
16.00
14.00
12.00
10.00
8.00
6.00
4.00
2.00
-
1/1/2000
4/1/2000
7/1/2000
10/1/2000
1/1/2001
4/1/2001
7/1/2001
10/1/2001
1/1/2002
4/1/2002
7/1/2002
10/1/2002
1/1/2003
4/1/2003
7/1/2003
10/1/2003
1/1/2004
4/1/2004
7/1/2004
10/1/2004
1/1/2005
4/1/2005
7/1/2005
10/1/2005
1/1/2006
4/1/2006
7/1/2006
10/1/2006
1/1/2007
4/1/2007
7/1/2007
10/1/2007
1/1/2008
4/1/2008
7/1/2008
10/1/2008
1/1/2009
4/1/2009
7/1/2009
10/1/2009
NG1
12M Strip Price

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

An alternative way to view backwardation and contango data over time is to subtract the dollar price of the near month natural gas Futures Contract from the dollar price of the near 12 month natural gas Futures Contracts. If the resulting number is a positive number, then the near month price is higher than the average price of the near 12 months and the market could be described as being in backwardation. If the resulting number is a negative number, then the near month price is lower than the average price of the near 12 months and the market could be described as being in contango. The chart below shows the results from subtracting the average dollar price of the near 12 month contracts from the near month price for the 10 year period between 2000 and 2009. Investors will note that the natural gas market spent time in both backwardation and contango. Investors will further note that the markets display a seasonal pattern that corresponds to the seasonal demand patterns for natural gas above. That is, in many, but not all, cases the average price of the near 12 month contracts is higher than the near month during the approach to the winter months as the price of natural gas for delivery in those winter months rises on expectations of demand. At the same time, the price of the near month, when that month is just before the onset of winter, does not rise as far or as fast as the average price of the near 12 month contracts whose delivery falls during the winter season.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

An investment in a portfolio that involved owning only the near month contract would likely produce a different result than an investment in a portfolio that owned an equal number of each of the near 12 months’ worth of contracts. Generally speaking, when the natural gas futures market is in backwardation, the near month only portfolio would tend to have a higher total return than the 12 month portfolio. Conversely, if the natural gas futures market was in contango, the portfolio containing 12 months’ worth of contracts would tend to outperform the near month only portfolio. The chart below shows the results of owning a portfolio consisting of the near month contract versus a portfolio containing the near 12 months’ worth of contracts. In this example, each month, the near month only portfolio would sell the near month contract at expiration and buy the next month out contract. The portfolio holding an equal number of the near 12 months’ worth of the contracts would sell the near month contract at expiration and replace it with the contract that becomes the new twelfth month contract.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

As seen in the chart above, there have been periods of both positive and negative annual total returns for both hypothetical portfolios over the last 10 years. In addition, there have been periods during which the near month only approach had higher returns, and periods where the 12 month approach had higher total returns. The above chart does not represent the performance history of US12NG or any affiliated funds.

Historically, the natural gas futures markets have experienced periods of contango and backwardation. Because natural gas demand is seasonal, it is possible for the price of Futures Contracts for delivery within one or two months to rapidly move from backwardation into contango and back again within a relatively short period of time of less than one year. While the investment objective of US12NG is not to have the market price of its units match, dollar for dollar, changes in the spot price of natural gas, contango impacted the total return on an investment in US12NG units during the three months ended March 31, 2010 relative to a hypothetical direct investment in natural gas. For example, an investment in US12NG units made on December 31, 2009 and held to March 31, 2010 decreased, based upon the changes in the NAV for US12NG units on those days, by approximately -24.60%, while the spot price of natural gas for immediate delivery during the same period decreased by approximately -20.95% (note: this comparison ignores the potential costs associated with physically owning and storing natural gas, which could be substantial).

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation, and less by the negative effect of contango, compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However there can be no assurance that such historical relationships would provide the same or similar results in the future.

Periods of contango or backwardation do not materially impact US12NG’s investment objective of having the percentage changes in its per unit NAV track the percentage changes in the average of the price of the Benchmark Futures Contracts since the impact of backwardation and contango tended to equally impact the percentage changes in price of both US12NG’s units and the Benchmark Futures Contracts. It is impossible to predict with any degree of certainty whether backwardation or contango will occur in the future. It is likely that both conditions will occur during different periods and, because of the seasonal nature of natural gas demand, both may occur within a single year’s time.

Natural Gas Market.  During the year ended December 31, 2009, natural gas prices in the United States were impacted by several factors. At the beginning of the first quarter of 2009, the amount of natural gas in storage was at higher than average levels versus the previous five years. During all of 2009, the seasonally adjusted inventory levels of stored natural gas remained above five-year averages. In addition, a combination of slowing U.S. economic growth and increased natural gas production all contributed to a very significant decline in natural gas prices during most of 2009, with prices reaching a low of $2.508 near the end of the third quarter before finally ending the year with a price of $5.572.

During the three months ended March 31, 2010, natural gas prices in the United States were impacted by several factors. During the first quarter of 2010, the amount of natural gas in storage rose to higher than average levels versus the previous five years. Colder temperatures during January and February 2010, followed by warmer temperatures during March, contributed to the decline in prices. In addition, increased natural gas production also contributed to a decline in natural gas prices during three months ended March 31, 2010, with prices reaching a low at the end of the quarter of $3.869 on March 31, 2010.

Natural Gas Price Movements in Comparison to other Energy Commodities and Investment Categories.  The General Partner believes that investors frequently measure the degree to which prices or total returns of one investment or asset class move up or down in value in concert with another investment or asset class. Statistically, such a measure is usually done by measuring the correlation of the price movements of the two different investments or asset classes over some period of time. The correlation is scaled between 1 and -1, where 1 indicates that the two investment options move up or down in price or value together, known as “positive correlation,” and -1 indicating that they move in completely opposite directions, known as “negative correlation.” A correlation of 0 would mean that the movements of the two are neither positively or negatively correlated, known as “non-correlation.” That is, the investment options sometimes move up and down together and other times move in opposite directions.

For the ten year time period between 2000 and 2009 the chart below compares the monthly movements of natural gas prices versus the monthly movements of the prices of several other energy commodities, such as crude oil, heating oil, and unleaded gasoline, as well as several major non-commodity investment asset classes, such as large cap U.S. equities, U.S. government bonds and global equities. It can be seen that over this particular time period, the movement of natural gas on a monthly basis was not strongly correlated, positively or negatively, with the movements of large cap U.S. equities, U.S. government bonds or global equities. However, movements in natural gas had a positive, but weak, correlation to movements in heating oil. Finally, natural gas had a positive, but very weak, correlation with crude oil and was not strongly correlated, either positively or negatively, with unleaded gasoline.

10 Year Correlation Matrix 2000 – 2009	Large Cap U.S. Equities (S&P 500)	U.S. Govt. Bonds (EFFAS U.S. Government Bond Index)	Global Equities (FTSE World Index)	Crude Oil	Heating Oil	Unleaded Gasoline	Natural Gas
Large Cap U.S. Equities (S&P 500)	1.000	-0.259	0.966	0.152	0.087	0.135	0.023
U.S. Govt. Bonds (EFFAS U.S. Government Bond Index)		1.000	-0.237	-0.127	-0.078	0.214	-0.128
Global Equities (FTSE World Index)			1.000	0.246	0.165	0.196	0.084
Crude Oil				1.000	0.783	0.724	0.334
Heating Oil					1.000	0.613	0.446
Unleaded Gasoline						1.000	0.257
Natural Gas							1.000

Source: Bloomberg, NYMEX

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The chart below covers a more recent, but much shorter, range of dates than the above chart. It can be seen that over this particular time period, the movement of natural gas on a monthly basis was not strongly correlated, positively or negatively, with the movements of large-cap U.S. equities, U.S. government bonds, global equities, or the other three energy commodities of crude oil, gasoline or heating oil.

Correlation Matrix 2009	Large Cap U.S. Equities (S&P 500)	U.S. Govt. Bonds (EFFAS U.S. Government Bond Index)	Global Equities (FTSE World Index)	Crude Oil	Heating Oil	Unleaded Gasoline	Natural Gas
Large Cap U.S. Equities (S&P 500)	1.000	0.303	0.974	0.182	0.325	0.083	0.139
U.S. Govt. Bonds (EFFAS U.S. Government Bond Index)		1.000	-0.284	-0.264	-0.347	0.544	-0.016
Global Equities (FTSE World Index)			1.000	0.216	0.320	0.043	0.149
Crude Oil				1.000	0.769	0.576	0.255
Heating Oil					1.000	0.714	0.253
Unleaded Gasoline						1.000	0.267
Natural Gas							1.000

Source: Bloomberg, NYMEX

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Investors are cautioned that the historical price relationships between natural gas and various other energy commodities, as well as other investment asset classes, as measured by correlation may not be reliable predictors of future price movements and correlation results. The results pictured above would have been different if a different range of dates had been selected. The General Partner believes that natural gas has historically not demonstrated a strong correlation with equities or bonds over long periods of time. However, the General Partner also believes that in the future it is possible that natural gas could have long term correlation results that indicate prices of natural gas more closely track the movements of equities or bonds. In addition, the General Partner believes that, when measured over time periods shorter than ten years, there will always be some periods where the correlation of natural gas to equities and bonds will be either more strongly positively correlated or more strongly negatively correlated than the long term historical results suggest.

The correlations between natural gas, crude oil, heating oil and gasoline are relevant because the General Partner endeavors to invest US12NG’s assets in Futures Contracts and Other Natural Gas-Related Investments so that daily changes in percentage terms in US12NG’s NAV correlate as closely as possible with daily changes in percentage terms in the average of the prices of the Benchmark Futures Contracts. If certain other fuel-based commodity futures contracts do not closely correlate with the natural gas Futures Contracts, then their use could lead to greater tracking error. As noted, the General Partner also believes that the changes in percentage terms in the average of the prices of the Benchmark Futures Contracts will closely correlate with changes in percentage terms in the spot price of natural gas.

Critical Accounting Policies

Preparation of the financial statements and related disclosures in compliance with accounting principles generally accepted in the United States of America requires the application of appropriate accounting rules and guidance, as well as the use of estimates. US12NG’s application of these policies involves judgments and actual results may differ from the estimates used.

The General Partner has evaluated the nature and types of estimates that it makes in preparing US12NG’s financial statements and related disclosures and has determined that the valuation of its investments which are not traded on a United States or internationally recognized futures exchange (such as forward contracts and over-the-counter contracts) involves a critical accounting policy. The values which are used by US12NG for its forward contracts are provided by its commodity broker who uses market prices when available, while over-the-counter contracts are valued based on the present value of estimated future cash flows that would be received from or paid to a third party in settlement of these derivative contracts prior to their delivery date and valued on a daily basis. In addition, US12NG estimates interest income on a daily basis using prevailing interest rates earned on its cash and cash equivalents. These estimates are adjusted to the actual amount received on a monthly basis and the difference, if any, is not considered material.

Liquidity and Capital Resources

US12NG has not made, and does not anticipate making, use of borrowings or other lines of credit to meet its obligations. US12NG has met, and it is anticipated that US12NG will continue to meet, its liquidity needs in the normal course of business from the proceeds of the sale of its investments or from the Treasuries, cash and/or cash equivalents that it intends to hold at all times. US12NG’s liquidity needs include: redeeming units, providing margin deposits for its existing natural gas Futures Contracts or the purchase of additional natural gas Futures Contracts and posting collateral for its over-the-counter contracts and payment of its expenses, summarized below under “Contractual Obligations.”

US12NG currently generates cash primarily from (i) the sale of Creation Baskets and (ii) interest earned on Treasuries, cash and/or cash equivalents. US12NG has allocated substantially all of its net assets to trading in natural gas interests. US12NG invests in natural gas interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Futures Contracts and Other Natural Gas-Related Investments. A significant portion of the NAV is held in cash and cash equivalents that are used as margin and as collateral for US12NG’s trading in natural gas interests. The balance of the net assets is held in US12NG’s account at its custodian bank. Interest earned on US12NG’s interest-bearing funds is paid to US12NG. During the three months ended March 31, 2010, US12NG was forced to use other assets to pay cash expenses, which could cause a drop in US12NG’s NAV over time. To the extent expenses have exceeded interest income, US12NG’s NAV will be negatively impacted.

US12NG’s investment in Natural Gas Interests may be subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, most commodity exchanges limit the fluctuations in futures contracts prices during a single day by regulations referred to as “daily limits.” During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract has increased or decreased by an amount equal to the daily limit, positions in the contracts can neither be taken nor liquidated unless the traders are willing to effect trades at or within the specified daily limit. Such market conditions could prevent US12NG from promptly liquidating its positions in futures contracts. During the three months ended March 31, 2010, US12NG was not forced to purchase or liquidate any of its positions while daily limits were in effect; however, US12NG cannot predict whether such an event may occur in the future.

Prior to the initial offering of US12NG, all payments with respect to US12NG’s expenses were paid by the General Partner. US12NG does not have an obligation or intention to refund such payments by the General Partner. The General Partner, though under no obligation to do so, agreed to pay certain expenses, to the extent that such expenses exceeded 0.15% (15 basis points) of US12NG’s NAV, on an annualized basis. The General Partner has no obligation to continue such payment into subsequent periods. US12NG will be responsible for expenses incurred subsequent to the initial offering of units relating to (i) management fees, (ii) brokerage fees and commissions, (iii) licensing fees for the use of intellectual property, (iv) ongoing registration expenses in connection with offers and sales of its units subsequent to the initial offering, (v) taxes and other expenses, including certain tax reporting costs, (vi) fees and expenses of the independent directors of the General Partner and (vii) other extraordinary expenses not in the ordinary course of business, while the General Partner has been responsible for expenses relating to the fees of the Marketing Agent, the Administrator and the Custodian. If the General Partner and US12NG are unsuccessful in raising sufficient funds to cover these respective expenses or in locating any other source of funding, US12NG will terminate and investors may lose all or part of their investment.

Market Risk

Trading in Futures Contracts and Other Natural Gas-Related Investments, such as forwards, involves US12NG entering into contractual commitments to purchase or sell natural gas at a specified date in the future. The aggregate market value of the contracts will significantly exceed US12NG’s future cash requirements since US12NG intends to close out its open positions prior to settlement. As a result, US12NG is generally only subject to the risk of loss arising from the change in value of the contracts. US12NG considers the “fair value” of its derivative instruments to be the unrealized gain or loss on the contracts. The market risk associated with US12NG’s commitments to purchase natural gas is limited to the aggregate market value of the contracts held. However, should US12NG enter into a contractual commitment to sell natural gas, it would be required to make delivery of the natural gas at the contract price, repurchase the contract at prevailing prices or settle in cash. Since there are no limits on the future price of natural gas, the market risk to US12NG could be unlimited.

US12NG’s exposure to market risk depends on a number of factors, including the markets for natural gas, the volatility of interest rates and foreign exchange rates, the liquidity of the Futures Contracts and Other Natural Gas-Related Investments markets and the relationships among the contracts held by US12NG. The limited experience that US12NG has had in utilizing its model to trade in Natural Gas Interests in a manner intended to track the changes in the spot price of natural gas, as well as drastic market occurrences, could ultimately lead to the loss of all or substantially all of an investor’s capital.

Credit Risk

When US12NG enters into Futures Contracts and Other Natural Gas-Related Investments, it is exposed to the credit risk that the counterparty will not be able to meet its obligations. The counterparty for the Futures Contracts traded on the NYMEX and on most other foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, in addition to margin required to be posted by the exchange or clearinghouse in connection with trades on the exchange or through the clearinghouse, clearinghouses are backed by their members who may be required to share in the financial burden resulting from the nonperformance of one of their members and, therefore, this additional member support should significantly reduce credit risk. Some foreign exchanges are not backed by their clearinghouse members but may be backed by a consortium of banks or other financial institutions. There can be no assurance that any counterparty, clearinghouse, or their members or their financial backers will satisfy their obligations to US12NG in such circumstances

The General Partner will attempt to manage the credit risk of US12NG by following various trading limitations and policies. In particular, US12NG intends to post margin and/or hold liquid assets that will be approximately equal to the market value of its obligations to counterparties under the Futures Contracts and Other Natural Gas-Related Investments it holds. The General Partner will implement procedures that will include, but will not be limited to, executing and clearing trades only with creditworthy parties and/or requiring the posting of collateral or margin by such parties for the benefit of US12NG to limit its credit exposure.

UBS Securities LLC, US12NG’s commodity broker, or any other broker that may be retained by US12NG in the future, when acting as US12NG’s futures commission merchant in accepting orders to purchase or sell Futures Contracts on United States exchanges, is required by CFTC regulations to separately account for and segregate as belonging to US12NG, all assets of US12NG relating to domestic Futures Contracts trading. These futures commission merchants are not allowed to commingle US12NG’s assets with its other assets. In addition, the CFTC requires commodity brokers to hold in a secure account US12NG’s assets related to foreign Futures Contracts trading.

As of March 31, 2010, US12NG had deposits in domestic and foreign financial institutions, including cash investments in money market funds, in the amount of $40,160,329. This amount is subject to loss should these institutions cease operations.

Off Balance Sheet Financing

As of March 31, 2010, US12NG has no loan guarantee, credit support or other off-balance sheet arrangements of any kind other than agreements entered into in the normal course of business, which may include indemnification provisions relating to certain risks that service providers undertake in performing services which are in the best interests of US12NG. While US12NG’s exposure under these indemnification provisions cannot be estimated, they are not expected to have a material impact on US12NG’s financial position.

Redemption Basket Obligation

In order to meet its investment objective and pay its contractual obligations described below, US12NG requires liquidity to redeem units, which redemptions must be in blocks of 100,000 units called Redemption Baskets. US12NG has to date satisfied this obligation by paying from the cash or cash equivalents it holds or through the sale of its Treasuries in an amount proportionate to the number of units being redeemed.

Contractual Obligations

US12NG’s primary contractual obligations are with the General Partner. In return for its services, the General Partner is entitled to a management fee calculated monthly as a fixed percentage of US12NG’s NAV, currently 0.75% of US12NG’s NAV on its average daily net assets. Since inception through April 30, 2010 the General Partner has been charging US12NG a management fee at a reduced rate of 0.60% per annum of average daily net assets. Effective May 1, 2010, the General Partner resumed charging its standard rate of 0.75% per annum of average daily net assets. The difference of 0.15% per annum of average daily net assets since inception through April 30, 2010 has been waived by the General Partner and will not be recouped from US12NG.

The General Partner agreed to pay the start-up costs associated with the formation of US12NG, primarily its legal, accounting and other costs in connection with the General Partner’s registration with the CFTC as a CPO and the registration and listing of US12NG and its units with the SEC, FINRA and the NYSE Arca, respectively. However, since US12NG’s initial offering of units, offering costs incurred in connection with registering and listing additional units of US12NG are directly borne on an ongoing basis by US12NG, and not by the General Partner.

The General Partner pays the fees of the Marketing Agent and the fees of the Custodian and transfer agent, BBH&Co., as well as BBH&Co.’s fees for performing administrative services, including in connection with the preparation of US12NG’s financial statements and its SEC and CFTC reports. The General Partner and US12NG have also entered into a licensing agreement with the NYMEX pursuant to which US12NG and the affiliated funds managed by the General Partner pay a licensing fee to the NYMEX. US12NG also pays the fees and expenses associated with its tax accounting and reporting requirements, with the exception of certain initial implementation service fees and base service fees, which are paid by the General Partner. The General Partner, though under no obligation to do so, agreed to pay certain costs for tax reporting and audit expenses normally borne by US12NG to the extent that such expenses exceeded 0.15% (15 basis points) of

US12NG’s NAV, on an annualized basis, through at least June 30, 2010. The General Partner has no obligation to continue such payment into subsequent periods.

In addition to the General Partner’s management fee, US12NG pays its brokerage fees (including fees to a futures commission merchant), over-the-counter dealer spreads, any licensing fees for the use of intellectual property, and, subsequent to the initial offering, registration and other fees paid to the SEC, FINRA, or other regulatory agencies in connection with the offer and sale of units, as well as legal, printing, accounting and other expenses associated therewith, and extraordinary expenses. The latter are expenses not incurred in the ordinary course of US12NG’s business, including expenses relating to the indemnification of any person against liabilities and obligations to the extent permitted by law and under the LP Agreement, the bringing or defending of actions in law or in equity or otherwise conducting litigation and incurring legal expenses and the settlement of claims and litigation. Commission payments to a futures commission merchant are on a contract-by-contract, or round turn, basis. US12NG also pays a portion of the fees and expenses of the independent directors of the General Partner.

The parties cannot anticipate the amount of payments that will be required under these arrangements for future periods, as US12NG’s NAVs and trading levels to meet its investment objectives will not be known until a future date. These agreements are effective for a specific term agreed upon by the parties with an option to renew, or, in some cases, are in effect for the duration of US12NG’s existence. Either party may terminate these agreements earlier for certain reasons described in the agreements.

Limited Partnership Agreement

The following paragraphs are a summary of certain provisions of our LP Agreement. The following discussion is qualified in its entirety by reference to our LP Agreement.

Authority of the General Partner

Our General Partner is generally authorized to perform all acts deemed necessary to carry out the purposes of the limited partnership and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our LP Agreement. Our General Partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our LP Agreement. However, our partnership agreement limits the authority of our General Partner as follows:

•	Other than in connection with the issuance or redemption of units, or upon termination of the partnership as contemplated by the LP Agreement, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on behalf of the partnership, the sale, exchange or other disposition of all or substantially all of the assets of all of the partnership, taken as a whole, without the approval of at least a majority of the limited partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the partnership’s assets and shall not apply to any forced sale of any or all of the partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.
•	The General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the partnership to (a) make a general assignment for the benefit of creditors; (b) file a voluntary bankruptcy petition; or (c) file a petition seeking for the partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.
•	The General Partner may not, without written approval of the specific act by all of the limited partners or by other written instrument executed and delivered by all of the limited partners subsequent to the date of the LP Agreement, take any action in contravention of the LP Agreement, including, without limitation,

(i) any act that would make it impossible to carry on the ordinary business of the partnership, except as otherwise provided in the LP Agreement; (ii) possess partnership property, or assign any rights in specific partnership property, for other than a partnership purpose; (iii) admit a person as a partner, except as otherwise provided in the LP Agreement; (iv) amend the LP Agreement in any manner, except as otherwise provided in the LP Agreement or applicable law; or (v) transfer its interest as General Partner of the partnership, except as otherwise provided in the LP Agreement.

•	In general, unless approved by a majority of the limited partners, our General Partner shall not take any action, or refuse to take any reasonable action, the effect of which would be to cause us, to the extent it would materially and adversely affect limited partners, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

Withdrawal or Removal of Our General Partner

The General Partner shall be deemed to have withdrawn from the partnership upon the occurrence of any one of the following events:

•	the General Partner voluntarily withdraws from the partnership by giving written notice to the other partners;
•	the General Partner transfers all of its rights as General Partner;
•	the General Partner is removed;
•	the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) – (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;
•	a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or
•	a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

The General Partner may be removed with or without cause if such removal is approved by the holders of at least 66 2/3% of the oustanding units (excluding for this purpose units held by the General Partner and its affiliates).

Meetings

All acts of the limited partners should be done in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). Upon the written request of 20% or more in interest of the limited partners, the General Partner may, but is not required to, call a meeting of the limited partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any limited partner may obtain a list of names, addresses, and interests of the limited partners upon written request to the General Partner.

Limited Liability

Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our LP Agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets. In light of the fact that a limited partner’s liability may extend beyond his capital contributions, a limited partner may lose more money than he contributed.

Under Delaware law, a limited partner might be held liable for US12NG’s obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

Under the LP Agreement, a limited partner will not be liable for assessments in addition to its initial capital investment in any of US12NG’s capital securities representing limited partnership interests. However, a limited partner still may be required to repay to US12NG any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, US12NG may not make a distribution to limited partners if the distribution causes US12NG’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of US12NG’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Fees of US12NG

Management Fees

US12NG is contractually obligated to pay the General Partner a management fee based on 0.75% per annum on average net assets. Fees are calculated on a daily basis (accrued at  1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis. NAV is calculated by taking the current market value of US12NG’s total assets and subtracting any liabilities. Since inception through April 30, 2010 the General Partner has been charging US12NG a management fee at a reduced rate of 0.60% per annum of average daily net assets. Effective May 1, 2010, the General Partner resumed charging its standard rate of 0.75% per annum of average daily net assets. The difference of 0.15% per annum of average daily net assets since inception through April 30, 2010 has been waived by the General Partner and will not be recouped from US12NG.

Brokerage Fees

Brokerage fees	Approximately 0.07%

Fees are calculated on a daily basis (based on a percentage of the value of the transaction) and paid on a monthly basis. These fees, including the brokerage fee for Futures Contracts based upon the futures commission merchant’s fees shown below, are estimated on an annualized percentage basis.

Futures Commission Merchant Fee

Futures Commission Merchant fee	Approximately $4.00 per buy or sell

Fees are calculated on a daily basis for each buy or sell and paid on a monthly basis. These are the basis for and not in addition to the brokerage fee for Futures Contracts included in the brokerage fees shown above.

NYMEX Licensing Fee

Assets	Licensing Fee
First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000	0.02% of NAV

The assets of US12NG are aggregated with those of the Related Public Funds. US12NG pays its pro rata share of this fee.

Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis.

Other Fees

US12NG pays the fees and expenses associated with its tax accounting and reporting requirements with the exception of any Implementation Services fees and Base Services fees which are paid by the General Partner. In addition, US12NG is responsible for the fees and expenses, which may include directors and officers liability insurance, of the independent directors of the General Partner in connection with their activities with respect to US12NG. These director fees and expenses are shared with other funds managed by the General Partner and aggregated $433,046 for the year ended December 31, 2009.

The General Partner Has Conflicts of Interest

There are present and potential future conflicts of interest in US12NG’s structure and operation you should consider before you purchase units. The General Partner will use this notice of conflicts as a defense against any claim or other proceeding made. If the General Partner is not able to resolve these conflicts of interest adequately, it may impact US12NG’s and the Related Public Funds’ ability to achieve their investment objectives.

The General Partner’s officers, directors and employees, do not devote their time exclusively to US12NG. These persons are directors, officers or employees of other entities which may compete with US12NG for their services. They could have a conflict between their responsibilities to US12NG and to those other entities. The General Partner believes that it has sufficient personnel, time, and working capital to discharge its responsibilities in a fair manner and that these persons’ conflicts should not impair their ability to provide services to US12NG.

The General Partner and the General Partner’s principals, officers, directors and employees may trade futures and related contracts for their own account. Limited partners and other unitholders will not be permitted to inspect the trading records or any written policies related to such trading of the General Partner and its principals, officers, directors, and employees. A conflict of interest may exist if their trades are in the same markets and at the same time as US12NG trades using the clearing broker to be used by US12NG. A potential conflict also may occur when the General Partner’s principals trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by US12NG. The General Partner has adopted a Code of Business Conduct and Ethics to ensure that the officers, directors, and employees of the General Partner and its affiliates do not engage in trades that will harm the fund or the unitholders. The General Partner has also adopted Corporate Governance Guidelines. If these provisions are not successful, unitholders may be harmed in that such trades could affect the prices of the futures contracts purchased by US12NG which could affect US12NG’s ability to track the Benchmark Futures Contracts.

The General Partner has sole current authority to manage the investments and operations of US12NG, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit their ability to influence matters such as amendment of the LP Agreement, change in US12NG’s basic investment policy, dissolution of this fund, or the sale or distribution of US12NG’s assets.

The General Partner serves as the general partner to US12NG and the Related Public Funds, as well as of other funds that have yet to offer securities to the public or begin operations. The General Partner may have a conflict to the extent that its trading decisions for US12NG may be influenced by the effect they would have on the other funds it manages. By way of example, if, as a result of reaching position limits imposed by the NYMEX, USOF purchased gasoline futures contracts, this decision could impact UGA’s ability to purchase additional gasoline futures contracts if the number of contracts held by funds managed by the General Partner reached the maximum allowed by NYMEX. Similar situations could adversely affect the ability of any fund to track its Benchmark Futures Contract.

In addition, the General Partner is required to indemnify the officers and directors of the other funds, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

No Resolution of Conflicts Procedures

Whenever a conflict of interest exists or arises between the General Partner on the one hand, and the partnership or any limited partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all partners and shall not constitute a breach of the LP Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the LP Agreement is deemed to be, fair and reasonable to the partnership. If a dispute arises, under the LP Agreement it will be resolved either through negotiations with the General Partner or by courts located in the State of Delaware.

Under the LP Agreement, any resolution is deemed to be fair and reasonable to the partnership if the resolution is:

•	approved by the audit committee, although no party is obligated to seek approval and the General Partner may adopt a resolution or course of action that has not received approval;
•	on terms no less favorable to the limited partners than those generally being provided to or available from unrelated third parties; or
•	fair to the limited partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the limited partners.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus; however, additional risks and conflicts may occur which are not presently foreseen by the General Partner. You may not construe this prospectus as legal or tax advice. Before making an investment in this fund, you should read this entire prospectus, including the LP Agreement (Appendix B). You should also consult with your personal legal, tax, and other professional advisors.

Interests of Named Experts and Counsel

The General Partner has employed Sutherland Asbill & Brennan LLP to prepare this prospectus. Neither the law firm nor any other expert hired by US12NG to give advice on the preparation of this offering document has been hired on a contingent fee basis. Nor does any of them have any present or future expectation of interest in the General Partner, Marketing Agent, Authorized Purchasers, Custodian, Administrator or other service providers to US12NG.

The General Partner’s Responsibilities and Remedies

Pursuant to the DRULPA, parties may contractually modify or even eliminate fiduciary duties in a limited partnership agreement to the limited partnership itself, or to another partner or person otherwise bound by the limited partnership agreement. Parties may not, however, eliminate the implied covenant of good faith and fair dealing. Where parties unambiguously provide for fiduciary duties in a limited partnership agreement, those expressed duties become the standard that courts will use to determine whether such duties were breached. For this reason, US12NG’s limited partnership agreement does not explicitly provide for any fiduciary duties so that common law fiduciary duty principles will apply to measure the General Partner’s conduct.

A prospective investor should be aware that the General Partner has a responsibility to limited partners of US12NG to exercise good faith and fairness in all dealings. The fiduciary responsibility of a general partner to limited partners is a developing and changing area of the law and limited partners who have questions concerning the duties of the General Partner should consult with their counsel. In the event that a limited partner of US12NG believes that the General Partner has violated its fiduciary duty to the limited partners, he may seek legal relief individually or on behalf of US12NG under applicable laws, including under DRULPA and under commodities laws, to recover damages from or require an accounting by the General Partner. Limited partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited partners who have suffered losses in connection with the purchase or sale of the units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited partners should be aware that performance by the General Partner of its fiduciary duty to is measured by the terms of the LP Agreement as well as applicable law. Limited partners are afforded certain rights to institute reparations proceedings under the Commodity Exchange Act for violations of the Commodity Exchange Act or of any rule, regulation or order of the CFTC by the General Partner.

Liability and Indemnification

Under the LP Agreement, neither a General Partner nor any employee or other agent of US12NG nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any partner or US12NG for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee, agent of US12NG or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee, or agent of the partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s action was in the best interests of US12NG and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office.

US12NG shall, to the fullest extent permitted by law, but only out of US12NG assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at US12NG’s request as directors, officers or trustees of another organization in which US12NG has an interest as a unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interest of US12NG, and except that no Covered Person shall be indemnified against any liability to US12NG or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by US12NG in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to US12NG if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

Provisions of Law

According to applicable law, indemnification of the General Partner is payable only if the General Partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of US12NG and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the General Partner, and such indemnification or agreement to hold harmless is recoverable only out of the assets of US12NG and not from the members, individually.

Provisions of Federal and State Securities Laws

This offering is made pursuant to federal and state securities laws. If any indemnification of the General Partner arises out of an alleged violation of such laws, it is subject to certain legal conditions.

Those conditions require that no indemnification may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the General Partner or other particular indemnitee, or such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the General Partner or other particular indemnitee, or a court of competent jurisdiction approves a settlement of the claims against the General Partner or other agent of US12NG and finds that indemnification of the settlement and related costs should be made, provided, before seeking such approval, the General Partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold membership interests.

Provisions of the 1933 Act and NASAA Guidelines

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to the General Partner or its directors, officers, or persons controlling US12NG, US12NG has been informed that SEC and the various State administrators believe that such indemnification is against public policy as expressed in the 1933 Act and the North American Securities Administrators Association, Inc. (NASAA) commodity pool guidelines and is therefore unenforceable.

Books and Records

US12NG keeps its books of record and account at its office located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or at the offices of the Administrator at its office located at 40 Water Street, Boston, Massachusetts, 02109, or such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to US12NG’s satisfaction that such person is a limited partner upon reasonable advance notice at all reasonable times during the usual business hours of US12NG.

US12NG keeps a copy of US12NG’s LP Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any limited partner.

Analysis of Critical Accounting Policies

US12NG’s critical accounting policies are set forth in the financial statements in this prospectus prepared in accordance with accounting principles generally accepted in the United States of America, which require the use of certain accounting policies that affect the amounts reported in these financial statements, including the following: US12NG trades are accounted for on a trade-date basis and marked to market on a daily basis. The difference between their cost and market value is recorded as “change in unrealized profit/loss” for open (unrealized) contracts, and recorded as “realized profit/loss” when open positions are closed out; the sum of these amounts constitutes US12NG’s trading revenues. Earned interest income revenue, as well as management fee, and brokerage fee expenses of US12NG are recorded on an accrual basis. The General Partner believes that all relevant accounting assumptions and policies have been considered.

Statements, Filings, and Reports

At the end of each fiscal year, US12NG will furnish to DTC Participants for distribution to each person who is a unitholder at the end of the fiscal year an annual report containing US12NG’s audited financial statements and other information about US12NG. The General Partner is responsible for the registration and qualification of the units under the federal securities laws and federal commodities laws and any other securities and blue sky laws of the United States or any other jurisdiction as the General Partner may select. The General Partner is responsible for preparing all reports required by the SEC and the CFTC, but has entered into an agreement with the Administrator to prepare these reports as required by the SEC, CFTC and the NYSE Arca on US12NG’s behalf.

The financial statements of US12NG will be audited, as required by law and as may be directed by the General Partner, by an independent registered public accounting firm designated from time to time by the General Partner. The accountants report will be furnished by US12NG to unitholders upon request. US12NG will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

Reports to Limited Partners

As provided in the LP Agreement, the following reports will be provided to limited partners:

Annual Reports.  Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the fiscal year, an annual report containing the following:

(i) financial statements of the partnership, including, without limitation, a balance sheet as of the end of the partnership’s fiscal year and statements of income, partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

(ii) a general description of the activities of the partnership during the period covered by the report, and

(iii) a report of any material transactions between the partnership and the General Partner or any of its affiliates, including fees or compensation paid by the partnership and the services performed by the General Partner or any such affiliate for such fees or compensation.

Quarterly Reports.  Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the partnership during the period covered by the report.

Monthly Reports.  Within 30 days after the after the end of each month, the General Partner shall cause to be posted on US12NG’s website and upon request, to be delivered to each limited partner who was a limited partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in this prospectus or any amendment thereto, other account statements or annual reports.

US12NG will provide information to its unitholders to the extent required by applicable SEC, CFTC, and NYSE Arca requirements. An issuer, such as US12NG, of exchange-traded securities may not always readily know the identities of the investors who own those securities. US12NG will post the same information that would otherwise be provided in US12NG’s reports to limited partners described above including its monthly account statements, which will include, without limitation, US12NG’s NAV, on US12NG’s website www.unitedstates12monthnaturalgasfund.com.

Fiscal Year

The fiscal year of US12NG is the calendar year. The General Partner may select an alternate fiscal year.

Governing Law; Consent To Delaware Jurisdiction

The rights of the General Partner, US12NG, DTC (as registered owner of US12NG’s global certificate for units) and the unitholders, are governed by the laws of the State of Delaware. The General Partner, US12NG and DTC and, by accepting units, each DTC Participant and each unitholder, consent to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent is not required for any person to assert a claim of Delaware jurisdiction over the General Partner or US12NG.

Security Ownership of Principal Unitholders and Management

None of the directors or executive officers of the General Partner, nor the employees of US12NG own any units of US12NG. In addition, US12NG is not aware of any 5% holder of its units.

Legal Matters

Litigation and Claims

Within the past 5 years of the date of this prospectus, there have been no material administrative, civil or criminal actions against the General Partner, underwriter, or any principal or affiliate of either of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

Legal Opinion

Sutherland Asbill & Brennan LLP is counsel to advise US12NG and the General Partner with respect to the preparation of units being offered hereby and has passed upon the validity of the units being issued hereunder. Sutherland Asbill & Brennan LLP has also provided the General Partner with its opinion with respect to federal income tax matters addressed herein.

Experts

Spicer Jeffries LLP, an independent registered public accounting firm, has audited the financial statements of United States 12 Month Natural Gas Fund, LP, at December 31, 2009 and 2008 appearing in this prospectus and in the registration statement and the General Partner, United States Commodity Funds LLC at December 31, 2009 and 2008.

Privacy Policy

US12NG and the General Partner collect certain nonpublic personal information about investors from the information provided by them in certain documents, as well as in the course of processing transaction requests. None of this information is disclosed except as necessary in the course of processing creations and redemptions and otherwise administering US12NG — and then only subject to customary undertakings of confidentiality. US12NG and the General Partner do not disclose nonpublic personal information about investors to anyone, except as required by law or as described in its Privacy Policy. In general, US12NG and the General Partner restrict access to the nonpublic personal information they collect from investors to those of its affiliates’ employees and service providers who need access to this information to provide products and services to investors. US12NG and the General Partner each maintain physical, electronic and procedural controls to safeguard this information. These standards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor. A copy of the current Privacy Policy can be provided upon request and is provided to investors annually.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of units in US12NG, and the U.S. federal income tax treatment of US12NG, as of the date hereof. This discussion is applicable to a beneficial owner of units who purchases units in the offering to which this prospectus relates, including a beneficial owner who purchases units from an Authorized Purchaser. Except where noted otherwise, it deals only with units held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding units as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for federal income tax purposes, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of units whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering the purchase, ownership or disposition of units should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. unitholder” of a unit means a beneficial owner of a unit that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. unitholder” is a holder that is not a U.S. unitholder. If a partnership holds our units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your own tax advisor regarding the tax consequences.

The General Partner of US12NG has received the opinion of Sutherland Asbill & Brennan LLP, counsel to US12NG, that the material U.S. federal income tax consequences to US12NG and to U.S. unitholders and

Non-U.S. unitholders will be as described below. In rendering its opinion, Sutherland Asbill & Brennan LLP has relied on the facts described in this prospectus as well as certain factual representations made by US12NG and the General Partner. The opinion of Sutherland Asbill & Brennan LLP is not binding on the Internal Revenue Service (“IRS”), and as a result, the IRS may not agree with the tax positions taken by US12NG. If challenged by the IRS, US12NG’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting US12NG or prospective investors.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO HOW THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN US12NG APPLY TO YOU AND AS TO HOW THE APPLICABLE STATE, LOCAL OR FOREIGN TAXES APPLY TO YOU.

Tax Status of US12NG

US12NG is organized and will be operated as a limited partnership in accordance with the provisions of the LP Agreement and applicable state law. Under the Code, an entity classified as a partnership that is deemed to be a “publicly traded partnership” is generally taxable as a corporation for federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each taxable year of its existence consists of at least 90% “qualifying income” (“qualifying income exception”). For this purpose, section 7704 defines “qualifying income” as including, in pertinent part, interest (other than from a financial business), dividends and gains from the sale or disposition of capital assets held for the production of interest or dividends. In addition, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as inventory) or of futures, forwards and options with respect to commodities, “qualifying income” includes income and gains from such commodities and futures, forwards and options with respect to commodities. US12NG and the General Partner have represented the following to Sutherland Asbill & Brennan LLP:

•	At least 90% of US12NG’s gross income for each taxable year will constitute “qualifying income” within the meaning of Code section 7704 (as described above);
•	US12NG will be organized and operated in accordance with its governing agreements and applicable law;
•	US12NG has not elected, and will not elect, to be classified as a corporation for U.S. federal income tax purposes.

Based in part on these representations, Sutherland Asbill & Brennan LLP is of the opinion that US12NG will be classified as a partnership for federal income tax purposes and that it will not be taxable as a corporation for such purposes.

If US12NG failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, US12NG would be taxable as a corporation for federal income tax purposes and would pay federal income tax on its income at regular corporate rates. In that event, unitholders would not report their share of US12NG’s income or loss on their returns. In addition, distributions to unitholders would be treated as dividends to the extent of US12NG’s current and accumulated earnings and profits. To the extent a distribution exceeded US12NG’s earnings and profits, the distribution would be treated as a return of capital to the extent of a unitholder’s basis in its units, and thereafter as gain from the sale of units. Accordingly, if US12NG were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in US12NG and on the value of the units.

The remainder of this summary assumes that US12NG will be classified as a partnership for federal income tax purposes and that it will not be taxable as a corporation.

U.S. Unitholders

Tax Consequences of Ownership of Units

Taxation of US12NG’s Income.  No U.S. federal income tax will be paid by US12NG on its income. Instead, US12NG will file annual information returns, and each U.S. unitholder will be required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of US12NG. For example, unitholders will take into account their share of ordinary income realized by US12NG from accruals of interest on Treasuries and other investments, and their share of gain from Futures Contracts and Other Natural Gas-Related Investments. These items must be reported without regard to the amount (if any) of cash or property the unitholder receives as a distribution from US12NG during the taxable year. Consequently, a unitholder may be allocated income or gain by US12NG but receive no cash distribution with which to pay its tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability. Because the General Partner currently does not intend to make distributions, it is likely that in any year US12NG realizes net income and/or gain that a U.S. unitholder will be required to pay taxes on its allocable share of such income or gain from sources other than US12NG distributions.

Allocations of US12NG’s Profit and Loss.  Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.

In general, US12NG will apply a monthly closing-of-the-books convention in determining allocations of economic profit or loss to unitholders. Income, gain, loss and deduction will be determined on a monthly “mark-to-market” basis, taking into account our accrued income and deductions and realized and unrealized gains and losses for the month. These items will be allocated among the holders of units in proportion to the number of units owned by them as of the close of business on the last business day of the month. Items of taxable income, deduction, gain, loss and credit recognized by US12NG for federal income tax purposes for any taxable year will be allocated among holders in a manner that equitably reflects the allocation of economic profit or loss. US12NG intends to make the election permitted by section 754 of the Code, which election will be irrevocable without the consent of the Service. The effect of this election will be that when a secondary market sale of our units occur, we will adjust the purchaser’s proportionate share of the tax basis of our assets to fair market value, as reflected in the price paid for the units, as if the purchaser had directly acquired an interest in our assets. The section 754 election is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax bases of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since it acquired its interest. Depending on the price paid for units and the tax bases of US12NG’s assets at the time of the purchase, the effect of the section 754 election on a purchaser of units may be favorable or unfavorable.

US12NG will apply certain assumptions and conventions in determining and allocating items for tax purposes in order to reduce the complexity and costs of administration. The General Partner believes that application of these assumptions and conventions will be consistent with the intent of the partnership provisions of the Code, and that the resulting allocations will have substantial economic effect or otherwise will be respected as being in accordance with unitholders’ interests in US12NG for federal income tax purposes. However, the Code and Treasury Regulations do not expressly permit adoption of these assumptions and conventions, and Sutherland Asbill & Brennan LLP is therefore unable to opine on the validity of our allocation method. It is possible that the IRS could successfully challenge this method and require a unitholder to report a greater or lesser share of items of income, gain, loss, deduction, or credit than if our method were respected. The General Partner is authorized to revise our allocation method to conform to any method permitted under future Treasury Regulations.

The assumptions and conventions used in making tax allocations may cause a unitholder to be allocated more or less income or loss for federal income tax purposes than its proportionate share of the economic income or loss realized by US12NG during the period it held its units. This “mismatch” between taxable and economic income or loss in some cases may be temporary, reversing itself in a later year when the units are sold, but could be permanent. For example, a unitholder could be allocated income accruing before it purchased its units, resulting in an increase in the basis of the units (see “Tax basis in units”, below). On a subsequent disposition of the units, the additional basis might produce a capital loss the deduction of which may be limited (see “Limitations on Deductibility of Losses and Certain Expenses”, below).

Mark to Market of Certain Exchange-Traded Contracts.  For federal income tax purposes, US12NG generally will be required to use a “mark-to-market” method of accounting under which unrealized gains and losses on instruments constituting “section 1256 contracts” are recognized currently. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.

Under these rules, section 1256 contracts held by US12NG at the end of each taxable year, including for example Futures Contracts and options on Futures Contracts traded on a U.S. exchange or board of trade or certain foreign exchanges, will be treated as if they were sold by US12NG for their fair market value on the last business day of the taxable year. A unitholder’s distributive share of US12NG’s net gain or loss with respect to each section 1256 contract generally will be treated as long-term capital gain or loss to the extent of 60 percent thereof, and as short-term capital gain or loss to the extent of 40 percent thereof, without regard to the actual holding period.

Limitations on Deductibility of Losses and Certain Expenses.  A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to you by US12NG, including but not limited to those described below.

A unitholder’s deduction of its allocable share of any loss of US12NG will be limited to the lesser of (1) the tax basis in its units or (2) in the case of a unitholder that is an individual or a closely held corporation, the amount which the unitholder is considered to have “at risk” with respect to our activities. In general, the amount at risk will be your invested capital plus your share of any recourse debt of US12NG for which you are liable. Losses in excess of the amount at risk must be deferred until years in which US12NG generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract gains in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. Although the matter is not free from doubt, we believe management fees we pay to the General Partner and other expenses we incur will constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate unitholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a unitholder will generally include any interest accrued by US12NG and any interest paid or accrued on direct borrowings by a unitholder to purchase or carry its units, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

To the extent that we allocate losses or expenses to you that must be deferred or disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your units. As one example, you could be allocated and required to pay tax on your share of interest income accrued by US12NG for a particular taxable year, and in the same year allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year, but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your units. Unitholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on your ability to deduct your allocable share of US12NG’s losses and expenses.

Tax Basis of Units

A unitholder’s tax basis in its units is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its units, (2) the amount of non-taxable distributions that it may receive from US12NG and (3) its ability to utilize its distributive share of any losses of US12NG on its tax return. A unitholder’s initial tax basis of its units will equal its cost for the units plus its share of US12NG’s liabilities (if any) at the time of purchase. In general, a unitholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of US12NG as to which the unitholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of US12NG that are not partner nonrecourse liabilities as to any unitholder.

A unitholder’s tax basis in its units generally will be (1) increased by (a) its allocable share of US12NG’s taxable income and gain and (b) any additional contributions by the unitholder to US12NG and (2) decreased (but not below zero) by (a) its allocable share of US12NG’s tax deductions and losses and (b) any distributions by US12NG to the unitholder. For this purpose, an increase in a unitholder’s share of US12NG’s liabilities will be treated as a contribution of cash by the unitholder to US12NG and a decrease in that share will be treated as a distribution of cash by US12NG to the unitholder. Pursuant to certain IRS rulings, a unitholder will be required to maintain a single, “unified” basis in all units that it owns. As a result, when a unitholder that acquired its units at different prices sells less than all of its units, such unitholder will not be entitled to specify particular units (e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its units to the units sold.

Treatment of Fund Distributions.  If US12NG makes non-liquidating distributions to unitholders, such distributions generally will not be taxable to the unitholders for federal income tax purposes except to the extent that the sum of (i) the amount of cash and (ii) the fair market value of marketable securities distributed exceeds the unitholder’s adjusted basis of its interest in US12NG immediately before the distribution. Any cash distributions in excess of a unitholder’s tax basis generally will be treated as gain from the sale or exchange of units.

Constructive Termination of the Partnership.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our units within a 12-month period. A termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could result in tax penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Consequences of Disposition of Units

If a unitholder sells its units, it will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis for the units sold. A unitholder’s amount realized will be the sum of the cash or the fair market value of other property received plus its share of any US12NG debt outstanding.

Gain or loss recognized by a unitholder on the sale or exchange of units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow unitholders to identify and use the actual holding periods for the units sold for purposes of determining whether the gain or loss recognized on a sale of units will give rise long-term or short-term capital gain or loss. It is expected that most unitholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for units sold. If a unitholder fails to make the election or is not able to identify the holding periods of the units sold, the unitholder will have a split holding period in the units sold. Under such circumstances, a unitholder will be required to determine its holding period in the units sold by first determining the portion of its entire interest in US12NG that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The unitholder would then treat each unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in US12NG.

Under Section 751 of the Code, a portion of a unitholder’s gain or loss from the sale of units (regardless of the holding period for such units), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by US12NG. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by US12NG.

If some or all of your units are lent by your broker or other agent to a third party — for example, for use by the third party in covering a short sale — you may be considered as having made a taxable disposition of the loaned units, in which case —

•	you may recognize taxable gain or loss to the same extent as if you had sold the units for cash;
•	any of US12NG’s income, gain, loss or deduction allocable to those units during the period of the loan will not be reportable by you for tax purposes; and
•	any distributions you receive with respect to the units will be fully taxable, most likely as ordinary income.

Unitholders desiring to avoid these and other possible consequences of a deemed disposition of their units should consider modifying any applicable brokerage account agreements to prohibit the lending of their units.

Other Tax Matters

Information Reporting.  We intend to report tax information to the beneficial owners of units. Unitholders who have become additional limited partners will be treated as partners for federal income tax purposes. The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests will be considered partners for federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we intend to treat the following persons as partners for federal income tax purposes: (1) assignees of units who are pending admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units. US12NG will furnish unitholders each year with tax information on IRS Schedule K-1 (Form 1065), which will be used by the unitholders in completing their tax returns.

Persons who hold an interest in US12NG as a nominee for another person are required to furnish to us the following information: (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (3) the amount and description of units acquired or transferred for the beneficial owner; and

(4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code of 1986, as amended for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Partnership Audit Procedures.  The IRS may audit the federal income tax returns filed by US12NG. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability and could result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments of non-partnership items as well as US12NG items. Partnerships are generally treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the unitholders. The Code provides for one unitholder to be designated as the “tax matters partner” and represent the partnership purposes of these proceedings. The LP Agreement appoints the General Partner as the tax matters partner of US12NG.

Tax Shelter Disclosure Rules.  In certain circumstances the Code and Treasury Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s United States federal income tax return. In addition, certain “material advisers” must maintain a list of persons participating in such transactions and furnish the list to the IRS upon written request. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by US12NG or unitholders (1) if a unitholder incurs a loss in excess a specified threshold from a sale or redemption of its units, (2) if US12NG engages in transactions producing differences between its taxable income and its income for financial reporting purposes, or (3) possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a pass-through entity, such as the units, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. Investors should consult their own tax advisors concerning the application of these reporting requirements to their specific situation.

Tax-Exempt Organizations.  Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If US12NG were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization unitholder, then in computing its UBTI, the unitholder must include its share of (1) US12NG’s gross income from the unrelated trade or business, whether or not distributed, and (2) US12NG’s allowable deductions directly connected with that gross income.

UBTI generally does not include dividends, interest, or payments with respect to securities loans and gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. US12NG currently does not anticipate that it will borrow money to acquire investments; however, US12NG cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization unitholder that incurs acquisition indebtedness to purchase its units in US12NG may have UBTI.

The federal tax rate applicable to an exempt organization unitholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the unitholder’s form of organization. US12NG may report to each such unitholder information as to the portion, if any, of the unitholder’s income and gains from US12NG for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that US12NG’s calculation of UBTI will be accepted by the Service. An exempt organization unitholder will be required to make payments of estimated federal income tax with respect to its UBTI.

Regulated Investment Companies.  Under recently enacted legislation, interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company (“RIC”) status. A RIC may invest up to 25% of its assets in interests in a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as US12NG is a qualified publicly traded partnership is made on an annual basis. US12NG expects to be a qualified publicly traded partnership in each of its taxable years. However, such qualification is not assured.

Non-U.S. Unitholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual and periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30 percent withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 35 percent for both individual and corporate unitholders.

Withholding on Allocations and Distributions.  The Code provides that a non-U.S. person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, US12NG believes that the activities directly conducted by US12NG will not result in US12NG being engaged in a trade or business within in the United States. However, there can be no assurance that the IRS would not successfully assert that US12NG’s activities constitute a U.S. trade or business.

In the event that US12NG’s activities were considered to constitute a U.S. trade or business, US12NG would be required to withhold at the highest rate specified in Code section 1 (currently 35 percent) on allocations of our income to non-U.S. unitholders. A non-U.S. unitholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the non-U.S. unitholder with the mechanism to seek a refund of any withholding in excess of such unitholder’s actual U.S. federal income tax liability. Any amount withheld by US12NG will be treated as a distribution to the non-U.S. unitholder.

If US12NG is not treated as engaged in a U.S. trade or business, a non-U.S. unitholder may nevertheless be treated as having FDAP income, which would be subject to a 30 percent withholding tax (possibly subject to reduction by treaty), with respect to some or all of its distributions from US12NG or its allocable share of US12NG income. Amounts withheld on behalf of a non-U.S. unitholder will be treated as being distributed to such unitholder.

To the extent any interest income allocated to a non-U.S. unitholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. unitholder nor a subsequent distribution of such interest income to the non-U.S. unitholder will be subject to withholding, provided that the non-U.S. unitholder is not otherwise engaged in a trade or business in the U.S. and provides

US12NG with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10 percent or more of the voting power of the issuer.

US12NG expects that most of its interest income will qualify as “portfolio interest.” In order for US12NG to avoid withholding on any interest income allocable to non-U.S. unitholders that would qualify as “portfolio interest,” it will be necessary for all non-U.S. unitholders to provide US12NG with a timely and properly completed and executed Form W-8BEN (or other applicable form). If a non-U.S. unitholder fails to provide a properly completed Form W-8BEN, the General Partner may request that the non-U.S. unitholder provide, within 15 days after the request by the General Partner, a properly completed Form W-8BEN. If a non-U.S. unitholder fails to comply with this request, the units owned by such non-U.S. unitholder will be subject to redemption.

Gain from Sale of Units.  Gain from the sale or exchange of the units may be taxable to a non-U.S. unitholder if the non-U.S. unitholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30 percent withholding tax on the amount of such individual’s gain.

Branch Profits Tax on Corporate Non-U.S. Unitholders.  In addition to the taxes noted above, any non-U.S. unitholders that are corporations may also be subject to an additional tax, the branch profits tax, at a rate of 30 percent. The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. unitholder is a “qualified resident.”

Prospective non-U.S. unitholders should consult their tax advisor with regard to these and other issues unique to non-U.S. unitholders.

Backup Withholding

US12NG may be required to withhold U.S. federal income tax (“backup withholding”) at a rate of 28 percent from all taxable distributions payable to: (1) any unitholder who fails to furnish US12NG with his, her or its correct taxpayer identification number or a certificate that the unitholder is exempt from backup withholding, and (2) any unitholder with respect to whom the IRS notifies US12NG that the unitholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. Backup withholding is not an additional tax and may be returned or credited against a taxpayer’s regular federal income tax liability if appropriate information is provided to the IRS.

Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which US12NG does business or owns property or where the unitholders reside. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in US12NG. It is each unitholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Sutherland Asbill & Brennan LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Investment By ERISA Accounts

General

Most employee benefit plans and individual retirement accounts (“IRAs”) are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”), or both. This section discusses certain considerations that arise under ERISA and the Code that a fiduciary of an employee benefit plan as defined in ERISA or a plan as defined in Section 4975 of the Code who has investment discretion should take into account before deciding to invest the plan’s assets in US12NG. Employee benefit plans and plans are collectively referred to below as plans, and fiduciaries with investment discretion are referred to below as plan fiduciaries.

This summary is based on the provisions of ERISA and the Code as of the date hereof. This summary is not intended to be complete, but only to address certain questions under ERISA and the Code likely to be raised by your advisors. The summary does not include state or local law.

Potential plan investors are urged to consult with their own professional advisors concerning the appropriateness of an investment in US12NG and the manner in which units should be purchased.

Special Investment Considerations

Each plan fiduciary must consider the facts and circumstances that are relevant to an investment in US12NG, including the role that an investment in US12NG would play in the plan’s overall investment portfolio. Each plan fiduciary, before deciding to invest in US12NG, must be satisfied that the investment is prudent for the plan, that the investments of the plan are diversified so as to minimize the risk of large losses and that an investment in US12NG complies with the terms of the plan.

US12NG and Plan Assets

A regulation issued under ERISA contains rules for determining when an investment by a plan in an equity interest of a limited partnership will result in the underlying assets of the partnership being deemed plan assets for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of a limited partnership will not be plan assets of a plan that purchases an equity interest in the partnership if the equity interest purchased is a publicly-offered security. If the underlying assets of a partnership are considered to be assets of any plan for purposes of ERISA or Section 4975 of the Code, the operations of that partnership would be subject to and, in some cases, limited by, the provisions of ERISA and Section 4975 of the Code.

The publicly-offered security exception described above applies if the equity interest is a security that is:

1.	freely transferable (determined based on the relevant facts and circumstances);
2.	part of a class of securities that is widely held (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and
3.	either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of a public offering pursuant to an effective registration statement under the 1933 Act and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The plan asset regulations under ERISA state that the determination of whether a security is freely transferable is to be made based on all the relevant facts and circumstances. In the case of a security that is part of an offering in which the minimum investment is $10,000 or less, the following requirements, alone or in combination, ordinarily will not affect a finding that the security is freely transferable: (1) a requirement that no transfer or assignment of the security or rights relating to the security be made that would violate any federal or state law, (2) a requirement that no transfer or assignment be made without advance written notice given to the entity that issued the security, and (3) any restriction on the substitution of assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any of the foregoing restrictions).

The General Partner believes that the conditions described above will be satisfied with respect to the units. The General Partner believes that the units should therefore constitute publicly-offered securities, and the underlying assets of US12NG should not be considered to constitute plan assets of any plan that purchases units.

Prohibited Transactions

ERISA and the Code generally prohibit certain transactions involving the plan and persons who have certain specified relationships to the plan.

In general, units may not be purchased with the assets of a plan if the General Partner, the clearing brokers, the trading advisors (if any), or any of their affiliates, agents or employees either:

•	exercise any discretionary authority or discretionary control with respect to management of the plan;
•	exercise any authority or control with respect to management or disposition of the assets of the plan;
•	render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan;
•	have any authority or responsibility to render investment advice with respect to any monies or other property of the plan; or
•	have any discretionary authority or discretionary responsibility in the administration of the plan.

Also, a prohibited transaction may occur under ERISA or the Code when circumstances indicate that (1) the investment in a unit is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (2) the investment in a unit constitutes an arrangement under which US12NG is expected to engage in transactions that would otherwise be prohibited if entered into directly by the plan purchasing the unit, (3) the investing plan, by itself, has the authority or influence to cause US12NG to engage in such transactions, or (4) a person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause US12NG to engage in such transactions with such person.

Special IRA Rules

IRAs are not subject to ERISA’s fiduciary standards, but are subject to their own rules, including the prohibited transaction rules of Section 4975 of the Code, which generally mirror ERISA’s prohibited transaction rules. For example, IRAs are subject to special custody rules and must maintain a qualifying IRA custodial arrangement separate and distinct from US12NG and its custodial arrangement. Otherwise, if a separate qualifying custodial arrangement is not maintained, an investment in the units will be treated as a distribution from the IRA. Second, IRAs are prohibited from investing in certain commingled investments, and the General Partner makes no representation regarding whether an investment in units is an inappropriate commingled investment for an IRA. Third, in applying the prohibited transaction provisions of Section 4975 of the Code, in addition to the rules summarized above, the individual for whose benefit the IRA is maintained is also treated as the creator of the IRA. For example, if the owner or beneficiary of an IRA enters into any transaction, arrangement, or agreement involving the assets of his or her IRA to benefit the IRA owner or beneficiary (or his or her relatives or business affiliates) personally, or with the understanding that such benefit will occur, directly or indirectly, such transaction could give rise to a prohibited transaction that is not exempted by any available exemption. Moreover, in the case of an IRA, the consequences of a non-exempt prohibited transaction are that the IRA’s assets will be treated as if they were distributed, causing immediate taxation of the assets (including any early distribution penalty tax applicable under Section 72 of the Code), in addition to any other fines or penalties that may apply.

Exempt Plans

Certain employee benefit plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions described above apply to them. These plans are, however, subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules described above. In addition, the fiduciary of any governmental or church plan must consider any applicable state or local laws and any restrictions and duties of common law imposed upon the plan.

No view is expressed as to whether an investment in US12NG (and any continued investment in US12NG), or the operation and administration of US12NG, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local or other law relating to that type of plan.

Allowing an investment in US12NG is not to be construed as a representation by US12NG, its General Partner, any trading advisor, any clearing broker, the Marketing Agent or legal counsel or other advisors to such parties or any other party that this investment meets some or all of the relevant legal requirements with respect to investments by any particular plan or that this investment is appropriate for any such particular plan. The person with investment discretion should consult with the plan’s attorney and financial advisors as to the propriety of an investment in US12NG in light of the circumstances of the particular plan, current tax law and ERISA.

INFORMATION YOU SHOULD KNOW

This prospectus contains information you should consider when making an investment decision about the units. You may rely on the information contained in this prospectus. Neither US12NG nor its General Partner has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the units in any jurisdiction where the offer or sale of the units is not permitted.

The information contained in this prospectus was obtained from us and other sources believed by us to be reliable.

You should rely only on the information contained in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in this prospectus or any applicable prospectus supplement. Where the context requires, when we refer to this “prospectus,” we are referring to this prospectus and (if applicable) the relevant prospectus supplement.

You should not assume that the information in this prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this prospectus or the date on the front page of any applicable prospectus supplement.

We include cross references in this prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in inflation in the United States, movements in the stock market, movements in U.S. and foreign currencies, and movements in the commodities markets and indexes that track such movements, US12NG’s operations, the General Partner’s plans and references to US12NG’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the General Partner has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the General Partner’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “What Are the Risk Factors Involved with an Investment in US12NG?” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the General Partner anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, US12NG’s operations or the value of the units.

WHERE YOU CAN FIND MORE INFORMATION

The General Partner has filed on behalf of US12NG a registration statement on Form S-1 with the SEC under the 1933 Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about US12NG or the units, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about US12NG and the units can also be obtained from US12NG’s website, which is www.unitedstates12monthnaturalgasfund.com. US12NG’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this prospectus or the registration statement of which this prospectus is part. US12NG is subject to the informational requirements of the Exchange Act and the General Partner and US12NG will each, on behalf of US12NG, file certain reports and other information with the SEC. The General Partner will file an updated prospectus annually for US12NG pursuant to the 1933 Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, NE, Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

SUMMARY OF PROMOTIONAL AND SALES MATERIAL

US12NG uses the following sales material it has prepared:

•	US12NG’s website, www.unitedstates12monthnaturalgasfund.com; and
•	Fact Sheet found on US12NG’s website.

The materials described above are not a part of this prospectus or the registration statement of which this prospectus is a part and have been submitted to the staff of the Securities and Exchange Commission for their review pursuant to Industry Guide 5.

INTELLECTUAL PROPERTY

The General Partner owns trademark registrations for UNITED STATES 12 MONTH NATURAL GAS FUND (U.S. Reg. No. 3783071) for “financial investment services in the field of natural gas futures contracts, cash-settled options on natural gas futures contracts, forward contracts for natural gas, over-the-counter transactions based on the price of natural gas, and indices based on the foregoing,” in use since November 18, 2009, and has applied for trademark application UNL UNITED STATES 12 MONTH NATURAL GAS FUND, LP (and Flame Design) (U.S. App. Serial No. 77881087) for “investment services in the field of natural gas futures contracts and other natural gas related investments,” in use since November 18, 2009. US12NG relies upon these trademarks through which it markets its services and strives to build and maintain brand recognition in the market and among current and potential investors. So long as US12NG continues to use these trademarks to identify its services, without challenge from any third party, and properly maintains and renews the trademark registrations under applicable laws, rules and regulations, it will continue to have indefinite protection for these trademarks under current laws, rules and regulations.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

INDEX TO FINANCIAL STATEMENTS

Documents	Page
Condensed Statements of Financial Condition at March 31, 2010 (Unaudited) and December 31, 2009	F-2
Condensed Schedule of Investments (Unaudited) at March 31, 2010	F-3
Condensed Statement of Operations (Unaudited) for the three months ended March 31, 2010	F-4
Condensed Statement of Changes in Partners’ Capital (Unaudited) for the three months ended March 31, 2010	F-5
Condensed Statements of Cash Flows (Unaudited) for the three months ended March 31, 2010 and 2009	F-6
Notes to Condensed Financial Statements for the period ended March 31, 2010 (Unaudited)	F-7
Report of Independent Registered Public Accounting Firm.	F-16
Statements of Financial Condition at December 31, 2009 and 2008.	F-17
Schedule of Investments at December 31, 2009.	F-18
Statements of Operations for the years ended December 31, 2009 and 2008 and the period from June 27, 2007 (inception) to December 31, 2007.	F-19
Statements of Changes in Partners’ Capital for the years ended December 31, 2009 and 2008 and the period from June 27, 2007 (inception) to December 31, 2007.	F-20
Statements of Cash Flows for the years ended December 31, 2009 and 2008 and the period from June 27, 2007 (inception) to December 31, 2007.	F-21
Notes to Financial Statements for the years ended December 31, 2009 and 2008 and the period from June 27, 2007 (inception) to December 31, 2007.	F-22

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

CONDENSED STATEMENTS OF FINANCIAL CONDITION
At March 31, 2010 (Unaudited) and December 31, 2009

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents (Note 5)	$28,636,671	$32,056,391
Equity in UBS Securities LLC trading accounts:
Cash	11,523,658	3,940,416
Unrealized gain (loss) on open commodity futures contracts	(7,694,610)	1,662,670
Receivable from General Partner	138,538	136,678
Interest receivable	664	729
Other assets	1,183	—
Total assets	$32,606,104	$37,796,884
Liabilities and Partners’ Capital
Professional fees payable	$151,600	$140,800
General Partner management fees payable (Note 3)	16,471	14,983
Brokerage commission fees payable	3,625	3,200
Other liabilities	2,768	753
Total liabilities	174,464	159,736
Commitments and Contingencies (Notes 3, 4 and 5)
Partners’ Capital
General Partner	—	—
Limited Partners	32,431,640	37,637,148
Total Partners’ Capital	32,431,640	37,637,148
Total liabilities and partners’ capital	$32,606,104	$37,796,884
Limited Partners’ units outstanding	800,000	700,000
Net asset value per unit	$40.54	$53.77
Market value per unit	$40.59	$54.20

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

CONDENSED SCHEDULE OF INVESTMENTS (UNAUDITED)
At March 31, 2010

	Number of Contracts	Loss on Open Commodity Contracts	% of Partners’ Capital
Open Futures Contracts – Long
United States Contracts
NYMEX Natural Gas Futures NG contracts, expire May 2010	58	$(700,980)	(2.15)
NYMEX Natural Gas Futures NG contracts, expire June 2010	58	(713,660)	(2.20)
NYMEX Natural Gas Futures NG contracts, expire July 2010	58	(680,020)	(2.10)
NYMEX Natural Gas Futures NG contracts, expire August 2010	58	(681,480)	(2.10)
NYMEX Natural Gas Futures NG contracts, expire September 2010	58	(656,040)	(2.03)
NYMEX Natural Gas Futures NG contracts, expire October 2010	59	(686,460)	(2.12)
NYMEX Natural Gas Futures NG contracts, expire November 2010	58	(684,130)	(2.11)
NYMEX Natural Gas Futures NG contracts, expire December 2010	58	(642,520)	(1.97)
NYMEX Natural Gas Futures NG contracts , expire January 2011	58	(808,510)	(2.50)
NYMEX Natural Gas Futures NG contracts, expire February 2011	58	(766,250)	(2.36)
NYMEX Natural Gas Futures NG contracts, expire March 2011	58	(549,770)	(1.70)
NYMEX Natural Gas Futures NG contracts, expire April 2011	59	(124,790)	(0.39)
Total Open Futures Contracts	698	$(7,694,610)	(23.73)

	Principal Amount	Market Value
Cash Equivalents
United States – Money Market Funds
Fidelity Institutional Government Portfolio – Class I	$13,501,070	$13,501,070	41.63
Goldman Sachs Financial Square Funds – Government Fund – Class SL	7,500,392	7,500,392	23.13
Morgan Stanley Institutional Liquidity Fund – Government Portfolio	6,000,186	6,000,186	18.50
Total Cash Equivalents		$27,001,648	83.26

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
For the three months ended March 31, 2010

Three months ended March 31, 2010
Income
Loss on trading of commodity futures contracts:
Realized loss on closed positions	$(11,250)
Change in unrealized loss on open positions	(9,357,280)
Interest income	1,882
Other income	1,000
Total loss	(9,365,648)
Expenses
Professional fees	151,600
General Partner management fees (Note 3)	52,247
Brokerage commission fees	2,020
Other expenses	2,577
Total expenses	208,444
Expense waiver (Note 3)	(138,538)
Net expenses	69,906
Net loss	$(9,435,554)
Net loss per limited partnership unit	$(13.23)
Net loss per weighted average limited partnership unit	$(13.23)
Weighted average limited partnership units outstanding	713,333

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

CONDENSED STATEMENT OF CHANGES IN PARTNERS’ CAPITAL (UNAUDITED)
For the three months ended March 31, 2010

	General Partner	Limited Partners	Total
Balances, at December 31, 2009	$—	$37,637,148	$37,637,148
Addition of 100,000 partnership units	—	4,230,046	4,230,046
Net loss	—	(9,435,554)	(9,435,554)
Balances, at March 31, 2010	$—	$32,431,640	$32,431,640
Net Asset Value Per Unit
At December 31, 2009	$53.77
At March 31, 2010	$40.54

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the three months ended March 31, 2010 and 2009

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Cash Flows from Operating Activities:
Net loss	$(9,435,554)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in commodity futures trading account – cash	(7,583,242)	—
Unrealized loss on futures contracts	9,357,280	—
Increase in receivable from General Partner	(1,860)	—
Increase in interest receivable and other assets	(1,118)	—
Increase in General Partner management fees payable	1,488	—
Increase in professional fees payable	10,800	—
Increase in brokerage commission fees payable	425	—
Increase in other liabilities	2,015	—
Net cash used in operating activities	(7,649,766)	—
Cash Flows from Financing Activities:
Subscription of partnership units	4,230,046	—
Net cash provided by financing activities	4,230,046	—
Net Decrease in Cash and Cash Equivalents	(3,419,720)	—
Cash and Cash Equivalents, beginning of period	32,056,391	1,000
Cash and Cash Equivalents, end of period	$28,636,671	$1,000

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period ended March 31, 2010 (Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS

The United States 12 Month Natural Gas Fund, LP (“US12NG”) was organized as a limited partnership under the laws of the state of Delaware on June 27, 2007. US12NG is a commodity pool that issues limited partnership units (“units”) that may be purchased and sold on the NYSE Arca, Inc. (the “NYSE Arca”). US12NG will continue in perpetuity, unless terminated sooner upon the occurrence of one or more events as described in its Amended and Restated Agreement of Limited Partnership dated as of October 30, 2009 (the “LP Agreement”). The investment objective of US12NG is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts for natural gas traded on the New York Mercantile Exchange (the “NYMEX”), consisting of the near month contract to expire and the contracts for the following 11 months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12NG’s expenses. US12NG accomplishes its objective through investments in futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”) and other natural gas-related investments such as cash-settled options on Futures Contracts, forward contracts for natural gas, cleared swap contracts and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, Futures Contracts for natural gas and indices based on the foregoing (collectively, “Other Natural Gas-Related Investments”). As of March 31, 2010, US12NG held 698 Futures Contracts traded on the NYMEX.

US12NG commenced investment operations on November 18, 2009 and has a fiscal year ending on December 31. United States Commodity Funds LLC (formerly known as Victoria Bay Asset Management, LLC) (the “General Partner”) is responsible for the management of US12NG. The General Partner is a member of the National Futures Association (the “NFA”) and became a commodity pool operator registered with the Commodity Futures Trading Commission (the “CFTC”) effective December 1, 2005. The General Partner is also the general partner of the United States Oil Fund, LP (“USOF”), the United States Natural Gas Fund, LP (“USNG”), the United States 12 Month Oil Fund, LP (“US12OF”), the United States Gasoline Fund, LP (“UGA”) and the United States Heating Oil Fund, LP (“USHO”), which listed their limited partnership units on the American Stock Exchange (the “AMEX”) under the ticker symbols ”USO” on April 10, 2006, “UNG” on April 18, 2007, “USL” on December 6, 2007, “UGA” on February 26, 2008 and “UHN” on April 9, 2008, respectively. As a result of the acquisition of the AMEX by NYSE Euronext, each of USOF’s, USNG’s, US12OF’s, UGA’s and USHO’s units commenced trading on the NYSE Arca on November 25, 2008. The General Partner is also the general partner of the United States Short Oil Fund, LP (“USSO”), which listed its limited partnership units on the NYSE Arca on September 24, 2009. The General Partner has also filed registration statements to register units of the United States Brent Oil Fund, LP (“USBO”) and the United States Commodity Index Fund (“USCI”).

The accompanying unaudited condensed financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and, therefore, do not include all information and footnote disclosure required under accounting principles generally accepted in the United States of America. The financial information included herein is unaudited; however, such financial information reflects all adjustments which are, in the opinion of management, necessary for the fair presentation of the condensed financial statements for the interim period.

US12NG issues units to certain authorized purchasers (“Authorized Purchasers”) by offering baskets consisting of 100,000 units (“Creation Baskets”) through ALPS Distributors, Inc., as the marketing agent (the “Marketing Agent”). The purchase price for a Creation Basket is based upon the net asset value of a unit calculated shortly after the close of the core trading session on the NYSE Arca on the day the order to create the basket is properly received. In addition, Authorized Purchasers pay US12NG a $1,000 fee for each order

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period ended March 31, 2010 (Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS  – (continued)

placed to create one or more Creation Baskets or to redeem one or more baskets consisting of 100,000 units (“Redemption Baskets”). Units may be purchased or sold on a nationally recognized securities exchange in smaller increments than a Creation Basket or Redemption Basket. Units purchased or sold on a nationally recognized securities exchange are not purchased or sold at the net asset value of US12NG but rather at market prices quoted on such exchange.

In November 2009, US12NG initially registered 30,000,000 units on Form S-1 with the SEC. On November 18, 2009, US12NG listed its units on the NYSE Arca under the ticker symbol “UNL”. On that day, US12NG established its initial net asset value by setting the price at $50.00 per unit and issued 200,000 units in exchange for $10,001,000. US12NG also commenced investment operations on November 18, 2009 by purchasing Futures Contracts traded on the NYMEX based on natural gas.

As of March 31, 2010, US12NG had registered a total of 30,000,000 units.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Commodity futures contracts, forward contracts, physical commodities and related options are recorded on the trade date. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains or losses on open contracts are reflected in the condensed statement of financial condition and in the difference between the original contract amount and the market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the condensed financial statements. Changes in the unrealized gains or losses between periods are reflected in the condensed statement of operations. US12NG earns interest on its assets denominated in U.S. dollars on deposit with the futures commission merchant at the overnight Federal Funds Rate less 32 basis points. In addition, US12NG earns interest on funds held at the custodian at prevailing market rates earned on such investments.

Brokerage Commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Income Taxes

US12NG is not subject to federal income taxes; each partner reports his/her allocable share of income, gain, loss deductions or credits on his/her own income tax return.

Creations and Redemptions

Authorized Purchasers may purchase Creation Baskets or redeem Redemption Baskets only in blocks of 100,000 units equal to the net asset value of the units calculated shortly after the close of the core trading session on the NYSE Arca on the day the order is placed.

US12NG receives or pays the proceeds from units sold or redeemed within three business days after the trade date of the purchase or redemption. The amounts due from Authorized Purchasers are reflected in US12NG’s condensed statement of financial condition as receivable for units sold, and amounts payable to Authorized Purchasers upon redemption are reflected as payable for units redeemed.

Partnership Capital and Allocation of Partnership Income and Losses

Profit or loss shall be allocated among the partners of US12NG in proportion to the number of units each partner holds as of the close of each month. The General Partner may revise, alter or otherwise modify this method of allocation as described in the LP Agreement.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period ended March 31, 2010 (Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Calculation of Net Asset Value

US12NG’s net asset value is calculated on each NYSE Arca trading day by taking the current market value of its total assets, subtracting any liabilities and dividing the amount by the total number of units issued and outstanding. US12NG uses the closing price for the contracts on the relevant exchange on that day to determine the value of contracts held on such exchange.

Net Income (Loss) per Unit

Net income (loss) per unit is the difference between the net asset value per unit at the beginning of each period and at the end of each period. The weighted average number of units outstanding was computed for purposes of disclosing net income (loss) per weighted average unit. The weighted average units are equal to the number of units outstanding at the end of the period, adjusted proportionately for units redeemed based on the amount of time the units were outstanding during such period. There were no units held by the General Partner at March 31, 2010.

Offering Costs

Offering costs incurred in connection with the registration of additional units after the initial registration of units are borne by US12NG. These costs include registration fees paid to regulatory agencies and all legal, accounting, printing and other expenses associated with such offerings. These costs will be accounted for as a deferred charge and thereafter amortized to expense over twelve months on a straight-line basis or a shorter period if warranted.

Cash Equivalents

Cash equivalents include money market funds and overnight deposits or time deposits with original maturity dates of three months or less.

Use of Estimates

The preparation of condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires US12NG’s management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements, and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

NOTE 3 — FEES PAID BY THE FUND AND RELATED PARTY TRANSACTIONS

General Partner Management Fee

Under the LP Agreement, the General Partner is responsible for investing the assets of US12NG in accordance with the objectives and policies of US12NG. In addition, the General Partner has arranged for one or more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to US12NG. For these services, US12NG is contractually obligated to pay the General Partner a fee, which is paid monthly, that is equal to 0.75% per annum of average daily net assets. Since inception through April 30, 2010 the General Partner has been charging US12NG a management fee at a reduced rate of 0.60% per annum of average daily net assets. Effective May 1, 2010, the General Partner resumed charging its standard rate of 0.75% per annum of average daily net assets. The difference of 0.15% per annum of average daily net assets since inception through April 30, 2010 has been waived by the General Partner and will not be recouped from US12NG.

Ongoing Registration Fees and Other Offering Expenses

US12NG pays all costs and expenses associated with the ongoing registration of its units subsequent to the initial offering. These costs include registration or other fees paid to regulatory agencies in connection

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period ended March 31, 2010 (Unaudited)

NOTE 3 — FEES PAID BY THE FUND AND RELATED PARTY TRANSACTIONS  – (continued)

with the offer and sale of units, and all legal, accounting, printing and other expenses associated with such offer and sale. For the three months ended March 31, 2010, US12NG incurred $0 in registration fees and other offering expenses.

Directors’ Fees and Expenses

US12NG is responsible for paying its portion of the directors’ and officers’ liability insurance of the General Partner and the fees and expenses of the independent directors of the General Partner who are also the General Partner’s audit committee members. Effective as of April 1, 2010, US12NG is also responsible for paying its portion of any payments that may become due to the independent directors pursuant to the deferred compensation agreements entered into between the independent directors, the General Partner and each of the funds. US12NG shares these fees and expenses with USOF, USNG, US12OF, UGA, USHO and USSO based on the relative assets of each fund, computed on a daily basis. These fees and expenses are estimated to be a total of $538,870 for all funds.

Licensing Fees

As discussed in Note 4, US12NG entered into a licensing agreement with the NYMEX on December 4, 2007. Pursuant to the agreement, US12NG and the affiliated funds managed by the General Partner pay a licensing fee that is equal to 0.04% for the first $1,000,000,000 of combined assets of the funds and 0.02% for combined assets above $1,000,000,000. During the three months ended March 31, 2010, US12NG incurred $2,024 under this arrangement.

Investor Tax Reporting Cost

The fees and expenses associated with US12NG’s audit expenses and tax accounting and reporting requirements, with the exception of certain initial implementation service fees and base service fees, which are borne by the General Partner, are paid by US12NG. These costs for the calendar year 2010 are estimated to be $140,493.

Other Expenses and Fees and Expense Waivers

In addition to the fees described above, US12NG pays all brokerage fees, transaction costs for over-the-counter swaps, taxes and other expenses in connection with the operation of US12NG, excluding costs and expenses paid by the General Partner as outlined in Note 4. The General Partner, though under no obligation to do so, agreed to pay certain expenses, to the extent that such expenses exceed 0.15% (15 basis points) of US12NG’s NAV, on an annualized basis, through June 30, 2010. The General Partner has no obligation to continue such payment into subsequent periods. This waiver is in addition to the waiver of the management fee disclosed in Note 3 above.

NOTE 4 — CONTRACTS AND AGREEMENTS

US12NG is party to a marketing agent agreement, dated as of October 30, 2009, with the Marketing Agent and the General Partner, whereby the Marketing Agent provides certain marketing services for US12NG as outlined in the agreement. The fee of the Marketing Agent, which is borne by the General Partner, is equal to 0.06% on US12NG’s assets up to $3 billion; and 0.04% on US12NG’s assets in excess of $3 billion.

The above fee does not include the following expenses, which are also borne by the General Partner: the cost of placing advertisements in various periodicals; web construction and development; or the printing and production of various marketing materials.

US12NG is also party to a custodian agreement, dated November 3, 2009, with Brown Brothers Harriman & Co. (“BBH&Co.”) and the General Partner, whereby BBH&Co. holds investments on behalf of US12NG. The General Partner pays the fees of the custodian, which are determined by the parties from time

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period ended March 31, 2010 (Unaudited)

NOTE 4 — CONTRACTS AND AGREEMENTS  – (continued)

to time. In addition, US12NG is party to an administrative agency agreement, dated November 3, 2009, with the General Partner and BBH&Co., whereby BBH&Co. acts as the administrative agent, transfer agent and registrar for US12NG. The General Partner also pays the fees of BBH&Co. for its services under this agreement and such fees are determined by the parties from time to time.

Currently, the General Partner pays BBH&Co. for its services, in the foregoing capacities, a minimum amount of $75,000 annually for its custody, fund accounting and fund administration services rendered to US12NG and each of the affiliated funds managed by the General Partner, as well as a $20,000 annual fee for its transfer agency services. In addition, the General Partner pays BBH&Co. an asset-based charge of (a) 0.06% for the first $500 million of US12NG’s, USOF’s, USNG’s, US12OF’s, UGA’s, USHO’s and USSO’s combined net assets, (b) 0.0465% for US12NG’s, USOF’s, USNG’s, US12OF’s, UGA’s, USHO’s and USSO’s combined net assets greater than $500 million but less than $1 billion, and (c) 0.035% once US12NG’s, USOF’s, USNG’s, US12OF’s, UGA’s, USHO’s and USSO’s combined net assets exceed $1 billion. The annual minimum amount will not apply if the asset-based charge for all accounts in the aggregate exceeds $75,000. The General Partner also pays transaction fees ranging from $7.00 to $15.00 per transaction.

US12NG has entered into a brokerage agreement with UBS Securities LLC (“UBS Securities”). The agreement requires UBS Securities to provide services to US12NG in connection with the purchase and sale of Futures Contracts and Other Natural Gas-Related Investments that may be purchased and sold by or through UBS Securities for US12NG’s account. The agreement provides that UBS Securities charge US12NG commissions of approximately $7 per round-turn trade, including applicable exchange and NFA fees for Futures Contracts and options on Futures Contracts.

On December 4, 2007, US12NG and the NYMEX entered into a licensing agreement whereby US12NG was granted a non-exclusive license to use certain of the NYMEX’s settlement prices and service marks. Under the licensing agreement, US12NG and the affiliated funds managed by the General Partner pay the NYMEX an asset-based fee for the license, the terms of which are described in Note 3.

US12NG expressly disclaims any association with the NYMEX or endorsement of US12NG by the NYMEX and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of the NYMEX.

NOTE 5 — FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND CONTINGENCIES

US12NG engages in the trading of futures contracts and options on futures contracts and may engage in cleared swaps (collectively, “derivatives”). US12NG will be exposed to both market risk, which is the risk arising from changes in the market value of the contracts, and credit risk, which is the risk of failure by another party to perform according to the terms of a contract.

US12NG may enter into futures contracts, options on futures contracts and cleared swap contracts to gain exposure to changes in the value of an underlying commodity. A futures contract obligates the seller to deliver (and the purchaser to accept) the future delivery of a specified quantity and type of a commodity at a specified time and place. Some futures contracts may call for physical delivery of the asset, while others are settled in cash. The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery.

The purchase and sale of futures contracts, options on futures contracts and cleared swaps require margin deposits with a futures commission merchant. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a futures commission merchant to segregate all customer transactions and assets from the futures commission merchant’s proprietary activities.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period ended March 31, 2010 (Unaudited)

NOTE 5 — FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND CONTINGENCIES  – (continued)

Futures contracts and cleared swaps involve, to varying degrees, elements of market risk (specifically commodity price risk) and exposure to loss in excess of the amount of variation margin. The face or contract amounts reflect the extent of the total exposure US12NG has in the particular classes of instruments. Additional risks associated with the use of futures contracts are an imperfect correlation between movements in the price of the futures contracts and the market value of the underlying securities and the possibility of an illiquid market for a futures contract.

All of US12NG’s investment contracts through March 31, 2010 have been exchange-traded futures contracts. The liquidity and credit risks associated with exchange-traded contracts and cleared swaps are generally perceived to be less than those associated with over-the-counter transactions, since, in over-the-counter transactions, US12NG must rely solely on the credit of its respective individual counterparties. As of March 31, 2010, US12NG has not entered into any cleared swaps or over-the-counter transactions. Over-the counter transactions subject US12NG to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any, on the transaction. US12NG also has credit risk under its futures contracts since the sole counterparty to all domestic and foreign futures contracts is the clearinghouse for the exchange on which the relevant contracts are traded. However, as compared to its over-the-counter transactions, it may more easily realize value by reselling its futures contracts. In addition, US12NG bears the risk of financial failure by the clearing broker.

US12NG’s cash and other property, such as U.S. Treasuries, deposited with a futures commission merchant are considered commingled with all other customer funds subject to the futures commission merchant’s segregation requirements. In the event of a futures commission merchant’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited. The insolvency of a futures commission merchant could result in the complete loss of US12NG’s assets posted with that futures commission merchant; however, the vast majority of US12NG’s assets are held in Treasuries, cash and/or cash equivalents with US12NG’s custodian and would not be impacted by the insolvency of a futures commission merchant. Also, the failure or insolvency of US12NG’s custodian could result in a substantial loss of US12NG’s assets.

US12NG invests a portion of its cash in money market funds in an effort to maintain a stable net asset value. US12NG is exposed to any risk of loss associated with an investment in these money market funds. As of March 31, 2010 and December 31, 2009, US12NG had deposits in domestic and foreign financial institutions, including cash investments in money market funds, in the amounts of $40,160,329 and $35,966,807, respectively. This amount is subject to loss should these institutions cease operations.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, US12NG is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short. As both a buyer and a seller of options, US12NG pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.

US12NG’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting controls and procedures. In addition, US12NG has a policy of requiring review of the credit standing of each broker or counterparty with which it conducts business.

The financial instruments held by US12NG are reported in its condensed statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturity.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period ended March 31, 2010 (Unaudited)

NOTE 6 — FAIR VALUE OF FINANCIAL INSTRUMENTS

US12NG values its investments in accordance with Accounting Standards Codification 820 – Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurement. The changes to past practice resulting from the application of ASC 820 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurement. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of US12NG (observable inputs) and (2) US12NG’s own assumptions about market participant assumptions developed based on the best information available under the circumstances (unobservable inputs). The three levels defined by the ASC 820 hierarchy are as follows:

Level I — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level II — Inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly or indirectly. Level II assets include the following: quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

Level III — Unobservable pricing input at the measurement date for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

In some instances, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest input level that is significant to the fair value measurement in its entirety.

The following table summarizes the valuation of US12NG’s securities at March 31, 2010 using the fair value hierarchy:

At March 31, 2010	Total	Level I	Level II	Level III
Short-Term Investments	$27,001,648	$27,001,648	$—	$—
Exchange-Traded Futures Contracts
United States Contracts	(7,694,610)	(7,694,610)	—	—

During the three months ended March 31, 2010, there were no significant transfers between Level I and Level II.

Effective January 1, 2009, US12NG adopted the provisions of Accounting Standards Codification 815 – Derivatives and Hedging, which require presentation of qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivatives.

Fair Value of Derivative Instruments

		At March 31, 2010	At December 31, 2009
Derivatives not Accounted for as Hedging Instruments	Statement of Financial Condition Location	Fair Value	Fair Value
Futures – Commodity Contracts	Assets	$(7,694,610)	$1,662,670

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period ended March 31, 2010 (Unaudited)

NOTE 6 — FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

The Effect of Derivative Instruments on the Statement of Operations

		For the three months ended March 31, 2010
Derivatives not Accounted for as Hedging Instruments	Location of Gain or (Loss) on Derivatives Recognized in Income	Realized Gain or (Loss) on Derivatives Recognized in Income	Change in Unrealized Gain or (Loss) Recognized in Income
Futures – Commodity Contracts	Realized gain (loss) on closed futures contracts	$(11,250)
	Change in unrealized gain (loss) on open futures contracts		$(9,357,280)

NOTE 7 — FINANCIAL HIGHLIGHTS

The following table presents per unit performance data and other supplemental financial data for the three months ended March 31, 2010 for the unitholders. This information has been derived from information presented in the condensed financial statements.

	For the three months ended March 31, 2010 (Unaudited)	For the three months ended March 31, 2009 (Unaudited)
Per Unit Operating Performance:
Net asset value, beginning of period	$53.77	$—
Total loss	(13.13)	—
Net expenses	(0.10)	—
Net decrease in net asset value	(13.23)	—
Net asset value, end of period	$40.54	$—
Total Return	(24.60)%	—%
Ratios to Average Net Assets
Total loss	(26.52)%	—%
Management fees*	0.60%	—%
Total expenses excluding management fees*	1.79%	—%
Expense waived*	(1.59)%	—%
Net expenses excluding management fees*	0.20%	—%
Net loss	(26.72)%	—%

*	Annualized

Total returns are calculated based on the change in value during the period. An individual unitholder’s total return and ratio may vary from the above total returns and ratios based on the timing of contributions to and withdrawals from US12NG.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period ended March 31, 2010 (Unaudited)

NOTE 8 — RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2010-06 “Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 clarifies existing disclosure and requires additional disclosures regarding fair value measurements. Effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years, entities will need to disclose information about purchases, sales, issuances and settlements of Level 3 securities on a gross basis, rather than as a net number as currently required. The General Partner is currently evaluating the impact ASU No. 2010-06 will have on the financial statement disclosures.

NOTE 9 — SUBSEQUENT EVENTS

US12NG has performed an evaluation of subsequent events through the date the financial statements were available to be issued. This evaluation did not result in any subsequent events that necessitated disclosures and/or adjustments.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
United States 12 Month Natural Gas Fund, LP

We have audited the accompanying statements of financial condition of United States 12 Month Natural Gas Fund, LP, (the “Fund”) as of December 31, 2009 and 2008, including the schedule of investments as of December 31, 2009 and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2009 and 2008, and the period from June 27, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States 12 Month Natural Gas Fund, LP as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, and the period from June 27, 2007 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 30, 2010

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

STATEMENTS OF FINANCIAL CONDITION
At December 31, 2009 and 2008

	2009	2008
Assets
Cash and cash equivalents	$32,056,391	$1,000
Equity in UBS Securities LLC trading accounts:
Cash	3,940,416	—
Unrealized gain on open commodity futures contracts	1,662,670	—
Receivable from General Partner	136,678	—
Interest receivable	729	—
Total assets	$37,796,884	$1,000
Liabilities and Partners’ Capital
General Partner management fees payable (Note 3)	$14,983	$—
Professional fees payable	140,800	—
Brokerage commission fees payable	3,200	—
Other liabilities	753	—
Total liabilities	159,736	—
Commitments and Contingencies (Notes 3, 4 and 5)
Partners’ Capital
General Partner	—	20
Limited Partners	37,637,148	980
Total Partners’ Capital	37,637,148	1,000
Total liabilities and partners’ capital	$37,796,884	$1,000
Limited Partners’ units outstanding	700,000	—
Net asset value per unit	$53.77	$—
Market value per unit	$54.20	$—

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

SCHEDULE OF INVESTMENTS
December 31, 2009

	Number of Contracts	Gain (Loss) on Open Commodity Contracts	% of Partners’ Capital
Open Futures Contracts – Long
United States Contracts
NYMEX Natural Gas Futures NG contracts, expire February 2010	54	$235,080	0.62
NYMEX Natural Gas Futures NG contracts, expire March 2010	53	212,290	0.56
NYMEX Natural Gas Futures NG contracts, expire April 2010	53	171,100	0.46
NYMEX Natural Gas Futures NG contracts, expire May 2010	53	184,900	0.49
NYMEX Natural Gas Futures NG contracts, expire June 2010	54	162,430	0.43
NYMEX Natural Gas Futures NG contracts, expire July 2010	54	175,060	0.47
NYMEX Natural Gas Futures NG contracts, expire August 2010	53	162,010	0.43
NYMEX Natural Gas Futures NG contracts, expire September 2010	53	167,090	0.44
NYMEX Natural Gas Futures NG contracts, expire October 2010	54	137,960	0.37
NYMEX Natural Gas Futures NG contracts, expire November 2010	54	96,940	0.26
NYMEX Natural Gas Futures NG contracts, expire December 2010	53	66,030	0.18
NYMEX Natural Gas Futures NG contracts, expire January 2011	53	(108,220)	(0.29)
Total Open Futures Contracts	641	$1,662,670	4.42

	Principal Amount	Market Value
Cash Equivalents
United States – Money Market Funds
Fidelity Institutional Government Portfolio – Class I	$11,500,053	$11,500,053	30.56
Goldman Sachs Financial Square Funds – Government Fund – Class SL	8,500,000	8,500,000	22.58
Morgan Stanley Institutional Liquidity Fund – Government Portfolio	6,000,000	6,000,000	15.94
Total Cash Equivalents		$26,000,053	69.08

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

STATEMENTS OF OPERATIONS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from June 27, 2007 to December 31, 2007
Income
Gain on trading of commodity futures contracts:
Realized gain on closed positions	$934,900	$—	$—
Change in unrealized gain on open positions	1,662,670	—	—
Interest income	951	—	—
Other income	4,000	—	—
Total income	2,602,521	—	—
Expenses
General Partner management fees (Note 3)	16,490	—	—
Professional fees	140,800	—	—
Brokerage commission fees	9,284	—	—
Other expenses	753	—	—
Total expenses	167,327	—	—
Expense waiver (Note 3)	(136,678)	—	—
Net expenses	30,649	—	—
Net income	$2,571,872	$—	$—
Net income per limited partnership unit	$3.77	$—	$—
Net income per weighted average limited partnership unit	$6.02	$—	$—
Weighted average limited partnership units outstanding	427,273	—	—

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

	General Partner	Limited Partners	Total
Balances, at Inception	$—	$—	$—
Initial contribution of capital	20	980	1,000
Balances, at December 31, 2008	20	980	1,000
Addition of 800,000 partnership units	—	40,652,357	40,652,357
Redemption of 100,000 partnership units	(20)	(5,588,061)	(5,588,081)
Net income	—	2,571,872	2,571,872
Balances, at December 31, 2009	$—	$37,637,148	$37,637,148
Net Asset Value Per Unit
At June 27, 2007 (inception)	$—
At December 31, 2008	$—
At November 18, 2009 (commencement of operations)	$50.00
At December 31, 2009	$53.77

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

STATEMENTS OF CASH FLOWS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from June 27, 2007 to December 31, 2007
Cash Flows from Operating Activities:
Net income	$2,571,872	$—	$—
Adjustments to reconcile net income to net cash used in operating activities:
Increase in commodity futures trading account – cash	(3,940,416)	—	—
Unrealized gain on futures contracts	(1,662,670)	—	—
Increase in receivable from General Partner	(136,678)	—	—
Increase in interest receivable	(729)	—	—
Increase in management fees payable	14,983	—	—
Increase in professional fees payable	140,800	—	—
Increase in brokerage commission fees payable	3,200	—	—
Increase in other liabilities	753	—	—
Net cash used in operating activities	(3,008,885)	—
Cash Flows from Financing Activities:
Subscription of partnership units	40,652,357	—	1,000
Redemption of partnership units	(5,588,081)	—	—
Net cash provided by financing activities	35,064,276	—	1,000
Net Increase in Cash and Cash Equivalents	32,055,391	—	1,000
Cash and Cash Equivalents, beginning of period	1,000	1,000	—
Cash and Cash Equivalents, end of period	$32,056,391	$1,000	$1,000

See accompanying notes to financial statements.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

Note 1 — Organization and Business

The United States 12 Month Natural Gas Fund, LP (“US12NG”) was organized as a limited partnership under the laws of the state of Delaware on June 27, 2007. US12NG is a commodity pool that issues limited partnership units (“units”) that may be purchased and sold on the NYSE Arca, Inc. (the “NYSE Arca”). US12NG will continue in perpetuity, unless terminated sooner upon the occurrence of one or more events as described in its Amended and Restated Agreement of Limited Partnership dated as of October 30, 2009 (the “LP Agreement”). The investment objective of US12NG is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the New York Mercantile Exchange (the “NYMEX”), consisting of the near month contract to expire and the contracts for the following 11 months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12NG’s expenses. US12NG accomplishes its objective through investments in futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”) and other natural gas-related investments such as cash-settled options on Futures Contracts, forward contracts for natural gas, cleared swap contracts and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Natural Gas-Related Investments”). As of December 31, 2009, US12NG held 641 Futures Contracts traded on the NYMEX.

US12NG commenced investment operations on November 18, 2009 and has a fiscal year ending on December 31. United States Commodity Funds LLC (formerly known as Victoria Bay Asset Management, LLC) (the “General Partner”) is responsible for the management of US12NG. The General Partner is a member of the National Futures Association (the “NFA”) and became a commodity pool operator registered with the Commodity Futures Trading Commission effective December 1, 2005. The General Partner is also the general partner of the United States Oil Fund, LP (“USOF”), the United States Natural Gas Fund, LP (“USNG”), the United States 12 Month Oil Fund, LP (“US12OF”), the United States Gasoline Fund, LP (“UGA”) and the United States Heating Oil Fund, LP (“USHO”), which listed their limited partnership units on the American Stock Exchange (the “AMEX”) under the ticker symbols ”USO” on April 10, 2006, “UNG” on April 18, 2007, “USL” on December 6, 2007, “UGA” on February 26, 2008 and “UHN” on April 9, 2008, respectively. As a result of the acquisition of the AMEX by NYSE Euronext, each of USOF’s, USNG’s, US12OF’s, UGA’s and USHO’s units commenced trading on the NYSE Arca on November 25, 2008. The General Partner is also the general partner of the United States Short Oil Fund, LP (“USSO”), which listed its limited partnership units on the NYSE Arca on September 24, 2009 under the ticker symbol “DNO”. The General Partner has also filed registration statements to register units of the United States Brent Oil Fund, LP (“USBO”) and the United States Commodity Index Funds Trust (“USCI”).

US12NG issues units to certain authorized purchasers (“Authorized Purchasers”) by offering baskets consisting of 100,000 units (“Creation Baskets”) through ALPS Distributors, Inc. as the marketing agent (the “Marketing Agent”). The purchase price for a Creation Basket is based upon the net asset value of a unit calculated shortly after the close of the core trading session on the NYSE Arca on the day the order to create the basket is properly received. In addition, Authorized Purchasers pay US12NG a $1,000 fee for each order placed to create one or more Creation Baskets or redeem one or more baskets consisting of 100,000 units (“Redemption Baskets”). Units may be purchased or sold on a nationally recognized securities exchange in smaller increments than a Creation Basket or Redemption Basket. Units purchased or sold on a nationally recognized securities exchange are not purchased or sold at the net asset value of US12NG but rather at market prices quoted on such exchange.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

Note 1 — Organization and Business  – (continued)

In November 2009, US12NG initially registered 30,000,000 units on Form S-1 with the SEC. On November 18, 2009, US12NG listed its units on the NYSE Arca under the ticker symbol “UNL”. On that day, US12NG established its initial net asset value by setting the price at $50.00 per unit and issued 200,000 units in exchange for $10,001,000. US12NG also commenced investment operations on November 18, 2009 by purchasing Futures Contracts traded on the NYMEX based on natural gas.

As of December 31, 2009, US12NG issued 8 Creation Baskets.

Note 2 — Summary of Significant Accounting Policies

Revenue Recognition

Commodity futures contracts, forward contracts, physical commodities and related options are recorded on the trade date. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains or losses on open contracts are reflected in the statement of financial condition and in the difference between the original contract amount and the market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the financial statements. Changes in the unrealized gains or losses between periods are reflected in the statement of operations. US12NG earns interest on its assets denominated in U.S. dollars on deposit with the futures commission merchant at the overnight Federal Funds Rate less 32 basis points. In addition, US12NG earns interest on funds held at the custodian at prevailing market rates earned on such investments.

Investments in over-the-counter swap contracts (see Note 5) are arrangements to exchange a periodic payment for a market-linked return, each based on a notional amount. To the extent that the total return of the security or index underlying the transaction exceeds or falls short of the offsetting periodic payment obligation, US12NG receives a payment from, or makes a payment to, the swap counterparty. The over-the-counter swap contracts are valued daily based upon the appreciation or depreciation of the underlying securities subsequent to the effective date of the contract. Changes in the value of the swaps are reported as unrealized gains and losses and periodic payments are recorded as realized gains or losses in the accompanying condensed statements of operations.

Brokerage Commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Swap Premiums

Upfront fees paid by US12NG for over-the-counter swap contracts are reflected on the Statements of Financial Condition and represent payments made upon entering into a swap agreement to compensate for differences between the stated terms of the agreement and prevailing market conditions. The fees are amortized daily over the term of the swap agreement.

Income Taxes

US12NG is not subject to federal income taxes; each partner reports his/her allocable share of income, gain, loss deductions or credits on his/her own income tax return.

Additions and Redemptions

Authorized Purchasers may purchase Creation Baskets or redeem Redemption Baskets only in blocks of 100,000 units equal to the net asset value of the units calculated shortly after the close of the core trading session on the NYSE Arca on the day the order is placed.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

Note 2 — Summary of Significant Accounting Policies  – (continued)

US12NG receives or pays the proceeds from units sold or redeemed within three business days after the trade date of the purchase or redemption. The amounts due from Authorized Purchasers are reflected in US12NG’s statement of financial condition as receivable for units sold, and amounts payable to Authorized Purchasers upon redemption are reflected as payable for units redeemed.

Partnership Capital and Allocation of Partnership Income and Losses

Profit or loss shall be allocated among the partners of US12NG in proportion to the number of units each partner holds as of the close of each month. The General Partner may revise, alter or otherwise modify this method of allocation as described in the LP Agreement.

Calculation of Net Asset Value

US12NG’s net asset value is calculated on each NYSE Arca trading day by taking the current market value of its total assets, subtracting any liabilities and dividing the amount by the total number of units issued and outstanding. US12NG uses the closing price for the contracts on the relevant exchange on that day to determine the value of contracts held on such exchange.

Net Income (Loss) per Unit

Net income (loss) per unit is the difference between the net asset value per unit at the beginning of each period and at the end of each period. The weighted average number of units outstanding was computed for purposes of disclosing net income (loss) per weighted average unit. The weighted average units are equal to the number of units outstanding at the end of the period, adjusted proportionately for units redeemed based on the amount of time the units were outstanding during such period. There were no units held by the General Partner at December 31, 2009.

Offering Costs

Offering costs incurred in connection with the registration of additional units after the initial registration of units are borne by US12NG. These costs include registration fees paid to regulatory agencies and all legal, accounting, printing and other expenses associated with such offerings. These costs will be accounted for as a deferred charge and thereafter amortized to expense over twelve months on a straight-line basis or a shorter period if warranted.

Cash Equivalents

Cash equivalents include money market funds and overnight deposits or time deposits with original maturity dates of three months or less.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires US12NG’s management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Note 3 — Fees Paid by the Fund and Related Party Transactions

General Partner Management Fee

Under the LP Agreement, the General Partner is responsible for investing the assets of US12NG in accordance with the objectives and policies of US12NG. In addition, the General Partner has arranged for one or more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to US12NG. For these services, US12NG is contractually obligated to pay the General Partner a fee, which is paid monthly, that is equal to 0.60% per annum of average daily net assets.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

Note 3 — Fees Paid by the Fund and Related Party Transactions  – (continued)

Ongoing Registration Fees and Other Offering Expenses

US12NG pays all costs and expenses associated with the ongoing registration of its units subsequent to the initial offering. These costs include registration or other fees paid to regulatory agencies in connection with the offer and sale of units, and all legal, accounting, printing and other expenses associated with such offer and sale. For the year ended December 31, 2009, US12NG did not incur any registration fees and other offering expenses.

Directors’ Fees and Expenses

US12NG is responsible for paying its portion of the directors’ and officers’ liability insurance of the General Partner and the fees and expenses of the independent directors of the General Partner who are also the General Partner’s audit committee members. US12NG shares these fees and expenses with USOF, USNG, US12OF, UGA, USHO and USSO based on the relative assets of each fund, computed on a daily basis. These fees and expenses for the calendar year 2009 amounted to a total of $433,046 for all funds, and US12NG’s portion of such fees and expenses was $125.

Licensing Fees

As discussed in Note 4, US12NG entered into a licensing agreement with the NYMEX on December 4, 2007. The agreement has an effective date of April 10, 2006. Pursuant to the agreement, US12NG and the affiliated funds managed by the General Partner pay a licensing fee that is equal to 0.04% for the first $1,000,000,000 of combined assets of the funds and 0.02% for combined assets above $1,000,000,000. During the year ended December 31, 2009, US12NG incurred $628 under this arrangement.

Investor Tax Reporting Cost

The fees and expenses associated with US12NG’s audit expenses and tax accounting and reporting requirements, with the exception of certain initial implementation service fees and base service fees, which are borne by the General Partner, are paid by US12NG. These costs are approximately $164,000 as of the year ended December 31, 2009.

Other Expenses and Fees

In addition to the fees described above, US12NG pays all brokerage fees, transaction costs for over-the-counter swaps, taxes and other expenses in connection with the operation of US12NG, excluding costs and expenses paid by the General Partner as outlined in Note 4.

Note 4 — Contracts and Agreements

US12NG is party to a marketing agent agreement, dated as of October 30, 2009, with the Marketing Agent and the General Partner, whereby the Marketing Agent provides certain marketing services for US12NG as outlined in the agreement. The fees of the Marketing Agent, which are borne by the General Partner, are equal to 0.06% on US12NG’s assets up to $3 billion; and 0.04% on US12NG’s assets in excess of $3 billion.

The above fees do not include the following expenses, which are also borne by the General Partner: the cost of placing advertisements in various periodicals; web construction and development; or the printing and production of various marketing materials.

US12NG is also party to a custodian agreement, dated November 3, 2009, with Brown Brothers Harriman & Co. (“BBH&Co.”) and the General Partner, whereby BBH&Co. holds investments on behalf of US12NG. The General Partner pays the fees of the custodian, which are determined by the parties from time to time. In addition, US12NG is party to an administrative agency agreement, dated as of November 3, 2009,

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

Note 4 — Contracts and Agreements  – (continued)

with the General Partner and BBH&Co., whereby BBH&Co. acts as the administrative agent, transfer agent and registrar for US12NG. The General Partner also pays the fees of BBH&Co. for its services under this agreement and such fees are determined by the parties from time to time.

Currently, the General Partner pays BBH&Co. for its services, in the foregoing capacities, the greater of a minimum amount of $75,000 annually for its custody, fund accounting and fund administration services rendered to US12NG and each of the affiliated funds managed by the General Partner, as well as a $20,000 annual fee for its transfer agency services. In addition, the General Partner pays BBH&Co. an asset-based charge of (a) 0.06% for the first $500 million of US12NG’s, USOF’s, USNG’s, US12OF’s, UGA’s, USHO’s and USSO’s combined net assets, (b) 0.0465% for US12NG’s, USOF’s, USNG’s, US12OF’s, UGA’s, USHO’s and USSO’s combined net assets greater than $500 million but less than $1 billion, and (c) 0.035% once US12NG’s, USOF’s, USNG’s, US12OF’s, UGA’s, USHO’s and USSO’s combined net assets exceed $1 billion. The annual minimum amount will not apply if the asset-based charge for all accounts in the aggregate exceeds $75,000. The General Partner also pays transaction fees ranging from $7.00 to $15.00 per transaction.

US12NG has entered into a brokerage agreement with UBS Securities LLC (“UBS Securities”). The agreement requires UBS Securities to provide services to US12NG in connection with the purchase and sale of Futures Contracts and Other Natural Gas-Related Investments that may be purchased and sold by or through UBS Securities for US12NG’s account. The agreement provides that UBS Securities charge US12NG commissions of approximately $7 per round-turn trade, plus applicable exchange and NFA fees for Futures Contracts and options on Futures Contracts.

US12NG invests primarily in Futures Contracts traded on the NYMEX. On December 4, 2007, US12NG and the NYMEX entered into a licensing agreement whereby US12NG was granted a non-exclusive license to use certain of the NYMEX’s settlement prices and service marks. The agreement has an effective date of December 4, 2007. Under the licensing agreement, US12NG and the affiliated funds managed by the General Partner pay the NYMEX an asset-based fee for the license, the terms of which are described in Note 3.

US12NG expressly disclaims any association with the NYMEX or endorsement of US12NG by the NYMEX and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of the NYMEX.

Note 5 — Financial Instruments, Off-Balance Sheet Risks and Contingencies

US12NG intends to engage in the trading of futures contracts, options on futures contracts and cleared swap contracts (collectively, “derivatives”). US12NG will be exposed to both market risk, which is the risk arising from changes in the market value of the contracts, and credit risk, which is the risk of failure by another party to perform according to the terms of a contract.

US12NG may enter into futures contracts, options on futures contracts and cleared swap contracts to gain exposure to changes in the value of an underlying commodity. Some futures contracts may call for physical delivery of the asset, while others are settled in cash. A futures contract obligates the seller to deliver (and the purchaser to accept) the future delivery of a specified quantity and type of a commodity at a specified time and place. The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery.

The purchase and sale of futures contracts, options on futures contracts and cleared swap contracts require margin deposits with a futures commission merchant. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a futures commission merchant to segregate all customer transactions and assets from the futures commission merchant’s proprietary activities.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

Note 5 — Financial Instruments, Off-Balance Sheet Risks and Contingencies  – (continued)

Futures contracts and cleared swap contracts involve, to varying degrees, elements of market risk (specifically commodity price risk) and exposure to loss in excess of the amount of variation margin. The face or contract amounts reflect the extent of the total exposure US12NG has in the particular classes of instruments. Additional risks associated with the use of futures contracts are an imperfect correlation between movements in the price of the futures contracts and the market value of the underlying securities and the possibility of an illiquid market for a futures contract.

All of US12NG’s investment contracts through December 31, 2009 have been exchange-traded futures contracts, cleared swaps or fully-collateralized over-the-counter swaps. The liquidity and credit risks associated with exchange-traded contracts and cleared swaps are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, US12NG must rely solely on the credit of its respective individual counterparties. As of December 31, 2009, US12NG has not entered into any over-the-counter transactions. Over-the counter transactions subject US12NG to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any, on the transaction. US12NG also has credit risk under its futures contracts since the sole counterparty to all domestic and foreign futures contracts is the exchange on which the relevant contracts are traded. However, as compared to its over-the-counter transactions, it may more easily realize value by reselling its futures contracts. In addition, US12NG bears the risk of financial failure by the clearing broker.

US12NG’s cash and other property, such as U.S. Treasuries, deposited with a futures commission merchant are considered commingled with all other customer funds subject to the futures commission merchant’s segregation requirements. In the event of a futures commission merchant’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited. The insolvency of a futures commission merchant could result in the complete loss of US12NG’s assets posted with that futures commission merchant; however, the vast majority of US12NG’s assets are held in Treasuries, cash and/or cash equivalents with US12NG’s custodian and would not be impacted by the insolvency of a futures commission merchant. Also, the failure or insolvency of US12NG’s custodian could result in a substantial loss of US12NG’s assets.

US12NG invests a portion of its cash in money market funds that seek to maintain a stable net asset value. US12NG is exposed to any risk of loss associated with an investment in these money market funds. As of December 31, 2009, US12NG had deposits in domestic and foreign financial institutions, including cash investments in money market funds, in the amount of $35,966,807. This amount is subject to loss should these institutions cease operations.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, US12NG is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short. As both a buyer and a seller of options, US12NG pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.

US12NG’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting controls and procedures. In addition, US12NG has a policy of requiring review of the credit standing of each broker or counterparty with which it conducts business.

The financial instruments held by US12NG are reported in its statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturity.

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

Note 6 — Financial Highlights

The following table presents per unit performance data and other supplemental financial data for the years ended December 31, 2009 and 2008 and for the period from June 27, 2007 (inception) to December 31, 2007. This information has been derived from information presented in the financial statements.

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the period from June 27, 2007 to December 31, 2007
Per Unit Operating Performance:
Net asset value, beginning of period	$50.00	$—	$—
Total income	3.84	—	—
Net expenses	(0.07)	—	—
Net increase in net asset value	3.77	—	—
Net asset value, end of period	$53.77	$—	$—
Total Return	7.54%	—%	—%
Ratios to Average Net Assets
Total income	11.42%	—%	—%
Management fees	0.60%*	%	—%
Total expenses excluding management fees	5.49%*	—%	—%
Expenses waived	(4.97)%*	—%	—%
Net expenses excluding management fees	0.52%*	—%	—%
Net income	11.28%	—%	—%

*	Annualized

Total returns are calculated based on the change in value during the period. An individual limited partner’s total return and ratio may vary from the above total returns and ratios based on the timing of contributions to and withdrawals from US12NG.

Note 7 — Quarterly Financial Data (Unaudited)

The following summarized (unaudited) quarterly financial information presents the results of operations and other data for three-month periods ended March 31, June 30, September 30 and December 31, 2009.

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009
Total Income	$—	$—	$—	$2,602,521
Total Expenses	—	—	—	167,327
Expense Waivers	—	—	—	(136,678)
Net Expenses	—	—	—	30,649
Net Income	$—	$—	$—	$2,571,872
Net Income per Unit	$—	$—	$—	$3.77

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

Note 8 — Fair Value of Financial Instruments

Effective January 1, 2008, US12NG adopted Accounting Standards Codification 820 — Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurement. The changes to past practice resulting from the application of ASC 820 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurement. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of US12NG (observable inputs) and (2) US12NG’s own assumptions about market participant assumptions developed based on the best information available under the circumstances (unobservable inputs). The three levels defined by the ASC 820 hierarchy are as follows:

Level I – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level II – Inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly or indirectly. Level II assets include the following: quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

Level III – Unobservable pricing input at the measurement date for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

In some instances, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest input level that is significant to the fair value measurement in its entirety.

The following table summarizes the valuation of US12NG’s securities at December 31, 2009 using the fair value hierarchy:

At December 31, 2009	Total	Level I	Level II	Level III
Short-Term Investments
Exchange-Traded Futures Contracts	$26,000,053	$26,000,053	$—	$—
United States Contracts	1,662,670	1,662,670	—	—

Effective January 1, 2009, US12NG adopted the provisions of Accounting Standards Codification 815 —  Derivatives and Hedging (“ASC 815”), which require presentation of qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivatives.

Fair Value of Derivative Instruments

		At December 31, 2009	At December 31, 2008
Derivatives not Accounted for as Hedging Instruments	Statement of Financial Condition Location	Fair Value	Fair Value
Futures — Commodity Contracts	Assets	$1,662,670	$—

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2009 and 2008 and the period from
June 27, 2007 (inception) to December 31, 2007

Note 8 — Fair Value of Financial Instruments  – (continued)

The Effect of Derivative Instruments on the Statements of Operations

		For the year ended December 31, 2009		For the year ended December 31, 2008
Derivatives not Accounted for as Hedging Instruments	Location of Gain or (Loss) on Derivatives Recognized in Income	Realized Gain or (Loss) on Derivatives Recognized in Income	Change in Unrealized Gain or (Loss) Recognized in Income	Realized Gain or (Loss) on Derivatives Recognized in Income	Change in Unrealized Gain or (Loss) Recognized in Income
Futures — Commodity Contracts	Realized gain (loss) on closed futures contracts	$934,900	$—	$—	$—
	Change in unrealized gain (loss) on open futures contracts	$—	$1,662,670	$—	$—

Note 9 — Recent Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board released ASC 815. ASC 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of, and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. US12NG adopted ASC 815 on January 1, 2009.

In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2010-06 “Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 clarifies existing disclosure and requires additional disclosures regarding fair value measurements. Effective for interim and annual reporting periods beginning after December 15, 2009, entities will be required to disclose significant transfers into and out of Level 1 and 2 measurements in the fair value hierarchy and the reasons for those transfers. Effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years, entities will need to disclose information about purchases, sales, issuances and settlements of Level 3 securities on a gross basis, rather than as a net number as currently required. The General Partner is currently evaluating the impact ASU No. 2010-06 will have on the financial statement disclosures.

Note 10 — Subsequent Events

US12NG has performed an evaluation of subsequent events through March 30, 2010, which is the date the financial statements were available to be issued. This evaluation did not result in any subsequent events that necessitated disclosures and/or adjustments.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
MARCH 31, 2010
(Unaudited)

ASSETS
Cash and cash equivalents	$2,859,113
Management fees receivable	2,291,754
Investments (Notes 2 and 4)	38,085
Other assets	4,171
Total assets	$5,193,123
LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable	$458,105
Income tax payable	496,526
Expense waiver payable (Note 3)	485,654
Total liabilities	1,440,285
COMMITMENTS AND CONTINGENCIES (Notes 6 and 8)
EQUITY:
Member’s equity (Notes 3 and 7)	3,750,878
Noncontrolling interests (Note 3)	1,960
Total equity	3,752,838
Total liabilities and equity	$5,193,123

The accompanying notes are an integral part of this statement.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 1 — ORGANIZATION AND OPERATION

Victoria Bay Asset Management, LLC was formed as a single-member limited liability company in the State of Delaware on May 10, 2005. On June 13, 2008, Victoria Bay Asset Management, LLC changed its name to United States Commodity Funds LLC (the “Company”). The Company is the General Partner (the “General Partner”) of United States Oil Fund, LP (“USOF”), United States Natural Gas Fund, LP (“USNG”), United States Heating Oil Fund, LP (“USHO”), United States Gasoline Fund, LP (“USG”), United States 12 Month Oil Fund, LP (“US12OF”), United States 12 Month Natural Gas Fund, LP (“US12NG”), United States Short Oil Fund, LP (“USSO”), United States Brent Oil Fund, LP (“USBO”), United States Short Natural Gas Fund, LP (“USSNG”), and is the Sponsor (“Sponsor”) of United States Commodity Index Funds Trust (“Trust”). The Company is registered as a commodity pool operator with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). USOF, USNG, USHO, USG, US12OF, US12NG and USSO (collectively, the “Funds”) are commodity pools registered with the CFTC and members of the NFA that issue units that may be purchased and sold on the NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbols “USO,” “UNG,” “UHN,” “UGA,” “USL,” “UNL” and “DNO.” USBO is a commodity pool that is in the process of registering its units that may be purchased and sold on the NYSE Arca and the United States Commodity Index Fund (“USCI”), a series of the Trust, will also be a commodity pool and the Trust is in the process of registering USCI’s units to be purchased and sold on the NYSE ARCA. USSNG is a commodity pool that has been formed but has not yet begun the process of registering its units.

The accompanying unaudited statement of financial condition included herein is unaudited; however, such financial information reflects all adjustments which are, in the opinion of management, necessary for the fair presentation of the statement of financial condition for the interim period.

USOF began trading on April 10, 2006 by purchasing futures contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange (the “Exchange”). The investment objective of USOF is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on light sweet crude oil traded on the Exchange, that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USOF’s expenses. USOF seeks to accomplish its objective through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other oil interests such as cash-settled options on futures contracts, forward contracts for crude oil, cleared swap contracts and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels, futures contracts and indices based on the foregoing.

USNG began trading on April 18, 2007 by purchasing futures contracts for natural gas that are traded on the Exchange. The investment objective of USNG is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of natural gas delivered to the Henry Hub, Louisiana, as measured by the changes in the price of the futures contract on natural gas traded on the Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USNG’s expenses. USNG seeks to accomplish its objective through investments in futures contracts for natural gas, crude oil, heating oil, gasoline, and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other natural gas-related investments such as cash-settled options on futures contracts, forward contracts for natural gas, cleared swap contracts and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, futures contracts and indices based on the foregoing.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 1 — ORGANIZATION AND OPERATION  – (continued)

US12OF began trading on December 6, 2007 by purchasing futures contracts for light, sweet crude oil that are traded on the Exchange. The investment objective of US12OF is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on crude oil traded on the Exchange, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted. US12OF seeks to accomplish its objective through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the Exchange and or other U.S. and foreign exchanges and other oil interests such as cash-settled options on futures contracts, forward contracts for oil, cleared swap contracts and over-the-counter transactions that are based on the price of crude oil, other petroleum-based fuels, futures contracts and indices based on the foregoing.

USG began trading on February 26, 2008 by purchasing futures contracts on gasoline that are traded on the Exchange. The investment objective of USG is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of unleaded gasoline, as measured by the changes in the price of the futures contract on gasoline traded on the Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contact to expire, less USG’s expenses. USG seeks to accomplish its objective through investments in futures contracts for gasoline, crude oil, natural gas, heating oil and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other gasoline-related investments such as cash-settled options on futures contracts, forward contracts for gasoline, cleared swap contracts and over-the-counter transactions that are based on the price of gasoline, crude oil and other petroleum-based fuels, futures contracts and indices based on the foregoing.

USHO began trading on April 9, 2008 by purchasing futures contracts on heating oil that are traded on the Exchange. The investment objective of USHO is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of heating oil, as measured by the changes in the price of the futures contract on heating oil traded on the Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contact to expire, less USHO’s expenses. USHO seeks to accomplish its objective through investments in futures contracts for heating oil, crude oil, gasoline, natural gas and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other heating oil-related investments such as cash-settled options on futures contracts, forward contracts for heating oil, cleared swap contracts and over-the-counter transactions that are based on the price of heating oil, crude oil and other petroleum-based fuels, futures contracts and indices based on the foregoing.

USSO began trading on September 24, 2009 by selling futures contracts on light, sweet crude oil that are traded on the Exchange. The investment objective of USSO is for the changes in percentage terms of its units’ net asset value to inversely reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on light, sweet crude oil as traded on the Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case the futures contract will be the next month contract to expire, less USSO’s expenses. USSO accomplishes its objective through taking short positions in futures contracts for light, sweet crude oil and other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the Exchange and other crude oil-related investments such as

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 1 — ORGANIZATION AND OPERATION  – (continued)

cash-settled options on Futures Contracts, forward contracts for crude oil, cleared swap contracts and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels, futures contracts and indices based on the foregoing.

US12NG began trading on November 18, 2009 by purchasing futures contracts for natural gas that are traded on the Exchange. The investment objective of US12NG is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the Exchange, consisting of the near month contract to expire and the contracts for the following 11 months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12NG’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted. US12NG seeks to accomplish its objective through investments in futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other natural gas-related investments such as cash-settled options on futures contracts, forward contracts for natural gas, cleared swap contracts and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, futures contracts and indices based on the foregoing.

As of March 31, 2010, USBO, USCI and USSNG had not formally begun operations. USBO and the Trust, on behalf of USCI, filed registration statements on Form S-1 with the Securities and Exchange Commission (the “SEC”) and the Company is in the process of filing amendments to Form S-1 for USBO and USCI.

The Company is a wholly owned subsidiary of Wainwright Holdings, Inc. (“Wainwright”), a Delaware corporation. Wainwright is a holding company that is controlled by the president of the Company and served as the initial limited partner of the Funds. It also serves as the initial limited partner for USBO and USSNG.

As the General Partner of the Funds, the Company is required to evaluate the credit risk of the Funds to their futures commission merchant, oversee the purchases and sales of the Funds’ units by certain “authorized purchasers,” review the daily positions and margin requirements of the Funds, and manage the Funds’ investments. The Company also pays continuing service fees to the marketing agent for communicating with the authorized purchasers.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The Company, as General Partner of the Funds, USBO and USSNG and as Sponsor to the Trust and USCI, has included the accounts of USBO, USSNG and USCI since their inception in the consolidated financial statements. The Company has recorded a noncontrolling interest for the amount directly owned by the limited partner (representing the limited partner interest owned by Wainwright, except with respect to the Trust, which does not have a limited partner). Subsequent to the Funds commencing operations, the Company and Wainwright redeemed their partnership interests. Therefore, as of March 31, 2010, the accounts of each of the Funds were no longer included in the accompanying consolidated statement of financial condition. All intercompany accounts and balances have been eliminated in consolidation.

In December 2007, the FASB issued FASB ASC Topic 810-10-65, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. FASB ASC Topic 810-10-65 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. Additionally, FASB ASC Topic 810-10-65 requires that transactions between an entity and noncontrolling interests be treated as equity transactions. FASB ASC Topic 810-10-65 is effective for fiscal years beginning after December 15, 2008. Adoption on January 1, 2009, as required, did not have a material

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

effect on the Company’s financial condition, results of operations or liquidity. The minority interests previously reflected in the Company’s financial statements have been reclassified to conform to the current presentation.

Revenue recognition

The Company recognizes revenue in the period earned under the terms of the Funds’ respective Limited Partnership Agreements, as amended from time to time (the “Limited Partnership Agreements”). These agreements provide for fees based upon a percentage of the daily average net asset value of the Funds. In connection with the Funds’ trading activities, commodity futures contracts, cleared swap contracts, forward contracts, physical commodities, and related options are recorded on the trade-date basis. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains and losses on open contracts are reflected in the statement of financial condition and represent the difference between original contract amount and market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the financial statements. Changes in the unrealized gains or losses between periods are reflected in the statement of operations.

The Company earns interest on its assets on deposit at the broker at the 90-day Treasury bill rate for deposits denominated in U.S. dollars. In addition, the Funds earn interest on funds held with their custodian at prevailing market rates earned on such investments.

General Partner management fee

Under the Funds’ respective Limited Partnership Agreements, the Company is responsible for investing the assets of the Funds in accordance with the objectives and policies of the Funds. In addition, the Company has arranged for one or more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to the Funds. For these services, the Funds are contractually obligated to pay the Company a management fee, which is paid monthly, based on the average daily net assets of the Funds. USOF pays a management fee of 0.45% per annum on its average daily net assets. USNG pays a fee equal to 0.60% per annum on average daily net assets of $1,000,000,000 or less and 0.50% of average daily net assets that are greater than $1,000,000,000. US12OF, USHO, USG and USSO each pay a fee of 0.60% per annum on their average daily net assets. Since inception through April 30, 2010 the Company has been charging US12NG a management fee at a reduced rate of 0.60% per annum of average daily net assets. Effective May 1, 2010, the Company resumed charging its standard rate of 0.75% per annum of average daily net assets. The difference of 0.15% per annum of average daily net assets since inception through April 30, 2010 has been waived by the Company and will not be recouped from US12NG.

The Funds pay for all brokerage fees, taxes and other expenses, including licensing fees for the use of intellectual property, registration or other fees paid to the SEC, the Financial Industry Regulatory Authority (“FINRA”) formerly the National Association of Securities Dealers, or any other regulatory agency in connection with the offer and sale of subsequent units after their initial registration and all legal, accounting, printing and other expenses associated therewith. The Funds also pay the fees and expenses of the independent directors.

Investments and Valuation of Investments

The Company’s investments in common stock are classified as available-for-sale-securities and are considered to be held for an indefinite period. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale-securities are recorded at fair value on the statement of financial condition, with the change in fair value excluded from earnings and

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

recorded as a component of other comprehensive income (loss) included in member’s equity. Unrealized holding loss on such securities, which were subtracted from member’s equity was $(5,217) for the period ended March 31, 2010 (see Note 7).

Realized gains or losses are recorded upon disposition of investments calculated based upon the difference between the proceeds and the cost basis determined using the specific identification method.

The Company values its investments in accordance with FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“FASB ASC Topic 820”). FASB ASC Topic 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurement. The changes to past practice resulting from the application of FASB ASC Topic 820 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurement. FASB ASC Topic 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the Company (observable inputs) and (2) the Company’s own assumptions about market participant assumptions developed based on the best information available under the circumstances (unobservable inputs). The three levels defined by the FASB ASC Topic 820 hierarchy are as follows:

Level I — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level II — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level II assets include the following: quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

Level III — Unobservable pricing input at the measurement date for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available. In some instances, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest input level that is significant to the fair value measurement in its entirety. The Company’s adoption of FASB ASC Topic 820 did not have a material effect on its consolidated financial position, results of operations or liquidity.

In March 2008, the FASB released FASB ASC Topic 815-10, Disclosures about Derivative Instruments and Hedging Activities. FASB ASC Topic 815-10 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.

Brokerage commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Additions and redemptions

Authorized purchasers may purchase creation baskets of the Funds only in blocks of 100,000 units at a price equal to the net asset value of the units calculated shortly after the close of the core trading session on the NYSE Arca on the day the order is placed. Authorized purchasers may redeem units from the Funds only in blocks of 100,000 units called “Redemption Baskets.” The amount of the redemption proceeds for a Redemption Basket will be equal to the net asset value of the Funds’ units in the Redemption Basket as of the end of each business day.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Funds receive or pay the proceeds from units sold or redeemed within three business days after the trade-date of the purchase or redemption. The amounts due from authorized purchasers are reflected in the Funds’ statement of financial condition as receivables for units sold, and amounts payable to authorized purchasers upon redemption are reflected as payable for units redeemed.

Partnership capital and allocation of partnership income and losses

Profit or loss shall be allocated among the partners of the Funds in proportion to the number of units each partner holds as of the close of each month. The Company, as General Partner, may revise, alter or otherwise modify this method of allocation as described in the Limited Partnership Agreements.

Calculation of net asset value

The Funds calculate their net asset value on each NYSE Arca trading day by taking the current market value of their total assets, subtracting any liabilities and dividing the amount by the total number of units issued and outstanding. The Funds use the closing price for the contracts on the relevant exchange on that day to determine the value of contracts held on such exchange.

Cash equivalents

Cash equivalents are highly liquid investments with original maturity dates of three months or less.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company has filed an election with the Internal Revenue Service to be treated as an association taxable as a corporation. The Company files a consolidated federal income tax return with Wainwright and provides for income taxes as if the Company filed separately. The Company, however, does not file on a consolidated basis for state income tax purposes. The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 740-10, Accounting for Income Taxes (“FASB ASC Topic 740-10”). Under the asset and liability method of FASB ASC Topic 740-10, deferred tax assets and liabilities are recognized for the estimated future tax consequences or benefits attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Effective January 1, 2008, the Company adopted FASB ASC Topic 740-10, Accounting for Uncertainty in Income Taxes (“FASB ASC Topic 740-10”), which establishes that a tax position taken or expected to be taken in a tax return is to be recognized in the consolidated financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FASB ASC Topic 740-10 is effective for private companies for fiscal years beginning after December 15, 2008. The Company’s adoption of FASB ASC Topic 740-10 did not have a material effect on its consolidated financial position, results of operations or liquidity.

Fund startup expenses

The Company expenses all startup expenses associated with the registration of the Funds. Fund startup expenses include offering costs relating to the initial registration of units and include, but are not limited to, legal fees pertaining to the initial registration of the Funds’ units, SEC and FINRA registration fees, initial fees paid to be listed on an exchange and other similar costs.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recent accounting pronouncements

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This ASU changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. ASU 2009-17 also requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009.

In February 2010, the FASB issued ASU 2010-10, Consolidation (Topic 810) – Amendments for Certain Investments Funds. This ASU amends certain provisions of ASC 810 pertaining to investments in variable interest entities to defer the effective date of ASU 2009-17 for certain investment entities and changes how decision makers and service providers determine whether their fees are variable interests. The amendments in ASU 2010-10 are effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period. The adoption of ASU 2010-10 did not have a material impact on the Company’s financial position.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements. This ASU requires new disclosures and clarifies certain existing disclosure requirements about fair value measurements. ASU 2010-06 requires a reporting entity to disclose significant transfers in and out of Level 1 and Level 2 fair value measurements, to describe the reasons for the transfers, and to present separately information about purchases, sales, issuances, and settlements for fair value measurements using significant unobservable inputs. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which is effective for interim and annual reporting periods beginning after December 15, 2010; early adoption is permitted.

NOTE 3 — CAPITALIZATION AND RELATED PARTY TRANSACTIONS

During the period ended March 31, 2010, the Company paid $2,159,719 in distributions to its member.

The Funds, USBO and USSNG were each capitalized with $1,000, of which the Company contributed $20 and Wainwright contributed $980. The Trust was capitalized with $1,000, which was contributed solely by the Company, which is included in cash and cash equivalents in the accompanying statement of financial condition.

In addition, the Company, as General Partner, through no obligation to do so, has agreed to pay certain expenses, including those relating to audit expenses and tax accounting and reporting requirements normally borne by USHO, USG, USSO and US12NG to the extent that such expenses exceed 0.15% (15 basis points) of their NAV, on an annualized basis. The Company, as General Partner has no obligation to continue such payments in subsequent years.

The Company’s consolidated statement of financial condition reflects noncontrolling interests in its subsidiaries as of March 31, 2010. A schedule of the noncontrolling interests is presented below:

Limited partner interest in United States Short Natural Gas Fund, LP	$980
Limited partner interest in United States Brent Oil Fund, LP	980
$1,960

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 4 — FAIR VALUE MEASUREMENTS

The following table summarizes the valuation of the Company’s investments at March 31, 2010 using the fair value hierarchy:

At March 31, 2010:	Total	Level I	Level II	Level III
Investments	$38,085	$38,085	$—	$—

NOTE 5 — INCOME TAXES

The Company has filed an election with the Internal Revenue Service to be treated as an association taxable as a corporation. The Company files a consolidated federal income tax return with Wainwright and provides for income taxes as if the Company filed separately. The Company, however, does not file on a consolidated basis for state income tax purposes. In connection with filing a consolidated federal income tax return, the Company has recorded federal income tax expense (benefit) and has recorded a corresponding due from parent and due to parent for its federal tax liability (benefit).

Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of March 31, 2010 are as follows:

Deferred tax liabilities	$—
Deferred tax assets:
Funds’ startup expenses (offering costs)	$1,143,000
Unrealized losses on investments	78,000
Valuation allowance for deferred tax asset	(1,221,000)
$—

The valuation allowance increased by $483,000 for the period ended March 31, 2010.

The portion of the deferred tax asset shown relating to the Company’s unrealized losses on investments reported above relates to the unrealized losses on investments and is accounted for as other comprehensive loss (see Note 7).

NOTE 6 — CONTRACTS AND AGREEMENTS

The Company, together with each of the Funds, is a party to marketing agent agreements with ALPS Distributors, Inc. (“ALPS”), a Colorado corporation, whereby ALPS provides certain marketing services for the Funds as outlined in their respective marketing agent agreements. Under the agreement dated as of March 13, 2006, as amended, whereby ALPS provides certain marketing services for USOF, the Company pays ALPS a marketing fee of $425,000 per annum plus the following incentive fee: 0.00% on USOF’s assets from $0 — $500 million; 0.04% on USOF’s assets from $500 million — $4 billion; and 0.03% on USOF’s assets in excess of $4 billion. Under the agreement dated as of April 17, 2007, whereby ALPS provides certain marketing services for USNG, and the agreement dated as of November 13, 2007, whereby ALPS provides certain marketing services for US12OF, the Company pays ALPS fees equal to 0.06% on each of USNG’s, US12OF’s and US12NG’s assets up to $3 billion and 0.04% on each of USNG’s and US12OF’s assets in excess of $3 billion. Under the agreement dated as of February 15, 2008, whereby ALPS provides certain marketing services for USG, and the agreement dated March 10, 2008 whereby ALPS provides certain marketing services for USHO, the Company pays ALPS fees equal to 0.06% on each of USG’s and USHO’s assets up to $3 billion and 0.04% on each of USG’s and USHO’s assets in excess of $3 billion. Under the agreement dated as of June 8, 2009, whereby ALPS provides certain marketing services for USSO, the Company pays ALPS fees equal to 0.06% on USSO’s assets up to $3 billion; and 0.04% on USSO’s assets in excess of $3 billion.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 6 — CONTRACTS AND AGREEMENTS  – (continued)

The above fees do not include the following expenses, which are also borne by the Company: the cost of placing advertisements in various periodicals, web construction and development, and the printing and production of various marketing materials.

The Company and each of the Funds are parties to custodian agreements with Brown Brothers Harriman & Co. (“Brown Brothers”), whereby Brown Brothers holds investments on behalf of the Funds. The Company pays the fees of the custodian, which shall be determined by the parties from time to time. In addition, the Company, with each of the Funds, are parties to administrative agency agreements with Brown Brothers, whereby Brown Brothers acts as the administrative agent, transfer agent and registrar for each of the Funds. The Company also pays the fees of Brown Brothers for its services under these agreements and such fees will be determined by the parties from time to time.

Currently, the Company pays Brown Brothers for its services, in the foregoing capacities, the greater of a minimum amount of $75,000 annually or an asset-based charge of (a) 0.06% for the first $500 million of combined net assets, (b) 0.0465% for combined net assets greater than $500 million but less than $1 billion, and (c) 0.035% of combined net assets in excess of $1 billion. The Company also pays a $20,000 annual fee for transfer agency services and transaction fees ranging from $7.00 to $15.00 per transaction.

Each of the Funds has entered into brokerage agreements pursuant to which UBS Securities LLC acts as the futures commission merchant (the “FCM”). The agreements provide that the FCM will charge commissions of approximately $7 to $8 per round-turn trade plus applicable exchange and NFA fees for futures contracts and options on futures contracts.

Each of the Funds has invested primarily in futures contracts traded on the Exchange since the commencement of its operations. On May 30, 2007, USOF and USNG entered into a license agreement with the Exchange whereby the Funds were granted a non-exclusive license to use certain of the Exchange’s settlement prices and service marks. The agreement has an effective date of April 10, 2006. Under the license agreement, the Funds pay the Exchange an asset-based fee for the license. Pursuant to the agreement, the Funds pay a licensing fee that is equal to 0.04% for the first $1,000,000,000 of combined assets of the Funds and 0.02% for combined assets above $1,000,000,000. US12OF, USG, USHO and USSO entered into the above license agreement on the same terms with an effective date of December 4, 2007. Other funds managed by the Company that invest primarily in futures contracts traded on the Exchange will also be granted a similar non-exclusive license on the same terms.

The Funds expressly disclaim any association with the Exchange or endorsement of the Funds by the Exchange and acknowledge that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

The Company has contracted an accounting firm to prepare each of the Funds, USBO, USSNG and the Trust’s yearly income tax filings with the Internal Revenue Service and various states. The cost associated with any registered new fund is expected to be comparable.

NOTE 7 — ACCUMULATED OTHER COMPREHENSIVE LOSS

Changes in accumulated other comprehensive loss for the period ended March 31, 2010 are as follows:

Balance, December 31, 2009	$(513,284)
Unrealized holding losses on investments	(5,217)
Balance, March 31, 2010	$(518,501)

The Company records its other comprehensive loss net of income tax expense (benefit). As of March 31, 2010, the Company has not recorded an income tax expense or benefit associated with its accumulated other comprehensive loss (see Note 5).

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

NOTE 8 — OFF-BALANCE SHEET RISKS AND CONTINGENCIES

The Funds engage in the trading of U.S. futures contracts, options on U.S. contracts, cleared swap contracts and over-the-counter derivative transactions (collectively “derivatives”). The Funds are exposed to both market risk, the risk arising from changes in the market value of the contracts; and credit risk, the risk of failure by another party to perform according to the terms of a contract.

All of the contracts currently traded by the Funds, with the exception of USNG, are exchange-traded. The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, the Funds must rely solely on the credit of their respective individual counterparties. To the extent the Funds enter into non-exchange traded contracts, they are subject to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any. The Funds also have credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation. In addition, the Funds bear the risk of financial failure by the clearing broker.

The purchase and sale of futures and options on futures contracts require margin deposits with an FCM. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from the FCM’s proprietary activities.

A customer’s cash and other property, such as U.S. Treasury Bills, deposited with an FCM are considered commingled with all other customer funds subject to the FCM’s segregation requirements. In the event of an FCM’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Funds are exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short. As both buyers and sellers of options, the Funds pay or receive a premium at the outset and then bear the risk of unfavorable changes in the price of the contract underlying the option.

The Company’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures. In addition, the Company has a policy of reviewing the credit standing of each clearing broker or counter-party with which it conducts business.

The financial instruments held by the Company are reported in the statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturities.

The Company has securities for its own account and may incur losses if the market value of the securities decreases subsequent to March 31, 2010.

The Company has a substantial portion of its assets on deposit with banks. Assets deposited with banks are subject to credit risk. In the event of a bank’s insolvency, recovery of the Company’s assets on deposit may be limited to account insurance or other protection afforded such deposits. As of March 31, 2010, the Company had cash of $2,606,013 in excess of the federally insured amount of $250,000.

NOTE 9 — SUBSEQUENT EVENTS

In accordance with FASB ASC Topic 855-10-05, the Company has performed an evaluation of subsequent events through May 20, 2010 which is the date the financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Member of
United States Commodity Funds LLC and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of United States Commodity Funds LLC (formerly Victoria Bay Asset Management, LLC) and Subsidiaries (the “Company”), as of December 31, 2009 and 2008, and the related consolidated statements of operations and other comprehensive income (loss), changes in equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United States Commodity Funds LLC (formerly Victoria Bay Asset Management, LLC) and Subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10, the accompanying consolidated financial statements have been restated.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 30, 2010, except as to the fourth paragraph above and Note 10, which are as of May 19, 2010

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2009	2008
	As Restated (Note 10)
ASSETS
Cash and cash equivalents	$1,789,182	$125,815
Management fees receivable	2,973,237	893,111
Investments (Notes 2 and 4)	43,304	34,579
Other assets	4,171	1,960
Total assets	$4,809,894	$1,055,465
LIABILITIES AND EQUITY (DEFICIT)
LIABILITIES:
Accounts payable	$505,858	$624,688
Income tax payable	181,031	285,400
Expense waiver payable (Note 3)	811,004	311,038
Total liabilities	1,497,893	1,221,126
COMMITMENTS AND CONTINGENCIES (Notes 6 and 8)
EQUITY (DEFICIT):
Member’s equity (deficit) (Notes 3 and 7)	3,310,041	(167,621)
Noncontrolling interests (Note 3)	1,960	1,960
Total equity (deficit)	3,312,001	(165,661)
Total liabilities and equity (deficit)	$4,809,894	$1,055,465

The accompanying notes are an integral part of these statements.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2009	2008
	As Restated (Note 10)
REVENUE:
Management fees	$27,224,589	$8,631,883
EXPENSES:
Salaries, wages, payroll taxes and benefits	3,705,288	1,389,888
Distribution fees	2,896,155	1,026,625
Fund startup expenses	1,032,975	719,494
Administration fees	1,866,968	665,696
General and administrative	968,114	460,794
Professional fees	767,669	1,159,643
Custodial fees	306,575	118,453
Fees and licenses expense	138,074	27,683
Expense waiver expense (Note 3)	822,231	311,038
Transfer agent fees	110,126	208,274
Advertising and promotion	78,224	79,202
Total expenses	12,692,399	6,166,790
OTHER INCOME:
Other income	53,444	—
Dividend income	3,934	14
Total other income	57,378	14
NET INCOME BEFORE INCOME TAXES	14,589,568	2,465,107
PROVISION FOR INCOME TAXES:
Income tax expense (Note 5)	6,229,595	1,260,622
NET INCOME	8,359,973	1,204,485
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gain (loss) on investments (Note 7)	8,725	(88,820)
COMPREHENSIVE INCOME	$8,368,698	$1,115,665

The accompanying notes are an integral part of these statements.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

	Member’s Equity (Deficit)	Noncontrolling Interests
		(Note 3)
BALANCES, December 31, 2007	$(311,393)	$2,940
Adjustment to opening member’s equity (Note 10)	(187,056)	—
BALANCES, December 31, 2007, as restated	(498,449)	2,940
Purchase of interest in United States Short Oil Fund, LP	—	980
Redemption of interest in United States Heating Oil Fund, LP	—	(980)
Redemption of interest in United States Gasoline Fund, LP	—	(980)
Other comprehensive loss (Note 7)	(88,820)	—
Distributions	(784,837)	—
Net income	1,204,485	—
BALANCES, December 31, 2008, as restated	(167,621)	1,960
Other comprehensive income (Note 7)	8,725	—
Redemption of interest in United States Short Oil Fund, LP	—	(980)
Redemption of interest in United States 12 Month Natural Gas Fund, LP	—	(980)
Purchase of interest in United States Short Natural Gas Fund, LP	—	980
Purchase of interest in United States Brent Oil Fund, LP	—	980
Distributions	(4,891,036)	—
Net income	8,359,973	—
BALANCES, December 31, 2009, as restated	$3,310,041	$1,960

The accompanying notes are an integral part of these statements.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008
	As Restated (Note 10)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,359,973	$1,204,485
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in management fees receivable	(2,080,126)	(392,983)
(Increase) decrease in other assets	(2,211)	980
Decrease in due to parent	—	(109,539)
(Decrease) increase in income taxes payable	(104,369)	254,498
Increase in expense waiver payable	499,966	311,038
Decrease in accounts payable	(118,830)	(410,757)
Net cash provided by operating activities	6,554,403	857,722
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions	(4,891,036)	(784,837)
Increase (decrease):
Noncontrolling interest in United States Heating Oil Fund, LP	—	(980)
Noncontrolling interest in United States Gasoline Fund, LP	—	(980)
Noncontrolling interest in United States Brent Oil Fund, LP	980	—
Noncontrolling interest in United States 12 Month Natural Gas Fund, LP	(980)	—
Noncontrolling interest in United States Short Natural Gas Fund, LP	980	—
Noncontrolling interest in United States Short Oil Fund, LP	(980)	980
Net cash used in financing activities	(4,891,036)	(785,817)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,663,367	71,905
CASH AND CASH EQUIVALENTS, beginning of year	125,815	53,910
CASH AND CASH EQUIVALENTS, end of year	$1,789,182	$125,815
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$4,485,400	$1,119,761

The accompanying notes are an integral part of these statements.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND OPERATION

Victoria Bay Asset Management, LLC was formed as a single-member limited liability company in the State of Delaware on May 10, 2005. On June 13, 2008, Victoria Bay Asset Management, LLC changed its name to United States Commodity Funds LLC (the “Company”). The Company is the General Partner (the “General Partner”) of United States Oil Fund, LP (“USOF”), United States Natural Gas Fund, LP (“USNG”), United States Heating Oil Fund, LP (“USHO”), United States Gasoline Fund, LP (“USG”), United States 12 Month Oil Fund, LP (“US12OF”), United States 12 Month Natural Gas Fund, LP (“US12NG”), United States Short Oil Fund, LP (“USSO”), United States Brent Oil Fund, LP (“USBO”), United States Short Natural Gas Fund, LP (“USSNG”), and is the Sponsor (“Sponsor”) of United States Commodity Index Funds Trust (“Trust”). The Company is registered as a commodity pool operator with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). USOF, USNG, USHO, USG, US12OF, US12NG and USSO (collectively, the “Funds”) are commodity pools registered with the CFTC and members of the NFA that issue units that may be purchased and sold on the NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbols “USO,” “UNG,” “UHN,” “UGA,” “USL,” “UNL” and “DNO.” USBO is a commodity pool that is in the process of registering its units that may be purchased and sold on the NYSE Arca and the United States Commodity Index Fund (“USCI”), a series of the Trust, will also be a commodity pool and the Trust is in the process of registering USCI’s units to be purchased and sold on the NYSE ARCA. USSNG is a commodity pool that has been formed but has not yet begun the process of registering its units.

USOF began trading on April 10, 2006 by purchasing futures contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange (the “Exchange”). The investment objective of USOF is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on light sweet crude oil traded on the Exchange, that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USOF’s expenses. USOF seeks to accomplish its objective through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other oil interests such as cash-settled options on futures contracts, forward contracts for crude oil, cleared swap contracts and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels, futures contracts and indices based on the foregoing.

USNG began trading on April 18, 2007 by purchasing futures contracts for natural gas that are traded on the Exchange. The investment objective of USNG is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of natural gas delivered to the Henry Hub, Louisiana, as measured by the changes in the price of the futures contract on natural gas traded on the Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USNG’s expenses. USNG seeks to accomplish its objective through investments in futures contracts for natural gas, crude oil, heating oil, gasoline, and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other natural gas-related investments such as cash-settled options on futures contracts, forward contracts for natural gas, cleared swap contracts and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, futures contracts and indices based on the foregoing.

US12OF began trading on December 6, 2007 by purchasing futures contracts for light, sweet crude oil that are traded on the Exchange. The investment objective of US12OF is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND OPERATION  – (continued)

contracts on crude oil traded on the Exchange, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted. US12OF seeks to accomplish its objective through investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the Exchange and or other U.S. and foreign exchanges and other oil interests such as cash-settled options on futures contracts, forward contracts for oil, cleared swap contracts and over-the-counter transactions that are based on the price of crude oil, other petroleum-based fuels, futures contracts and indices based on the foregoing.

USG began trading on February 26, 2008 by purchasing futures contracts on gasoline that are traded on the Exchange. The investment objective of USG is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of unleaded gasoline, as measured by the changes in the price of the futures contract on gasoline traded on the Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contact to expire, less USG’s expenses. USG seeks to accomplish its objective through investments in futures contracts for gasoline, crude oil, natural gas, heating oil and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other gasoline-related investments such as cash-settled options on futures contracts, forward contracts for gasoline, cleared swap contracts and over-the-counter transactions that are based on the price of gasoline, crude oil and other petroleum-based fuels, futures contracts and indices based on the foregoing.

USHO began trading on April 9, 2008 by purchasing futures contracts on heating oil that are traded on the Exchange. The investment objective of USHO is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the spot price of heating oil, as measured by the changes in the price of the futures contract on heating oil traded on the Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contact to expire, less USHO’s expenses. USHO seeks to accomplish its objective through investments in futures contracts for heating oil, crude oil, gasoline, natural gas and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other heating oil-related investments such as cash-settled options on futures contracts, forward contracts for heating oil, cleared swap contracts and over-the-counter transactions that are based on the price of heating oil, crude oil and other petroleum-based fuels, futures contracts and indices based on the foregoing.

USSO began trading on September 24, 2009 by selling futures contracts on light, sweet crude oil that are traded on the Exchange. The investment objective of USSO is for the changes in percentage terms of its units’ net asset value to inversely reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on light, sweet crude oil as traded on the Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case the futures contract will be the next month contract to expire, less USSO’s expenses. USSO accomplishes its objective through taking short positions in futures contracts for light, sweet crude oil and other types of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the Exchange and other crude oil-related investments such as cash-settled options on Futures Contracts, forward contracts for crude oil, cleared swap contracts and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels, futures contracts and indices based on the foregoing.

US12NG began trading on November 18, 2009 by purchasing futures contracts for natural gas that are traded on the Exchange. The investment objective of US12NG is for the changes in percentage terms of its

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND OPERATION  – (continued)

units’ net asset value to reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the Exchange, consisting of the near month contract to expire and the contracts for the following 11 months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12NG’s expenses. When calculating the daily movement of the average price of the 12 contracts each contract month will be equally weighted. US12NG seeks to accomplish its objective through investments in futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels that are traded on the Exchange and other U.S. and foreign exchanges and other natural gas-related investments such as cash-settled options on futures contracts, forward contracts for natural gas, cleared swap contracts and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, futures contracts and indices based on the foregoing.

As of December 31, 2009, USBO, USCI and USSNG had not formally begun operations. USBO and the Trust, on behalf of USCI, filed registration statements on Form S-1 with the Securities and Exchange Commission (the “SEC”) and the Company is in the process of filing amendments to Form S-1 for USBO and USCI.

The Company is a wholly owned subsidiary of Wainwright Holdings, Inc. (“Wainwright”), a Delaware corporation. Wainwright is a holding company that is controlled by the president of the Company and served as the initial limited partner of the Funds. It also serves as the initial limited partner for USBO and USSNG.

As the General Partner of the Funds, the Company is required to evaluate the credit risk of the Funds to their futures commission merchant, oversee the purchases and sales of the Funds’ units by certain “authorized purchasers,” review the daily positions and margin requirements of the Funds, and manage the Funds’ investments. The Company also pays continuing service fees to the marketing agent for communicating with the authorized purchasers.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The Company, as General Partner of the Funds, USBO and USSNG and as Sponsor to the Trust and USCI, has included the accounts of USBO, USSNG and USCI since their inception in the consolidated financial statements. The Company has recorded a noncontrolling interest for the amount directly owned by the limited partner (representing the limited partner interest owned by Wainwright, except with respect to the Trust, which does not have a limited partner). Subsequent to the Funds commencing operations, the Company and Wainwright redeemed their partnership interests. Therefore, as of December 31, 2009, the accounts of each of the Funds were no longer included in the accompanying consolidated statement of financial condition. All intercompany accounts and balances have been eliminated in consolidation.

Revenue recognition

The Company recognizes revenue in the period earned under the terms of the Funds’ respective Limited Partnership Agreements, as amended from time to time (the “Limited Partnership Agreements”). These agreements provide for fees based upon a percentage of the daily average net asset value of the Funds. In connection with the Funds’ trading activities, commodity futures contracts, cleared swap contracts, forward contracts, physical commodities, and related options are recorded on the trade-date basis. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains and losses on open contracts are reflected in the statement of financial condition and represent the difference between original contract amount and market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities,

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

and their related options) as of the last business day of the year or as of the last date of the financial statements. Changes in the unrealized gains or losses between periods are reflected in the statement of operations.

The Company earns interest on its assets on deposit at the broker at the 90-day Treasury bill rate for deposits denominated in U.S. dollars. In addition, the Funds earn interest on funds held with their custodian at prevailing market rates earned on such investments.

General Partner management fee

Under the Funds’ respective Limited Partnership Agreements, the Company is responsible for investing the assets of the Funds in accordance with the objectives and policies of the Funds. In addition, the Company has arranged for one or more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to the Funds. For these services, the Funds are contractually obligated to pay the Company a management fee, which is paid monthly, based on the average daily net assets of the Funds. Through December 31, 2008 USOF paid a fee equal to 0.50% per annum on average daily net assets of $1,000,000,000 or less and 0.20% of average daily net assets that were greater than $1,000,000,000. Effective January 1, 2009, USOF pays a management fee of 0.45% per annum on its average daily net assets. USNG pays a fee equal to 0.60% per annum on average daily net assets of $1,000,000,000 or less and 0.50% of average daily net assets that are greater than $1,000,000,000. US12OF, USHO, USG and USSO each pay a fee of 0.60% per annum on their average daily net assets. US12NG pays a fee of 0.75% per annum on its average daily net assets.

The Funds pay for all brokerage fees, taxes and other expenses, including licensing fees for the use of intellectual property, registration or other fees paid to the SEC, the Financial Industry Regulatory Authority (“FINRA”) formerly the National Association of Securities Dealers, or any other regulatory agency in connection with the offer and sale of subsequent units after their initial registration and all legal, accounting, printing and other expenses associated therewith. The Funds also pay the fees and expenses of the independent directors.

Investments

The Company’s investments in common stock are classified as available-for-sale-securities and are considered to be held for an indefinite period. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale-securities are recorded at fair value on the statement of financial condition, with the change in fair value excluded from earnings and recorded as a component of other comprehensive income (loss) included in member’s equity. Unrealized holding gain (loss) on such securities, which were added to (subtracted from) member’s equity were $8,725 and $(88,820) for the years ended December 31, 2009 and 2008 (see Note 7).

Realized gains or losses are recorded upon disposition of investments calculated based upon the difference between the proceeds and the cost basis determined using the specific identification method.

Brokerage commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Additions and redemptions

Authorized purchasers may purchase creation baskets of the Funds only in blocks of 100,000 units at a price equal to the net asset value of the units calculated shortly after the close of the core trading session on the NYSE Arca on the day the order is placed. Authorized purchasers may redeem units from the Funds only in blocks of 100,000 units called “Redemption Baskets.” The amount of the redemption proceeds for a Redemption Basket will be equal to the net asset value of the Funds’ units in the Redemption Basket as of the end of each business day.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Funds receive or pay the proceeds from units sold or redeemed within three business days after the trade-date of the purchase or redemption. The amounts due from authorized purchasers are reflected in the Funds’ statement of financial condition as receivables for units sold, and amounts payable to authorized purchasers upon redemption are reflected as payable for units redeemed.

Partnership capital and allocation of partnership income and losses

Profit or loss shall be allocated among the partners of the Funds in proportion to the number of units each partner holds as of the close of each month. The Company, as General Partner, may revise, alter or otherwise modify this method of allocation as described in the Limited Partnership Agreements.

Calculation of net asset value

The Funds calculate their net asset value on each NYSE Arca trading day by taking the current market value of their total assets, subtracting any liabilities and dividing the amount by the total number of units issued and outstanding. The Funds use the closing price for the contracts on the relevant exchange on that day to determine the value of contracts held on such exchange.

Cash equivalents

Cash equivalents are highly liquid investments with original maturity dates of three months or less.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company has filed an election with the Internal Revenue Service to be treated as an association taxable as a corporation. The Company files a consolidated federal income tax return with Wainwright and provides for income taxes as if the Company filed separately. The Company, however, does not file on a consolidated basis for state income tax purposes. The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 740-10, Accounting for Income Taxes (“FASB ASC Topic 740-10”). Under the asset and liability method of FASB ASC Topic 740-10, deferred tax assets and liabilities are recognized for the estimated future tax consequences or benefits attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fund startup expenses

The Company expenses all startup expenses associated with the registration of the Funds. Fund startup expenses include offering costs relating to the initial registration of units and include, but are not limited to, legal fees pertaining to the initial registration of the Funds’ units, SEC and FINRA registration fees, initial fees paid to be listed on an exchange and other similar costs.

Recent accounting pronouncements

Effective January 1, 2008, the Company adopted FASB ASC Topic 740-10, Accounting for Uncertainty in Income Taxes (“FASB ASC Topic 740-10”), which establishes that a tax position taken or expected to be taken in a tax return is to be recognized in the consolidated financial statements when it is more likely than

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

not, based on the technical merits, that the position will be sustained upon examination. FASB ASC Topic 740-10 is effective for private companies for fiscal years beginning after December 15, 2008. The Company’s adoption of FASB ASC Topic 740-10 did not have a material effect on its consolidated financial position, results of operations or liquidity.

Effective January 1, 2008, the Company adopted FASB ASC Topic 820, Fair Value Measurements and Disclosures (“FASB ASC Topic 820”). FASB ASC Topic 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurement. The changes to past practice resulting from the application of FASB ASC Topic 820 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurement. FASB ASC Topic 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the Company (observable inputs) and (2) the Company’s own assumptions about market participant assumptions developed based on the best information available under the circumstances (unobservable inputs). The three levels defined by the FASB ASC Topic 820 hierarchy are as follows:

Level I — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level II — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level II assets include the following: quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

Level III — Unobservable pricing input at the measurement date for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

In some instances, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest input level that is significant to the fair value measurement in its entirety. The Company’s adoption of FASB ASC Topic 820 did not have a material effect on its consolidated financial position, results of operations or liquidity.

In December 2007, the FASB issued FASB ASC Topic 810-10-65, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. FASB ASC Topic 810-10-65 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. Additionally, FASB ASC Topic 810-10-65 requires that transactions between an entity and noncontrolling interests be treated as equity transactions. FASB ASC Topic 810-10-65 is effective for fiscal years beginning after December 15, 2008. Adoption on January 1, 2009, as required, did not have a material effect on the Company’s financial condition, results of operations or liquidity. The minority interests previously reflected in the Company’s financial statements have been reclassified to conform to the current presentation.

In March 2008, the FASB released FASB ASC Topic 815-10, Disclosures about Derivative Instruments and Hedging Activities. FASB ASC Topic 815-10 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company adopted FASB ASC Topic 815-10 on January 1, 2009. The Company’s adoption of FASB ASC Topic 815-10 did not have a material effect on the Company’s financial condition, results of operations or liquidity.

In May 2009, the FASB issued FASB ASC Topic 855-10-05, Subsequent Events. This standard is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. FASB ASC Topic 855-10-05 is effective for fiscal years and interim periods ending after June 15, 2009.

NOTE 3 — CAPITALIZATION AND RELATED PARTY TRANSACTIONS

During the years ended December 31, 2009 and 2008, the Company paid $4,891,036 and $784,837 in distributions to its member. The Company and USOF have incurred offering and organizational costs in the amount of $2,023,991 which are not included in the accompanying consolidated financial statements at December 31, 2008. Wainwright has provided funding for these costs, but is under no obligation to do so or continue funding these costs. The Company and USOF are not required to reimburse Wainwright or its affiliates for any such costs incurred.

The Funds, USBO and USSNG were each capitalized with $1,000, of which the Company contributed $20 and Wainwright contributed $980. The Trust was capitalized with $1,000, which was contributed solely by the Company, which is included in cash and cash equivalents in the accompanying statement of financial condition.

In addition, the Company, as General Partner, through no obligation to do so, has agreed to pay certain expenses, including those relating to audit expenses and tax accounting and reporting requirements normally borne by USHO, USG, US12OF, USSO and US12NG to the extent that such expenses exceed 0.15% (15 basis points) of their NAV, on an annualized basis. The Company, as General Partner has no obligation to continue such payments in subsequent years.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — CAPITALIZATION AND RELATED PARTY TRANSACTIONS  – (continued)

The Company’s consolidated statement of financial condition reflects noncontrolling interests in its subsidiaries as of December 31, 2009 and 2008. A schedule of the noncontrolling interests is presented below:

	December 31,
	2009	2008
Limited partner interest in United States 12 Month Natural Gas Fund, LP	$—	$980
Limited partner interest in United States Short Natural Gas Fund, LP	980	—
Limited partner interest in United States Short Oil Fund, LP	—	980
Limited partner interest in United States Brent Oil Fund, LP	980	—
	$1,960	$1,960

NOTE 4 — FAIR VALUE MEASUREMENTS

The following table summarizes the valuation of the Company’s investments at December 31, 2009 and 2008 using the fair value hierarchy:

At December 31, 2009:	Total	Level I	Level II	Level III
Investments	$43,304	$43,304	$—	$—

At December 31, 2008:	Total	Level I	Level II	Level III
Investments	$34,579	$34,579	$—	$—

NOTE 5 — INCOME TAXES

The Company has filed an election with the Internal Revenue Service to be treated as an association taxable as a corporation. The Company files a consolidated federal income tax return with Wainwright and provides for income taxes as if the Company filed separately. The Company, however, does not file on a consolidated basis for state income tax purposes. In connection with filing a consolidated federal income tax return, the Company has recorded federal income tax expense (benefit) and has recorded a corresponding due from parent and due to parent for its federal tax liability (benefit).

Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2009 and 2008, as restated, are as follows:

	December 31,
	2009	2008
Deferred tax liabilities	$—	$—
Deferred tax assets:
Funds’ startup expenses (offering costs)	$518,000	$363,000
Unrealized losses on investments	220,000	224,000
Valuation allowance for deferred tax asset	(738,000)	(587,000)
	$—	$—

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — INCOME TAXES  – (continued)

The valuation allowance increased by $151,000 for the year ended December 31, 2009 and increased by $148,000 for the year ended December 31, 2008.

The portion of the deferred tax asset shown relating to the Company’s unrealized losses on investments reported above relates to the unrealized losses on investments and is accounted for as other comprehensive loss (see Note 7).

NOTE 6 — CONTRACTS AND AGREEMENTS

The Company, together with each of the Funds, is a party to marketing agent agreements with ALPS Distributors, Inc. (“ALPS”), a Colorado corporation, whereby ALPS provides certain marketing services for the Funds as outlined in their respective marketing agent agreements. Under the agreement dated as of March 13, 2006, as amended, whereby ALPS provides certain marketing services for USOF, the Company pays ALPS a marketing fee of $425,000 per annum plus the following incentive fee: 0.00% on USOF’s assets from $0 — $500 million; 0.04% on USOF’s assets from $500 million — $4 billion; and 0.03% on USOF’s assets in excess of $4 billion. Under the agreement dated as of April 17, 2007, whereby ALPS provides certain marketing services for USNG, and the agreement dated as of November 13, 2007, whereby ALPS provides certain marketing services for US12OF, the Company pays ALPS fees equal to 0.06% on each of USNG’s, US12OF’s and US12NG’s assets up to $3 billion and 0.04% on each of USNG’s and US12OF’s assets in excess of $3 billion. Under the agreement dated as of February 15, 2008, whereby ALPS provides certain marketing services for USG, and the agreement dated March 10, 2008 whereby ALPS provides certain marketing services for USHO, the Company pays ALPS fees equal to 0.06% on each of USG’s and USHO’s assets up to $3 billion and 0.04% on each of USG’s and USHO’s assets in excess of $3 billion. Under the agreement dated as of June 8, 2009, whereby ALPS provides certain marketing services for USSO, the Company pays ALPS fees equal to 0.06% on USSO’s assets up to $3 billion; and 0.04% on USSO’s assets in excess of $3 billion.

The above fees do not include the following expenses, which are also borne by the Company: the cost of placing advertisements in various periodicals, web construction and development, and the printing and production of various marketing materials.

The Company and each of the Funds are parties to custodian agreements with Brown Brothers Harriman & Co. (“Brown Brothers”), whereby Brown Brothers holds investments on behalf of the Funds. The Company pays the fees of the custodian, which shall be determined by the parties from time to time. In addition, the Company, with each of the Funds, are parties to administrative agency agreements with Brown Brothers, whereby Brown Brothers acts as the administrative agent, transfer agent and registrar for each of the Funds. The Company also pays the fees of Brown Brothers for its services under these agreements and such fees will be determined by the parties from time to time.

Currently, the Company pays Brown Brothers for its services, in the foregoing capacities, the greater of a minimum amount of $75,000 annually or an asset-based charge of (a) 0.06% for the first $500 million of combined net assets, (b) 0.0465% for combined net assets greater than $500 million but less than $1 billion, and (c) 0.035% of combined net assets in excess of $1 billion. The Company also pays a $20,000 annual fee for transfer agency services and transaction fees ranging from $7.00 to $15.00 per transaction.

Each of the Funds has entered into brokerage agreements pursuant to which UBS Securities LLC acts as the futures commission merchant (the “FCM”). The agreements provide that the FCM will charge commissions of approximately $7 to $8 per round-turn trade plus applicable exchange and NFA fees for futures contracts and options on futures contracts.

Each of the Funds has invested primarily in futures contracts traded on the Exchange since the commencement of its operations. On May 30, 2007, USOF and USNG entered into a license agreement with

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CONTRACTS AND AGREEMENTS  – (continued)

the Exchange whereby the Funds were granted a non-exclusive license to use certain of the Exchange’s settlement prices and service marks. The agreement has an effective date of April 10, 2006. Under the license agreement, the Funds pay the Exchange an asset-based fee for the license. Pursuant to the agreement, the Funds pay a licensing fee that is equal to 0.04% for the first $1,000,000,000 of combined assets of the Funds and 0.02% for combined assets above $1,000,000,000. US12OF, USG, USHO and USSO entered into the above license agreement on the same terms with an effective date of December 4, 2007. Other funds managed by the Company that invest primarily in futures contracts traded on the Exchange will also be granted a similar non-exclusive license on the same terms.

The Funds expressly disclaim any association with the Exchange or endorsement of the Funds by the Exchange and acknowledge that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

The Company has contracted an accounting firm to prepare each of the Funds, USBO, USSNG and the Trust’s yearly income tax filings with the Internal Revenue Service and various states. The cost associated with any registered new fund is expected to be comparable.

NOTE 7 — ACCUMULATED OTHER COMPREHENSIVE LOSS

Changes in accumulated other comprehensive loss for the years ended December 31, 2009 and 2008 are as follows:

Balance, December 31, 2007	$(433,189)
Unrealized holding losses on investments	(88,820)
Balance, December 31, 2008	(522,009)
Unrealized holding gains on investments	8,725
Balance, December 31, 2009	$(513,284)

The Company records its other comprehensive loss net of income tax expense (benefit). As of December 31, 2009 and 2008, the Company has not recorded an income tax expense or benefit associated with its accumulated other comprehensive loss (see Note 5).

NOTE 8 — OFF-BALANCE SHEET RISKS AND CONTINGENCIES

The Funds engage in the trading of U.S. futures contracts, options on U.S. contracts, cleared swap contracts and over-the-counter derivative transactions (collectively “derivatives”). The Funds are exposed to both market risk, the risk arising from changes in the market value of the contracts; and credit risk, the risk of failure by another party to perform according to the terms of a contract.

All of the contracts currently traded by the Funds, with the exception of USNG, are exchange-traded. The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, the Funds must rely solely on the credit of their respective individual counterparties. To the extent the Funds enter into non-exchange traded contracts, they are subject to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any. The Funds also have credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation. In addition, the Funds bear the risk of financial failure by the clearing broker.

The purchase and sale of futures and options on futures contracts require margin deposits with an FCM. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from the FCM’s proprietary activities.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — OFF-BALANCE SHEET RISKS AND CONTINGENCIES  – (continued)

A customer’s cash and other property, such as U.S. Treasury Bills, deposited with an FCM are considered commingled with all other customer funds subject to the FCM’s segregation requirements. In the event of an FCM’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Funds are exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short. As both buyers and sellers of options, the Funds pay or receive a premium at the outset and then bear the risk of unfavorable changes in the price of the contract underlying the option.

The Company’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures. In addition, the Company has a policy of reviewing the credit standing of each clearing broker or counter-party with which it conducts business.

The financial instruments held by the Company are reported in the statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturities.

The Company has securities for its own account and may incur losses if the market value of the securities decreases subsequent to December 31, 2009.

The Company has a substantial portion of its assets on deposit with banks. Assets deposited with banks are subject to credit risk. In the event of a bank’s insolvency, recovery of the Company’s assets on deposit may be limited to account insurance or other protection afforded such deposits. As of December 31, 2009, the Company had cash of $1,531,655 in excess of the federally insured amount of $250,000.

NOTE 9 — SUBSEQUENT EVENTS

In accordance with FASB ASC Topic 855-10-05, the Company has performed an evaluation of subsequent events through March 30, 2010 which is the date the financial statements were available to be issued.

NOTE 10 — RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The Company’s management concluded that there was an error relating to the Company’s accounting for the Funds’ startup expenses (offering costs). The Company’s initial accounting treatment was to treat the deferred offering costs as a capitalized asset and, once the Fund’s registration statement became effective, the Company charged the deferred offering costs to equity. However, the Company’s management concluded that these startup expenses should instead be charged to operations as incurred and should be reflected as a period cost. As a result of the error in accounting for the Funds’ startup expenses, the consolidated financial statements have been restated to charge the startup expenses to current operations; accordingly, the consolidated statements of financial condition, consolidated statements of operations, consolidated statements of changes in equity and consolidated statements of cash flows have been restated to reflect this change.

The cumulative effect from the error on equity as of December 31, 2007 is $(187,056). The following is a summary of the significant effects of the restatement on the Company’s consolidated statements of financial condition as of December 31, 2009 and 2008 and its consolidated statements of operations and consolidated statements of cash flows for the years then ended.

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS  – (continued)

	December 31, 2009			December 31, 2008
	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
Consolidated Statements of Financial Condition Data:
Assets:
Cash	$1,789,182	$—	$1,789,182	$125,815	$—	$125,815
Receivables	2,973,237	—	2,973,237	893,111	—	893,111
Investments	43,304	—	43,304	34,579	—	34,579
Deferred offering costs	453,351	(453,351)	—	352,794	(352,794)	—
Other assets	4,171	—	4,171	1,960	—	1,960
	$5,263,245		$4,809,894	$1,408,259		$1,055,465
Liabilities:
Accounts payable and accrued expenses	$505,858	$—	$505,858	$624,688	$—	$624,688
Income taxes payable	181,031	—	181,031	285,400	—	285,400
Expense waiver payable	811,004	—	811,004	311,038	—	311,038
Total liabilities	1,497,893		1,497,893	1,221,126		1,221,126
Equity (Deficit):
Member’s equity (deficit)	3,763,392	(453,351)	3,310,041	185,173	(352,794)	(167,621)
Noncontrolling interests	1,960	—	1,960	1,960	—	1,960
Total equity	3,765,352		3,312,001	187,133		(165,661)
	$5,263,245		$4,809,894	$1,408,259		$1,055,465

UNITED STATES COMMODITY FUNDS LLC AND SUBSIDIARIES
(formerly Victoria Bay Asset Management, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS  – (continued)

	Year Ended December 31, 2009			Year Ended December 31, 2008
	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
Consolidated Statements of Operations and Other Comprehensive Income (Loss) Data:
Revenue	$27,224,589	$—	$27,224,589	$8,631,883	$—	$8,631,883
Operating expenses	(11,659,424)	(1,032,975)	(12,692,399)	(5,447,296)	(719,494)	(6,166,790)
Other income	57,378	—	57,378	14	—	14
Provision for income taxes	(6,229,595)	—	(6,229,595)	(1,260,622)	—	(1,260,622)
Net income	9,392,948		8,359,973	1,923,979		1,204,485
Other comprehensive income (loss)	8,725	—	8,725	(88,820)	—	(88,820)
Comprehensive income	$9,401,673		$8,368,698	$1,835,159		$1,115,665
Consolidated Statement of Cash Flows Data:
Cash flows from operating activities:
Net income	$9,392,948	$(1,032,975)	$8,359,973	$1,923,979	$(719,494)	$1,204,485
Changes in operating accounts	(2,838,545)	1,032,975	(1,805,570)	(1,066,257)	719,494	(346,763)
	6,554,403		6,554,403	857,722		857,722
Cash flows from financing activities:
Distributions	(4,891,036)	—	(4,891,036)	(784,837)	—	(784,837)
Noncontrolling interests	—	—	—	(980)	—	(980)
	(4,891,036)		(4,891,036)	(785,817)		(785,817)
Net increase in cash	1,663,367		1,663,367	71,905		71,905
Cash, beginning of year	125,815		125,815	53,910		53,910
Cash, end of year	$1,789,182		$1,789,182	$125,815		$125,815

APPENDIX A

Glossary of Defined Terms

In this prospectus, each of the following terms have the meanings set forth after such term:

Administrator:  Brown Brothers Harriman & Co.

Authorized Purchaser:  One that purchases or redeems Creation Baskets or Redemption Baskets, respectively, from or to US12NG.

Benchmark Futures Contract:  The near month contract to expire and the contracts for the following eleven months for a total of 12 consecutive months’ contracts on natural gas traded on the New York Mercantile Exchange, unless the near month contract is within two weeks of expiration, in which case the Benchmark Futures Contract is the next month contract to expire and the contracts for the following eleven consecutive months.

Block Trade:  Privately negotiated futures or option transactions executed apart from the public auction market. A block transaction may be executed either on or off the exchange trading floor but is still reported to and cleared by the exchange.

Business Day:  Any day other than a day when any of the NYSE Arca, the New York Mercantile Exchange or the New York Stock Exchange is closed for regular trading.

CFTC:  Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and options in the United States.

Code:  Internal Revenue Code.

Commodity Pool:  An enterprise in which several individuals contribute funds in order to trade futures or future options collectively.

Commodity Pool Operator or CPO:  Any person engaged in a business which is of the nature of an investment trust, syndicate, or similar enterprise, and who, in connection therewith, solicits, accepts, or receives from others, funds, securities, or property, either directly or through capital contributions, the sale of stock or other forms of securities, or otherwise, for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market.

Creation Basket:  A block of 100,000 units used by US12NG to issue units.

Custodian:  Brown Brothers Harriman & Co.

DTC:  The Depository Trust Company. DTC will act as the securities depository for the units.

DTC Participant:  An entity that has an account with DTC.

DTEF:  A derivatives transaction execution facility.

Exchange Act:  The Securities Exchange Act of 1934.

Exchange for Physical (EFP):  An off market transaction which involves the swapping (or exchanging) of an over-the-counter (OTC) position for a futures position. The OTC transaction must be for the same or similar quantity or amount of a specified commodity, or a substantially similar commodity or instrument. The OTC side of the EFP can include swaps, swap options, or other instruments traded in the OTC market. In order that an EFP transaction can take place, the OTC side and futures components must be “substantially similar” in terms of either value and or quantity. The net result is that the OTC position (and the inherent counterparty credit exposure) is transferred from the OTC market to the futures market. EFPs can also work in reverse, where a futures position can be reversed and transferred to the OTC market.

Exchange for Swap:  A technique, analogous to an EFP transaction used by financial institutions to avoid taking physical delivery of commodities. A dealer takes the financial institution’s futures positions into its own account and swaps the commodity return for a funding rate.

FINRA:  Financial Industry Regulatory Authority.

Futures Contracts:  Futures contracts for natural gas, crude oil, heating oil, gasoline, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges.

General Partner:  United States Commodity Funds LLC, a Delaware limited liability company, which is registered as a Commodity Pool Operator, who controls the investments and other decisions of US12NG.

ICE Futures:  The leading electronic regulated futures and options exchange for global energy markets. Its trading platform offers participants access to a wide spectrum of energy futures products including the Brent and West Texas Intermediate (WTI) global crude benchmark contracts, Gas Oil, Crude oil, Electricity, Coal, and ECX carbon financial instruments.

Indirect Participants:  Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

Investor:  Beneficial owner of the units.

Limited Liability Company (LLC):  A type of business ownership combining several features of corporation and partnership structures.

LP Agreement:  The Amended and Restated Agreement of Limited Partnership dated October 30, 2009.

Margin:  The amount of equity required for an investment in futures contracts.

Marketing Agent:  ALPS Distributors, Inc.

mmBtu:  10,000 million British thermal units.

NASAA:  North American Securities Administration Association, Inc.

NAV:  Net Asset Value of US12NG.

NFA:  National Futures Association.

NSCC:  National Securities Clearing Corporation.

New York Mercantile Exchange (NYMEX):  The primary exchange on which futures contracts are traded in the U.S. US12NG expects to invest primarily in futures contracts, and particularly in futures contracts traded on the New York Mercantile Exchange. US12NG expressly disclaims any association with the Exchange or endorsement of US12NG by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

1933 Act:  The Securities Act of 1933.

Natural Gas Interests:  Futures Contracts and Other Natural Gas-Related Investments.

Option:  The right, but not the obligation, to buy or sell a futures contract or forward contract at a specified price on or before a specified date.

Other Natural Gas-Related Investments:  Natural Gas-Related Investments other than Futures Contracts such as cash-settled options on Futures Contracts, forward contracts for natural gas, cleared swap contracts and over-the-counter transactions that are based on the price of natural gas, crude oil, and other petroleum-based fuels, Futures Contracts and indices based on the foregoing.

Over-the-Counter (OTC) Derivative:  A financial contract, whose value is designed to track the return on stocks, bonds, currencies, commodities, or some other benchmark, that is traded over-the-counter or off organized exchanges.

Redemption Basket:  A block of 100,000 units used by US12NG to redeem units.

SEC:  Securities and Exchange Commission.

Secondary Market:  The stock exchanges and the over-the-counter market. Securities are first issued as a primary offering to the public. When the securities are traded from that first holder to another, the issues trade in these secondary markets.

Spot Contract:  A cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement.

Strip:  a series of consecutive monthly contracts traded together, or whose returns are calculated together, is commonly referred to as a “strip” (some examples would be a “six month strip”, a “twelve month strip”, or, if all twelve months fell in the same year, a “calendar strip”).

Swap Contract:  An over-the-counter derivative that generally involves an exchange of a stream of payments between the contracting parties based on a notional amount and a specified index.

Tracking Error:  Possibility that the daily NAV of US12NG will not track the price of natural gas.

Treasuries:  Obligations of the U.S. government with remaining maturities of 2 years or less.

UGA:  United States Gasoline Fund, LP.

US12NG:  United States 12 Month Natural Gas Fund, LP.

US12OF:  United States 12 Month Oil Fund, LP.

USBO:  United States Brent Oil Fund, LP.

USCI:  United States Commodity Index Fund

USHO:  United States Heating Oil Fund, LP.

USNG:  United States Natural Gas Fund, LP.

USOF:  United States Oil Fund, LP.

USSO:  United States Short Oil Fund, LP.

Valuation Day:   Any NYSE Arca trading day as of which US12NG calculates its NAV.

You:  The owner of units.

Appendix B

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

This Amended and Restated Agreement of Limited Partnership (this “Agreement”) dated as of October 30, 2009, is entered into by and among United States Commodity Funds LLC, a Delaware limited liability company, as General Partner, Wainwright Holdings, Inc., a Delaware corporation, as the Organizational Limited Partner, and Kellogg Capital Group, LLC, a New York limited liability company, as a Limited Partner, together with any Persons who shall hereafter be admitted as Partners in accordance with this Agreement.

WHEREAS, the General Partner and the Organizational Limited Partner are parties to that certain limited partnership agreement entered into on June 26, 2007 (the “LP Agreement”), regarding the operation of the Partnership and their rights and obligations thereunder; and

WHEREAS, the Organizational Limited Partner and the General Partner now desire to amend and restate the LP Agreement regarding the operation of the Partnership;

NOW THEREFORE, in consideration of the mutual promises and agreements herein made, the Partners, intending to be legally bound, hereby agree to amend and restate the LP Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1  “Accounting Period” shall mean the following periods: the initial accounting period which shall commence upon the commencement of operations of the Partnership. Each subsequent Accounting Period shall commence immediately after the close of the preceding Accounting Period. Each Accounting Period hereunder shall close on the earliest of (i) the last Business Day of a month, (ii) the effective date of dissolution of the Partnership, and (iii) such other day or days in addition thereto or in substitution therefore as may from time to time be determined by the General Partner in its discretion either in any particular case or generally.

1.2  “Act” shall mean the Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time.

1.3  “Additional Limited Partner” shall mean a Person admitted to the Partnership as a Limited Partner pursuant to this Agreement and who is shown as such on the books and records of the Partnership.

1.4  “Affiliate” shall mean, when used with reference to a specified Person, (i) any Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (ii) any Person that is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity.

1.5  “Assignee” shall mean a Record Holder that has not been admitted to the Partnership as a Substituted Limited Partner.

1.6  “Agreement” shall mean this Amended and Restated Agreement of Limited Partnership as may be amended, modified, supplemented or restated from time to time.

1.7  “Authorized Purchaser Agreement” shall mean an agreement among the Partnership, the General Partner and a Participant, as may be amended or supplemented from time to time in accordance with its terms.

1.8  “Business Day” shall mean any day other than a day when any of the NYMEX, the New York Stock Exchange or the NYSE Arca, Inc. is closed for regular trading.

1.9  “Beneficial Owner” shall mean the ultimate beneficial owner of Units held by a nominee which has furnished the identity of the Beneficial Owner in accordance with Section 6031(c) of the Code (or any other method acceptable to the General Partner in its sole discretion) and with Section 9.2.2 of this Agreement.

1.10  “Capital Account” shall have the meaning assigned to such term in Section 4.1.

1.11  “Capital Contribution” shall mean the total amount of money or agreed-upon value of property contributed to the Partnership by all the Partners or any class of Partners or any one Partner, as the case may be (or the predecessor holders of the interests of such Partner or Partners).

1.12  “Capital Transaction” shall mean a sale of all or substantially all of the assets of the Partnership not in the ordinary course of business.

1.13  “Certificate” shall mean a certificate issued by the Partnership evidencing ownership of one or more Units.

1.14  “Close of Business” shall mean 5:00 PM New York time.

1.15  “Creation Basket” shall mean 100,000 Units, or such other number of Units as may be determined by the General Partner from time to time, purchased by a Participant.

1.16  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.17  “Departing Partner” shall mean a former General Partner, from and after the effective date of any withdrawal or removal of such former General Partner.

1.18  “Depository” or “DTC” shall mean The Depository Trust Company, New York, New York, or such other depository of Units as may be selected by the General Partner as specified herein.

1.19  “Depository Agreement” shall mean the Letter of Representations from the General Partner to the Depository, dated as of October 30, 2009, as may be amended or supplemented from time to time.

1.20  “Distributable Cash” shall mean, with respect to any period, all cash revenues of the Partnership (not including (i) Capital Contributions, (ii) funds received by the Partnership in respect of indebtedness incurred by the Partnership, (iii) interest or other income earned on temporary investments of Partnership funds pending utilization, and (iv) proceeds from any Capital Transaction), less the sum of the following: (x) all amounts expended by the Partnership pursuant to this Agreement in such period and (y) such working capital or reserves or other amounts as the General Partner reasonably deems to be necessary or appropriate for the proper operation of the Partnership’s business or its winding up and liquidation. The General Partner in its sole discretion may from time to time declare other funds of the Partnership to be Distributable Cash.

1.21  “DTC Participants” shall have the meaning assigned to such term in Section 9.2.2.

1.22  “Futures Contracts” shall have the meaning assigned to such term in Section 2.4.

1.23  “General Partner” shall mean United States Commodity Funds LLC, a Delaware limited liability company, or any Person who, at the time of reference thereto, serves as a general partner of the Partnership.

1.24  “Global Certificates” shall mean the global certificate or certificates issued to the Depository as provided in the Depository Agreement, each of which shall be in substantially the form attached hereto as Exhibit A.

1.25  “Indirect Participants” shall have the meaning assigned to such term in Section 9.2.2.

1.26  “Initial Limited Partner” shall have the meaning assigned to such term in Section 3.3.

1.27  “Initial Offering Period” shall mean the period commencing with the initial effective date of the Prospectus and terminating no later than the ninetieth (90th) day following such date unless extended for up to an additional 90 days at the sole discretion of the General Partner.

1.28  “Limited Partner” shall mean the Organizational Limited Partner prior to its withdrawal from the Partnership and any other Person who is a limited partner (whether the Initial Limited Partner, a Limited

Partner admitted pursuant to this Agreement or an assignee who is admitted as a Limited Partner) at the time of reference thereto, in such Person’s capacity as a limited partner of the Partnership.

1.29  “Management Fee” shall mean the management fee paid to the General Partner pursuant to this Agreement.

1.30  “Net Asset Value” or “NAV” shall mean the current market value of the Partnership’s total assets, less any liabilities, as reasonably determined by the General Partner or its designee.

1.31  “NYMEX” shall mean the New York Mercantile Exchange, or any successor thereto.

1.32  “Opinion of Counsel” shall mean a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

1.33  “Organizational Limited Partner” shall mean Wainwright Holdings, Inc., a Delaware corporation, in its capacity as the organizational limited partner of the Partnership.

1.34  “Outstanding” shall mean, with respect to the Units or other Partnership Securities, as the case may be, all Units or other Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination.

1.35  “Participant” shall mean a Person that is a DTC Participant and has entered into an Authorized Purchaser Agreement which, at the relevant time, is in full force and effect.

1.36  “Partner” shall mean the General Partner or any Limited Partner. “Partners” shall mean the General Partner and all Limited Partners (unless otherwise indicated).

1.37  “Partnership” shall mean the limited partnership hereby formed, as such limited partnership may from time to time be constituted.

1.38  “Partnership Securities” shall mean any additional Units, options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership.

1.39  “Person” shall mean any natural person, partnership, limited partnership, limited liability company, trust, estate, corporation, association, custodian, nominee or any other individual or entity in its own or any representative capacity.

1.40  “Profit or Loss” with respect to any Accounting Period shall mean the excess (if any) of:

(a) the Net Asset Value as of the Valuation Time on the Valuation Date, less

(b) the Net Asset Value as of the Valuation Time on the Valuation Date immediately preceding the commencement of such Accounting Period, adjusted as deemed appropriate by the General Partner to reflect any Capital Contributions, redemptions, withdrawals, distributions, or other events occurring or accounted for during such Accounting Period (including any allocation of Profit or Loss to a redeeming partner pursuant to Article 4.3.2 with respect to such Accounting Period).

If the amount determined pursuant to the preceding sentence is a positive number, such amount shall be the “Profit” for the Accounting Period and if such amount is a negative number, such amount shall be the “Loss” for the Accounting Period.

1.41  “Prospectus” shall mean the United States 12 Month Natural Gas Fund, LP final prospectus on Form 424B3 declared effective by the Securities and Exchange Commission, as the same may be amended or supplemented from time to time, used in connection with the offer and sale of Units in the Partnership.

1.42  “Record Date” shall mean the date established by the General Partner for determining (a) the identity of Limited Partners (or Assignees if applicable) entitled to notice of, or to vote at any meeting of Limited Partners or entitled to vote by ballot or give approval of any Partnership action in writing without a meeting or entitled to exercise rights in respect of any action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution.

1.43  “Record Holder” shall mean the Person in whose name such Unit is registered on the books of the Transfer Agent as of the open of business on a particular Business Day.

1.44  “Redeemable Units” shall mean any Units for which a redemption notice has been given.

1.45  “Redemption Basket” shall mean 100,000 Units or such other number of Units as may be determined by the General Partner from time to time, redeemed by a Participant.

1.46  “Revolving Credit Facility” shall mean a revolving credit facility that the Partnership may enter into on behalf of the Partnership with one or more commercial banks or other lenders for liquidity or other purposes for the benefit of the Partnership.

1.47  “Substituted Limited Partner” shall mean a Person who is admitted as a Limited Partner to the Partnership pursuant to Article 11.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

1.48  “Tax Certificate” shall mean an Internal Revenue Service Form W-9 (or the substantial equivalent thereof) in the case of a Limited Partner that is a U.S. person within the meaning of the Code, or an Internal Revenue Service Form W-8BEN or other applicable form in the case of a Limited Partner that is not a U.S. person.

1.49  “Transfer Agent” shall mean Brown Brothers Harriman & Co. or such bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units or any applicable Partnership Securities.

1.50  “Transfer Application” shall mean an application and agreement for transfer of Units, which shall be substantially in the form attached hereto as Exhibit C.

1.51  “Unit” shall mean an interest of a Limited Partner or an assignee of the Partnership representing such fractional part of the interests of all Limited Partners and assignees as shall be determined by the General Partner pursuant to this Agreement.

1.52  “Unit Register” shall have the meaning assigned to such term in Article 9.2.1.

1.53  “Unitholders” shall mean the General Partner and all holders of Units, where no distinction is required by the context in which the term is used.

1.54  “Valuation Date” shall mean the last Business Day of any Accounting Period.

1.55  “Valuation Time” shall mean (i) Close of Business on a Valuation Date or (ii) such other time or day as the General Partner in its discretion may determine from time to time either in any particular case or generally.

ARTICLE 2

GENERAL PROVISIONS

2.1  This Agreement shall become effective on the date set forth in the preamble of this Agreement. The rights and liabilities of the Partners shall be as set forth in the Act, except as herein otherwise expressly provided. The Partnership shall continue without interruption as a limited partnership pursuant to the provisions of the Act.

2.2  The name of the Partnership shall be United States 12 Month Natural Gas Fund, LP; however, the business of the Partnership may be conducted, upon compliance with all applicable laws, under any other name designated in writing by the General Partner to the Limited Partners.

2.3  The Partnership’s principal place of business shall be located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or such other place as the General Partner may designate from time to time. The registered agent for the Partnership is Corporation Service Company and the registered office is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

2.4  The investment objective of the Partnership is to have the changes in percentage terms of its units’ Net Asset Value reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the average of the prices of 12 futures contracts on natural gas traded on the NYMEX (the “Benchmark Futures Contracts”), consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following eleven consecutive months, less the Partnership’s expenses. When calculating the daily movement of the average price of the 12 contracts, each contract month will be equally weighted. It is not the intent of US12NG to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of natural gas or any particular futures contract based on natural gas. The net assets of US12NG will consist primarily of investments in futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels that are traded on the New York Mercantile Exchange (the “NYMEX”), ICE Futures (formerly, the International Petroleum Exchange) or other U.S. and foreign exchanges (collectively, “Futures Contracts”) and other natural gas-related investments such as cash settled options on Futures Contracts, forward contracts for natural gas, cleared swap contracts, and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing.

2.5  The term of the Partnership shall be from the date of its formation in perpetuity, unless earlier terminated in accordance with the terms of this Agreement.

2.6  The General Partner shall execute, file and publish all such certificates, notices, statements or other instruments required by law for the formation or operation of a limited partnership in all jurisdictions where the Partnership may elect to do business. The General Partner shall not be required to deliver or mail to the Limited Partners a copy of the certificate of limited partnership of the Partnership or any certificate of amendment thereto.

2.7  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes, business, protection and benefit of the Partnership.

2.8  The business and affairs of the Partnership shall be managed by the General Partner in accordance with Article 7 hereof. The General Partner has seven directors, a majority of whom may also be executive officers of the General Partner. The General Partner shall establish and maintain an audit committee of its board of directors for the Partnership (the “Audit Committee”) in compliance with, and granted the requisite authority and funding pursuant to, any applicable (1) federal securities laws and regulations, including the Sarbanes-Oxley Act of 2002, and (2) rules, policies and procedures of any national securities exchange on which the securities issued by the Partnership are listed and traded.

ARTICLE 3

PARTNERS AND CAPITAL CONTRIBUTIONS

3.1  General Partner.

3.1.1  The name of the General Partner is United States Commodity Funds LLC, which maintains its principal business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

3.1.2  In consideration of management and administrative services rendered by the General Partner, the Partnership shall pay the Management Fee to the General Partner (or such other person or entity designated by the General Partner) including the payment of expenses in the ordinary course of business. Expenses in the “ordinary course of business” shall not include the payment of (i) brokerage fees, (ii) licensing fees for the use of intellectual property used by the Partnership, or (iii) registration or other fees paid to the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), or any other regulatory agency in connection with the offer and sale of the Units and all legal, accounting, printing and other expenses associated therewith; provided, however, that the fees and expenses incurred under (iii) in connection with the initial public offering of the Units shall be paid by the General Partner. The Partnership also pays (i) the fees and expenses, including directors and officers’ liability insurance, of the independent directors, and (ii) the fees and expenses associated with its tax accounting and reporting requirements with the exception of any fees for implementation of services and base service fees charged by the accounting firm responsible for preparing the Partnership’s tax reporting forms, as such fees will be paid by the General Partner. The Management Fee shall be 0.75% of NAV. Fees and expenses, including the Management Fee, are calculated on a daily basis and paid on a monthly basis (accrued at 1/365 of applicable percentage of NAV on that day). The General Partner may, in its sole discretion, waive all or part of the Management Fee. The Partnership shall be responsible for all extraordinary expenses (i.e., expenses not in the ordinary course of business, including, without limitation, the items listed above in this Section 3.1.2, the indemnification of any Person against liabilities and obligations to the extent permitted by law and required under this Agreement and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation).

3.1.3  In connection with the formation of the Partnership under the Act, the General Partner acquired a 2% interest in the profits and losses of the Partnership and made an initial capital contribution to the Partnership in the amount of $20.00, and the Organizational Limited Partner acquired a 98% interest in the profits and losses of the Partnership and made an initial capital contribution to the Partnership in the amount of $980.00. As of the date of the initial offering of Units to the public, the interest of the Organizational Limited Partner shall be redeemed, the initial capital contribution of the Organizational Limited Partner shall be refunded, and the Organizational Limited Partner shall thereupon withdraw and cease to be a Limited Partner. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial capital contribution was allocated and distributed to the Organizational Limited Partner, and the balance thereof was allocated and distributed to the General Partner. The General Partner may but shall not be required to make Capital Contributions to the Partnership on or after the date hereof. If the General Partner does make a Capital Contribution to the Partnership on or after the date hereof, it shall be issued Units based on the same terms and conditions applicable to the purchase of a Creation Basket under Article 16 hereof.

3.1.4  The General Partner may not, without written approval by all of the Limited Partners or by other written instrument executed and delivered by all of the Limited Partners subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement or under applicable law; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this Agreement.

3.1.5  Except as otherwise provided herein, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, taken as a whole, without the approval of at least a majority of the Limited Partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets and shall not apply to any forced sale of any or all of the Partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

3.1.6  Unless approved by a majority of the Limited Partners, the General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership, to the extent it would materially and adversely affect the Limited Partners, to be taxable as a corporation for federal income tax purposes.

3.1.7  Notwithstanding any other provision of this Agreement, the General Partner is not authorized to institute or initiate on behalf of, or otherwise cause the Partnership to:

(a)  make a general assignment for the benefit of creditors;

(b)  file a voluntary bankruptcy petition; or

(c)  file a petition seeking for the Partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.

3.2  Issuance of Units. Units in the Partnership will only be issued in a Creation Basket or whole number multiples thereof.

3.3  The name of the Initial Limited Partner is Kellogg Capital Group, LLC (the “Initial Limited Partner”). The business address of the Initial Limited Partner is 55 Broadway, New York, NY 10006 and the Capital Contribution of the Initial Limited Partner is zero. The Initial Limited Partner shall purchase the initial Creation Basket at an initial offering price per Unit equal to $50 per Unit.

3.4  Capital Contribution. Except as otherwise provided in this Agreement, no Partner shall have any right to demand or receive the return of its Capital Contribution to the Partnership. No Partner shall be entitled to interest on any Capital Contribution to the Partnership or on such Partner’s Capital Account.

ARTICLE 4

CAPITAL ACCOUNTS OF PARTNERS AND OPERATION THEREOF

4.1  Capital Accounts. There shall be established on the books and records of the Partnership for each Partner (or Beneficial Owner in the case of Units held by a nominee) a capital account (a “Capital Account”). It is intended that each Partner’s Capital Account shall be maintained at all times in a manner consistent with Section 704 of the Code and applicable Treasury regulations thereunder, and that the provisions hereof relating to the Capital Accounts shall be interpreted in a manner consistent therewith. For each Accounting Period, the Capital Account of each Partner shall be:

(i)  credited with the amount of any Capital Contributions made by such Partner during such Accounting Period;

(ii)  credited with any allocation of Profit made to such Partner for such Accounting Period;

(iii)  debited with any allocation of Loss made to such Partners for such Accounting Period; and

(iv)  debited with the amount of cash paid to such Partner as an amount withdrawn or distributed to such Partner during such Accounting Period, or, in the case of any payment of a withdrawal or distribution in kind, the fair value of the property paid or distributed during such Accounting Period.

4.1.1  For any Accounting Period in which Units are issued or redeemed for cash or other property, the General Partner shall, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), adjust the Capital Accounts of all Partners and the carrying value of each Partnership asset upward or downward to reflect any unrealized gain or unrealized loss attributable to each such Partnership asset, as if such unrealized gain or unrealized loss had been recognized on an actual sale of the asset and had been allocated to the Partners at such time pursuant to Article 4.2 of this Agreement in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

4.1.2  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury regulations.

4.2  Allocation of Profit or Loss. Profit or Loss for an Accounting Period shall be allocated among the Partners in proportion to the number of Units each Partner holds as of the Close of Business on the last Business Day of such Accounting Period. The General Partner may revise, alter or otherwise modify this method of allocation to the extent it deems necessary to comply with the requirements of Section 704 or Section 706 of the Code and Treasury regulations or administrative rulings thereunder.

4.3  Allocations for Tax Purposes

4.3.1  Except as otherwise provided in this Agreement, for each fiscal year of the Partnership, items of income, deduction, gain, loss, and credit recognized by the Partnership for federal income tax purposes shall be allocated among the Partners in a manner that equitably reflects the amounts credited or debited to each Partner’s Capital Account for each Accounting Period during such fiscal year. Allocations under this Article 4.3 shall be made by the General Partner in accordance with the principles of Sections 704(b) and 704(c) of the Code and in conformity with applicable Treasury regulations promulgated thereunder (including, without limitation, Treasury regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i), and 1.704-3(e)).

4.3.2  Notwithstanding anything else contained in this Article 4, if any Partner has a deficit Capital Account for any Accounting Period as a result of any adjustment of the type described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), then the Partnership’s income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible. Any special allocation of items of income or gain pursuant to this Article 4.3.2 shall be taken into account in computing subsequent allocations pursuant to this Article 4 so that the cumulative net amount of all items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to such Partner if there had never been any allocation pursuant to the first sentence of this Article 4.3.2.

4.3.3  Allocations that would otherwise be made to a Limited Partner under the provisions of this Article 4 shall instead be made to the Beneficial Owner of Units held by a nominee.

4.4  Compliance. In applying the provisions of this Article 4, the General Partner is authorized to utilize such reasonable accounting conventions, valuation methods and assumptions as the General Partner shall determine to be appropriate and in compliance with the Code and applicable Treasury regulations. The General Partner may amend the provisions of this Agreement to the extent it determines to be necessary to comply with the Code and Treasury regulations.

ARTICLE 5

RECORDS AND ACCOUNTING; REPORTS

5.1  Records and Accounting. The Partnership will keep proper books of record and account of the Partnership at its office located in 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or such office, including that of an administrative agent, as it may subsequently designate upon notice to the Limited Partners. These books and records are open to inspection by any person who establishes to the Partnership’s satisfaction that such person is a Limited Partner upon reasonable advance notice at all reasonable times during the usual business hours of the Partnership.

5.2  Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the fiscal year, an annual report containing the following:

(i)  financial statements of the Partnership, including, without limitation, a balance sheet as of the end of the Partnership’s fiscal year and statements of income, Partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

(ii)  a general description of the activities of the Partnership during the period covered by the report, and

(iii)  a report of any material transactions between the Partnership and the General Partner or any of its Affiliates, including fees or compensation paid by the Partnership and the services performed by the General Partner or any such Affiliate for such fees or compensation.

5.3  Quarterly Reports. Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the Partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the Partnership during the period covered by the report.

5.4  Monthly Reports. Within 30 days after the end of each month, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (or loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the Partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in the Partnership’s Prospectus or any amendment thereto, other account statements or annual reports.

5.5  Tax Information. The General Partner shall use its best efforts to prepare and to transmit a U.S. federal income tax form K-1 for each Partner, Assignee, or Beneficial Owner or a report setting forth in sufficient detail such transactions effected by the Partnership during each fiscal year as shall enable each Partner, Assignee, or Beneficial Owner to prepare its U.S. federal income tax return, if any, within a reasonable period after the end of such fiscal year.

5.6  Tax Returns. The General Partner shall cause income tax returns of the Partnership to be prepared and timely filed with the appropriate authorities.

5.7  Tax Matters Partner. The General Partner is hereby designated as the Partnership’s “Tax Matters Partner,” as defined under Section 6231(a)(7) of the Code. The General Partner is specifically directed and authorized to take whatever steps the General Partner, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the U.S. Internal Revenue Service and taking such other action as may from time to time be required under U.S. Treasury regulations. Any Partner shall have the right to participate in any administrative proceedings relating to the determination of Partnership items at the Partnership level. Expenses of such administrative proceedings undertaken by the Tax Matters Partner shall be expenses of the Partnership. Each Partner who elects to participate in such proceedings shall be responsible for any expenses incurred by such Partner in connection with such participation. The cost of any resulting audits or adjustments of a Partner’s tax return shall be borne solely by the affected Partner. In the event of any audit, investigation, settlement or review, for which the General Partner is carrying out the responsibilities of Tax Matters Partner, the General Partner shall keep the Partners reasonably apprised of the status and course of such audit, investigation, settlement or review and shall forward copies of all written communications from or to any regulatory, investigative or judicial authority with regard thereto.

ARTICLE 6

FISCAL AFFAIRS

6.1  Fiscal Year. The fiscal year of the Partnership shall be the calendar year. The General Partner may select an alternate fiscal year.

6.2  Partnership Funds. Pending application or distribution, the funds of the Partnership shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest bearing investment, including, without limitation, checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, U.S. government securities and securities guaranteed by U.S. government agencies as shall be designed by the General Partner. Such funds shall not be commingled with funds of any other Person. Withdrawals therefrom shall be made upon such signatures as the General Partner may designate.

6.3  Accounting Decisions. All decisions as to accounting principles, except as specifically provided to the contrary herein, shall be made by the General Partner.

6.4  Tax Elections. The General Partner shall, from time to time, make such tax elections as it deems necessary or desirable in its sole discretion to carry out the business of the Partnership or the purposes of this Agreement. Notwithstanding the foregoing, the General Partner shall make a timely election under Section 754 of the Code.

6.5  Partnership Interests. Title to the Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner shall be held by the General Partner for the exclusive use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, that prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner will use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets are held.

ARTICLE 7

RIGHTS AND DUTIES OF THE GENERAL PARTNER

7.1  Management Power. The General Partner shall have exclusive management and control of the business and affairs of the Partnership, and all decisions regarding the management and affairs of the Partnership shall be made by the General Partner. The General Partner shall have all the rights and powers of general partner as provided in the Act and as otherwise provided by law. Except as otherwise expressly provided in this Agreement, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to, the right, power and authority from time to time to do the following:

(a)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations and the securing of same by mortgage, deed of trust or other lien or encumbrance;

(b)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(c)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership, or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (c) being subject, however, to any prior approval that may be required in accordance with this Agreement);

(d)  the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement including, without limitation, the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons, and the repayment of obligations of the Partnership;

(e)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(f)  the distribution of Distributable Cash;

(g)  the selection and dismissal of employees (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”), agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(h)  the maintenance of insurance for the benefit of the Partners and the Partnership (including, without limitation, the assets and operations of the Partnership);

(i)  the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships;

(j)  the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(k)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(l)  the entering into of listing agreements with the NYSE Arca, Inc. and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange; and

(m)  the purchase, sale or other acquisition or disposition of Units.

7.2  Best Efforts. The General Partner will use its best efforts to cause the Partnership to be formed, reformed, qualified or registered under assumed or fictitious name statutes or similar laws in any state in which the Partnership owns property or transacts business if such formation, reformation, qualification or registration is necessary in order to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business.

7.3  Right of Public to Rely on Authority of a General Partner. No person shall be required to determine the General Partner’s authority to make any undertaking on behalf of the Partnership.

7.4  Obligation of the General Partner. The General Partner shall:

(a)  devote to the Partnership and apply to the accomplishment of the Partnership purposes so much of its time and attention as is necessary or advisable to manage properly the affairs of the Partnership;

(b)  maintain the Capital Account for each Partner; and

(c)  cause the Partnership to enter into and carry out the obligations of the Partnership contained in the agreements with Affiliates of the General Partner as described in the Prospectus and cause the Partnership not to take any action in violation of such agreements.

7.5  Good Faith. The General Partner has a responsibility to the Limited Partners to exercise good faith and fairness in all dealings. In the event that a Limited Partner believes that the General Partner has violated its fiduciary duty to the Limited Partners, he may seek legal relief individually or on behalf of the Partnership under applicable laws, including under the Act and under securities and commodities laws, to recover damages from or require an accounting by the General Partner. Limited Partners should be aware that performance by the General Partner of its fiduciary duty is measured by the terms of this Agreement as well as applicable law. Limited Partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited Partners who have suffered losses in connection with the purchase or sale of the Units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited Partners are afforded certain rights to institute reparations proceedings under the Commodity Exchange Act for violations of the Commodity Exchange Act or of any rule, regulation or order of the Commodity Futures Trading Commission (“CFTC”) by the General Partner.

7.6  Indemnification

7.6.1  Notwithstanding any other provision of this Agreement, neither a General Partner nor any employee or other agent of the Partnership nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any Partner or the Partnership for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee or agent of the Partnership or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee or agent of the Partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s action was in the best interests of the Partnership and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office. A General Partner and its officers, directors, employees or partners may consult with counsel and accountants (except for the Partnership’s independent auditors) in respect of Partnership affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants (except for the Partnership’s independent auditors), provided that they shall have been selected with reasonable care.

Notwithstanding any of the foregoing to the contrary, the provisions of this Article 7.6.1 and of Article 7.6.2 hereof shall not be construed so as to relieve (or attempt to relieve) a General Partner (or any officer, director, stockholder, partner, employee or agent of such General Partner) of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article 7.6.1 and of Article 7.6.2 hereof to the fullest extent permitted by law.

7.6.2  The Partnership shall, to the fullest extent permitted by law, but only out of Partnership assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at the Partnership’s request as directors, officers or trustees of another organization in which the Partnership has an interest as a Unitholder, creditor or otherwise) and their respective legal representatives and successors (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interest of the Partnership, and except that no Covered Person shall be indemnified against any liability to the Partnership or Limited Partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by the Partnership in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to the Partnership if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Partnership, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Partnership and that such indemnification would not protect such persons against any liability to the Partnership or its Limited Partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons of indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Partnership or to have been liable to the Partnership or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article 7.6.2, an “interested Covered Person” is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a “disinterested person” is a person against whom no actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article 7.6.2 shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Partnership to purchase and maintain liability insurance on behalf of any such person.

Nothing in this Article 7.6.2 shall be construed to subject any Covered Person to any liability to which he or she is not already liable under this Agreement or applicable law.

7.6.3  Each Limited Partner agrees that it will not hold any Affiliate or any officer, director, stockholder, partner, employee or agent of any Affiliate of the General Partner liable for any actions of such General Partner or any obligations arising under or in connection with this Agreement or the transactions contemplated hereby.

7.7  Resolutions of Conflicts of Interest; Standard of Care.

7.7.1  Unless otherwise expressly provided in this Agreement or any other agreement contemplated hereby, whenever a conflict of interest exists or arises between the General Partner on the one hand, and the Partnership or any Limited Partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all Partners and shall not constitute a breach of this Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. If a dispute arises, it will be resolved through negotiations with the General Partner or by a court located in the State of Delaware. Any resolution of a dispute is deemed to be fair and reasonable to the Partnership if the resolution is:

•	approved by the Audit Committee, although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval;
•	on terms no less favorable to the Limited Partners than those generally being provided to or available from unrelated third parties; or
•	fair to the Limited Partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the Limited Partners.

7.7.2  Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner is permitted or required to make a decision (i) in its discretion or under a grant of similar authority or latitude, the General Partner shall be entitled to the extent permitted by applicable law, to consider only such interest and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the partnership or the Limited Partners, or (ii) in its good faith or under another express standard, the General Partner shall act under such express standard and except as required by applicable law, shall not be subject to any other different standards imposed by this Agreement, any other agreement contemplated hereby or applicable law.

7.8  Other Matters Concerning the General Partner.

7.8.1  The General Partner (including the Audit Committee) may rely on and shall be protected in acting or refraining from acting upon any certificate, document or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.

7.8.2  The General Partner (including the Audit Committee) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and any opinion or advice of any such person as to matters which the General Partner (including the Audit Committee) believes to be within such person’s professional or expert competence shall be the basis for full and complete authorization of indemnification and provide legal protection with respect to any action taken or suffered or omitted by the General Partner (including the Audit Committee) hereunder in good faith and in accordance with such opinion or advice.

7.8.3  The General Partner (including the Audit Committee) may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner (including the Audit Committee) shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

7.9  Other Business Ventures. Any Partner, director, employee, Affiliate or other person holding a legal or beneficial interest in any entity which is a Partner, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Partnership or otherwise; and, neither the Partnership nor the Partners shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived there from.

7.10  Contracts with the General Partner or its Affiliates. The General Partner may, on behalf of the Partnership, enter into contracts with any Affiliate. The validity of any transaction, agreement or payment involving the Partnership and any General Partner or any Affiliate of a General Partner otherwise permitted by the terms of this Agreement shall not be affected by reason of (i) the relationship between the Partnership and the Affiliate of the General Partner, or (ii) the approval of said transaction agreement or payment by officers or directors of the General Partner.

7.11  Additional General Partners. Additional general partners may be admitted with the consent of the General Partner.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1  No Participation in Management. No Limited Partner (other than a General Partner if it has acquired an interest of a Limited Partner) shall take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

8.2  Limitation of Liability. Except as provided in the Act, the debts, obligations, and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership. A Limited Partner will not be liable for assessments in addition to its initial capital investment in any capital securities representing limited partnership interests. However, a Limited Partner may be required to repay to the Partnership any amounts wrongfully returned or distributed to it under some circumstances.

8.3  Indemnification and Terms of Admission. Each Limited Partner shall indemnify and hold harmless the Partnership, the General Partner and every Limited Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to state facts made (or omitted to be made) by such Limited Partner in connection with any assignment, transfer, encumbrance or other disposition of all or any part of an interest, or the admission of a Limited Partner to the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding.

8.4  Effective Date. The effective date of admission of a Limited Partner shall be the date designated by the General Partner in writing to such assignee or transferee.

8.5  Death or Incapacity of Limited Partner. The death or legal incapacity of a Limited Partner shall not cause dissolution of the Partnership.

8.6  Rights of Limited Partner Relating to the Partnership.

(a)  In addition to other rights provided by this Agreement or by applicable law, and except as otherwise limited under this Agreement, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable demand and at such Limited Partner’s own expense:

(i)  to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)  promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local tax returns for each year;

(iii)  to have furnished to it, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

(iv)  to have furnished to it, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(v)  to obtain true and full information regarding the amount of cash contributed by and a description and statement of the value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)  Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or that the Partnership is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Article 8.6).

ARTICLE 9

UNIT CERTIFICATES

9.1  Unit Certificates. Certificates shall be executed on behalf of the Partnership by any officer either of the General Partner or, if any, of the Partnership.

9.2  Registration Form, Registration of Transfer and Exchange.

9.2.1  The General Partner shall cause to be kept on behalf of the Partnership a register (the “Unit Register”) in which, subject to such reasonable regulations as it may prescribe, the General Partner will provide for the registration and the transfer of Units. The Transfer Agent has been appointed registrar and transfer agent for the purpose of registering and transferring Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless same are effected in the manner described in this Article 9.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

9.2.2  Book-Entry-Only System.

(a)  Global Certificate Only. Unless otherwise authorized by the General Partner, Certificates for Units will not be issued, other than the one or more Global Certificates issued to the Depository. So long as the Depository Agreement is in effect, Creation Baskets will be issued and redeemed and Units will be transferable solely through the book-entry systems of the Depository and the DTC Participants and their Indirect Participants as more fully described below.

(1)  Global Certificate. The Partnership and the General Partner will enter into the Depository Agreement pursuant to which the Depository will act as securities depository for the Units. Units will be represented by the Global Certificate (which may consist of one or more certificates as required by the Depository), which will be registered, as the Depository shall direct, in the name of Cede & Co., as nominee for the Depository and deposited with, or on behalf of, the Depository. No other certificates evidencing Units will be issued. The Global Certificate shall be in the form attached hereto as Exhibit A and shall represent such Units as shall be specified therein, and may provide that it shall represent the aggregate amount of outstanding Units from time to time endorsed thereon and that the aggregate amount of outstanding Units represented thereby may from time to time be increased or decreased to reflect creations or redemptions of Baskets (as defined in Section 16.1). Any endorsement of a Global Certificate to reflect the amount, or any increase or decrease in the amount, of outstanding Units represented thereby shall be made in such manner and upon instructions given by the General Partner on behalf of the Partnership as specified in the Depository Agreement.

(2)  Legend. Any Global Certificate issued to the Depository or its nominee shall bear a legend substantially to the following effect:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE FUND OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)  The Depository. The Depository has advised the Partnership and the General Partner as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of DTC Participants and to facilitate the clearance and settlement of securities transactions among the DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. “DTC Participants” include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect Participants”). The Depository may determine to discontinue providing its service with respect to Creation Baskets and Units by giving notice to the General Partner pursuant to and in conformity with the provisions of the Depository Agreement and discharging its responsibilities with respect thereto under applicable law. Under such circumstances, the General Partner shall take action either to find a replacement for the Depository to perform its functions at a comparable cost and on terms acceptable to the General Partner or, if such a replacement is unavailable, to terminate the Partnership.

(4)  Beneficial Owners. As provided in the Depository Agreement, upon the settlement date of any creation, transfer or redemption of Units, the Depository will credit or debit, on its book-entry registration and transfer system, the number of Units so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The accounts to be credited and charged shall be designated by the General Partner on behalf of the Partnership and each Participant, in the case of a creation or redemption of Baskets. Ownership of beneficial interest in Units will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Beneficial Owners will be shown on, and the transfer of beneficial ownership by Beneficial Owners will be effected only through, in the case of DTC Participants, records maintained by the Depository and, in the case of Indirect Participants and Beneficial Owners holding through a DTC Participant or an Indirect Participant, through those records or the records of the relevant DTC Participants. Beneficial Owners are expected to receive, from or through the broker or bank that maintains the account through which the Beneficial Owner has purchased Units, a written confirmation relating to their purchase of Units.

(5)  Reliance on Procedures. Except for those who have provided Transfer Applications to the General Partner, so long as Cede & Co., as nominee of the Depository, is the registered owner of Units, references herein to the registered or record owners of Units shall mean Cede & Co. and shall not mean the Beneficial Owners of Units. Beneficial Owners of Units will not be entitled to have Units registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered the record or registered holder of Units under this Agreement. Accordingly, to exercise any rights of a holder of Units under the Agreement, a Beneficial Owner must rely on the procedures of the Depository and, if such Beneficial Owner is not a DTC Participant, on the procedures of each DTC Participant or Indirect Participant through which such Beneficial Owner holds its interests. The Partnership and the General Partner understand that under existing industry practice, if the Partnership requests any action of a Beneficial Owner, or a Beneficial Owner desires to take any action that the Depository, as the record owner of all outstanding Units, is entitled to take, the Depository will notify the DTC Participants regarding such request, such DTC Participants will in turn notify each Indirect Participant holding Units through it, with each successive Indirect Participant continuing to notify each person holding Units through it until the request has reached the Beneficial Owner, and in the case of a request or authorization to act that is being sought or given by a Beneficial Owner, such request or authorization is given by the Beneficial Owner and relayed back to the Partnership through each Indirect Participant and DTC Participant through which the Beneficial Owner’s interest in the Units is held.

(6)  Communication between the Partnership and the Beneficial Owners. As described above, the Partnership will recognize the Depository or its nominee as the owner of all Units for all purposes except as expressly set forth in this Agreement. Conveyance of all notices, statements and other communications to Beneficial Owners will be effected in accordance with this paragraph. Pursuant to the Depository Agreement, the Depository is required to make available to the Partnership, upon request and for a fee to be charged to the Partnership, a listing of the Unit holdings of each DTC Participant. The Partnership shall inquire of each such DTC Participant as to the number of Beneficial Owners holding Units, directly or indirectly, through such DTC Participant. The Partnership shall provide each such DTC Participant with sufficient copies of such notice, statement or other communication, in such form, number and at such place as such DTC Participant may reasonably request, in order that such notice, statement or communication may be transmitted by such DTC Participant, directly or indirectly, to such Beneficial Owners. In addition, the Partnership shall pay to each such DTC Participant an amount as reimbursement for the expenses attendant to such transmittal, all subject to applicable statutory and regulatory requirements.

(7)  Distributions. Distributions on Units pursuant to this Agreement shall be made to the Depository or its nominee, Cede & Co., as the registered owner of all Units. The Partnership and the General Partner expect that the Depository or its nominee, upon receipt of any payment of distributions in respect of Units, shall credit immediately DTC Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in Units as shown on the records of the Depository or its nominee. The Partnership and the General Partner also expect that payments by DTC Participants to Indirect Participants and Beneficial Owners held through such DTC Participants and Indirect Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of such DTC Participants and Indirect Participants. Neither the Partnership nor the General Partner will have any responsibility or liability for any aspects of the records relating to or notices to Beneficial Owners, or payments made on account of beneficial ownership interests in Units, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and the DTC Participants or the relationship between such DTC Participants and the Indirect Participants and Beneficial Owners owning through such DTC Participants or Indirect Participants or between or among the Depository, any Beneficial Owner and any person by or through which such Beneficial Owner is considered to own Units.

(8)  Limitation of Liability. The Global Certificate to be issued hereunder is executed and delivered solely on behalf of the Partnership by the General Partner in its capacity as such and in the exercise of the powers and authority conferred and vested in it by this Agreement. The representations, undertakings and agreements made on the part of the Partnership in the Global Certificate are made and intended not as personal representations, undertakings and agreements by the General Partner, but are made and intended for the purpose of binding only the Partnership. Nothing in the Global Certificate shall be construed as creating any liability on the General Partner, individually or personally, to fulfill any representation, undertaking or agreement other than as provided in this Agreement.

(9)  Successor Depository. If a successor to the Depository shall be employed as Depository hereunder, the Partnership and the General Partner shall establish procedures acceptable to such successor with respect to the matters addressed in this Section 9.2.2.

(10)  Transfer of Units. Beneficial Owners that are not DTC Participants may transfer Units by instructing the DTC Participant or Indirect Participant holding the Units for such Beneficial Owner in accordance with standard securities industry practice. Beneficial Owners that are DTC Participants may transfer Units by instructing the Depository in accordance with the rules of the Depository and standard securities industry practice.

9.2.3  Except as otherwise provided in this Agreement, the Partnership shall not recognize any transfer of Units until the Certificates (if applicable) and a Transfer Application have been provided to the General Partner evidencing such Units are surrendered for registration of transfer. Such Certificates must be accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer, provided, that, as a condition to the issuance of any new Certificate under this Article 9.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

9.3  Mutilated, Destroyed, Lost or Stolen Certificates.

9.3.1  If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership, shall execute, and upon its request, the Transfer Agent shall countersign and deliver in exchange therefore, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

9.3.2  The General Partner, on behalf of the Partnership, shall execute, and upon its request, the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(a)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(b)  requests the issuance of a new Certificate before the Partnership has received notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c)  if requested by the General Partner, delivers to the Partnership a bond or such other form of security or indemnity as may be required by the General Partner, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(d)  satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after it has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

9.3.3  As a condition to the issuance of any new Certificate under this Article 9.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) connected therewith.

9.4  Record Holder. The Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any national securities exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Persons on the other hand such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

9.5  Partnership Securities. The General Partner is hereby authorized to cause the Partnership to issue Partnership Securities, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners. The General Partner shall have sole discretion, subject to the requirements of the Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.

9.5.1  The General Partner shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any national securities exchange on which the Units or other Partnership Securities are listed for trading.

ARTICLE 10

TRANSFER OF INTERESTS

10.1  Transfer.

10.1.1  The term “transfer,” when used in this Article 10 with respect to an interest, shall be deemed to refer to an appropriate transaction by which the General Partner assigns its interest as General Partner to another Person or by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

10.1.2  No interest shall be transferred in whole or in part, except in accordance with the terms and conditions set forth in this Article 10. Any transfer or purported transfer of an interest not made in accordance with this Article 10 shall be null and void.

10.2  Transfer of General Partner’s Interest.

10.2.1  Except as set forth in this Article 10.2.1, the General Partner may transfer all, but not less than all, of its interest as the general partner to a single transferee if, but only if, (i) at least a majority of the Limited Partners approve of such transfer and of the admission of such transferee as general partner, (ii) the transferee agrees to assume the rights and duties of the General Partner and be bound by the provisions of this Agreement and other applicable agreements, and (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of the Partnership or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes. The foregoing notwithstanding, the General Partner is expressly permitted to pledge its interest as General Partner to secure the obligations of the Partnership under a Revolving Credit Facility, as the same may be amended, supplemented, replaced, refinanced or restated from time to time, or any successor or subsequent loan agreement.

10.2.2  Neither Article 10.2.1 nor any other provision of this Agreement shall be construed to prevent (and all Partners do hereby consent to) (i) the transfer by the General Partner of all of its interest as a general partner to an Affiliate or (ii) the transfer by the General Partner of all its interest as a general partner upon its merger or consolidation with or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the interest so transferred are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement; provided, that in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of any Limited Partner or of the Partnership or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purpose. In the case of a transfer pursuant to this Article 10.2.2, the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the interest, and the business of the Partnership shall continue without dissolution.

10.3  Transfer of Units.

10.3.1  Units may be transferred only in the manner described in Article 9.2. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

10.3.2  Until admitted as a Substituted Limited Partner pursuant to Article 11, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

10.3.3  Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

10.3.4  A transferee who has completed and delivered a Transfer Application provided by the seller of the Units (or if purchased on an exchange directly from the Partnership), shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the capacity and authority to enter into this Agreement, (iv) made the powers of attorney set forth in this Agreement, and (v) given the consents and made the waivers contained in this Agreement.

10.4  Restrictions on Transfers. Notwithstanding the other provisions of this Article 10, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC, or any other governmental authorities with jurisdiction over such transfer, (b) cause the Partnership to be taxable as a corporation or (c) affect the Partnership’s existence or qualification as a limited partnership under the Act. The General Partner may request each Record Holder to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a Record Holder or a Limited Partner if such ownership would subject the Partnership to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. If the Record Holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become a Limited Partner, the General Partner may be substituted as a holder for the Record Holder, who will then be treated as a non-citizen assignee, and the Partnership will have the right to redeem those securities held by the Record Holder.

10.5  Tax Certificates.

10.5.1  All Limited Partners or Assignees (or, if the Limited Partner or Assignee is a nominee holding for the account of a Beneficial Owner, the Beneficial Owner) are required to provide the Partnership with a properly completed Tax Certificate.

10.5.2  If a Limited Partner or Assignee (or, if the Limited Partner or Assignee is a nominee holding for the account of a Beneficial Owner, the Beneficial Owner) fails to provide the Partnership with a properly completed Tax Certificate, the General Partner may request at any time and from time to time, that such Limited Partner or Assignee (or Beneficial Owner) shall, within 15 days after request (whether oral or written) therefore by the General Partner, furnish to the Partnership, a properly completed Tax Certificate. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 15-day period such Tax Certificate, the Units owned by such Limited Partner or Assignee (or in the case of a Limited Partner or Assignee that holds Units on behalf of a Beneficial Owner, the Units held on behalf of the Beneficial Owner) shall be subject to redemption in accordance with the provisions of Article 10.6.

10.6  Redemption of Units for Failure to Provide Tax Certificate.

10.6.1  If at any time a Limited Partner or Assignee fails to furnish a properly completed Tax Certificate within the 15-day period specified in Article 10.5.2, the Partnership may redeem the Units of such Limited Partner or Assignee as follows:

(a)  The General Partner shall not later than the tenth (10th) Business Day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at its last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed (the “Notice Date”). The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, and that payment of the redemption price will be made upon surrender of the certification evidencing the Redeemable Units.

(b)  The aggregate redemption price for Redeemable Units shall be an amount equal to the market price as of the Close of Business on the Business Day immediately prior to the date fixed for redemption of Units to be so redeemed multiplied by the number of Units included among the Redeemable Units. The redemption price shall be paid in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the Prime Rate (as established by the Federal Reserve Board) and payable in three equal annual installments of principal together with accrued interest commencing one year after the redemption date.

(c)  Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the certification evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or its duly authorized representative shall be entitled to receive the payment therefore.

(d)  In the event the Partnership is required to pay withholding tax or otherwise withhold any amount on behalf of, or with respect to, a Limited Partner or Assignee (or Beneficial Owner) who has failed to provide a properly completed Tax Certificate, such amounts paid or withheld by the Partnership shall be deemed to have been paid to such Limited Partner or Assignee (or Beneficial Owner) as part of the redemption price for the Redeemable Units and the Partnership shall reduce the amount of the payment made to such Limited Partner or Assignee (or Beneficial owner) in redemption of such Redeemable Units by any amounts so withheld.

10.6.2  After the Notice Date, Redeemable Units shall no longer constitute issued and Outstanding Units and no allocations or distributions shall be made with respect to such Redeemable Units. In addition, after the Notice Date, the Redeemable Units shall not be transferable.

10.6.3  The provisions of this Article 10.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Beneficial Owner.

ARTICLE 11

ADMISSION OF PARTNERS

11.1  Admission of Initial Limited Partners and Other Creation Basket Purchases. Subject to the requirements of this Article 11, upon the issuance by the Partnership of Units to the Initial Limited Partner and any other purchasers of a Creation Basket, the General Partner shall admit the Initial Limited Partner and such other purchasers of the Creation Basket to the Partnership as Limited Partners in respect of the Units purchased.

11.2  Admission of Substituted Limited Partners. By transfer of a Unit in accordance with Article 10, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (i) the right to negotiate such Certificate to a purchaser or other transferee, and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (i) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s sole discretion, and (ii) when any such admission is shown on the books and records of the Partnership, following the consent of the General Partner to such admission. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have none of the other rights of a Limited Partner.

11.3  Admission of Successor General Partner. A successor General Partner approved pursuant to this Article 11.3 or the transferee of or successor to all of the General Partner’s interest pursuant to Article 10.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Article 12 or the transfer of the General Partner’s interest pursuant to Article 10.2; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Article 10.2 has occurred. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

11.4  Admission of Additional Limited Partners.

11.4.1  A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in this Agreement, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

11.4.2  Notwithstanding anything to the contrary in this Article 11.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

11.5  Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and if necessary, to prepare as soon as practical an amendment of this Agreement and if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to Article 15.

ARTICLE 12

WITHDRAWAL OR REMOVAL OF PARTNERS

12.1  Withdrawal of the General Partner.

12.1.1  The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(a)  the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(b)  the General Partner transfers all of its rights as general partner pursuant to this Agreement;

(c)  the General Partner is removed;

(d)  the General Partner (1) makes a general assignment for the benefit of creditors; (2) files a voluntary bankruptcy petition; (3) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (4) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (1) – (3) of this sentence; or (5) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(e)  a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

(f)  a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in this Article 12.1.1(d), (e) or (f) occurs, the withdrawing General Partner shall give written notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Article 12.1 shall result in the withdrawal of the General Partner from the Partnership.

12.1.2  Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal will not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be a General Partner pursuant to Article 12.1.1(b) or is removed pursuant to Article 12.2. If the General Partner gives a notice of withdrawal pursuant to Article 12.1.1(a), holders of at least a majority of such Outstanding Units (excluding for purposes of such determination any Units owned by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein, the Partnership shall be dissolved in accordance with Article 13. If a successor General Partner is elected, such successor shall be admitted immediately prior to the effective time of the withdrawal or removal of the Departing Partner and shall continue the business of the Partnership without dissolution.

12.2  Removal of the General Partner. The General Partner may be removed only if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (excluding for this purpose any Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Units (excluding for this purpose any Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner.

12.3  Withdrawal of a Limited Partner other than the Organizational Limited Partner. In addition to withdrawal of a Limited Partner due to its redemption of Units constituting a Redemption Basket under this Agreement, the General Partner may, at any time, in its sole discretion, require any Limited Partner to withdraw entirely from the Partnership or to withdraw a portion of its Partner Capital Account, by giving not less than 15 days’ advance written notice to the Limited Partner thus designated. In addition, the General Partner without notice may require at any time, or retroactively, withdrawal of all or any portion of the Capital Account of any Limited Partner: (i) that made a misrepresentation to the General Partner in connection with its purchase of Units; or (ii) whose ownership of Units would result in the violation of any law or regulations applicable to the Partnership or a Partner. The Limited Partner thus designated shall withdraw from the Partnership or withdraw that portion of its Partner Capital Account specified in such notice, as the case may be, as of the Close of Business on such date as determined by the General Partner. The Limited Partner thus designated shall be deemed to have withdrawn from the Partnership or to have made a partial withdrawal from its Partner Capital Account, as the case may be, without further action on the part of said Limited Partner and the provisions of Article 17.6 shall apply.

ARTICLE 13

TERMINATION AND DISTRIBUTION

13.1  Termination. The Partnership shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events:

(a)  The death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of the Limited Partners within 90 days after such event elects to continue the Partnership and appoints a successor General Partner; or

(b)  The affirmative vote of a majority in interest of the Limited Partners; provided, however, that any such termination shall be subject to the conditions set forth in this Agreement.

13.2  Assumption of Agreements. No vote by the Limited Partners to terminate the Partnership pursuant to Section 13.1(b) shall be effective unless, prior to or concurrently with such vote, there shall have been established procedures for the assumption of the Partnership’s obligations arising under any agreement to which the Partnership is a party and which is still in force immediately prior to such vote regarding termination, and there shall have been an irrevocable appointment of an agent who shall be empowered to give and receive notices, reports and payments under such agreements, and hold and exercise such other powers as are necessary to permit all other parties to such agreements to deal with such agent as if the agent were the sole owner of the Partnership’s interest, which procedures are agreed to in writing by each of the other parties to such agreements.

13.3  Distribution

13.3.1  Upon termination of the Partnership, the affairs of the Partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the Partnership shall then be determined by the General Partner. Thereupon, the assets of the Partnership shall be distributed to the Partners pro rata in accordance with their Units. Each Partner shall receive its share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from Partner to Partner, all as the General Partner in its sole discretion may decide. If such distributions are insufficient to return to any Partner the full amount of its Capital Contributions, such Partner shall have no recourse against any other Partner.

13.3.2  The winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner or its successor, which is hereby authorized to do all acts authorized by law for these purposes. Without limiting the generality of the foregoing, the General Partner, in carrying out such winding up and distribution, shall have full power and authority to sell all or any of the Partnership’s assets or to distribute the same in kind to the Partners.

ARTICLE 14

MEETINGS

14.1  Meeting of Limited Partners. Upon the written request of 20% or more in interest of the Limited Partners, the General Partner may, but is not required to, call a meeting of the Limited Partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place.

ARTICLE 15

POWER OF ATTORNEY

15.1  Appointment. Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a liquidator shall have been selected, the liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their respective authorized officers and attorneys-in-fact with full power of substitution, as its true and lawful agent and attorney-in-fact with full power and authority in its name, place and stead to:

(a)  execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (ii) all certificates, documents and other instruments that the General Partner or the liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement, (iii) all certificates, documents and other instruments (including, without limitation, conveyances and a certificate of cancellation) that the General Partner or the liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, (iv) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner or the Capital Contribution of any Partner, (v) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Units issued, and (vi) all certificates documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership;

(b)  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approval waivers, certificates and other instruments necessary or appropriate, in the sole discretion of the General Partner or the liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the liquidator, to effectuate the terms or intent of this Agreement, provided, that when required by this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the liquidator may exercise the power of attorney made in this Article 15 only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series;

15.2  Survival. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest and it shall survive and not be affected by the subsequent death, incompetence, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership interest and shall extend to such Limited Partners or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the liquidator, within 15 days after receipt of the General Partner’s or the liquidator’s request therefor, such further designations, powers of attorney and other instruments as the General Partner or the liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

ARTICLE 16

CREATION OF UNITS

16.1  General. The Partnership will create and redeem Units from time to time, but only in one or more Creation Baskets or Redemption Baskets (a block of 100,000 Units shall be referred to as a “Basket”). The creation and redemption of Baskets will only be made in exchange for delivery to the Partnership or the distribution by the Partnership of the amount of United States government securities with maturities of 2 years or less (“Treasuries”) and any cash represented by the Baskets being created or redeemed, the amount of which will be based on the combined NAV of the number of Units included in the Baskets being created or redeemed determined on the day the order to create or redeem Baskets is properly received.

16.2  Creation Procedures. On any Business Day, a Participant, may place an order with the Partnership’s marketing agent to create one or more Baskets. Purchase orders must be placed by 12:00 PM New York time or the close of regular trading on the NYSE Arca, whichever is earlier; except in the case of the Initial Limited Partner’s initial order to purchase one or more Creation Baskets on the first day the Baskets are to be offered and sold, when such orders shall be placed by 9:00 AM New York time on the day agreed to by the General Partner and the Initial Limited Partner. The day on which the marketing agent receives a valid purchase order is the purchase order date. By placing a purchase order, a Participant agrees to (1) deposit Treasuries, cash, or a combination of Treasuries and cash with the Partnership, and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the Partnership for the purchase of a number and type of futures contracts at the closing settlement price for such contracts on the purchase order date, as specified in the purchase order form attached to the Authorized Purchaser Agreement. Failure to consummate (1) and (2) above shall result in the cancellation of the order. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet the Partnership’s investment objective and shall be purchased as a result of the Participant’s purchase of Units. Prior to the delivery of Baskets for a purchase order, the Participant must also have wired to the custodian the non-refundable creation transaction fee described in this Article 16.

16.3  Determination of Required Deposits. The total deposit required to create each Basket (“Creation Basket Deposit”) is an amount of Treasuries and/or cash with a value that is in the same proportion to the total assets of the Partnership (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is accepted as the number of Units to be created under the purchase order is in proportion to the total number of Units outstanding on the date the order is received. The General Partner determines, in its sole discretion or in consultation with the administrator of the Partnership, the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury and cash that may be included in deposits to create Baskets. The Partnership, or its marketing agent on the Partnership’s behalf, will publish such requirements at the beginning of each Business Day. The amount of cash deposit required is the difference between (i) the aggregate market value of the Treasuries included in a Creation Basket Deposit as of 4:00 PM New York time on the date the order to purchase is properly received and (ii) the total required deposit.

16.4  Delivery of Required Deposits. A Participant who places a purchase order is responsible for transferring to the Partnership’s account with the custodian the required amount of Treasuries and cash by the end of the third Business Day following the purchase order date. Upon receipt of the deposit amount, the administrator will direct DTC to credit the number of Baskets ordered to the Participant’s DTC account on the third Business Day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the custodian on behalf of the Partnership shall be borne solely by the Participant.

16.5  Rejection of Purchase Orders. The General Partner, or its marketing agent on its behalf, shall have the absolute right but no obligation to reject a purchase order or a Creation Basket Deposit if: (1) it determines that the purchase order or the Creation Basket Deposit is not in proper form; (2) the General Partner believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to the Partnership, Limited Partners or Unitholders; (3) the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or (4) circumstances outside the control of the General Partner, marketing agent or custodian make it, for all practical purposes, not feasible to process creations of Baskets (including if the General Partner determines that the investment alternatives available to the Partnership at that time will not enable it to meet its investment objective). None of the General Partner, marketing agent or custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

16.6  Creation Transaction Fee. To compensate the Partnership for its expenses in connection with the creation of Baskets, a Participant is required to pay a transaction fee to the Partnership of $1,000 per order to create Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC in advance of any change in the transaction fee and will not implement any increase in the fee for the creation of Baskets until 30 days after the date of the notice.

ARTICLE 17

REDEMPTION OF UNITS

17.1  General. The procedures by which a Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any Business Day, a Participant may place an order with the marketing agent to redeem one or more Baskets. Redemption orders must be placed by 12:00 PM New York time or the close of regular trading on the NYSE Arca, whichever is earlier. A redemption order so received is effective on the date it is received in satisfactory form by the marketing agent. The day on which the marketing agent receives a valid redemption order is the redemption order date. By placing a redemption order, a Participant agrees to (1) deliver the redemption basket to be redeemed through DTC’s book-entry system to the Partnership’s account with its custodian not later than 3:00 PM New York time on the third Business Day following the effective date of the redemption order, and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the Partnership for the sale of a number and type of futures contracts at the closing settlement price for such contracts on the redemption order date, as specified in the redemption order form attached to the Authorized Purchaser Agreement. Failure to consummate (1) and (2) above shall result in the cancellation of the order. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet the Partnership’s investment objective and shall be sold as a result of the Participant’s sale of Units. Prior to the delivery of the redemption distribution for a redemption order, the Participant must also have wired to the Partnership’s account with the custodian the non-refundable redemption transaction fee described in this Article 17.

17.2  Determination of Redemption Distribution. The redemption distribution from the Partnership consists of a transfer to the redeeming Participant of an amount of Treasuries and/or cash with a value that is in the same proportion to the total assets of the Partnership (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of Units to be redeemed under the redemption order is in proportion to the total number of Units outstanding on the date the order to redeem is received. The General Partner, directly or through its agent, will determine the requirements for Treasuries and/or the amount of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash, that may be included in distributions to redeem Baskets. The marketing agent will publish such requirements as of 4:00 PM New York time on the redemption order date.

17.3  Delivery of Redemption Distribution. The redemption distribution due from the Partnership is delivered to the Participant by 3:00 PM New York time on the third Business Day following the redemption order date if, by 3:00 PM New York time on such third Business Day, the Partnership’s DTC account has been credited with the Baskets to be redeemed. If the Partnership’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next Business Day to the extent of remaining whole Baskets received if the Partnership (1) receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and (2) the remaining Baskets to be redeemed are credited to the Partnership’s DTC account by 3:00 PM New York time on such next Business Day. Any further remaining amount of the redemption order shall be cancelled and the Participant will indemnify the Partnership for any losses, if any, due to such cancellation, including but not limited to the difference in the price of investments sold as a result of the redemption order and investments made to reflect that such order has been cancelled. Pursuant to instruction from the General Partner, the custodian is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Partnership’s DTC account by 3:00 PM New York time on the third Business Day following the redemption order date if the Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the General Partner may from time to time determine.

17.4  Suspension or Rejection of Redemption orders. The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which any of the NYMEX, the NYSE Arca or the New York Stock Exchange is closed other than customary weekend or holiday closings, or trading on the NYSE Arca or the NYMEX is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the Limited Partners or the Unitholders. None of the General Partner, the marketing agent or the custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement. The General Partner will reject a redemption order if the order is not in proper form or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The General Partner may also reject a redemption order if the number of units being redeemed would reduce the remaining outstanding units to 100,000 units (i.e., one basket) or less, unless the General Partner has reason to believe that the party placing the redemption order does in fact possess all the outstanding units and can deliver them.

17.5  Redemption Transaction Fee. To compensate the Partnership for its expenses in connection with the redemption of Baskets, a Participant is required to pay a transaction fee to the Partnership of $1,000 per order to redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC in advance of any change in the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

17.6  Required Redemption. The General Partner may, at any time, in its sole discretion, require any Limited Partner to withdraw entirely from the Partnership or to withdraw a portion of its Partner Capital Account, by giving not less than 15 days’ advance written notice to the Limited Partner thus designated. In addition, the General Partner without notice may require at any time, or retroactively, withdrawal of all or any portion of the Capital Account of any Limited Partner: (i) that the General Partner determines is a benefit plan investor (within the meaning of the Department of Labor Regulation (s) 2510.3-101(f)(2)) in order for the assets of the Partnership not to be treated as plan assets under ERISA; (ii) that made a misrepresentation to the General Partner in connection with its purchase of Units; or (iii) whose ownership of Units would result in the violation of any law or regulations applicable to the Partnership or a Partner. The Limited Partner thus designated shall withdraw from the Partnership or withdraw that portion of its Partner Capital Account specified in such notice, as the case may be, as of the Close of Business on such date as determined by the General Partner. The Limited Partner thus designated shall be deemed to have withdrawn from the Partnership or to have made a partial withdrawal from its Partner Capital Account, as the case may be, without further action on the part of said Limited Partner.

ARTICLE 18

MISCELLANEOUS

18.1  Notices. Any notice, offer, consent or other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been sufficiently given or made when delivered personally to the party (or an officer of the party) to whom the same is directed, or (except in the event of a mail strike) 5 Business Days after being mailed by first-class mail, postage prepaid, if to the Partnership or to a General Partner, or if to a Limited Partner, to the address set forth on Exhibit B hereof. Any Partner may change its address for the purpose of this Article by giving notice of such change to the Partnership, such change to become effective on the tenth (10th) Business Day after such notice is given.

18.2  Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any Partnership property.

18.3  Governing Law, Successors, Severability. This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied by Delaware courts to agreements entered into and to be performed in Delaware by and between residents of Delaware and shall, subject to the restrictions on transferability set forth herein, bind and inure to the benefit of the heirs, executors, personal representatives successors and assigns of the parties hereto. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

18.4  Consent to Jurisdiction. The General Partner and the Limited Partners hereby (i) irrevocably submit to the non-exclusive jurisdiction of any Delaware state court or federal court sitting in Wilmington, Delaware in any action arising out of or relating to this Agreement, and (ii) consent to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court. Each party agrees that, in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party, to the fullest extent permitted by applicable law, waives any right it may otherwise have to (a) seek punitive or consequential damages, or (b) request a trial by jury.

18.5  Entire Agreement. This Agreement constitutes the entire agreement among the parties; it supersedes any prior agreement or understanding among them, oral or written, all of which are hereby canceled. This Agreement may not be modified or amended other than pursuant to Articles 3 and 15.

18.6  Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

18.7  No Waiver. The failure of any Partner to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

18.8  Legends. If certificates for any interest or interests are issued evidencing a Limited Partner’s interest in the Partnerships, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the General Partner to reflect restrictions upon transfer contemplated herein.

18.9  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

18.10  Relationship between the Agreement and the Act. Regardless of whether any provisions of this Agreement specifically refer to particular Default Rules (as defined below), (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Article 18.10, “Default Rule” shall mean a rule stated in the Act that applies except to the extent it is negated or modified through the provisions of the Partnership’s certificate of limited partnership or this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first appearing above.

General Partner United States Commodity Funds LLC
By: /s/ Howard Mah Name: Howard Mah Title: Management Director

Organizational Limited Partner Wainwright Holdings, Inc.
By: /s/ Howard Mah Name: Howard Mah Title: Director

Initial Limited Partner Kellogg Capital Group, LLC
By: /s/ Charles Kirk Kellogg Name: Charles Kirk Kellogg Title:

EXHIBIT A

FORM OF GLOBAL CERTIFICATE

Evidencing Units Representing Limited Partner Interests
in United States 12 Month Natural Gas Fund, LP

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE FUND OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

This is to certify that Cede & Co. is the owner and registered holder of this Certificate evidencing the ownership of issued and outstanding Limited Partner Units (“Units”), each of which represents a fractional undivided unit of a beneficial interest in United States 12 Month Natural Gas Fund, LP (the “Fund”), a Delaware limited partnership. Capitalized terms used not defined herein have the meaning given to such terms in the Amended and Restated Agreement of Limited Partnership, as amended, supplemented or restated to the date hereof (the “Limited Partnership Agreement”).

At any given time, this Certificate shall represent the limited units of beneficial interest in the Fund purchased by a particular authorized Participant on the date of this Certificate. The Limited Partnership Agreement of the Fund provides for the deposit of cash with the Fund from time to time and the issuance by the Fund of additional Creation Baskets representing the undivided units of beneficial interest in the assets of the Fund. At the request of the registered holder, this Certificate may be exchanged for one or more Certificates issued to the registered holder in such denominations as the registered holder may request; provided, however, that in the aggregate, the Certificates issued to the registered holder hereof shall represent all Units outstanding at any given time.

Each authorized Participant hereby grants and conveys all of its rights, title and interest in and to the Fund to the extent of the undivided interest represented hereby to the registered holder of this Certificate subject to and in pursuance of the Limited Partnership Agreement, all the terms, conditions and covenants of which are incorporated herein as if fully set forth at length.

The registered holder of this Certificate is entitled at any time upon tender of this Certificate to the Fund, endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, at its principal office in the State of California and, upon payment of any tax or other governmental charges, to receive at the time and in the manner provided in the Limited Partnership Agreement, such holder’s ratable portion of the assets of the Fund for each Redemption Basket tendered and evidenced by this Certificate.

The holder of this Certificate, by virtue of the purchase and acceptance hereof, assents to and shall be bound by the terms of the Limited Partnership Agreement, copies of which are on file and available for inspection at reasonable times during business hours at the principal business office of the General Partner.

The Fund may deem and treat the person in whose name this Certificate is registered upon the books of the Fund as the owner hereof for all purposes and the Fund shall not be affected by any notice to the contrary.

The Limited Partnership Agreement and this Certificate are executed and delivered by United States Commodity Funds LLC as General Partner of the Fund, in the exercise of the powers and authority conferred and vested in it by the Limited Partnership Agreement. The representations, undertakings and agreements made on the part of the Fund in the Limited Partnership Agreement or this Certificate are made and intended not as personal representations, undertakings and agreements by the General Partner, other than acting in its capacity as such, but are made and intended for the purpose of binding only the Fund. Nothing in the Limited Partnership Agreement or this Certificate shall be construed as imposing any liability on the General Partner, individually or personally, to fulfill any representation, undertaking or agreement other than as provided in the Limited Partnership Agreement or this Certificate.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF UNITED STATES 12 MONTH NATURAL GAS FUND, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, TERMINATE THE EXISTENCE OR QUALIFICATION OF UNITED STATES 12 MONTH NATURAL GAS FUND, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR CAUSE UNITED STATES 12 MONTH NATURAL GAS FUND, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). UNITED STATES COMMODITY FUNDS LLC, THE GENERAL PARTNER OF UNITED STATES 12 MONTH NATURAL GAS FUND, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF UNITED STATES 12 MONTH NATURAL GAS FUND, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

This Certificate shall not become valid or binding for any purpose until properly executed by the General Partner.

IN WITNESS WHEREOF, the General Partner of the Fund has caused this Certificate to be executed in its name by the manual or facsimile signature of one of its Authorized Persons.

United States Commodity Funds LLC, as General Partner
By: Date:

EXHIBIT B

ADDRESSES FOR NOTICE

United States Commodity Funds LLC
1320 Harbor Bay Parkway, Suite 145
Alameda, California 94502

with a copy to

Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109
Attention: Manager, Fund Administration Department

EXHIBIT C

APPLICATION FOR TRANSFER OF UNITS

Transferees of Units must execute and deliver this application to United States 12 Month Natural Gas Fund, LP, c/o United States Commodity Funds LLC, 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502, to be admitted as limited partners to United States 12 Month Natural Gas Fund, LP.

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Units evidenced hereby and hereby certifies to United States 12 Month Natural Gas Fund, LP (the “Partnership”) that the Assignee (including to the best of Assignee’s knowledge, any person for whom the Assignee will hold the Units) is an Eligible Holder.*

The Assignee (a) requests admission as a Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, supplemented or restated to the date hereof (the “Limited Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Limited Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Limited Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Limited Partnership Agreement, (d) gives the powers of attorney provided for in the Limited Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Limited Partnership Agreement. Capitalized terms used but not defined herein have the meanings given to such terms in the Limited Partnership Agreement.

Date:
Social Security or other identifying number of Assignee	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

If not an Individual (check one):

☐	the entity is subject to United States federal income taxation on the income generated by the Partnership;
☐	the entity is not subject to United States federal income taxation, but it is a pass-through entity and all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership;
☐	the entity is not subject to United States federal income taxation and it is (a) not a pass-through entity or (b) a pass-through entity, but not all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. Important Note — by checking this box, the Assignee is contradicting its certification that it is an Eligible Holder.
*	The Term “Eligible Holder” means (a) an individual or entity subject to United States federal income taxation on the income generated by the Partnership; or (b) an entity not subject to United States federal income taxation on the income generated by the Partnership, so long as all of the entity’s owners are subject to United States federal income taxation on the income generated by the Partnership. Individuals or entities are subject to taxation, in the context of defining an Eligible Holder, to the extent they are taxable on the items of income and gain allocated by the Partnership. Schedule I hereto contains a list of various types of investors that are categorized and identified as either “Eligible Holders” or “Non-Eligible Holders.”

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity**	☐ Non-resident Alien**
☐ Foreign Corporation**

**	As those terms are defined in the Code.

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

1. I am not a non-resident alien for purposes of U.S. income taxation.

2. My U.S. taxpayer identification number (Social Security Number) is

3. My home address is

B. Partnership, Corporation or Other Interestholder

1. The interestholder is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury regulations).

2. The interestholder’s U.S. employer identification number is

3. The interestholder’s office address and place of incorporation (if applicable) is

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of FINRA, or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Units shall be made to the best of the Assignee’s knowledge.

STATEMENT OF ADDITIONAL INFORMATION

United States 12 Month Natural Gas Fund, LP

Before you decide whether to invest, you should read this entire prospectus carefully and consider the risk factors beginning on page 13.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both parts contain important information.

This statement of additional information and accompanying disclosure document are both dated June 10, 2010.

SAI-1

Page
The Commodity Interest Markets	SAI-3
Potential Advantages of Investment	SAI-11
Production of Natural Gas	SAI-11
Natural Gas Reserves	SAI-12
Natural Gas and the Environment	SAI-13
Factors That Affect Current Natural Gas Prices	SAI-13
Average Natural Gas Prices in the United States	SAI-15

SAI-2

The Commodity Interest Markets

General

The Commodity Exchange Act or CEA governs the regulation of commodity interest transactions, markets and intermediaries. In December 2000, the CEA was amended by the Commodity Futures Modernization Act of 2000, or CFMA, which substantially revised the regulatory framework governing certain commodity interest transactions and the markets on which they trade. The CEA, as amended by the CFMA, now provides for varying degrees of regulation of commodity interest transactions depending upon the variables of the transaction. In general, these variables include (1) the type of instrument being traded (e.g., contracts for future delivery, options, swaps or spot contracts), (2) the type of commodity underlying the instrument (distinctions are made between instruments based on agricultural commodities, energy and metals commodities and financial commodities), (3) the nature of the parties to the transaction (retail, eligible contract participant, or eligible commercial entity), (4) whether the transaction is entered into on a principal-to-principal or intermediated basis, (5) the type of market on which the transaction occurs, and (6) whether the transaction is subject to clearing through a clearing organization. Information regarding commodity interest transactions, markets and intermediaries, and their associated regulatory environment, is provided below.

Futures Contracts

A futures contract such as a Futures Contract is a standardized contract traded on, or subject to the rules of, an exchange that calls for the future delivery of a specified quantity and type of a commodity at a specified time and place. Futures contracts are traded on a wide variety of commodities, including agricultural products, bonds, stock indices, interest rates, currencies, energy and metals. The size and terms of futures contracts on a particular commodity are identical and are not subject to any negotiation, other than with respect to price and the number of contracts traded between the buyer and seller.

The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying of commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery. The difference between the price at which the futures contract is purchased or sold and the price paid for the offsetting sale or purchase, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Some futures contracts, such as stock index contracts, settle in cash (reflecting the difference between the contract purchase/sale price and the contract settlement price) rather than by delivery of the underlying commodity.

In market terminology, a trader who purchases a futures contract is long in the market and a trader who sells a futures contract is short in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as open trades or open positions. The aggregate amount of open positions held by traders in a particular contract is referred to as the open interest in such contract.

Forward Contracts

A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity at or before a specified date in the future at a specified price and, therefore, is economically similar to a futures contract. Unlike futures contracts, however, forward contracts are typically traded in the over-the-counter markets and are not standardized contracts. Forward contracts for a given commodity are generally available for various amounts and maturities and are subject to individual negotiation between the parties involved. Moreover, generally there is no direct means of offsetting or closing out a forward contract by taking an offsetting position as one would a futures contract on a U.S. exchange. If a trader desires to close out a forward contract position, he generally will establish an opposite position in the contract but will settle and recognize the profit or loss on both positions simultaneously on the delivery date. Thus, unlike in the futures contract market where a trader who has offset positions will recognize profit or loss immediately, in the forward market a trader with a position that has been offset at a profit will generally not receive such profit until the delivery date, and likewise a trader with a position that has been offset at a loss will generally not have to pay money until the delivery date. In recent years, however, the terms of forward contracts have become more standardized, and in some instances such contracts now provide a right of offset or cash settlement as an alternative to making or taking delivery of the underlying commodity.

SAI-3

The forward markets provide what has typically been a highly liquid market for foreign exchange trading, and in certain cases the prices quoted for foreign exchange forward contracts may be more favorable than the prices for foreign exchange futures contracts traded on U.S. exchanges. The forward markets are largely unregulated. Forward contracts are, in general, not cleared or guaranteed by a third party. Commercial banks participating in trading foreign exchange forward contracts often do not require margin deposits, but rely upon internal credit limitations and their judgments regarding the creditworthiness of their counterparties. In recent years, however, many over-the-counter market participants in foreign exchange trading have begun to require that their counterparties post margin.

Further, as the result of the CFMA, over-the-counter derivative instruments such as forward contracts and swap agreements (and options on forwards and physical commodities) may begin to be traded on lightly-regulated exchanges or electronic trading platforms that may, but are not required to, provide for clearing facilities. Exchanges and electronic trading platforms on which over-the-counter instruments may be traded and the regulation and criteria for that trading are more fully described below under “Futures Exchanges and Clearing Organizations.”

Nonetheless, absent a clearing facility, US12NG’s trading in foreign exchange and other forward contracts is exposed to the creditworthiness of the counterparties on the other side of the trade.

Options on Futures Contracts

Options on futures contracts are standardized contracts traded on an exchange. An option on futures contract gives the buyer of the option the right, but not the obligation, to take a position at a specified price (the striking, strike, or exercise price) in the underlying futures contract or underlying interest. The buyer of a call option acquires the right, but not the obligation, to purchase or take a long position in the underlying interest, and the buyer of a put option acquires the right, but not the obligation, to sell or take a short position in the underlying interest.

The seller, or writer, of an option is obligated to take a position in the underlying interest at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying interest at the strike price if the buyer should exercise the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying interest at the strike price.

A call option is said to be in-the-money if the strike price is below current market levels and out-of-the-money if the strike price is above current market levels. Conversely, a put option is said to be in-the-money if the strike price is above the current market levels and out-of-the-money if the strike price is below current market levels.

Options have limited life spans, usually tied to the delivery or settlement date of the underlying interest. Some options, however, expire significantly in advance of such date. The purchase price of an option is referred to as its premium, which consists of its intrinsic value (which is related to the underlying market value) plus its time value. As an option nears its expiration date, the time value shrinks and the market and intrinsic values move into parity. An option that is out-of-the-money and not offset by the time it expires becomes worthless. On certain exchanges, in-the-money options are automatically exercised on their expiration date, but on others unexercised options simply become worthless after their expiration date.

Regardless of how much the market swings, the most an option buyer can lose is the option premium. The option buyer deposits his premium with his broker, and the money goes to the option seller. Option sellers, on the other hand, face risks similar to participants in the futures markets. For example, since the seller of a call option is assigned a short futures position if the option is exercised, his risk is the same as someone who initially sold a futures contract. Because no one can predict exactly how the market will move, the option seller posts margin to demonstrate his ability to meet any potential contractual obligations.

Options on Forward Contracts or Commodities

Options on forward contracts or commodities operate in a manner similar to options on futures contracts. An option on a forward contract or commodity gives the buyer of the option the right, but not the obligation, to take a position at a specified price in the underlying forward contract or commodity. However, similar to

SAI-4

forward contracts, options on forward contracts or on commodities are individually negotiated contracts between counterparties and are typically traded in the over-the-counter market. Therefore, options on forward contracts and physical commodities possess many of the same characteristics of forward contracts with respect to offsetting positions and credit risk that are described above.

Swap Contracts

Swap transactions generally involve contracts between two parties to exchange a stream of payments computed by reference to a notional amount and the price of the asset that is the subject of the swap. Swap contracts are principally traded off-exchange, although recently, as a result of regulatory changes enacted as part of the CFMA, certain swap contracts are now being traded in electronic trading facilities and cleared through clearing organizations.

Swaps are usually entered into on a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the parties receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not generally involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is generally limited to the net amount of payments that the party is contractually obligated to make. In some swap transactions one or both parties may require collateral deposits from the counterparty to support that counterparty’s obligation under the swap agreement. If the counterparty to such a swap defaults, the risk of loss consists of the net amount of payments that the party is contractually entitled to receive less to any collateral deposits it is holding.

Participants

The two broad classes of persons who trade commodities are hedgers and speculators. Hedgers include financial institutions that manage or deal in interest rate-sensitive instruments, foreign currencies or stock portfolios, and commercial market participants, such as farmers and manufacturers, that market or process commodities. Hedging is a protective procedure designed to lock in profits that could otherwise be lost due to an adverse movement in the underlying commodity, for example, the adverse price movement between the time a merchandiser or processor enters into a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. In such a case, at the time the hedger contracts to physically sell the commodity at a future date he will simultaneously buy a futures or forward contract for the necessary equivalent quantity of the commodity. At the time for performance of the contract, the hedger may accept delivery under his futures contract and sell the commodity quantity as required by his physical contract or he may buy the actual commodity, sell if under the physical contract and close out his position by making an offsetting sale of a futures contract.

The commodity interest markets enable the hedger to shift the risk of price fluctuations. The usual objective of the hedger is to protect the profit that he expects to earn from farming, merchandising, or processing operations rather than to profit from his trading. However, at times the impetus for a hedge transaction may result in part from speculative objectives.

Unlike the hedger, the speculator generally expects neither to make nor take delivery of the underlying commodity. Instead, the speculator risks his capital with the hope of making profits from price fluctuations in the commodities. The speculator is, in effect, the risk bearer who assumes the risks that the hedger seeks to avoid. Speculators rarely make or take delivery of the underlying commodity; rather they attempt to close out their positions prior to the delivery date. Because the speculator may take either a long or short position in commodities, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges and Clearing Organizations

Futures exchanges provide centralized market facilities in which multiple persons have the ability to execute or trade contracts by accepting bids and offers from multiple participants. Futures exchanges may provide for execution of trades at a physical location utilizing trading pits and/or may provide for trading to be done electronically through computerized matching of bids and offers pursuant to various algorithms. Members of a particular exchange and the trades executed on such exchange are subject to the rules of that exchange. Futures exchanges and clearing organizations are given reasonable latitude in promulgating rules

SAI-5

and regulations to control and regulate their members. Examples of regulations by exchanges and clearing organizations include the establishment of initial margin levels, rules regarding trading practices, contract specifications, speculative position limits, daily price fluctuation limits, and execution and clearing fees.

Clearing organizations provide services designed to mutualize or transfer the credit risk arising from the trading of contracts on an exchange or other electronic trading facility. Once trades made between members of an exchange or electronic trading facility have been confirmed, the clearing organization becomes substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange or trading platform and in effect becomes the other party to the trade. Thereafter, each clearing member party to the trade looks only to the clearing organization for performance. The clearing organization generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that is intended to enable the clearing organization to meet its obligations with regard to the other side of an insolvent clearing member’s contracts. Furthermore, the clearing organization requires margin deposits and continuously marks positions to market to provide some assurance that its members will be able to fulfill their contractual obligations. Thus, a central function of the clearing organization is to ensure the integrity of trades, and members effecting transactions on an exchange need not concern themselves with the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their own customers, their clearing broker and the clearing organization. The clearing organizations do not deal with customers, but only with their member firms and the guarantee of performance for open positions provided by the clearing organization does not run to customers.

U.S. Futures Exchanges

Futures exchanges in the United States are subject to varying degrees of regulation by the CFTC based on their designation as one of the following: a designated contract market, a derivatives transaction execution facility, an exempt board of trade or an electronic trading facility.

A designated contract market is the most highly regulated level of futures exchange. Designated contract markets may offer products to retail customers on an unrestricted basis. To be designated as a contract market, the exchange must demonstrate that it satisfies specified general criteria for designation, such as having the ability to prevent market manipulation, rules and procedures to ensure fair and equitable trading, position limits, dispute resolution procedures, minimization of conflicts of interest and protection of market participants. Among the principal designated contract markets in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange and the NYMEX. Each of the designated contract markets in the United States must provide for the clearance and settlement of transactions with a CFTC-registered derivatives clearing organization.

A derivatives transaction execution facility, or DTEF, is a new type of exchange that is subject to fewer regulatory requirements than a designated contract market but is subject to both commodity interest and participant limitations. DTEFs limit access to eligible traders that qualify as either eligible contract participants or eligible commercial entities for futures and option contracts on commodities that have a nearly inexhaustible deliverable supply, are highly unlikely to be susceptible to the threat of manipulation, or have no cash market, security futures products, and futures and option contracts on commodities that the CFTC may determine, on a case-by-case basis, are highly unlikely to be susceptible to the threat of manipulation. In addition, certain commodity interests excluded or exempt from the CEA, such as swaps, etc. may be traded on a DTEF. There is no requirement that a DTEF use a clearing organization, except with respect to trading in security futures contracts, in which case the clearing organization must be a securities clearing agency. However, if futures contracts and options on futures contracts on a DTEF are cleared, then it must be through a CFTC-registered derivatives clearing organization, except that some excluded or exempt commodities traded on a DTEF may be cleared through a clearing organization other than one registered with the CFTC.

An exempt board of trade is also a newly designated form of exchange. An exempt board of trade is substantially unregulated, subject only to CFTC anti-fraud and anti-manipulation authority. An exempt board of trade is permitted to trade futures contracts and options on futures contracts provided that the underlying commodity is not a security or securities index and has an inexhaustible deliverable supply or no cash market. All traders on an exempt board of trade must qualify as eligible contract participants. Contracts deemed eligible to be traded on an exempt board of trade include contracts on interest rates, exchange rates,

SAI-6

currencies, credit risks or measures, debt instruments, measures of inflation, or other macroeconomic indices or measures. There is no requirement that an exempt board of trade use a clearing organization. However, if contracts on an exempt board of trade are cleared, then it must be through a CFTC-registered derivatives clearing organization. A board of trade electing to operate as an exempt board of trade must file a written notification with the CFTC.

An electronic trading facility is a new form of exchange that operates by means of an electronic or telecommunications network and maintains an automated audit trail of bids, offers, and the matching of orders or the execution of transactions on the electronic trading facility. The CEA does not apply to, and the CFTC has no jurisdiction over, transactions on an electronic trading facility in certain excluded commodities that are entered into between principals that qualify as eligible contract participants, subject only to CFTC anti-fraud and anti-manipulation authority. In general, excluded commodities include interest rates, currencies, securities, securities indices or other financial, economic or commercial indices or measures.

The General Partner intends to monitor the development of and opportunities and risks presented by the new less-regulated exchanges and exempt boards and may, in the future, allocate a percentage of US12NG’s assets to trading in products on these exchanges. Provided US12NG maintains assets exceeding $5 million, US12NG would qualify as an eligible contract participant and thus would be able to trade on such exchanges.

Non-U.S. Futures Exchanges

Non-U.S. futures exchanges differ in certain respects from their U.S. counterparts. Importantly, non-U.S. futures exchanges are not subject to regulation by the CFTC, but rather are regulated by their home country regulator. In contrast to U.S. designated contract markets, some non-U.S. exchanges are principals’ markets, where trades remain the liability of the traders involved, and the exchange or an affiliated clearing organization, if any, does not become substituted for any party. Due to the absence of a clearing system, such exchanges are significantly more susceptible to disruptions. Further, participants in such markets must often satisfy themselves as to the individual creditworthiness of each entity with which they enter into a trade. Trading on non-U.S. exchanges is often in the currency of the exchange’s home jurisdiction. Consequently, US12NG is subject to the additional risk of fluctuations in the exchange rate between such currencies and U.S. dollars and the possibility that exchange controls could be imposed in the future. Trading on non-U.S. exchanges may differ from trading on U.S. exchanges in a variety of ways and, accordingly, may subject US12NG to additional risks.

Accountability Levels and Position Limits

The CFTC and U.S. designated contract markets have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than a hedger, which US12NG is not) may hold, own or control. Among the purposes of accountability levels and position limits is to prevent a corner or squeeze on a market or undue influence on prices by any single trader or group of traders. The position limits currently established by the CFTC apply to certain agricultural commodity interests, such as grains (oats, barley, and flaxseed), soybeans, corn, wheat, cotton, eggs, rye, and potatoes, but not to interests in energy products. In addition, U.S. exchanges may set accountability levels and position limits for all commodity interests traded on that exchange. For example, the current accountability level for investments at any one time in natural gas Futures Contracts (including investments in the Benchmark Futures Contract) on the NYMEX is 20,000 contracts. The NYMEX also imposes position limits on contracts held in the last few days of trading in the near month contract to expire. Certain exchanges or clearing organizations also set limits on the total net positions that may be held by a clearing broker. In general, no position limits are in effect in forward or other over-the-counter contract trading or in trading on non-U.S. futures exchanges, although the principals with which US12NG and the clearing brokers may trade in such markets may impose such limits as a matter of credit policy. For purposes of determining accountability levels and position limits, US12NG’s commodity interest positions will not be attributable to investors in their own commodity interest trading.

On January 26, 2010, the CFTC published a proposed rule that, if implemented, would set fixed position limits on certain energy Futures Contracts including the NYMEX RBOB gasoline futures contract, NYMEX Henry Hub natural gas futures contract, NYMEX Light Sweet crude oil futures contract and NYMEX New York Harbor No. 2 heating oil futures contract, along with any contract based upon these contracts. The

SAI-7

proposed position limits would be set as a percentage of the open interest in these contracts for the spot month, any single month, and all months combined. Additionally, the proposed rule would aggregate positions in the enumerated contracts and those based upon such contracts, including contracts listed on separate exchanges. The 90-day public comment period for this proposal ended April 26, 2010.

Daily Price Limits

Most U.S. futures exchanges (but generally not non-U.S. exchanges) limit the amount of fluctuation in some futures contract or options on futures contract prices during a single trading period by regulations. These regulations specify what are referred to as daily price fluctuation limits or more commonly, daily limits. The daily limits establish the maximum amount that the price of a futures or options on futures contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures or option on a futures contract, no trades may be made at a price beyond the limit. Positions in the futures or options contract may then be taken or liquidated, if at all, only at inordinate expense or if traders are willing to effect trades at or within the limit during the period for trading on such day. Because the daily limit rule governs price movement only for a particular trading day, it does not limit losses and may in fact substantially increase losses because it may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved the daily limit for several consecutive trading days, thus preventing prompt liquidation of positions and subjecting the trader to substantial losses for those days. The concept of daily price limits is not relevant to over-the-counter contracts, including forwards and swaps, and thus such limits are not imposed by banks and others who deal in those markets.

In contrast, the NYMEX does not impose daily limits but rather limits the amount of price fluctuation for Futures Contracts. For example, the NYMEX imposes a $3.00 per mmBtu ($30,000 per contract) price fluctuation limit for natural gas Futures Contracts. This limit is initially based off of the previous trading day’s settlement price. If any natural gas Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $3.00 per mmBtu in either direction of that point. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

Commodity Prices

Commodity prices are volatile and, although ultimately determined by the interaction of supply and demand, are subject to many other influences, including the psychology of the marketplace and speculative assessments of future world and economic events. Political climate, interest rates, treaties, balance of payments, exchange controls and other governmental interventions as well as numerous other variables affect the commodity markets, and even with comparatively complete information it is impossible for any trader to predict reliably commodity prices.

Regulation

Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, DTEF, exempt board of trade or electronic trading facility. Derivatives clearing organizations are also subject to the CEA and CFTC regulation. The CFTC is the governmental agency charged with responsibility for regulation of futures exchanges and commodity interest trading conducted on those exchanges. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.

The CFTC possesses exclusive jurisdiction to regulate the activities of CPOs and commodity trading advisors and has adopted regulations with respect to the activities of those persons and/or entities. Under the CEA, a registered CPO, such as the General Partner, is required to make annual filings with the CFTC describing its organization, capital structure, management and controlling persons. In addition, the CEA authorizes the CFTC to require and review books and records of, and documents prepared by, registered CPOs. Pursuant to this authority, the CFTC requires CPOs to keep accurate, current and orderly records for each pool that they operate. The CFTC may suspend the registration of a CPO (1) if the CFTC finds that the

SAI-8

operator’s trading practices tend to disrupt orderly market conditions, (2) if any controlling person of the operator is subject to an order of the CFTC denying such person trading privileges on any exchange, and (3) in certain other circumstances. Suspension, restriction or termination of the General Partner’s registration as a CPO would prevent it, until that registration were to be reinstated, from managing US12NG, and might result in the termination of US12NG. US12NG itself is not required to be registered with the CFTC in any capacity.

The CEA gives the CFTC similar authority with respect to the activities of commodity trading advisors. If a trading advisor’s commodity trading advisor registration were to be terminated, restricted or suspended, the trading advisor would be unable, until the registration were to be reinstated, to render trading advice to US12NG.

The CEA requires all futures commission merchants, such as US12NG’s clearing brokers, to meet and maintain specified fitness and financial requirements, to segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified books and records open to inspection by the staff of the CFTC. The CFTC has similar authority over introducing brokers, or persons who solicit or accept orders for commodity interest trades but who do not accept margin deposits for the execution of trades. The CEA authorizes the CFTC to regulate trading by futures commission merchants and by their officers and directors, permits the CFTC to require action by exchanges in the event of market emergencies, and establishes an administrative procedure under which customers may institute complaints for damages arising from alleged violations of the CEA. The CEA also gives the states powers to enforce its provisions and the regulations of the CFTC.

US12NG’s investors are afforded prescribed rights for reparations under the CEA. Investors may also be able to maintain a private right of action for violations of the CEA. The CFTC has adopted rules implementing the reparation provisions of the CEA, which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEA against a floor broker or a futures commission merchant, introducing broker, commodity trading advisor, CPO, and their respective associated persons.

Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. At the present time, the NFA is the only self-regulatory organization for commodity interest professionals, other than futures exchanges. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, CPOs, futures commission merchants, introducing brokers, and their respective associated persons and floor brokers. The General Partner, each trading advisor, the selling agents and the clearing brokers are members of the NFA. As such, they are subject to NFA standards relating to fair trade practices, financial condition and consumer protection. US12NG itself is not required to become a member of the NFA. As the self-regulatory body of the commodity interest industry, the NFA promulgates rules governing the conduct of professionals and disciplines those professionals that do not comply with these rules. The NFA also arbitrates disputes between members and their customers and conducts registration and fitness screening of applicants for membership and audits of its existing members.

The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA, as the case may be, has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.

The regulation of commodity interest trading in the United States and other countries is an evolving area of the law. The various statements made in this summary are subject to modification by legislative action and changes in the rules and regulations of the CFTC, the NFA, the futures exchanges, clearing organizations and other regulatory bodies.

The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. As mentioned above, this regulation, among other things, provides that the trading of commodity interest contracts generally must be upon exchanges designated as contract markets or DTEFs and that all trading on those exchanges must be done by or through exchange

SAI-9

members. Under the CFMA, commodity interest trading in some commodities between sophisticated persons may be traded on a trading facility not regulated by the CFTC. As a general matter, trading in spot contracts, forward contracts, options on forward contracts or commodities, or swap contracts between eligible contract participants is not within the jurisdiction of the CFTC and may therefore be effectively unregulated. The trading advisors may engage in those transactions on behalf of US12NG in reliance on this exclusion from regulation.

In general, the CFTC does not regulate the interbank and forward foreign currency markets with respect to transactions in contracts between certain sophisticated counterparties such as US12NG or between certain regulated institutions and retail investors. Although U.S. banks are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency and other U.S. federal and state banking officials, banking authorities do not regulate the forward markets.

While the U.S. government does not currently impose any restrictions on the movements of currencies, it could choose to do so. The imposition or relaxation of exchange controls in various jurisdictions could significantly affect the market for that and other jurisdictions’ currencies. Trading in the interbank market also exposes US12NG to a risk of default since failure of a bank with which US12NG had entered into a forward contract would likely result in a default and thus possibly substantial losses to US12NG.

The CFTC is prohibited by statute from regulating trading on non-U.S. futures exchanges and markets. The CFTC, however, has adopted regulations relating to the marketing of non-U.S. futures contracts in the United States. These regulations permit certain contracts traded on non-U.S. exchanges to be offered and sold in the United States.

Commodity Margin

Original or initial margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader’s broker to initiate and maintain an open position in futures contracts. Maintenance margin is the amount (generally less than the original margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he purchases or sells. Futures contracts are customarily bought and sold on initial margin that represents a very small percentage (ranging upward from less than 2%) of the aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. As discussed below, adverse price changes in the futures contract may result in margin requirements that greatly exceed the initial margin. In addition, the amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms, such as US12NG’s clearing brokers, carrying accounts for traders in commodity interest contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy to further protect themselves. The clearing brokers require US12NG to make margin deposits equal to exchange minimum levels for all commodity interest contracts. This requirement may be altered from time to time in the clearing brokers’ discretion.

Trading in the over-the-counter markets where no clearing facility is provided generally does not require margin but generally does require the extension of credit between counterparties.

When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.

SAI-10

Margin requirements are computed each day by a trader’s clearing broker. When the market value of a particular open commodity interest position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader’s position. With respect to US12NG’s trading, US12NG (and not its investors personally) is subject to margin calls.

Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.

Potential Advantages of Investment

The Advantages of Non-Correlation

Given that historically, the price of natural gas and of Futures Contracts and Other Natural Gas-Related Investments has had very little correlation to the stock and bond markets, the General Partner believes that the performance of US12NG should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling commodity interests short. This feature of many commodity interest contracts — being able to be long or short a commodity interest position with similar ease — means that profit and loss from commodity interest trading is not dependent upon economic prosperity or stability.

However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and it is entirely possible that US12NG may not outperform other sectors of an investor’s portfolio, or may produce losses. Additionally, although adding US12NG’s units to an investor’s portfolio may provide diversification, US12NG is not a hedging mechanism vis-à-vis traditional debt and equity portfolio components and you should not assume that US12NG units will appreciate during periods of inflation or stock and bond market declines.

Non-correlated performance should not be confused with negatively correlated performance. Negative correlation occurs when the performance of two asset classes are in opposite direction to each other. Non-correlation means only that US12NG’s performance will likely have little relation to the performance of equity and debt instruments, reflecting the General Partner’s belief that certain factors that affect equity and debt prices may affect US12NG differently and that certain factors that affect equity and debt prices may not affect US12NG at all. US12NG’s net asset value per unit may decline or increase more or less than equity and debt instruments during both rising and falling cash markets. The General Partner does not expect that US12NG’s performance will be negatively correlated to general debt and equity markets.

Interest Income

Unlike some alternative investment funds, US12NG does not borrow money in order to obtain leverage, so US12NG does not incur any interest expense. Rather, US12NG’s margin deposits are maintained in Treasuries and interest is earned on 100% of US12NG’s available assets, which include unrealized profits credited to US12NG’s accounts.

The following information was taken from the United States Government’s Energy Information Administration’s (EIA) website.

Production of Natural Gas

The main ingredient in natural gas is methane, a gas (or compound) composed of one carbon atom and four hydrogen atoms. Millions of years ago, the remains of plants and animals (diatoms) decayed and built up in thick layers. This decayed matter from plants and animals is called organic material — it was once alive. Over time, the sand and silt changed to rock, covered the organic material, and trapped it beneath the rock. Pressure and heat changed some of this organic material into coal, some into oil (petroleum), and some into natural gas — tiny bubbles of odorless gas.

The search for natural gas begins with geologists, who study the structure and processes of the Earth. They locate the types of rock that are likely to contain gas and oil deposits. Today, geologists’ tools include

SAI-11

seismic surveys that are used to find the right places to drill wells. Seismic surveys use echoes from a vibration source (usually a vibrating pad under a truck built for this purpose) at the earth’s surface to collect information about the rocks beneath. Sometimes it is necessary to use small amounts of dynamite to provide the vibration that is needed.

Scientists and engineers explore a chosen area by studying rock samples from the earth and taking measurements. If the site seems promising, drilling begins. Some of these areas are on land but many are offshore, deep in the ocean. Once the gas is found, it flows up through the well to the surface of the ground and into large pipelines. Some of the gases that are produced along with methane, such as butane and propane (also known as “by-products”), are separated and cleaned at a gas processing plant. Because natural gas is colorless, odorless and tasteless, mercaptan is added before distribution, to give it a distinct unpleasant odor. This added smell serves as a safety device by allowing it to be detected in the atmosphere, in cases where leaks occur.

Natural gas withdrawn from a well may contain liquid hydrocarbons and nonhydrocarbon gases. This is called “wet” natural gas. The natural gas is separated from these components near the site of the well or at a natural gas processing plant. The gas is then considered “dry” and is sent through pipelines to a local distribution company, and, ultimately, to the consumer. Dry natural gas is also known as consumer-grade natural gas. In addition to natural gas production, the U.S. gas supply is augmented by imports, withdrawals from storage, and by supplemental gaseous fuels.

Most of the natural gas consumed in the United States is produced in the United States. Some is imported from Canada and shipped to the United States in pipelines. Increasingly, natural gas is also being shipped to the United States as liquefied natural gas (LNG).

Natural gas is moved by pipelines from the producing fields to consumers. Because natural gas demand is greater in the winter, it is stored along the way in large underground storage systems, such as old oil and gas wells or caverns formed in old salt beds. The gas remains there until it is added back into the pipeline when people begin to use more gas, such as in the winter to heat homes. When chilled to very cold temperatures, approximately -260 degrees Fahrenheit, natural gas changes into a liquid and can be stored in this form. Because it takes up only 1/600th of the space that it would in its gaseous state, liquefied natural gas (LNG) can be loaded onto tankers (large ships with several domed tanks) and moved across the ocean to other countries. When this LNG is received in the United States, it can be shipped by truck to be held in large chilled tanks close to users or turned back into gas when it's ready to put in the pipelines. Natural gas is measured and sold in cubic feet or in British thermal units. One Btu is the heat required to raise the temperature of one pound of water one degree.

Natural Gas Reserves

A “reservoir” is a place where large volumes of methane, the major component of natural gas, can be trapped in the subsurface of the Earth at places where the right geological conditions occurred at the right times. Reservoirs are made up of porous and permeable rocks that can hold significant amounts of oil and gas within their pore spaces. Proved reserves of natural gas are estimated quantities that analyses of geological and engineering data have demonstrated to be economically recoverable in future years from known reservoirs. Proved reserves are added each year with successful exploratory wells and as more is learned about fields where current wells are producing. For this reason those reserves constantly change and should not be considered a finite amount of resources available.

As of December 31, 2007, estimated proved reserves of “dry natural gas” (consumer-grade natural gas) in the United States were 237.7 trillion cubic feet (Tcf). The United States consumed 23.2 Tcf of natural gas in 2007.

Record-high additions to U.S. dry natural gas proved reserves in 2007 totaled 46.1 Tcf. The dry natural gas reserve additions mostly reflected the rapid development of unconventional gas resources including shale, coalbed methane, and tight, low-permeability formations. Many of these unconventional resources are cost effective to develop because of advances in drilling technologies and in techniques to increase gas yields from these formations and because of increases in market prices for natural gas.

SAI-12

In addition to proved natural gas reserves, there are large volumes of natural gas classified as undiscovered technically recoverable resources. Undiscovered technically recoverable resources are expected to exist because the geologic settings are favorable despite the relative uncertainty of their specific location. Undiscovered technically recoverable resources are also assumed to be producible over some time period using existing recovery technology. As of January 1, 2007, EIA assumes that domestic natural gas undiscovered technically recoverable resources are approximately 1,536 trillion cubic feet.1

Those resources are expected to exist because the geologic settings are favorable. Almost half of all onshore undiscovered gas resources are believed to be located in the Alaska and Gulf Coast regions. Over one-third of all undiscovered gas resources are estimated to be in Federal offshore areas, primarily near Alaska, in the Gulf of Mexico, and along the Atlantic Coast.

Natural Gas and the Environment

Over one-half of the homes in the U.S. use natural gas as their main heating fuel. Natural gas is also an essential raw material for many common products, such as: paints, fertilizer, plastics, antifreeze, dyes, photographic film, medicines, and explosives. It is also used to produce steel, glass, paper, clothing, brick, and electricity. More than 64 million homes use natural gas to fuel stoves, furnaces, water heaters, clothes dryers and other household appliances.

Natural gas burns more cleanly than other fossil fuels. It has fewer emissions of sulfur, carbon, and nitrogen than coal or oil, and when it burned, it leaves almost no ash particles. Being a cleaner fuel is one reason that the use of natural gas, especially for electricity generation, has grown so much. However, as with other fossil fuels, burning natural gas produces carbon dioxide which is a greenhouse gas. Greenhouse gases contribute to the “greenhouse effect.” As with other fuels, natural gas also affects the environment when it is produced, stored and transported. Because natural gas is made up mostly of methane (another greenhouse gas), small amounts of methane can sometimes leak into the atmosphere from wells, storage tanks and pipelines. The natural gas industry is working to prevent any methane from escaping. Exploring and drilling for natural gas will always have some impact on land and marine habitats. But, new technologies have greatly reduced the number and size of areas disturbed by drilling sometimes called “footprints.” Plus, the use of horizontal and directional drilling make it possible for a single well to produce gas from much bigger areas.

Natural gas pipelines and storage facilities have a good safety record. This is important because when natural gas leaks it can cause explosions. Since raw natural gas has no odor, natural gas companies add a smelly substance to it so that people will know if there is a leak.

Factors That Affect Current Natural Gas Prices

There are a number of underlying factors that have prevailed for most of 2009 that have affected natural gas prices. These factors include:

U.S. Natural Gas Consumption.  EIA projects total natural gas consumption to decline by 1.9 percent in 2009 to 62.2 billion cubic feet (Bcf) per day and by another 1.1 percent in 2010. While the broad economic downturn led to a drop in total consumption in 2009, low prices have contributed to a 2-percent increase in natural gas use in the electric power sector from January through August of this year compared with the same period in 2008. The recent increase in natural gas prices has contributed to a return to normal seasonal levels of natural gas consumption for electric power generation. EIA expects natural gas use in the electric power sector to remain near normal in the coming months as the onset of winter weather and the corresponding increase in space-heating demand lead to higher prices.

A large decline in electric power sector consumption of natural gas in 2010 is projected to more than offset natural gas consumption growth in the residential, commercial, and industrial sectors. The anticipated addition of new coal-fired generating capacity combined with higher natural gas prices should reverse the coal-to-natural-gas switching trend that accounted for the large increase in electric-power-sector natural gas consumption this year.

U.S. Natural Gas Production and Imports.  EIA expects total U.S. marketed natural gas production to increase by 2.8 percent in 2009 and decline by 3.8 percent in 2010. While working natural gas rigs have declined by more than 54 percent since cresting at 1,600 late in August 2008, marketed natural gas production

SAI-13

in the Lower-48 non-Federal Gulf of Mexico has only declined by 0.6 percent between January and August. The natural gas rig count is on the rise again after bottoming out in mid-July 2009, according to Baker Hughes. Nonetheless, EIA still expects that the reduced drilling rates and steeper decline rates from new wells brought on stream in 2009 will lead to lower levels of production during 2010.

EIA expects pipeline imports of natural gas to decline by 13 percent in 2009 and 7 percent in 2010 based on lower expected production and higher consumption in Canada. Pipeline imports have averaged about 1 Bcf per day below year-ago levels all year, dropping considerably in the most recent months.

U.S. liquefied natural gas (LNG) imports increase to about 470 Bcf in 2009 from 350 Bcf in 2008 and rise to about 660 Bcf in 2010 in this forecast. Although winter weather in the Northern Hemisphere tends to increase global LNG demand and limit cargoes available for the United States, the recent start-up of new liquefaction projects in Qatar and Yemen may lead to higher U.S. LNG import flows before the year is out. The increased supply of LNG brought about by the start-up of several large LNG supply projects in late-2009 and in 2010 contributes to an increase in the outlook for U.S. LNG imports next year. However, the timing of these new liquefaction additions is extremely difficult to judge. In the past, projects have been delayed and postponed for significant lengths of time as a result of feedgas shortage and construction problems.

U.S. Natural Gas Inventories.  On October 30, 2009, working natural gas in storage was 3,788 Bcf, 414 Bcf above the 5-year average (2004 – 2008), 379 Bcf above the level during the corresponding week last year, and 223 Bcf above the previous record of 3,565 Bcf reported for the end of October 2007. Assuming a winter storage withdrawal about 14 percent (240 Bcf) greater than the previous 5-year average (October 2004 – March 2009), end-of-winter (March 31, 2010) stocks will be about 1,739 Bcf. This would be the highest end-of-winter storage level since 1991, when inventories measured 1,912 Bcf.

U.S. Natural Gas Prices.  The Henry Hub spot price averaged $4.12 per Mcf in October, $1.06 per Mcf higher than the average spot price in September. Smaller-than-expected weekly storage injections, due to colder weather in the Midwest and pipeline maintenance, contributed to stronger prices this past month. Although prices have more than doubled since reaching a low of $1.83 per Mcf on September 4, EIA expects any further price run-up to be limited through the remainder of the year. High storage levels and resilient domestic production are expected to keep prices around $5 per Mcf in the coming months, even as space-heating demand increases and economic conditions improve. Beyond the winter, limited demand growth constrains price increases through the forecast. The projected Henry Hub spot price averages $4.03 per Mcf in 2009 and $5.01 per Mcf in 2010.

Implied price volatility for the December 2009 Henry Hub, Louisiana, futures contract moved higher as prices rose during October. Market participants were pricing gas delivered to Henry Hub in December against the futures contract at $4.86 per million Btu (MMBtu) ($5.01 per Mcf, assuming a natural gas heat content of 1,030 Btu per Mcf). This corresponded to an implied volatility of 60 percent for the December 2009 contract. The lower limit of the 95-percent confidence interval for the natural gas December 2009 futures contract was $3.76 per MMBtu and the upper limit was $6.28 per MMBtu, for a range of $2.52 per MMBtu.

At this time last year, market participants were pricing pipeline-quality natural gas into Henry Hub at $7.01 per MMBtu. Implied volatility was roughly at the same level it is now, approximately 62 percent, which, given the higher futures price at the time, translated into a lower and upper limit of $6.17 and $7.98 per MMBtu, respectively, for the 95-percent confidence interval.

Other factors that may affect the price of natural gas:

•	Worldwide or regional demand for energy, which is affected by economic conditions;
•	The domestic and foreign supply and inventories, of oil and gas;
•	Weather conditions, including abnormally mild winter or summer weather, and abnormally harsh winter or summer weather;
•	Availability and adequacy of pipeline and other transportation facilities;
•	Domestic and foreign governmental regulations and taxes;

SAI-14

•	Political conditions in gas or oil producing regions;
•	The ability of members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree upon and maintain oil prices and production levels;
•	The price and availability of alternative fuels; and
•	The impact of energy conservation efforts.

Average Natural Gas Prices in the United States

Between 1999 and 2008, the national annual average residential natural gas price more than doubled, from $6.69 per thousand cubic feet (Mcf) to $13.68 per Mcf. The national average price of natural gas is only part of the story, as the prices in individual States can differ greatly. These differences are often related to a market’s proximity to the producing areas, the number of pipelines in the State, average consumption per residence receiving service, and the transportation charges associated with them, as well as State regulations and degree of competition.

For example, based on 2008 data, residential consumers along the Atlantic Coast tend to pay the most, with prices ranging from $15 to more than $20 per Mcf. By contrast, States in the rest of the country benefit from either indigenous production or the presence of major trunk lines traversing the State. The availability of relatively abundant supplies results in prices between $10 and $15 per Mcf.

SAI-15